Filed pursuant to Rule 424(b)(3)
Registration Number 333-197460

Prospectus

Lamar Media Corp.

Offer to Exchange

Up to $510,000,000

outstanding 5 3/8% Senior Notes due 2024 issued on January 10, 2014, for a Like Principal Amount of 5 3/8% Senior Notes due 2024, which have been registered under the Securities Act of 1933

The Exchange Offer

•	We will exchange all outstanding notes that are validly tendered and not validly withdrawn for an equal principal amount of exchange notes that are freely tradable.
•	You may withdraw tenders of outstanding notes at any time prior to the expiration date of the exchange offer.
•	The exchange offer expires at 12:00 midnight, New York City time, on October 6, 2014, unless we extend the offer. We do not currently intend to extend the expiration date.
•	The exchange of outstanding notes for exchange notes in the exchange offer generally will not be a taxable event to a holder for United States federal income tax purposes.
•	We will not receive any proceeds from the exchange offer.
•

The exchange offer is subject to customary conditions, including the condition that the exchange offer not violate applicable law or any applicable interpretation of the staff of the Securities and Exchange Commission.

The Exchange Notes

•

The exchange notes are being offered in order to satisfy certain of our obligations under the registration rights agreement entered into in connection with the private offering of the outstanding notes.

•	The terms of the exchange notes to be issued in the exchange offer are substantially identical to the terms of the outstanding notes, except that the exchange notes will be freely tradable.
•

The exchange notes will be our unsecured senior obligations and will rank senior to all of our existing and future debt that is expressly subordinated to the exchange notes. The exchange notes will rank equally with all of our existing and future senior debt and will be effectively subordinated to all of our secured debt (to the extent of the value of the collateral securing such debt), including our senior credit facility, and structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the exchange notes.

•	The outstanding notes are, and the exchange notes will be, unconditionally guaranteed on a joint and several basis by substantially all of our existing and future domestic subsidiaries.
•	We do not intend to apply for listing of the exchange notes on any securities exchange or to arrange for them to be quoted on any quotation system.

Broker-Dealers

•

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such exchange notes. The letter of transmittal states that by so acknowledging and delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act of 1933.

•

This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of exchange notes received in exchange for outstanding notes where such outstanding notes were acquired by such broker-dealer as a result of market-making activities or other trading activities.

•

We and the guarantors have agreed that, for a period of 180 days after consummation of the exchange offer, we will make this prospectus available to any broker-dealer for use in connection with any such resale. See “Plan of Distribution.”

See “Risk Factors” beginning on page 18 for a discussion of certain risks that you should consider before participating in the exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 9, 2014

No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus. You should not rely on any unauthorized information or representations. This prospectus is an offer to exchange only the notes offered by this prospectus, and only under the circumstances and in those jurisdictions where it is lawful to do so. The information contained in this prospectus is current only as of its date.

Lamar Media Corp. is a Delaware corporation. Our principal executive offices are located at 5321 Corporate Blvd., Baton Rouge, LA 70808 and our telephone number at that address is (225) 926-1000. Lamar Media Corp. is a wholly owned subsidiary of Lamar Advertising Company. Our parent’s web site is located at http://www.lamar.com. The information on or linked to from the web site is not part of this prospectus.

In this prospectus, except as the context otherwise requires or as otherwise noted, “Lamar Media,” “we,” “us” and “our” refer to Lamar Media Corp. and its subsidiaries, except with respect to the notes, in which case such terms refer only to Lamar Media Corp. Lamar Advertising Company is referred to herein as “Lamar Advertising.”

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-4 under the Securities Act of 1933, with respect to the exchange notes offered hereby. As permitted by the rules and regulations of the Commission, this prospectus incorporates important information about us that is not included in or delivered with this prospectus but that is included in the registration statement. For further information with respect to us and the exchange notes offered hereby, we refer you to the registration statement, including the exhibits and schedules filed therewith.

We and our parent, Lamar Advertising, file reports and other information with the Commission. Such reports and other information filed by us may be read and copied at the Commission’s public reference room at 100 F Street, NE, Washington, D.C. 20549. For further information about the public reference room, call 1-800-SEC-0330. The Commission also maintains a website on the Internet that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission, and such website is located at http://www.sec.gov.

You may request a copy of these filings at no cost, by writing or calling us at the following address: 5321 Corporate Boulevard, Baton Rouge, LA 70808, Tel: (225) 926-1000, Attention: Chief Financial Officer.

To obtain timely delivery of any of these documents, you must request them no later than five business days before the date you must make your investment decision. Accordingly, if you would like to request any documents, you should do so no later than September 29, 2014 in order to receive them before the expiration of the exchange offer.

Pursuant to the indenture under which the exchange notes will be issued (and the outstanding notes were issued), we have agreed that, whether or not we are required to do so by the rules and regulations of the Commission, for so long as any of the notes remain outstanding, we (not including our subsidiaries) will furnish to the holders of the notes copies of all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if we were required to file such forms and all current reports that would be required to be filed with the Commission on Form 8-K if we were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations. In addition, following the consummation of this exchange offer, whether or not required by the rules and regulations of the Commission, we will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. See “Description of Exchange Notes — Material Covenants — Reports to Holders.”

INDUSTRY AND MARKET DATA

The market data and other statistical information used throughout this prospectus are based on independent industry publications, government publications, reports by market research firms or other published independent sources. Some data are also based on our good faith estimates, which are derived from our review of internal surveys, as well as the independent sources listed above. Although we believe these sources are reliable, we have not independently verified the information and cannot guarantee its accuracy and completeness.

STATEMENTS REGARDING FORWARD-LOOKING INFORMATION

This prospectus contains forward-looking statements. These are statements that relate to future periods and include statements about:

•	our future financial performance and condition;

•	our business plans, objectives, prospects, growth and operating strategies;

•	our anticipated capital expenditures and level of acquisition activity;

•	market opportunities and our competitive positions;

•	our future cash flows and expected cash requirements;

•	our ability to refinance outstanding indebtedness;

•

Lamar Advertising’s consideration of an election to real estate investment trust (“REIT”) status and its ability to complete the conversion effective for the taxable year beginning January 1, 2014; and

•	Lamar Advertising’s ability to remain qualified as a REIT if a conversion is successfully completed.

Generally, the words “anticipates,” “believes,” “expects,” “intends,” “estimates,” “projects,” “plans” and similar expressions identify forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other important factors that could cause our actual results, performance or achievements or industry results, to differ materially from any future results, performance or achievements expressed or implied by these forward-looking statements. These risks, uncertainties and other important factors include, among others:

•	current economic conditions and their effect on the markets in which we operate and the broader demand for advertising;

•	the levels of expenditures on advertising in general and outdoor advertising in particular;

•	risks and uncertainties relating to our significant indebtedness;

•	the demand for outdoor advertising and its continued popularity as an advertising medium;

•	our need for, and ability to obtain, additional funding for operations, acquisitions and debt refinancing;

•	increased competition within the outdoor advertising industry;

•	the regulation of the outdoor advertising industry by federal, state and local governments;

•	our ability to renew expiring contracts at favorable rates;

•	our ability to successfully implement our digital deployment strategy;

•	the integration of any businesses that we may acquire and our ability to recognize cost savings and operating efficiencies as a result of these acquisitions;

•	changes in accounting principles, policies or guidelines;

•	our ability to effectively mitigate the threat of and damages caused by hurricanes and other kinds of severe weather;

•	Lamar Advertising’s ability to qualify as a REIT and maintain its status as a REIT assuming a conversion is successfully completed; and

•	changes in tax laws applicable to REITs or in the interpretation of those laws.

Although we believe that the statements contained in this prospectus are based upon reasonable assumptions, we can give no assurance that our goals will be achieved. Given these uncertainties, prospective investors are cautioned not to place undue reliance on these forward-looking statements. These forward-looking statements are made as of the date of this prospectus. We assume no obligation to update or revise them or provide reasons why actual results may differ.

PROSPECTUS SUMMARY

This summary highlights the information contained elsewhere in this prospectus. Because this is only a summary, it does not contain all of the information that may be important to you. For a more complete understanding of this exchange offer, we encourage you to read this entire prospectus. You should read the following summary together with the more detailed information and consolidated financial statements and the notes to those statements included in this prospectus. Unless otherwise indicated, financial information included in this prospectus is presented on an historical basis.

Lamar Media Corp.

We are one of the largest outdoor advertising companies in the United States based on number of displays and have operated under the Lamar name since 1902. We operate in a single operating and reporting segment, advertising. We rent advertising space on billboards, buses, shelters, benches and logo signs. As of June 30, 2014, we owned and operated approximately 145,000 billboard advertising displays in 44 states, Canada and Puerto Rico, approximately 130,000 logo advertising displays in 23 states and the province of Ontario, Canada, and operated over 40,000 transit advertising displays in 16 states, Canada and Puerto Rico. We offer our customers a fully integrated service, satisfying all aspects of their billboard display requirements from ad copy production to placement and maintenance.

Our Business

We operate three types of outdoor advertising displays: billboards, logo signs and transit advertising displays.

Billboards. We rent most of our advertising space on two types of billboards: bulletins and posters.

•	Bulletins are generally large, illuminated advertising structures that are located on major highways and target vehicular traffic.

•	Posters are generally smaller advertising structures that are located on major traffic arteries and city streets and target vehicular and pedestrian traffic.

In addition to these traditional billboards, we also rent space on digital billboards, which are generally located on major traffic arteries and city streets. As of June 30, 2014, we owned and operated over 1,900 digital billboard advertising displays in 41 states, Canada and Puerto Rico.

Logo signs. We rent advertising space on logo signs located near highway exits.

•	Logo signs generally advertise nearby gas, food, camping, lodging and other attractions.

We are the largest provider of logo signs in the United States. As of June 30, 2014, we operated 23 of the 26 privatized state logo sign contracts, constituting approximately 130,000 logo sign advertising displays in those 23 states and Canada.

Transit advertising displays. We also rent advertising space on the exterior and interior of public transportation vehicles, transit shelters and benches in over 60 markets. As of June 30, 2014, we operated over 40,000 transit advertising displays in 16 states, Canada and Puerto Rico.

Operating strategies

We strive to be a leading provider of outdoor advertising services in each of the markets that we serve, and our operating strategies for achieving that goal include:

Continuing to provide high quality local sales and service. We seek to identify and closely monitor the needs of our customers and to provide them with a full complement of high quality advertising services. Local advertising constituted approximately 78% of our net revenues for the year ended December 31, 2013, which management believes is higher than the industry average. We believe that the experience of our regional, territory and local managers has contributed greatly to our success. For example, our regional managers have been with us for an average of 31 years. In an effort to provide high quality sales and service at the local level, we employed approximately 825 local account executives as of December 31, 2013. Local account executives are typically supported by additional local staff and have the ability to draw upon the resources of our central office, as well as our offices in other markets, in the event business opportunities or customers’ needs support such an allocation of resources.

Continuing a centralized control and decentralized management structure. Our management believes that, for our particular business, centralized control and a decentralized organization provide for greater economies of scale and are more responsive to local market demands. Therefore, we maintain centralized accounting and financial control over our local operations, but our local managers are responsible for the day-to-day operations in each local market and are compensated according to that market’s financial performance.

Continuing to focus on internal growth. Within our existing markets, we seek to increase our revenue and improve cash flow by employing highly-targeted local marketing efforts to improve our display occupancy rates and by increasing advertising rates where and when demand can absorb rate increases. Our local offices spearhead this effort and respond to local customer demands quickly.

In addition, we routinely invest in upgrading our existing displays and constructing new displays. During the last ten years, we invested approximately $1.2 billion in capitalized expenditures, which include improvements to our existing displays and in constructing new displays. Our regular improvement and expansion of our advertising display inventory allows us to provide high quality service to our current advertisers and to attract new advertisers.

Continuing to pursue other outdoor advertising opportunities. We plan to renew existing logo sign contracts and pursue additional logo sign contracts. Logo sign opportunities arise periodically, both from states initiating new logo sign programs and states converting from government-owned and operated programs to privately-owned and operated programs. Furthermore, we plan to pursue additional tourist oriented directional sign programs in both the United States and Canada and also other motorist information signing programs as opportunities present themselves. In addition, in an effort to maintain market share, we continue to pursue attractive transit advertising opportunities as they become available.

Reinvesting in capital expenditures including digital technology. We have historically invested in capital expenditures, however, during 2009 and 2010, we significantly reduced our capital expenditures to position us to manage through the economic recession. As a result of the economic recovery, we began to reinvest in capital expenditures beginning in 2011. We spent approximately $106 million in total capital expenditures in fiscal 2013, of which $50.2 million was spent on digital technology. We expect our 2014 capitalized expenditures to closely approximate our spending in 2013.

Recent developments

Lamar Advertising REIT election

Our parent, Lamar Advertising, is actively considering an election to convert to real estate investment trust (“REIT”) status for U.S. federal income tax purposes. On April 23, 2014, Lamar Advertising received its requested private letter ruling from the U.S. Internal Revenue Service (the “IRS”) regarding certain matters relevant to its REIT election. The private letter ruling confirms, among other matters, that Lamar Advertising’s income from renting space on outdoor advertising displays qualifies as rents from real property for REIT purposes. As previously announced, Lamar Advertising intends to make an election under §1033(g)(3) of the Internal Revenue Code of 1986, as amended (the “Code”), to treat its outdoor advertising displays as real property for tax purposes.

On June 27, 2014, Lamar Advertising REIT Company, a newly formed direct wholly owned subsidiary of Lamar Advertising, filed a proxy statement/prospectus on Form S-4 with the Commission to effect Lamar Advertising’s proposed conversion to a REIT. As part of the conversion, Lamar Advertising proposes to merge with and into Lamar Advertising REIT Company. Lamar Advertising expects to hold a special meeting of its stockholders in the fourth quarter of 2014 for the purpose of voting on that proposed merger.

As a REIT, with limited exceptions, Lamar Advertising and its subsidiaries, including Lamar Media, but excluding any taxable REIT subsidiaries, will not be taxed under federal and certain state income tax laws at the corporate level on their net income to the extent net income is distributed to the stockholders of Lamar Advertising. Qualification as a REIT involves the application of highly technical and complex provisions of the Code for which there are limited judicial and administrative interpretations and involves the determination of a variety of factual matters and circumstances not entirely within Lamar Advertising’s or our control.

Lamar Advertising’s conversion to REIT status is expected to be effective as of January 1, 2014, subject to final approval of the company’s board of directors. Lamar Advertising completed an internal corporate restructuring to transfer certain of its assets and activities to newly formed, wholly owned taxable REIT subsidiaries, resulting in a structure that is intended to be in compliance with applicable REIT rules as of January 1, 2014. Although Lamar Advertising has received its requested private letter ruling from the IRS, this does not guarantee that Lamar Advertising will succeed in qualifying as a REIT and there is no certainty as to the timing of a REIT election. Lamar Advertising may not ultimately pursue a conversion to a REIT, and it can provide no assurance that a REIT conversion, if completed, will be successfully implemented or achieve the intended benefits.

Organization

The following summary organization chart sets forth the basic corporate structure of Lamar.

*	All but one of our domestic subsidiaries (Missouri Logos, a partnership) is wholly owned.
**	All of our domestic subsidiaries (except Missouri Logos, a partnership) will unconditionally guarantee the notes.

Our History

Lamar Media Corp. has been in operation since 1902. We completed a reorganization on July 20, 1999 to create our current holding company structure. At that time, Lamar Advertising Company was renamed Lamar Media Corp. and all its stockholders became stockholders in a new holding company. The new holding company then took the Lamar Advertising Company name and Lamar Media Corp. became a wholly owned subsidiary of Lamar Advertising Company.

Summary of the Exchange Offer

In this prospectus, the term “outstanding notes” refers to the outstanding 5 3/8% Senior Notes due 2024; the term “exchange notes” refers to the 5 3/8% Senior Notes due 2024 registered under the Securities Act of 1933, as amended (the “Securities Act”); and the term “notes” refers to both the outstanding notes and the exchange notes. On January 10, 2014, we completed a private offering of $510,000,000 aggregate principal amount of 5 3/8% Senior Notes due 2024.

General	In connection with the private offering, we entered into a registration rights agreement with the initial purchasers of the outstanding notes in which we agreed, among other things, to deliver this prospectus to you and to use our reasonable best efforts to complete an exchange offer for the outstanding notes.

Exchange Offer	We are offering to exchange $510,000,000 principal amount of exchange notes, which have been registered under the Securities Act, for $510,000,000 principal amount of outstanding notes.

The outstanding notes may be exchanged only in denominations of $2,000 and integral multiples of $1,000.

Resale of the Exchange Notes	Based on the position of the staff of the Division of Corporation Finance of the Securities and Exchange Commission (the “Commission”) in certain interpretive letters issued to third parties in other transactions, we believe that the exchange notes acquired in this exchange offer may be freely traded without compliance with the provisions of the Securities Act, if:

•	you are acquiring the exchange notes in the ordinary course of your business,

•	you have not engaged in, do not intend to engage in, and have no arrangement or understanding with any person to participate in, a distribution of the exchange notes, and

•	you are not our affiliate as defined in Rule 405 of the Securities Act.

If you fail to satisfy any of these conditions, you must comply with the registration and prospectus delivery requirements of the Securities Act in connection with the resale of the exchange notes.

Broker-dealers that acquired outstanding notes directly from us, but not as a result of market-making activities or other trading activities, must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes. See “Plan of Distribution.”

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer in exchange for outstanding notes that it acquired as a result of market-making or other trading activities must deliver a prospectus in connection with any resale of the exchange notes and provide us with a signed acknowledgement of this obligation.

Expiration Date	This exchange offer will expire at 12:00 midnight, New York City time, on October 6, 2014, unless we extend the offer.

Conditions to the Exchange Offer	The exchange offer is subject to limited, customary conditions, which we may waive.

Procedures for Tendering Outstanding Notes	If you wish to accept the exchange offer, you must deliver to the exchange agent, before the expiration of the exchange offer:

•

either a completed and signed letter of transmittal or, for outstanding notes tendered electronically, an agent’s message from The Depository Trust Company (“DTC”), Euroclear or Clearstream stating that the tendering participant agrees to be bound by the letter of transmittal and the terms of the exchange offer,

•	your outstanding notes, either by tendering them in physical form or by timely confirmation of book-entry transfer through DTC, Euroclear or Clearstream, and

•	all other documents required by the letter of transmittal.

If you hold outstanding notes through DTC, Euroclear or Clearstream, you must comply with their standard procedures for electronic tenders, by which you will agree to be bound by the letter of transmittal.

There is no procedure for guaranteed late delivery of outstanding notes.

By signing, or by agreeing to be bound by, the letter of transmittal, you will be representing to us that:

•	you will be acquiring the exchange notes in the ordinary course of your business,

•	you have no arrangement or understanding with any person to participate in the distribution of the exchange notes, and

•	you are not our affiliate as defined under Rule 405 of the Securities Act.

See “The Exchange Offer— Procedures for Tendering.”

Special Procedures for Beneficial Holders

If you beneficially own outstanding notes that are registered in the name of a broker, dealer, commercial bank, trust company or other nominee and you wish to tender in the exchange offer, you should contact that registered holder promptly and instruct that person to tender on your behalf. If you wish to tender in the exchange offer on your own behalf, you must, prior to completing and executing the letter of transmittal and delivering your outstanding notes, either arrange to have the outstanding notes registered in your name or obtain a properly completed bond power from the registered holder. The transfer of registered ownership may take considerable time.

Acceptance of Outstanding Notes and Delivery of Exchange Notes	We will accept any outstanding notes that are properly tendered for exchange before 12:00 midnight, New York City time, on the day this exchange offer expires. The exchange notes will be delivered promptly after expiration of this exchange offer.

Exchange Date	We will notify the exchange agent of the date of acceptance of the outstanding notes for exchange.

Withdrawal Rights	If you tender your outstanding notes for exchange in this exchange offer and later wish to withdraw them, you may do so at any time before 12:00 midnight, New York City time, on the day this exchange offer expires.

Consequences if You Do Not Exchange Your Outstanding Notes	Outstanding notes that are not tendered in the exchange offer or are not accepted for exchange will continue to bear legends restricting their transfer. You will not be able to sell the outstanding notes unless:

•	an exemption from the requirements of the Securities Act is available to you,

•	we register the resale of outstanding notes under the Securities Act, or

•	the transaction requires neither an exemption from nor registration under the requirements of the Securities Act.

After the completion of the exchange offer, we will no longer have any obligation to register the outstanding notes, except in limited circumstances.

Accrued Interest on the Outstanding Notes	Any interest that has accrued on an outstanding note before its exchange in this exchange offer will be payable on the exchange note on the first interest payment date after the completion of this exchange offer.

United States Federal Income Tax Considerations	The exchange of the outstanding notes for the exchange notes generally will not be a taxable event for United States federal income tax purposes. See “Material United States Federal Income Tax Considerations.”

Exchange Agent	The Bank of New York Mellon Trust Company, N.A. is serving as the exchange agent. Its address and telephone number are provided in this prospectus under the heading “The Exchange Offer— Exchange Agent.”

Use of Proceeds	We will not receive any cash proceeds from this exchange offer. See “Use of Proceeds.”

Registration Rights Agreement	When we issued the outstanding notes on January 10, 2014, we and the guarantors entered into a registration rights agreement with the initial purchasers of the outstanding notes. Under the terms of the registration rights agreement, we agreed to use our reasonable best efforts to cause to become effective a registration statement with respect to an offer to exchange the outstanding notes for other freely tradable notes issued by us and that are registered with the Commission and that have substantially identical terms as the outstanding notes. If we fail to effect the exchange offer, we will use our reasonable best efforts to file and cause to become effective a shelf registration statement related to resales of the outstanding notes. We will be obligated to pay additional interest on the outstanding notes if we do not complete the exchange offer by October 7, 2014, or, if required, the shelf registration statement is not declared effective by October 7, 2014. See “Registration Rights Agreement.”

Accounting Treatment	We will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer in accordance with generally accepted accounting principles. See “The Exchange Offer— Accounting Treatment.”

Summary of the Terms of the Exchange Notes

The exchange notes will be identical to the outstanding notes except that:

•	the exchange notes will be registered under the Securities Act and therefore will not bear legends restricting their transfer; and

•

specified rights under the registration rights agreement, including the provisions providing for registration rights and the payment of additional interest in specified circumstances, will be limited or eliminated.

The exchange notes will evidence the same debt as the outstanding notes and the same indenture will govern both the outstanding notes and the exchange notes. For a more complete understanding of the exchange notes, please refer to the section of this prospectus entitled “Description of Exchange Notes.”

Issuer	Lamar Media Corp.

Securities Offered	$510,000,000 principal amount of 5 3/8% Senior Notes due 2024.

Maturity Date	January 15, 2024

Interest Rate	5 3/8% per year

Interest Payment Date	January 15 and July 15 of each year, beginning on July 15, 2014. Interest will accrue from January 10, 2014.

Guarantees	Substantially all of our existing and certain of our future domestic subsidiaries will unconditionally guarantee the notes.

Ranking	The exchange notes will be our general unsecured obligations and will rank senior to all of our existing and future debt that is expressly subordinated to the exchange notes, including our 5 7/8% Senior Subordinated Notes due 2022 and our 5% Senior Subordinated Notes due 2023. The exchange notes will rank equally with all of our existing and future senior debt and will be effectively subordinated to all of our secured debt (to the extent of the value of the collateral securing such debt), including our senior credit facility, and structurally subordinated to all of the liabilities of any of our subsidiaries that do not guarantee the exchange notes.

The guarantees will be generally unsecured obligations of the subsidiary guarantors and will rank senior to all their existing and future debt that is expressly subordinated to the guarantees. The guarantees will rank equally with all existing and future senior debt of such subsidiary guarantors and will be effectively subordinated to all of such subsidiary guarantors’ secured debt (to the extent of the collateral securing such debt), including their guarantees of our senior credit facility.

As of June 30, 2014, the exchange notes and the subsidiary guarantees would have been effectively subordinated to approximately $382.9 million in secured debt, excluding approximately $308.0 million of additional borrowing capacity under our senior credit facility, and would have ranked senior to approximately $1.04 billion in various series of senior subordinated notes. As of June 30, 2014, our non-guarantor subsidiaries had approximately $500 thousand in trade payables.

Optional Redemption	We may redeem some or all of the exchange notes at any time on or after January 15, 2019. We may also redeem some or all of the exchange notes before January 15, 2019, at a redemption price of 100% of the principal amount, plus accrued, unpaid and special interest, if any, to the redemption date, plus a “make-whole” premium. We may also redeem up to 35% of the aggregate principal amount of the exchange notes using the proceeds from certain public equity offerings completed before January 15, 2017 so long as at least 65% of the aggregate principal amount of the notes remains outstanding. The redemption prices are described under “Description of Exchange Notes—Optional Redemption.”

Change of Control and Asset Sales	If we or Lamar Advertising experience specific kinds of changes of control or we sell assets under certain circumstances, we will be required to make an offer to purchase the notes at the prices listed in “Description of Exchange Notes—Material Covenants—Change of Control” and “Description of Exchange Notes—Material Covenants—Limitations on Certain Asset Sales.” We may not have sufficient funds available at the time of any change of control to effect the purchase.

Material Covenants	The indenture restricts our ability and the ability of our restricted subsidiaries to, among other things:

•	incur additional debt and issue preferred stock;

•	make certain distributions, investments and other restricted payments;

•	create certain liens;

•	enter into transactions with affiliates;

•	agree to any restrictions on the ability of restricted subsidiaries to make payments to us;

•	merge, consolidate or sell substantially all of our assets; and

•	sell assets.

These covenants are subject to important exceptions and qualifications, and certain of these covenants will not be applicable during any period of time if the exchange notes have an investment grade rating. See “Description of Exchange Notes” in this prospectus.

Risk Factors

See “Risk Factors” for a discussion of certain factors that you should carefully consider before participating in the exchange offer.

Summary Consolidated Historical Financial Data

The following table contains our summary historical consolidated information and other operating data for the five years ended December 31, 2009, 2010, 2011, 2012 and 2013 and for the six months ended June 30, 2013 and 2014. We have prepared this information from audited financial statements for the years ended December 31, 2009 through December 31, 2013 and from unaudited financial statements for the six months ended June 30, 2013 and 2014. This information is only a summary. You should read it in conjunction with our historical financial statements and related notes included in this prospectus.

In our opinion, the information for the six months ended June 30, 2013 and 2014 reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present our results of operations and financial condition. Results from interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it in conjunction with our historical financial statements and related notes included in this prospectus, as well as “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,					Six Months Ended June 30,
	2009	2010	2011	2012	2013	2013	2014
						(Unaudited)
	(Dollars in thousands)
Statement of operations data:
Net revenues	$1,055,147	$1,094,146	$1,130,714	$1,179,736	$1,245,842	$604,349	$615,366
Operating expenses:
Direct advertising expenses	397,725	398,467	409,052	418,538	436,844	217,242	225,785
General and administrative expenses	186,733	199,136	202,437	211,320	231,574	119,125	113,731
Corporate expenses	42,265	47,377	46,175	52,750	56,877	30,427	32,124
Depreciation and amortization	336,725	312,703	299,639	296,083	300,579	146,309	140,575
Gain on disposition of assets	(5,424)	(4,900)	(10,548)	(13,817)	(3,804)	(1,307)	(1,226)

Total operating expenses	958,024	952,783	946,755	964,874	1,022,070	511,796	510,989

Operating income	97,123	141,363	183,959	214,862	223,772	92,553	104,377
Loss on extinguishment of debt	—	17,402	677	41,632	14,345	—	26,023
Gain on disposition of investment	(1,445)	—	—	—	—	—	—
Other-than-temporary impairment of investment	—	—	—	—	—	—	4,069
Interest expense, net	191,455	185,517	170,524	156,762	146,112	74,508	56,266

Income (loss) before income tax expense	(92,887)	(61,556)	12,758	16,468	63,315	18,045	18,019
Income tax expense (benefit)	(36,504)	(22,490)	5,838	8,353	22,977	5,079	7,317

Net income (loss)	$(56,383)	$(39,066)	$6,920	$8,115	$40,338	$12,966	$10,702

Other financial data (unaudited):
Adjusted EBITDA(1)	$440,886	$467,005	$484,700	$511,594	$545,483	$254,750	$254,239
Adjusted EBITDA margin(2)	42%	43%	43%	43%	44%	42%	41%
Ratio of Adjusted EBITDA to interest expense, net(3)	2.3x	2.5x	2.8x	3.3x	3.7x	3.4x	4.5x
Ratio of total debt to Adjusted EBITDA(4)	6.1x	5.2x	4.5x	4.2x	3.6x	n/a	n/a
Ratio of earnings to fixed charges(5)	0.6x	0.8x	1.1x	1.1x	1.3x	1.2x	1.2x
Capital expenditures	$38,815	$43,452	$107,070	$105,570	$105,650	$52,721	$54,255
Other data (as of end of period)(unaudited):
Total billboard displays	149,830	145,533	143,141	144,633	145,294	144,614	144,553
Total logo displays	103,277	108,349	112,494	115,536	119,965	118,456	129,835
Total transit displays	27,334	30,905	30,181	34,143	37,979	36,538	40,822
Balance sheet data(6):
Cash and cash equivalents	$105,306	$88,565	$33,377	$58,411	$32,712	$118,380	$33,917
Working capital	86,922	140,855	78,226	84,228	39,497	(181,007)	100,088
Total assets	3,911,838	3,621,037	3,409,550	3,495,664	3,383,261	3,540,163	3,358,112
Long term debt (including current maturities)	2,671,639	2,409,140	2,158,528	2,160,854	1,938,802	2,148,918	1,927,867
Stockholder’s equity	770,755	758,904	778,112	812,605	884,490	844,933	837,497

(1)	Adjusted EBITDA is defined as net income before income tax expense (benefit), interest expense (income), gain (loss) on extinguishment of debt and investments, stock-based compensation, depreciation and amortization and gain or loss on disposition of assets. Adjusted EBITDA represents a measure that we believe is customarily used by investors and analysts to evaluate the financial performance of companies in the media industry. Our management also believes that Adjusted EBITDA is useful in evaluating our performance and provides investors and analysts a better understanding of our core operating results. However, Adjusted EBITDA is not a measure of financial performance under accounting principles generally accepted in the United States and should not be considered an alternative to operating income or net income as an indicator of our operating performance or to net cash provided by operating activities as a measure of our liquidity. Because Adjusted EBITDA is not calculated identically by all companies, the presentation in this prospectus may not be comparable to those disclosed by other companies. In addition, the definition of Adjusted EBITDA differs from the definition of EBITDA applicable to the covenants for the notes.

Below is a table that reconciles Adjusted EBITDA to net income (loss):

	Year Ended December 31,					Six Months Ended June 30,
	2009	2010	2011	2012	2013	2013	2014
						(Unaudited)
	(Dollars in thousands)
Statement of operations data:
Adjusted EBITDA	$440,886	$467,005	$484,700	$511,594	$545,483	$254,750	$254,239
Stock-based compensation	(12,462)	(17,839)	(11,650)	(14,466)	(24,936)	(17,195)	(10,513)
Depreciation and amortization	(336,725)	(312,703)	(299,639)	(296,083)	(300,579)	(146,309)	(140,575)
Gain on disposition of assets and investments	6,869	4,900	10,548	13,817	3,804	1,307	1,226
Interest expense, net	(191,455)	(185,517)	(170,524)	(156,762)	(146,112)	(74,508)	(56,266)
Loss on debt extinguishment	—	(17,402)	(677)	(41,632)	(14,345)	—	(26,023)
Loss on other-than-temporary impairment of investment	—	—	—	—	—	—	(4,069)
Income tax (expense) benefit	36,504	22,490	(5,838)	(8,353)	(22,977)	(5,079)	(7,317)

Net income (loss)	$(56,383)	$(39,066)	$6,920	$8,115	$40,338	$12,966	$10,702

(2)	Adjusted EBITDA margin is defined as Adjusted EBITDA divided by net revenues.
(3)	Ratio of Adjusted EBITDA to interest expense, net is defined as Adjusted EBITDA divided by net interest expense.
(4)	Ratio of total debt to Adjusted EBITDA is defined as total debt divided by Adjusted EBITDA.
(5)	The ratio of earnings to fixed charges is defined as earnings divided by fixed charges. For purposes of this ratio, earnings is defined as net income before income taxes and fixed charges. Fixed charges is defined as the sum of interest expense, preferred stock dividends and the component of rental expense that we believe to be representative of the interest factor for those amounts.
(6)	Certain balance sheet reclassifications were made in order to be comparable to the current year presentation.

RISK FACTORS

In deciding whether to participate in the exchange offer, you should carefully consider the risks described below, which could cause our operating results and financial condition to be materially adversely affected, as well as other information and data included in this prospectus.

Risks Related to the Exchange Offer

Holders who fail to exchange their outstanding notes will continue to be subject to restrictions on transfer and may have reduced liquidity after the exchange offer.

If you do not exchange your outstanding notes in the exchange offer, you will continue to be subject to the restrictions on transfer applicable to the outstanding notes. The restrictions on transfer of your outstanding notes arise because we issued the outstanding notes under exemptions from, or in transactions not subject to, the registration requirements of the Securities Act and applicable state securities laws. In general, you may only offer or sell the outstanding notes if they are registered under the Securities Act and applicable state securities laws, or are offered and sold under an exemption from these requirements. We do not plan to register the outstanding notes under the Securities Act.

Furthermore, we have not conditioned the exchange offer on receipt of any minimum or maximum principal amount of outstanding notes. As outstanding notes are tendered and accepted in the exchange offer, the principal amount of remaining outstanding notes will decrease. This decrease could reduce the liquidity of the trading market for the outstanding notes. We cannot assure you of the liquidity, or even the continuation, of the trading market for the outstanding notes following the exchange offer.

For further information regarding the consequences of not tendering your outstanding notes in the exchange offer, see the discussions below under the captions “The Exchange Offer— Consequences of Failure to Properly Tender Outstanding Notes in the Exchange” and “Material United States Federal Income Tax Considerations.”

You must comply with the exchange offer procedures to receive exchange notes.

Delivery of exchange notes in exchange for outstanding notes tendered and accepted for exchange pursuant to the exchange offer will be made only after timely receipt by the exchange agent of the following:

•

certificates for outstanding notes or a book-entry confirmation of a book-entry transfer of outstanding notes into the exchange agent’s account at DTC, New York, New York as a depository, including an agent’s message, as defined in this prospectus, if the tendering holder does not deliver a letter of transmittal;

•

a complete and signed letter of transmittal, or facsimile copy, with any required signature guarantees, or, in the case of a book-entry transfer, an agent’s message in place of the letter of transmittal; and

•	any other documents required by the letter of transmittal.

Therefore, holders of outstanding notes who would like to tender outstanding notes in exchange for exchange notes should be sure to allow enough time for the necessary documents to be timely received by the exchange agent. We are not required to notify you of defects or irregularities in tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but we do not accept for exchange will, following consummation of the exchange offer, continue to be subject to the existing transfer restrictions under the Securities Act and will no longer have the registration and other rights under the registration rights agreement. See “The Exchange Offer— Procedures for Tendering” and “The Exchange Offer— Consequences of Failures to Properly Tender Outstanding Notes in the Exchange.”

Some holders who exchange their outstanding notes may be deemed to be underwriters, and these holders will be required to comply with the registration and prospectus delivery requirements in connection with any resale transaction.

If you exchange your outstanding notes in the exchange offer for the purpose of participating in a distribution of the exchange notes, you may be deemed to have received restricted securities. If you are deemed to have received restricted securities, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale transaction.

An active trading market may not develop for the exchange notes.

The exchange notes have no established trading market and will not be listed on any securities exchange. The initial purchasers have informed us that they currently intend to make a market in the exchange notes. However, the initial purchasers are not obligated to do so and may discontinue any such market making at any time without notice. The liquidity of any market for the exchange notes will depend upon various factors, including:

•	the number of holders of the exchange notes;

•	the interest of securities dealers in making a market for the exchange notes;

•	the overall market for high yield securities;

•	our financial performance or prospects; and

•	the prospects for companies in our industry generally.

Accordingly, we cannot assure you that a market or liquidity will develop for the exchange notes. Historically, the market for non-investment grade debt has been subject to disruptions that have caused substantial volatility in the prices of securities similar to the exchange notes. We cannot assure you that the market for the exchange notes, if any, will not be subject to similar disruptions. Any such disruptions may adversely affect you as a holder of the exchange notes.

Risks Related to the Exchange Notes

Our substantial debt may adversely affect our business, financial condition and financial results and prevent us from fulfilling our obligations under the notes.

We have borrowed substantially in the past and will continue to borrow in the future. At June 30, 2014, we had approximately $1.93 billion of total debt outstanding, consisting of $381.3 million in debt outstanding under our senior credit facility, $510.0 million in aggregate principal amount outstanding of our 5 3/8% Senior Notes due 2024, $1.04 billion in various series of senior subordinated notes, and $1.6 million of other secured indebtedness. Despite the level of debt presently outstanding, the terms of the indentures governing our notes and the terms of our senior credit facility allow us to incur substantially more debt, including approximately $308.0 million available for borrowing as of June 30, 2014, under our revolving credit facility.

Our substantial debt and our use of cash flow from operations to make principal and interest payments on our debt may, among other things:

•	make it more difficult for us to comply with the financial covenants in our senior credit facility, which could result in a default and an acceleration of all amounts outstanding under the facility;

•	limit the cash flow available to fund our working capital, capital expenditures, acquisitions or other general corporate requirements;

•	limit our ability to obtain additional financing to fund future working capital, capital expenditures or other general corporate requirements;

•	place us at a competitive disadvantage relative to those of our competitors that have less debt;

•

force us to seek and obtain alternate or additional sources of funding, which may be unavailable, or may be on less favorable terms, or may require us to obtain the consent of lenders under our senior credit facility or the holders of our other debt;

•	limit our flexibility in planning for, or reacting to, changes in our business and industry; and

•	increase our vulnerability to general adverse economic and industry conditions.

Any of these problems could adversely affect our business, financial condition and financial results.

We may be unable to generate sufficient cash flow to satisfy our significant debt service obligations, including our obligations under the exchange notes.

Our ability to generate cash flow from operations to make principal and interest payments on our debt, including the exchange notes, will depend on our future performance, which will be affected by a range of economic, competitive and business factors. We cannot control many of these factors, including general economic conditions, our customers’ allocation of advertising expenditures among available media and the amount spent on advertising in general. The recent economic recession negatively affected our business, and our financial results could be negatively affected if current economic conditions deteriorate. If our operations do not generate sufficient cash flow to satisfy our debt service obligations, we may need to borrow additional funds to make these payments or undertake alternative financing plans, such as refinancing or restructuring our debt, or reducing or delaying capital investments and acquisitions. We cannot guarantee that such additional funds or alternative financing will be available on favorable terms, if at all. If we are unable to generate sufficient cash flow from operations or obtain additional funds or alternative financing on acceptable terms, it could have a material adverse effect on our business, financial condition and results of operations.

Restrictions in our debt agreements reduce operating flexibility and contain covenants and restrictions that create the potential for defaults, which could adversely affect our business, financial condition and financial results.

The terms of the indentures relating to our senior credit facility and the indentures relating to our outstanding senior subordinated notes and senior notes restrict our and Lamar Advertising’s ability to, among other things:

•	incur or repay debt;

•	dispose of assets;

•	create liens;

•	make investments;

•	enter into affiliate transactions; and

•	pay dividends and make inter-company distributions.

At June 30, 2014, the terms of our senior credit facility restrict us from exceeding a specified senior debt ratio and we are also subject to certain other financial covenants relating to the incurrence of additional debt. Please see “Management’s Discussion and Analysis of Financial Conditions and Results of Operations—Liquidity and Capital Resources” for a description of the specific financial ratio requirements under our senior credit facility.

Our ability to comply with the financial covenants in the senior credit facility and the indentures governing our existing notes (and to comply with any similar covenants in future agreements) and the exchange notes offered hereby depends on our operating performance, which in turn depends significantly on prevailing economic, financial and business conditions and other factors that are beyond our control. Therefore, despite our best efforts and execution of our strategic plan, we may be unable to comply with these financial covenants in the future.

Although we and Lamar Advertising are currently in compliance with all financial covenants in our senior credit facility, our operating results were negatively affected by the recent economic recession and there can be no assurance that the current economic environment will not further affect our results and, in turn, our ability to meet these requirements in the future. If we fail to comply with our financial covenants, we could be in default under our senior credit facility (which would result in an event of default under the indentures governing our outstanding notes and the exchange notes). In the event of such default, the lenders under the senior credit facility could accelerate all of the debt outstanding, could elect to institute foreclosure proceedings against our assets, and we could be forced into bankruptcy or liquidation. Any of these events could adversely affect our business, financial condition and financial results.

In addition, these restrictions reduce our operating flexibility and could prevent us from exploiting investment, acquisition, marketing, or other time-sensitive business opportunities.

The exchange notes and the subsidiary guarantees will be unsecured and are effectively subordinated to all of our and our subsidiary guarantors’ secured indebtedness.

The exchange notes will not be secured. The lenders under our senior credit facility are currently secured by a pledge of the stock of all of the subsidiary guarantors, a pledge of our stock, and a substantial portion of our and the guarantors’ other property.

If we or any of the subsidiary guarantors declare bankruptcy, liquidate or dissolve, or if payment under our senior credit facility or any of our other secured indebtedness is accelerated, our secured lenders would be entitled to exercise the remedies available to a secured lender under applicable law and will have a claim on those assets before the holders of the exchange notes. As a result, the exchange notes are effectively subordinated to our and our subsidiaries’ secured indebtedness to the extent of the value of the assets securing that indebtedness and the holders of the exchange notes would in all likelihood recover ratably less than the lenders of our and our subsidiaries’ secured indebtedness in the event of our bankruptcy, liquidation or dissolution. As of June 30, 2014, we had approximately $382.9 million of secured indebtedness outstanding and approximately $308.0 million of additional secured indebtedness was available for borrowing under our revolving credit facility.

Claims of noteholders will be structurally subordinate to claims of creditors of our non-guarantor subsidiaries.

As of the date of this prospectus, the exchange notes will not be guaranteed by any of our foreign or less than wholly owned subsidiaries who do not guarantee our senior credit facility. Claims of holders of the exchange notes will be structurally subordinated to all of the liabilities of our subsidiaries that do not guarantee the exchange notes. In the event of a bankruptcy, liquidation or dissolution of any of the non-guarantor subsidiaries, holders of their indebtedness, their trade creditors and holders of their preferred equity will generally be entitled to payment on their claims from assets of those subsidiaries before any assets are made available for distribution to us. However, under some circumstances, the terms of the exchange notes will permit our non-guarantor subsidiaries to incur additional specified indebtedness. As of June 30, 2014, our non-guarantor subsidiaries had approximately $500 thousand in trade payables.

Upon a change of control, we may not have the funds necessary to finance the change of control offer required by the indenture governing the exchange notes, which would violate the terms of the exchange notes.

Upon the occurrence of a change of control, holders of the exchange notes will have the right to require us to purchase all or any part of the exchange notes at a price equal to 101% of the principal amount, plus accrued and unpaid interest, if any, to the date of purchase. We may not have sufficient financial resources available to satisfy all of the obligations under the exchange notes in the event of a change of control. Further, we will be contractually restricted under the terms of our senior credit facility from repurchasing all of the exchange notes tendered upon a change of control. Accordingly, we may be unable to satisfy our obligations to purchase the exchange notes unless we are able to refinance or obtain waivers under our senior credit facility. Our failure to purchase the exchange notes as required under the indenture would result in a default under the indenture and a cross-default under our senior credit facility, each of which could have material adverse consequences for us and the holders of the exchange notes. In addition, the senior credit facility provides that a change of control is a default that permits lenders to accelerate the maturity of borrowings under it. See “Description of Exchange Notes—Material Covenants—Change of Control.”

Certain covenants contained in the indenture governing the exchange notes will not be applicable during any period in which the exchange notes are rated investment grade.

The indenture governing the exchange notes will provide that certain covenants will not apply to us if the exchange notes are rated investment grade by Standard & Poor’s and Moody’s and no default has otherwise occurred and is continuing under the indenture and so long as such notes retain an investment grade rating by both of these rating agencies. The covenants that would be suspended include, among others, limitations on our and our restricted subsidiaries’ ability to pay dividends, incur indebtedness, sell assets, make restricted payments and enter into certain other transactions. Any actions that we take while these covenants are not in force will not result in an event of default with respect to the exchange notes even if the exchange notes are subsequently downgraded below investment grade and such covenants are subsequently reinstated. There can be no assurance that the exchange notes will ever be rated investment grade, or that if they are rated investment grade, the exchange notes will maintain such ratings. See “Description of Exchange Notes—Material Covenants—Effectiveness of Covenants.”

Certain exceptions contained in the indenture governing the exchange notes permit Lamar Advertising to make distributions to maintain its REIT status even when Lamar Advertising could not otherwise make restricted payments under the indenture.

Under the indenture governing the exchange notes, subject to certain exceptions, we are allowed to make restricted payments only if, among other things, we have a ratio of consolidated indebtedness to EBITDA of less than 7.0 to 1.0. However, even when we do not meet such leverage ratio, subject to certain conditions, the indenture permits Lamar Advertising to declare or pay any dividend or make any distribution to its equity holders to fund a dividend or distribution so long as Lamar Advertising believes in good faith that Lamar Advertising qualifies as a REIT and the declaration or payment of any such dividend or the making of any such distribution is necessary to maintain its status as a REIT for any calendar year. For a more complete discussion of the restricted payment and debt incurrence covenants of the indenture applicable to the exchange notes, see “Description of Exchange Notes—Material Covenants—Limitation on Restricted Payments” and “—Limitation on Additional Indebtedness and Preferred Stock of Restricted Securities.”

Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the exchange notes by our subsidiaries and require the holders of the exchange notes to return payments received from the subsidiary guarantors.

Under the federal bankruptcy law and comparable provisions of state fraudulent transfer laws, the subsidiary guarantees could be voided, or claims in respect of the subsidiary guarantees could be subordinated to all other debts of a subsidiary guarantor if, either, the subsidiary guarantee was incurred with the intent to hinder, delay or defraud any present or future creditors of the subsidiary guarantor or the subsidiary guarantor, at the time it incurred the indebtedness evidenced by its subsidiary guarantee, received less than reasonably equivalent value or fair consideration for the incurrence of such indebtedness and the subsidiary guarantor either:

•	was insolvent or rendered insolvent by reason of such incurrence;

•	was engaged in a business or transaction for which such subsidiary guarantor’s remaining assets constituted unreasonably small capital; or

•	intended to incur, or believed that it would incur, debts beyond its ability to pay such debts as they mature.

If a subsidiary guarantee is voided, you will be unable to rely on the applicable subsidiary guarantor to satisfy your claim in the event that we fail to make one or more required payments due on the exchange notes. In addition, any payment by such subsidiary guarantor pursuant to its subsidiary guarantee could be voided and required to be returned to such subsidiary guarantor, or to a fund for the benefit of creditors of such subsidiary guarantor.

The measures of insolvency for purposes of these fraudulent transfer laws will vary depending upon the law applied in any proceeding to determine whether a fraudulent transfer has occurred. Generally, however, a subsidiary guarantor would be considered insolvent if:

•	the sum of its debts, including contingent liabilities, were greater than the fair saleable value of all of its assets;

•

the present fair saleable value of its assets were less than the amount that would be required to pay its probable liability on its existing debts, including contingent liabilities, as they become absolute and mature; or

•	it could not pay its debts as they become due.

On the basis of historical financial information, recent operating history and other factors, we and each subsidiary guarantor believe that, after giving effect to the indebtedness incurred in connection with this offering, no subsidiary guarantor will be insolvent, will have unreasonably small capital for the business in which it is engaged or will have incurred debts beyond its ability to pay such debts as they mature. There can be no assurance, however, as to what standard a court would apply in making such determinations or that a court would agree with our or the subsidiary guarantors’ conclusions in this regard.

Risks Related to Our Business and Operations

Our revenues are sensitive to general economic conditions and other external events beyond our control.

We rent advertising space on outdoor structures to generate revenues. Advertising spending is particularly sensitive to changes in economic conditions.

Additionally, the occurrence of any of the following external events could depress our revenues:

•	a widespread reallocation of advertising expenditures to other available media by significant users of our displays; and

•	a decline in the amount spent on advertising in general or outdoor advertising in particular.

If we are unable to continue to grow through acquisitions, it could adversely affect our future financial performance. In addition, if we are unable to successfully integrate any completed acquisitions, our financial performance would also be adversely affected.

We have historically grown through acquisitions. During the six months ended June 30, 2014, we completed acquisitions for a total cash purchase price of approximately $9.2 million. We intend to continue to evaluate strategic acquisition opportunities as they arise.

The future success of our acquisition strategy could be adversely affected by many factors, including the following:

•	the pool of suitable acquisition candidates is dwindling, and we may have a more difficult time negotiating acquisitions on favorable terms;

•

we may face increased competition for acquisition candidates from other outdoor advertising companies, some of which have greater financial resources than we do, which may result in higher prices for those businesses and assets;

•	we may not have access to the capital needed to finance potential acquisitions and may be unable to obtain any required consents from our current lenders to obtain alternate financing;

•	if Lamar Advertising converts to a REIT, compliance with REIT requirements may hinder our ability to make certain investments and to that extent may limit our acquisition opportunities;

•

we may be unable to integrate acquired businesses and assets effectively with our existing operations and systems as a result of unforeseen difficulties that could divert significant time, attention and effort from management that could otherwise be directed at developing existing business;

•	we may be unable to retain key personnel of acquired businesses;

•	we may not realize the benefits and cost savings anticipated in our acquisitions; and

•	as the industry consolidates further, larger mergers and acquisitions may face substantial scrutiny under antitrust laws.

These obstacles to our opportunistic acquisition strategy may have an adverse effect on our future financial results.

We could suffer losses due to asset impairment charges for goodwill and other intangible assets.

We tested goodwill for impairment on December 31, 2013. Based on our review at December 31, 2013, no impairment charge was required. We continue to assess whether factors or indicators become apparent that would require an interim impairment test between our annual impairment test dates. For instance, if our market capitalization is below our equity book value for a period of time without recovery, we believe there is a strong presumption that would indicate a triggering event has occurred and it is more likely than not that the fair value of one or both of our reporting units are below their carrying amount. This would require us to test the reporting units for impairment of goodwill. If this presumption cannot be overcome, a reporting unit could be impaired under ASC 350 “Goodwill and Other Intangible Assets” and a non-cash charge would be required. Any such charge could have a material adverse effect on our net earnings.

We face competition from larger and more diversified outdoor advertisers and other forms of advertising that could hurt our performance.

While we enjoy a significant market share in many of our small and medium-sized markets, we face competition from other outdoor advertisers and other media in all of our markets. Although we are one of the largest companies focusing exclusively on outdoor advertising in a relatively fragmented industry, we compete against larger companies with diversified operations, such as television, radio and other broadcast media. These diversified competitors have the advantage of cross-selling complementary advertising products to advertisers.

We also compete against an increasing variety of out-of-home advertising media, such as advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets, and on taxis, trains and buses. To a lesser extent, we also face competition from other forms of media, including radio, newspapers, direct mail advertising, telephone directories and the Internet. The industry competes for advertising revenue along the following dimensions: exposure (the number of “impressions” an advertisement makes), advertising rates (generally measured in cost-per-thousand impressions), ability to target specific demographic groups or geographies, effectiveness, quality of related services (such as advertising copy design and layout) and customer service. We may be unable to compete successfully along these dimensions in the future, and the competitive pressures that we face could adversely affect our profitability or financial performance.

Federal, state and local regulation affect our operations, financial condition and financial results.

Outdoor advertising is subject to governmental regulation at the federal, state and local levels. Regulations generally restrict the size, spacing, lighting and other aspects of advertising structures and pose a significant barrier to entry and expansion in many markets.

Federal law, principally the Highway Beautification Act of 1965 (the “HBA”), regulates outdoor advertising on Federal—Aid Primary, Interstate and National Highway Systems roads. The HBA requires states, through the adoption of individual Federal/State Agreements, to “effectively control” outdoor advertising along these roads, and mandates a state compliance program and state standards regarding size, spacing and lighting. The HBA requires any state or political subdivision that compels the removal of a lawful billboard along a Federal—Aid Primary or Interstate highway to pay just compensation to the billboard owner.

All states have passed billboard control statutes and regulations at least as restrictive as the federal requirements, including laws requiring the removal of illegal signs at the owner’s expense (and without compensation from the state). Although we believe that the number of our billboards that may be subject to removal as illegal is immaterial, and no state in which we operate has banned billboards entirely, from time to time governments have required us to remove signs and billboards legally erected in accordance with federal, state and local permit requirements and laws. Municipal and county governments generally also have sign controls as part of their zoning laws and building codes. We contest laws and regulations that we believe unlawfully restrict our constitutional or other legal rights and may adversely affect the growth of our outdoor advertising business.

Using federal funding for transportation enhancement programs, state governments have purchased and removed billboards for beautification, and may do so again in the future. Under the power of eminent domain, state or municipal governments have laid claim to property and forced the removal of billboards. Under a concept called amortization by which a governmental body asserts that a billboard operator has earned compensation by continued operation over time, local governments have attempted to force removal of legal but nonconforming billboards (i.e., billboards that conformed to applicable zoning regulations when built but which do not conform to current zoning regulations). Although the legality of amortization is questionable, it has been upheld in some instances. Often, municipal and county governments also have sign controls as part of their zoning laws, with some local governments prohibiting construction of new billboards or allowing new construction only to replace existing structures. Although we have generally been able to obtain satisfactory compensation for those of our billboards purchased or removed as a result of governmental action, there is no assurance that this will continue to be the case in the future.

We have also introduced and intend to expand the deployment of digital billboards that display static digital advertising copy from various advertisers that change every 6 to 8 seconds. We have encountered some existing regulations that restrict or prohibit these types of digital displays but it has not yet materially affected our digital deployment. Since digital billboards have only recently been developed and introduced into the market on a large scale, however, existing regulations that currently do not apply to them by their terms could be revised to impose greater restrictions. These regulations may impose greater restrictions on digital billboards due to alleged concerns over aesthetics or driver safety.

In January 2013, Scenic America, Inc., a nonprofit membership organization, filed a lawsuit against the U.S. Department of Transportation (“USDOT”) and the Federal Highway Administration (“FHWA”). The complaint alleged that (i) the FHWA exceeded its authority when the agency issued the 2007 Guidance to assist its division offices in evaluating state regulations that authorize the construction and operation of digital billboards that are in conformance with restrictions on “intermittent”, “flashing” or “moving” lights, which restrictions are contained in the individual Federal/State Agreements that implement the provisions of the HBA (the “2007 Guidance”), and in issuing the 2007 Guidance, the FHWA violated the Administrative Procedures Act (“APA”) by not first engaging in formal rulemaking, (ii) the 2007 Guidance violated the HBA because it adopted “a new lighting standard” without first amending the provisions of the Federal/State Agreements and (iii) the 2007 Guidance violates the HBA because digital billboards are themselves “inconsistent with customary use” of outdoor advertising, as that term is used in the HBA. As the principal remedy for these alleged violations, the complaint sought an injunction vacating the 2007 Guidance. On June 20, 2014, the U.S. District Court for the District of Columbia dismissed all challenges made by Scenic America to the 2007 Guidance finding that (i) the 2007 Guidance was an interpretive and not a substantive rule and, therefore, did not violate the APA, (ii) the 2007 Guidance did not infringe on the Federal/State Agreements and (iii) the 2007 Guidance is consistent with “customary use” and, therefore, did not violate the HBA. Scenic America filed a notice of appeal from the District Court’s judgment to the D.C. Circuit Court of Appeals on August 7, 2014.

On December 30, 2013, USDOT and FHWA published a Notice encouraging states to work with the FHWA to review their Federal/State Agreements, most of which were put in place in the late 1960s and early 1970s, to determine if amendments are advisable. FHWA encouraged each state to work with their FHWA division offices to amend its Federal/State Agreement so that it is consistent with the state’s current outdoor advertising objectives and address the evolving technology being used or that could be used in the future by the outdoor industry. The Notice details a multi-step process to achieve this goal. The Notice does not make any reference to the 2007 Guidance, nor does it recommend or require any specific substantive amendments to a state’s Federal/State Agreement. It is uncertain whether the FHWA Notice will have any effect on current federal, state or local regulation of outdoor advertising signs. To the extent that any Federal/State Agreements are amended in a manner that places new restrictions on outdoor advertising, it could have a material adverse effect on our business, results of operations or financial condition.

Relatively few large scale studies have been conducted to date regarding driver safety issues, if any, related to digital billboards. On December 30, 2013, the results of a study conducted by USDOT and FHWA that looked at the effect of digital billboards and conventional billboards on driver visual behavior were issued. The conclusions of the report indicated that the presence of digital billboards did not appear to be related to a decrease in looking toward the road ahead and were generally within acceptable thresholds. The report cautioned, however, that it adds to the knowledge base but does not present definitive answers to the research questions investigated. Accordingly, the results of this or other studies may result in regulations at the federal or state level that impose greater restrictions on digital billboards. Any new restrictions on digital billboards could have a material adverse effect on both our existing inventory of digital billboards and our plans to expand our digital deployment, which could have a material adverse effect on our business, results of operations and financial condition.

Our logo sign contracts are subject to state award and renewal.

In 2013, we generated approximately 5% of our revenues from state-awarded logo sign contracts. In bidding for these contracts, we generally compete against smaller, local logo sign providers. A logo sign provider incurs significant start-up costs upon being awarded a new contract. These contracts generally have a term of five to ten years, with additional renewal periods. Some states reserve the right to terminate a contract early, and most contracts require the state to pay compensation to the logo sign provider for early termination. At the end of the contract term, the logo sign provider transfers ownership of the logo sign structures to the state. Depending on the contract, the logo provider may or may not be entitled to compensation for the structures at the end of the contract term.

Of our 24 logo sign contracts in place at June 30, 2014, four are subject to renewal in 2014. We may be unable to renew these expiring contracts. We may also lose the bidding on new contracts.

We are a wholly owned subsidiary of Lamar Advertising, which is controlled by significant stockholders who have the power to determine the outcome of all matters submitted to Lamar Advertising’s stockholders for approval and whose interests may be different than yours.

As of June 30, 2014, members of the Reilly family, including Kevin P. Reilly, Jr., Lamar Advertising’s Chairman and President, and Sean Reilly, Lamar Advertising’s and our Chief Executive Officer, owned in the aggregate approximately 16% of Lamar Advertising’s common stock, assuming the conversion of all Class B common stock to Class A common stock. As of that date, their combined holdings represented approximately 65% of the voting power of Lamar Advertising’s outstanding capital stock, which would give the Reilly family the power to:

•	elect Lamar Advertising’s entire board of directors;

•	control Lamar Advertising’s management and policies; and

•	determine the outcome of any corporate transaction or other matter requiring the approval of Lamar Advertising’s stockholders, including charter amendments, mergers, consolidations and asset sales.

The Reilly family may have interests that are different than yours in making these decisions.

If our contingency plans relating to hurricanes fail, the resulting losses could hurt our business.

We have determined that it is uneconomical to insure against losses resulting from hurricanes and other natural disasters. Although we have developed contingency plans designed to mitigate the threat posed by hurricanes to advertising structures (e.g., removing advertising faces at the onset of a storm, when possible, which better permits the structures to withstand high winds during the storm), these plans could fail and significant losses could result.

Risks Related to Lamar Advertising’s REIT Conversion

If our parent, Lamar Advertising, fails to qualify as a REIT or fails to remain qualified as a REIT, both Lamar Advertising and Lamar Media would be subject to U.S. federal income tax as regular “C” corporations and would not be able to deduct distributions to the stockholders of Lamar Advertising when computing their taxable income.

As previously disclosed, Lamar Advertising intends to elect and qualify as a REIT for U.S. federal income tax purposes starting with its taxable year ending December 31, 2014. REIT qualification involves the application of highly technical and complex provisions of the Code to the assets and operations of Lamar Advertising and its subsidiaries as well as various factual determinations concerning matters and circumstances not entirely within its control. There are limited judicial or administrative interpretations of these provisions. Lamar Advertising believes that it has been and is organized and has operated and will operate in a manner that would allow it to qualify as a REIT commencing with its taxable year ending December 31, 2014. However, we cannot assure you that Lamar Advertising has been and is organized and has operated or will operate as such.

If, in any taxable year, Lamar Advertising fails to qualify for taxation as a REIT, and is not entitled to relief under the Code:

•	it will not be allowed a deduction for distributions to its stockholders in computing its taxable income;

•

it and its subsidiaries, including Lamar Media, will be subject to U.S. federal and state income tax, including any applicable alternative minimum tax, on its taxable income at regular corporate rates; and

•	it would be disqualified from REIT tax treatment for the four taxable years following the year during which it was so disqualified.

Any such corporate tax liability could be substantial and would reduce the amount of cash available for distribution to Lamar Advertising’s stockholders or payments to Lamar Media’s noteholders, may require them to borrow funds (under Lamar Media’s senior credit facility or otherwise) or liquidate some investments to pay any such additional tax liability. This adverse effect could last for five or more years because, unless it is entitled to relief under certain statutory provisions, it will be taxable as a corporation, beginning in the year in which the failure occurs, and it would not be allowed to re-elect to be taxed as a REIT for the following four years.

Even if Lamar Advertising qualifies as a REIT, certain of its and its subsidiaries’ business activities, including those of Lamar Media, will be subject to U.S. federal and state income tax and foreign taxes, which will continue to reduce its cash flows, and it will have potential deferred and contingent tax liabilities.

Even if Lamar Advertising qualifies for taxation as a REIT, it and its subsidiaries may be subject to certain U.S. federal, state, local and foreign taxes on its income and assets, including alternative minimum taxes, taxes on any undistributed income, and state, local or foreign income, franchise, property and transfer taxes. In addition, Lamar Advertising could in certain circumstances be required to pay an excise or penalty tax, which could be significant in amount, in order to utilize one or more relief provisions under the Code to maintain qualification for taxation as a REIT.

In order to qualify as a REIT, Lamar Advertising, through Lamar Media, plans to hold certain of its non-qualifying REIT assets and to receive certain non-qualifying items of income through one or more taxable REIT subsidiaries, or TRSs. These non-qualifying REIT assets consist principally of its advertising services business, which consists primarily of the design, production and installation of advertising copy, and its transit advertising business, which consists of the provision of transit advertising displays on bus shelters, benches and buses. Those TRS assets and operations would continue to be subject, as applicable, to U.S. federal and state corporate income taxes. Furthermore, Lamar Advertising’s assets and operations outside the United States will continue to be subject to foreign taxes in the jurisdictions in which those assets and operations are located. In addition, Lamar Advertising may incur a 100% excise tax on transactions with a TRS if they are not conducted on an arm’s-length basis. Any of these taxes would decrease Lamar Media’s and Lamar Advertising’s earnings and the cash available for distributions to the stockholders of Lamar Advertising and for payments on the notes.

Lamar Advertising will also be subject to a U.S. federal income tax at the highest regular corporate rate (currently 35%) on all or a portion of the gain recognized from a sale of assets occurring within a specified period (generally, ten years) after the effective date of its REIT conversion, to the extent of the built-in gain based on the fair market value of those assets held by Lamar Advertising on the effective date of its REIT conversion in excess of its then tax basis in those assets. If Lamar Advertising elects REIT status for its taxable year ending December 31, 2014, that tax on subsequently sold assets will be based on the fair market value and built-in gain of those assets as of January 1, 2014. The same rules would apply to any assets Lamar Advertising acquires from a “C” corporation in a carry-over basis transaction with built-in gain at the time of the acquisition by Lamar Advertising. Gain from a sale of an asset occurring after the specified period ends will not be subject to this corporate level tax. We currently do not expect Lamar Advertising to sell any asset if the sale would result in the imposition of a material tax liability. We cannot, however, assure you that Lamar Advertising will not change its plans in this regard.

In addition, the IRS and any state or local tax authority may successfully assert liabilities against Lamar Advertising for corporate income taxes for taxable years of Lamar Advertising prior to the effective time of its REIT election, in which case it will owe these taxes plus applicable interest and penalties, if any. Moreover, any increase in taxable income for these pre-REIT periods will likely result in an increase in non-REIT accumulated earnings and profits, which could either increase the taxable portion of the distributions to the stockholders of Lamar Advertising made in 2014 or cause it to pay an additional taxable distribution to its stockholders after the relevant determination.

In order to qualify as a REIT, Lamar Advertising is required to distribute at least 90% of its taxable income to its stockholders. Failure to make sufficient distributions would jeopardize Lamar Advertising’s qualification as a REIT and/or would subject it to U.S. federal income and excise taxes.

A REIT is required to distribute to its stockholders with respect to each taxable year at least 90% of its taxable income (computed without regard to the dividends paid deduction and net capital gain and net of any available net operating loss carry forwards) in order to qualify as a REIT, and 100% of its taxable income (computed without regard to the dividends paid deduction and our net capital gain and net of any available net operating loss carry forwards) in order to avoid U.S. federal income and excise taxes. For these purposes, Lamar Advertising’s non-TRS subsidiaries will be treated as part of the REIT and therefore Lamar Advertising also will be required to distribute out their taxable income. To the extent that Lamar Advertising satisfies the 90% distribution requirement, but distributes less than 100% of its REIT taxable income, Lamar Advertising will be subject to U.S. federal income tax on its undistributed taxable income. In addition, Lamar Advertising will be subject to a 4% nondeductible excise tax if the actual amount that it pays out to its stockholders for a calendar year is less than a minimum amount specified under the Code.

Generally, Lamar Advertising expects to distribute all or substantially all of its REIT taxable income. However, Lamar Advertising may determine to utilize its existing net operating loss carry forwards to reduce all or a portion of its taxable income in lieu of making corresponding distributions to its stockholders. If its cash available for distribution falls short of its estimates, Lamar Advertising may be unable to maintain the proposed quarterly distributions that approximate its taxable income and, as a result, may be subject to U.S. federal income tax on the shortfall in distributions or may fail to qualify for taxation as a REIT. Lamar Advertising’s cash flows from operations may be insufficient to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of nondeductible expenditures, such as capital expenditures, payments of compensation for which Section 162(m) of the Code denies a deduction, the creation of reserves or required debt service or amortization payments. Because the REIT distribution requirements will prevent Lamar Advertising and Lamar Media from retaining earnings, we may be required to refinance debt, including the exchange notes, at maturity with additional debt or equity, which may not be available on acceptable terms, or at all.

Covenants specified in our existing senior credit facility and any future credit facilities and our debt instruments may limit Lamar Advertising’s ability to make required REIT distributions.

Although our senior credit facility would allow us to conduct our affairs in a manner that would allow Lamar Advertising to qualify and remain qualified as a REIT — including by allowing us to make distributions to Lamar Advertising as necessary for Lamar Advertising to qualify and remain qualified for taxation as a REIT, subject to certain restrictions — our senior credit facility and the indentures relating to our outstanding notes, including the exchange notes, contain certain covenants that could limit Lamar Advertising’s ability to make distributions to its stockholders. Under the senior credit facility, we would not be permitted to make distributions to Lamar Advertising in order to satisfy Lamar Advertising’s REIT distribution requirements, or make additional distributions up to 100% of Lamar Advertising’s REIT taxable income, if we were in default due to the failure to make a required payment (subject to a cure period in the case of payments of interest, reimbursement obligations in respect of letters of credit and fees) or in the event of a voluntary or involuntary bankruptcy proceeding. Under the indentures governing our outstanding senior subordinated notes and the exchange notes, we may make distributions to Lamar Advertising to satisfy Lamar Advertising’s REIT distribution requirements and additional amounts intended to distribute up to 100% of its REIT taxable income, so long as we are in compliance with certain restricted payment baskets and certain other conditions are met, including that no default or event of default exists or would result therefrom. As of June 30, 2014, we are permitted to make up to approximately $2.2 billion in distributions pursuant to these baskets. In addition, under the indenture governing the exchange notes, we are permitted to make distributions to Lamar Advertising outside of such restricted payment baskets to the extent Lamar Advertising believes in good faith that Lamar Advertising qualifies as a REIT and such distributions are necessary to maintain Lamar Advertising’s status as a REIT, subject to the conditions that (i) no payment or bankruptcy event of default exists and the obligations in respect of the exchange notes have not otherwise been accelerated and (ii) two consecutive distributions pursuant to this provision shall not be permitted during the continuance of any single event of default. If these limits prevent Lamar Advertising from satisfying its REIT distribution requirements, Lamar Advertising could fail to qualify for taxation as a REIT. If these limits do not jeopardize Lamar Advertising’s qualification for taxation as a REIT but do nevertheless prevent Lamar Advertising from distributing 100% of our REIT taxable income, Lamar Advertising will be subject to federal corporate income tax, and potentially a nondeductible excise tax, on the retained amounts.

Lamar Advertising and its subsidiaries may be required to borrow funds, sell assets, or raise equity to satisfy its REIT distribution requirements or maintain the asset tests.

In order to meet the REIT distribution requirements and maintain its qualification and taxation as a REIT, Lamar Advertising and/or its subsidiaries, including Lamar Media, may need to borrow funds, sell assets or raise equity, even if the then-prevailing market conditions are not favorable for these borrowings, sales or offerings. Any insufficiency of its cash flows to cover Lamar Advertising’s REIT distribution requirements could adversely impact its ability to raise short- and long-term debt, to sell assets, or to offer equity securities in order to fund distributions required to maintain its qualification and taxation as a REIT and to avoid U.S. federal income and excise taxes. Furthermore, the REIT distribution requirements may increase the financing Lamar Advertising needs to fund capital expenditures, future growth and expansion initiatives. This would increase its total leverage.

In addition, if Lamar Advertising fails to comply with certain asset tests at the end of any calendar quarter, it must correct the failure within 30 days after the end of the calendar quarter or qualify for certain statutory relief provisions to avoid losing its REIT qualification. As a result, Lamar Advertising may be required to liquidate otherwise attractive investments. These actions may reduce its income and amounts available for distribution to its stockholders and Lamar Media’s noteholders.

Complying with REIT requirements may cause Lamar Advertising and Lamar Media to forego otherwise attractive opportunities.

To qualify as a REIT for U.S. federal income tax purposes, Lamar Advertising must continually satisfy tests concerning, among other things, the sources of its income, the nature and diversification of its assets, the amounts it distributes to its stockholders and the ownership of Lamar Advertising common stock. For these purposes, Lamar Advertising is treated as owning the assets of and receiving or accruing the income of Lamar Media. Thus, compliance with these tests will require Lamar Advertising and Lamar Media to refrain from certain activities and may hinder their ability to make certain attractive investments, including investments in the businesses to be conducted by Lamar Advertising’s TRSs, and to that extent limit their opportunities. Furthermore, acquisition opportunities in domestic and international markets may be adversely affected if Lamar Advertising needs or requires the target company to comply with some REIT requirements prior to closing.

Complying with REIT requirements may limit the ability of Lamar Advertising to hedge effectively and increase the cost of its hedging, and may cause it to incur tax liabilities.

The REIT provisions of the Code limit the ability of Lamar Advertising to hedge liabilities. Generally, income from hedging transactions that Lamar Advertising or its subsidiaries, including Lamar Media, enter into to manage risk of interest rate changes with respect to borrowings made or to be made to acquire or carry real estate assets and income from certain currency hedging transactions related to its non-U.S. operations do not constitute “gross income” for purposes of the REIT gross income tests, provided certain requirements are satisfied. To the extent that Lamar Advertising enters into other types of hedging transactions, the income from those transactions is likely to be treated as non-qualifying income for purposes of the REIT gross income tests. As a result of these rules, Lamar Advertising may need to limit its use of advantageous hedging techniques or implement those hedges through a TRS. This could increase the cost of Lamar Advertising’s hedging activities because its TRSs would be subject to tax on income or gains resulting from hedges entered into by them or expose Lamar Advertising to greater risks associated with changes in interest rates than it would otherwise want to bear. In addition, losses in any of Lamar Advertising’s TRSs generally will not provide any tax benefit, except for being carried forward for use against future taxable income in the applicable TRS.

Lamar Advertising has no experience operating as a REIT, which may adversely affect its financial condition, results of operations, cash flow, per share trading price of Lamar Advertising’s Class A common stock and ability to satisfy debt service obligations.

Lamar Advertising has no operating history as a REIT. In addition, its senior management team has no experience operating a REIT. We cannot assure you that its management’s past experience will be sufficient to operate Lamar Advertising successfully as a REIT. Failure to maintain REIT status could adversely affect Lamar Advertising’s and its subsidiaries’ financial condition, results of operations, cash flow, per share trading price of Lamar Advertising’s Class A common stock and ability to satisfy debt service obligations, including Lamar Media’s ability to service the exchange notes.

Legislative or other actions affecting REITs could have a negative effect on Lamar Advertising and its subsidiaries, including Lamar Media and its noteholders.

At any time, the U.S. federal income tax laws governing REITs or the administrative interpretations of those laws may be amended. U.S. federal and state tax laws are constantly under review by persons involved in the legislative process, the IRS, the USDOT, and state taxing authorities. Changes to the tax laws, regulations and administrative interpretations, which may have retroactive application, could adversely affect Lamar Advertising and its subsidiaries and their stockholders and noteholders. We cannot predict with certainty whether, when, in what forms, or with what effective dates, the tax laws, regulations and administrative interpretations applicable to Lamar Advertising and its stockholders may be changed. Accordingly, we cannot assure you that any such change will not significantly affect Lamar Advertising’s ability to qualify for taxation as a REIT or the federal income tax consequences to it or its subsidiaries of such qualification.

On February 26, 2014, the Chairman of the Ways and Means Committee of the U.S. House of Representatives released draft proposals titled the Tax Reform Act of 2014 that include several provisions that, if enacted, would impact Lamar Advertising’s ability to qualify as a REIT. The draft proposals would impose immediate corporate level tax on the built-in gain in the assets of every C corporation that elects to be treated as a REIT, effective for elections made after February 26, 2014. Further, the proposals would, effective December 31, 2016, exclude all tangible property with a depreciable class life of less than 27.5 years (such as the outdoor advertising structures and displays of Lamar Advertising and its subsidiaries) from the definition of “real property” for purposes of the REIT asset and income tests. If any of these proposals or legislation containing similar provisions, with such effective dates, were to become law, it could eliminate Lamar Advertising’s ability to qualify to be taxed as a REIT and/or subject it to significant amounts of U.S. federal income tax at the corporate level. Any resulting corporate tax liability could be substantial and would reduce the amount of cash available for distribution to the stockholders of Lamar Advertising and the noteholders of Lamar Media.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the registration rights agreement. See “Registration Rights Agreement.” We will not receive any cash proceeds from the issuance of the exchange notes pursuant to the exchange offer. In consideration for issuing the exchange notes as contemplated in this prospectus, we will receive in exchange a like principal amount of outstanding notes. The form and terms of the exchange notes are identical in all respects to the form and terms of the outstanding notes, except the offer and exchange of the exchange notes have been registered under the Securities Act and the exchange notes will not have restrictions on transfer, registration rights or provisions for additional cash interest. The outstanding notes surrendered in exchange for the exchange notes will be retired and canceled and cannot be reissued. Accordingly, issuance of the exchange notes will not result in any change in our capitalization.

On January 10, 2014, we received approximately $502.3 million of net proceeds from our sale of the outstanding notes, after deducting the initial purchasers’ discount and other offering expenses. We used the net proceeds of the offering (i) to repay all amounts then-outstanding under the term loan A-1 facility, term loan A-2 facility, term loan A-3 facility and term loan B facility under our senior credit facility; (ii) to repay a portion of the amount then-outstanding under our revolving credit facility; and (iii) for general corporate purposes.

CAPITALIZATION

The following table sets forth our capitalization at June 30, 2014. You should read this table in conjunction with the information under the headings “Use of Proceeds” and “Summary Historical Consolidated Financial Data,” “Selected Historical Consolidated Financial Data” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements, including the notes thereto, which are included in this prospectus.

As of June 30, 2014
(unaudited) (Dollars in thousands)
Cash and cash equivalents	$33,917

Current maturities of long-term debt(1)	15,636

Long-term debt, less current maturities:
Senior credit facility(1)	366,250
5 7/8% Senior Subordinated Notes due 2022	500,000
5% Senior Subordinated Notes due 2023	535,000
5 3/8% Senior Notes due 2024(2)	510,000
Other long-term debt	981

Total long-term debt, less current maturities	1,912,231

Total stockholder’s equity	837,497

Total capitalization	2,765,364

(1)	Amounts shown consist of $296.3 million outstanding under our senior credit facility and $85.0 million outstanding under our revolving credit facility. As of June 30, 2014, we had $308.0 million available under the revolving credit facility. Our senior credit facility also includes a $500 million incremental facility, under which we can request additional commitments from our lenders. Our lenders have no obligation to make any additional commitments to us under this facility.
(2)	On January 10, 2014, we issued $510.0 million in aggregate principal amount of 5 3/8% Senior Notes due 2024. Any 5 3/8% Senior Notes due 2024 accepted for exchange in this offer will be retired and canceled and will not be reissued.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA

The following table contains our selected historical consolidated information and other operating data for the five years ended December 31, 2009, 2010, 2011, 2012 and 2013 and for the six months ended June 30, 2013 and 2014. We have prepared this information from audited financial statements for the years ended December 31, 2009 through December 31, 2013 and from unaudited financial statements for the six months ended June 30, 2013 and June 30, 2014.

In our opinion, the information for the six months ended June 30, 2013 and June 30, 2014 reflects all adjustments, consisting only of normal recurring adjustments, necessary to fairly present our results of operations and financial condition. Results from interim periods should not be considered indicative of results for any other periods or for the year. This information is only a summary. You should read it in conjunction with our historical financial statements and related notes included in this prospectus, as well as “Management’s Discussion and Analysis of Financial Condition and Results of Operations.”

	Year Ended December 31,					Six Months Ended June 30,
	2009	2010	2011	2012	2013	2013	2014
						(Unaudited)
	(Dollars in thousands)
Statement of operations data:
Net revenues	$1,055,147	$1,094,146	$1,130,714	$1,179,736	$1,245,842	$604,349	$615,366
Operating expenses:
Direct advertising expenses	397,725	398,467	409,052	418,538	436,844	217,242	225,785
General and administrative expenses	186,733	199,136	202,437	211,320	231,574	119,125	113,731
Corporate expenses	42,265	47,377	46,175	52,750	56,877	30,427	32,124
Depreciation and amortization	336,725	312,703	299,639	296,083	300,579	146,309	140,575
Gain on disposition of assets	(5,424)	(4,900)	(10,548)	(13,817)	(3,804)	(1,307)	(1,226)

Total operating expenses	958,024	952,783	946,755	964,874	1,022,070	511,796	510,989

Operating income	97,123	141,363	183,959	214,862	223,772	92,553	104,377
Loss on extinguishment of debt	—	17,402	677	41,632	14,345	—	26,023
Gain on disposition of investment	(1,445)	—	—	—	—	—	—
Other-than-temporary impairment of investment	—	—	—	—	—	—	4,069
Interest expense, net	191,455	185,517	170,524	156,762	146,112	74,508	56,266

Income (loss) before income tax expense	(92,887)	(61,556)	12,758	16,468	63,315	18,045	18,019
Income tax expense (benefit)	(36,504)	(22,490)	5,838	8,353	22,977	5,079	7,317

Net income (loss)	$(56,383)	$(39,066)	$6,920	$8,115	$40,338	$12,966	$10,702

Other data (as of end of period)(unaudited):
Total billboard displays	149,830	145,533	143,141	144,633	145,294	144,614	144,553
Total logo displays	103,277	108,349	112,494	115,536	119,965	118,456	129,835
Total transit displays	27,334	30,905	30,181	34,143	37,979	36,538	40,822
Balance sheet data(1):
Cash and cash equivalents	$105,306	$88,565	$33,377	$58,411	$32,712	$118,380	$33,917
Working capital	86,922	140,855	78,226	84,228	39,497	(181,007)	100,088
Total assets	3,911,838	3,621,037	3,409,550	3,495,664	3,383,261	3,540,163	3,358,112
Long term debt (including current maturities)	2,671,639	2,409,140	2,158,528	2,160,854	1,938,802	2,148,918	1,927,867
Stockholder’s equity	770,755	758,904	778,112	812,605	884,490	844,933	837,497

(1)	Certain balance sheet reclassifications were made in order to be comparable to the current year presentation.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND

RESULTS OF OPERATIONS

Overview

Our net revenues are derived primarily from the rental of advertising space on outdoor advertising displays that we own and operate. Revenue growth is based on many factors that include our ability to increase occupancy of our existing advertising displays; raise advertising rates; and acquire new advertising displays, and our operating results are therefore affected by general economic conditions, as well as trends in the advertising industry. Advertising spending is particularly sensitive to changes in general economic conditions, which affect the rates that we are able to charge for advertising on our displays and our ability to maximize advertising sales or occupancy on our displays.

Historically, we have increased the number of outdoor advertising displays we operate by completing strategic acquisitions of outdoor advertising assets. We continue to evaluate and pursue strategic acquisition opportunities as they arise. We have financed our historical acquisition activity and intend to finance any future acquisition activity from available cash, borrowings under our senior credit facility or the issuance of debt or equity securities. See “Liquidity and Capital Resources” below. During the years ended December 31, 2011, 2012 and 2013 and for the six months ended June 30, 2014, we completed acquisitions for a total cash purchase price of approximately $23.5 million, $206.1 million, $92.2 million and $9.2 million, respectively.

Our business requires expenditures for maintenance and capitalized costs associated with the construction of new billboard displays, the entrance into and renewal of logo sign and transit contracts, and the purchase of real estate and operating equipment. The following table presents a breakdown of capitalized expenditures for the past three years and the six months ended June 30, 2013 and 2014:

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
	(In thousands)
Billboard — Traditional	$34,425	$29,061	$21,295	$12,476	$11,202
Billboard — Digital	41,250	42,134	50,233	23,603	27,858
Logos	10,141	8,704	11,182	4,107	3,870
Transit	817	259	168	28	268
Land and buildings	4,501	12,797	9,471	5,608	5,702
PP&E	15,936	12,615	13,301	6,899	5,355

Total capital expenditures	$107,070	$105,570	$105,650	$52,721	$54,255

Non-GAAP Financial Measures

Our management reviews our performance by focusing on several key performance indicators not prepared in conformity with Generally Accepted Accounting Principles in the United States (“GAAP”). We believe these non-GAAP performance indicators are meaningful supplemental measures of our operating performance and should not be considered in isolation of, or as a substitute for, their most directly comparable GAAP financial measures.

Included in our analysis of our results of operations are discussions regarding earnings before interest, taxes, depreciation and amortization (“Adjusted EBITDA”), Funds From Operations (“FFO”), as defined by the National Association of Real Estate Investment Trusts, Adjusted Funds From Operations (“AFFO”) and acquisition-adjusted net revenue. We are introducing FFO and AFFO, two widely recognized metrics of operating performance for REITs, for the six month periods ending June 30, 2013 and 2014 due to Lamar Advertising’s preparation for potential election of REIT status for the taxable year beginning January 1, 2014.

We define Adjusted EBITDA as net income before income tax expense (benefit), interest expense (income), gain (loss) on extinguishment of debt and investments, stock-based compensation, depreciation and amortization and gain or loss on disposition of assets.

FFO is defined as net income before gains or losses from the sale or disposal of real estate assets and investments and real estate related depreciation and amortization and including adjustments to eliminate non-controlling interest.

We define AFFO as FFO before (i) straight-line revenue and expense; (ii) stock-based compensation expense; (iii) non-cash tax expense (benefit); (iv) non-real estate related depreciation and amortization; (v) amortization of deferred financing and debt issuance costs, (vi) loss on extinguishment of debt; (vii) non-recurring infrequent or unusual losses (gains); (viii) less maintenance capital expenditures; and an adjustment for non-controlling interest.

Acquisition-adjusted net revenue adjusts our net revenue for the prior period by adding to it the net revenue generated by the acquired assets before our acquisition of these assets for the same time frame that those assets were owned in the current period. In calculating acquisition-adjusted revenue, therefore, we include revenue generated by assets that we did not own in the prior period but acquired in the current period. We refer to the amount of pre-acquisition revenue generated by the acquired assets during the prior period that corresponds with the current period in which we owned the assets (to the extent within the period presented) as “acquisition net revenue”. In addition, we also adjust the prior period to subtract revenue generated by assets that have been divested since the prior period and, therefore, no revenue derived from those assets is reflected in the current period.

Adjusted EBITDA, FFO, AFFO and acquisition-adjusted net revenue are not intended to replace net income or any other performance measures determined in accordance with GAAP. Neither FFO nor AFFO represent cash flows from operating activities in accordance with GAAP and, therefore, these measures should not be considered indicative of cash flows from operating activities as a measure of liquidity or of funds available to fund our cash needs, including our ability to make cash distributions. Rather, Adjusted EBITDA, FFO, AFFO and acquisition-adjusted net revenue are presented as we believe each is a useful indicator of our current operating performance. We believe that these metrics are useful to an investor in evaluating our operating performance because (1) each is a key measure used by our management team for purposes of decision making and for evaluating our core operating results; (2) Adjusted EBITDA is widely used in the industry to measure operating performance as depreciation and amortization may vary significantly among companies depending upon accounting methods and useful lives, particularly where acquisitions and non-operating factors are involved; (3) acquisition-adjusted net revenue is a supplement to net revenue to enable investors to compare period over period results on a more consistent basis without the effects of acquisitions and divestures, which reflects our core performance and organic growth (if any) during the period in which the assets were owned and managed by us; (4) Adjusted EBITDA, FFO and AFFO each provides investors with a meaningful measure for evaluating our period-to-period operating performance by eliminating items that are not operational in nature; and (5) each provides investors with a measure for comparing our results of operations to those of other companies.

Our measurement of Adjusted EBITDA, FFO, AFFO and acquisition-adjusted net revenue may not, however, be fully comparable to similarly titled measures used by other companies. Reconciliations of Adjusted EBITDA, FFO, AFFO and acquisition-adjusted net revenue to net income, the most directly comparable GAAP measure, have been included herein.

Results of Operations

The following table presents certain items in our consolidated statements of operations as a percentage of net revenues for the years ended December 31, 2011, 2012 and 2013 and the six months ended June 30, 2013 and 2014:

	Year Ended December 31,			Six Months Ended June 30,
	2011	2012	2013	2013	2014
Net revenues	100.0%	100.0%	100.0%	100.0%	100.0%
Operating expenses:
Direct advertising expenses	36.2	35.5	35.1	35.9	36.7
General and administrative expenses	17.9	17.9	18.6	19.7	18.5
Corporate expenses	4.1	4.5	4.6	5.0	5.2
Depreciation and amortization	26.5	25.1	24.1	24.2	22.8
Operating income	16.2	18.2	18.0	15.3	17.0
Loss on extinguishment of debt	—	3.5	1.2	—	4.2
Interest expense, net	15.1	13.3	11.7	12.3	9.1
Net income	0.6	0.7	3.2	2.1	1.7

Six Months ended June 30, 2014 compared to Six Months ended June 30, 2013

Net revenues increased $11.1 million or 1.8% to $615.4 million for the six months ended June 30, 2014 from $604.3 million for the same period in 2013. This increase was attributable primarily to an increase in billboard net revenues of $9.4 million, which represents an increase of 1.7% over the prior period, which reflects higher pricing and occupancy rates and growth attributable to the addition of 158 additional digital billboard displays, an increase in logo sign revenue of $1.3 million, which represents an increase of 3.9% over the prior period, and a $0.4 million increase in transit revenue, which represents an increase of 1.2% over the prior period.

For the six months ended June 30, 2014, there was a $3.7 million increase in net revenues as compared to acquisition-adjusted net revenue for the six months ended June 30, 2013, which represents an increase of 0.6%. See “Reconciliations” below. The $3.7 million increase in revenue primarily consists of a $3.0 million increase in billboard revenue, a $0.5 million net decrease in transit revenue and a $1.2 million increase in logo revenue over the acquisition-adjusted net revenue for the comparable period in 2013.

Total operating expenses, exclusive of depreciation and amortization and gain on sale of assets, increased $4.8 million for the six months ended June 30, 2014 over the same period in 2013. The $4.8 million increase over the prior year is comprised of a $6.7 million decrease in stock-based compensation expense offset by an increase in direct and general and administrative operating expenses related to the operations of our outdoor advertising assets of $10.4 million and corporate expense increases of $1.1 million of which $0.5 million was directly related to Lamar Advertising’s conversion to REIT status.

Depreciation and amortization expense decreased $5.7 million, or 3.9% for the six months ended June 30, 2014, as compared to the six months ended June 30, 2013.

Due to the above factors, operating income increased to $104.4 million, or 12.8% for the six months ended June 30, 2014 compared to $92.6 million for the same period in 2013.

During the first half of 2014, we recognized a loss on debt extinguishment of $26.0 million related to the redemption of our 7 7/8% Senior Subordinated Notes and the amendment of our senior credit facility. Approximately $10.3 million was a non-cash expense attributable to the write-off of unamortized debt issuance fees associated with the then-existing senior credit facility and the 7 7/8% Senior Subordinated Notes.

Interest expense decreased $18.2 million from $74.6 million for the six months ended June 30, 2013, to $56.4 million for the six months ended June 30, 2014, primarily resulting from our refinancing transactions during 2013 and 2014.

The increase in operating income and decrease in interest expense, offset by the increases in other-than-temporary impairment of investment and loss on debt extinguishment resulted in net income before taxes remaining relatively constant. Income tax expense increased $2.2 million, primarily resulting from an increase in the effective tax rate which was largely due to changes in tax rates in Puerto Rico. For the six months ended June 30, 2014, our net income decreased to $10.7 million as compared to $13.0 million for the same period in 2013.

Reconciliations

Because acquisitions occurring after December 31, 2012 (the “acquired assets”) have contributed to our net revenue results for the periods presented, we provide 2013 acquisition-adjusted net revenue, which adjusts our 2013 net revenue for the six months ended June 30, 2013 by adding to or subtracting from it the net revenue generated by the acquired or divested assets prior to our acquisition or divestiture of such assets for the same time frame that those assets were owned in the six months ended June 30, 2014.

Reconciliations of 2013 reported net revenue to 2013 acquisition-adjusted net revenue for the six months ended June 30, as well as a comparison of 2013 acquisition-adjusted net revenue to 2014 reported net revenue for the six months ended June 30, are provided below:

Reconciliation and Comparison of Reported Net Revenue to Acquisition-Adjusted Net Revenue

	Six months ended June 30,
	2013	2014
	(in thousands)
Reported net revenue	$604,349	$615,366
Acquisition net revenue, net	7,360	—

Adjusted totals	$611,709	$615,366

Key Performance Indicators

Net Income/Adjusted EBITDA

(in thousands)

	Six Months Ended June 30,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2014	2013
Net income	$10,702	$12,966	$(2,264)	(17.5)%
Income tax expense (benefit)	7,317	5,079	2,238
Loss on other than temporary impairment of investment	4,069	—	4,069
Loss on debt extinguishment	26,023	—	26,023
Interest expense (income)	56,266	74,508	(18,242)
Gain on disposition of assets	(1,226)	(1,307)	81
Depreciation and amortization	140,575	146,309	(5,734)
Stock-based compensation expense	10,513	17,195	(6,682)

Adjusted EBITDA	$254,239	$254,750	$(511)	(0.2)%

Adjusted EBITDA for the six months ended June 30, 2014 decreased 0.2% to $254.2 million. Adjusted EBITDA decline was primarily attributable to the increase in our gross margin (net revenue less direct advertising expense) of $2.5 million, and was partially offset by an increase in general administrative and corporate expenses of $3.0 million, excluding the impact of stock-based compensation expense.

Net Income/FFO/AFFO

(in thousands)

	Six Months Ended June 30,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2014	2013
Net income	$10,702	$12,966	$(2,264)	(17.5)%
Depreciation and amortization related to real estate	132,071	138,070	(5,999)
Gain from sale or disposal of real estate	(595)	(1,276)	681
Adjustments for unconsolidated affiliates and non-controlling interest	299	544	(245)

FFO	$142,477	$150,304	$(7,827)	(5.2)%

Straight line expense	(228)	(321)	93
Stock-based compensation expense	10,513	17,195	(6,682)
Non-cash portion of tax provision	3,025	3,620	(595)
Non-real estate related depreciation and amortization	8,504	8,239	265
Amortization of deferred financing costs	2,451	7,092	(4,641)
Loss on other than temporary impairment of investment	4,069	—	4,069
Loss on extinguishment of debt	26,023	—	26,023
Capital expenditures – maintenance	(34,697)	(35,567)	870
Adjustments for unconsolidated affiliates and non-controlling interest	(299)	(544)	245

AFFO	$161,838	$150,018	$11,820	7.9%

FFO for the six months ended June 30, 2014 was $142.5 million as compared to FFO of $150.3 million for the same period in 2013. AFFO for the six months ended June 30, 2014 increased 7.9% to $161.8 million as compared to $150.0 million for the same period in 2013. AFFO growth was primarily attributable to the increase in our operating margin (net revenue less direct advertising expense) and decrease in interest expense, partially offset by increases in general and administrative expenses and corporate expenses.

Year ended December 31, 2013 compared to Year ended December 31, 2012

Net revenues increased $66.1 million or 5.6% to $1.25 billion for the year ended December 31, 2013 from $1.18 billion for the same period in 2012. This increase was attributable primarily to an increase in billboard net revenues of $52.1 million or 5.0% over the prior period, which reflects an increase in advertising rate of 1%, occupancy rate remaining relatively constant and growth attributable to the addition of 100 additional digital billboard displays, an increase in logo sign revenue of $6.0 million, which represents an increase of 9.5% over the prior period, and an $8.0 million increase in transit revenue, which represents an increase of 11.8% over the prior period.

For the year ended December 31, 2013, there was a $26.9 million increase in net revenues as compared to acquisition-adjusted net revenue for the year ended December 31, 2012. The $26.9 million increase in revenue primarily consists of a $19.4 million increase in billboard revenue, a $3.6 million increase in logo revenue and a $4.0 million increase in transit revenue over the acquisition-adjusted net revenue for the comparable period in 2012. This increase in revenue represents an increase of 2.2% over the comparable period in 2012. See “Reconciliations” below.

Operating expenses, exclusive of depreciation and amortization and gain on sale of assets, increased $42.7 million or 6.2% to $725.3 million for the year ended December 31, 2013, which includes a $10.5 million increase in non-cash compensation. Excluding stock-based compensation, operating expenses related to the operations of our outdoor advertising assets increased $28.3 million and corporate expenses increased $3.9 million, of which $2.1 million is related to Lamar Advertising’s evaluation of an election to real estate investment trust status.

Depreciation and amortization expense increased $4.5 million for the year ended December 31, 2013 as compared to the year ended December 31, 2012, primarily due to our capital expenditures.

During the year ended December 31, 2013, gain on disposition of assets decreased $10.0 million over the comparable period ended December 31, 2012, primarily due to a gain of $9.8 million related to two asset swap transactions, which occurred in 2012.

Due to the above factors, operating income increased $8.9 million to $223.8 million for the year ended December 31, 2013 compared to $214.9 million for the same period in 2012.

During the year ended December 31, 2013, we recognized a $14.3 million loss on debt extinguishment related to the early extinguishment of our 9 3/4% Senior Notes due 2014. Approximately $4.0 million of the loss is a non-cash expense attributable to the write off of unamortized debt issuance fees and unamortized discounts associated with the retired debt. See “— Uses of Cash — Tender Offers and Debt Repayment” for more information.

Interest expense decreased approximately $10.8 million from $157.1 million for the year ended December 31, 2012 to $146.3 million for the year ended December 31, 2013, due to the reduction in total debt outstanding as well as a decrease in interest rates resulting from our refinancing transactions in 2012. See “— Uses of Cash — Tender Offers and Debt Repayment” for more information.

The increase in operating income, decrease in interest expense and decrease in loss on extinguishment of debt over the comparable period in 2012 resulted in a $46.8 million increase in net income before income taxes. We recorded income tax expense of $23.0 million for the year ended December 31, 2013. The effective tax rate for the year ended December 31, 2013 was 36.3%, which is lower than the statutory rates primarily due to an increase in the corporate income tax rate in Puerto Rico from 30% to 39%, which resulted in a change to the carrying value of net operating loss carryforwards during the period.

As a result of the above factors, we recognized net income for the year ended December 31, 2013 of $40.3 million, as compared to net income of $8.1 million for the same period in 2012.

Reconciliations

Because acquisitions occurring after December 31, 2011 (the “acquired assets”) have contributed to our net revenue results for the periods presented, we provide 2012 acquisition-adjusted net revenue, which adjusts our 2012 net revenue for the year ended December 31, 2012 by adding to or subtracting from it the net revenue generated by the acquired or divested assets prior to our acquisition or divestiture of such assets for the same time frame that those assets were owned in the year ended December 31, 2013.

Reconciliations of 2012 reported net revenue to 2012 acquisition-adjusted net revenue for the year ended December 31, 2012 as well as a comparison of 2012 acquisition-adjusted net revenue to 2013 reported net revenue for the year ended December 31, 2013, are provided below:

Reconciliation and Comparison of Reported Net Revenue to Acquisition-Adjusted Net Revenue

	Year ended December 31,
	2012	2013
	(in thousands)
Reported net revenue	$1,179,736	$1,245,842
Acquisition net revenue, net	39,174	—

Adjusted totals	$1,218,910	$1,245,842

Key Performance Indicators

Net Income/Adjusted EBITDA

(in thousands)

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2013	2012
Net income	$40,338	$8,115	$32,223	397.1%
Income tax expense	22,977	8,353	14,624
Loss on debt extinguishment	14,345	41,632	(27,287)
Interest expense	146,112	156,762	(10,650)
Gain on disposition of assets	(3,804)	(13,817)	10,013
Depreciation and amortization	300,579	296,083	4,496
Stock-based compensation expense	24,936	14,466	10,470

Adjusted EBITDA	$545,483	$511,594	$33,889	6.6%

Adjusted EBITDA for the year ended December 31, 2013, increased 6.6% to $545.5 million. Adjusted EBITDA increase was primarily attributable to the increase in our gross margin (net revenues less direct advertising expense) of 6.3% offset by increases in general and administrative and corporate expense over the same period in 2012.

Year ended December 31, 2012 compared to Year ended December 31, 2011

Net revenues increased $49.0 million or 4.3% to $1.18 billion for the year ended December 31, 2012 from $1.13 billion for the same period in 2011. This increase was attributable primarily to an increase in billboard net revenues of $38.7 million or 3.8% over the prior period, which reflects growth attributable to the addition of approximately 200 additional digital billboard displays, an increase in logo sign revenue of $3.7 million, which represents an increase of 6.5% over the prior period, and a $6.6 million increase in transit revenue, which represents an increase of 10.9% over the prior period.

For the year ended December 31, 2012, there was a $34.8 million increase in net revenues as compared to acquisition-adjusted net revenue for the year ended December 31, 2011. The $34.8 million increase in revenue primarily consists of a $27.6 million increase in billboard revenue, a $2.2 million increase in logo revenue and a $5.0 million increase in transit revenue over the acquisition-adjusted net revenue for the comparable period in 2011. This increase in revenue represents an increase of 3.0% over the comparable period in 2011. See “Reconciliations” below.

Operating expenses, exclusive of depreciation and amortization and gain on sale of assets, increased $24.9 million or 3.8% to $682.6 million for the year ended December 31, 2012 from $657.7 million for the same period in 2011. There was an $18.3 million increase in operating expenses related to the operations of our outdoor advertising assets and a $6.6 million increase in corporate expenses.

Depreciation and amortization expense decreased $3.6 million for the year ended December 31, 2012 as compared to the year ended December 31, 2011, primarily due to a reduction in the number of non-performing structures that were dismantled during the period as compared to the year ended December 31, 2012.

We recorded a gain on disposition of assets of $13.8 million for the year ended December 31, 2012, which includes a gain of $9.8 million related to two asset swap transactions during the year.

Due to the above factors, operating income increased $30.9 million to $214.9 million for the year ended December 31, 2012 compared to $184.0 million for the same period in 2011.

During the year ended December 31, 2012, we recognized a $41.6 million loss on debt extinguishment related to the early extinguishment of the 6 5/8% Senior Subordinated Notes and the prepayment of $295 million of our Term B Loan. Approximately $23.2 million of the loss is a non-cash expense attributable to the write off of unamortized debt issuance fees and unamortized discounts associated with the retired notes. See “— Uses of Cash — Tender Offers and Debt Repayment” for more information.

Interest expense decreased approximately $14.0 million from $171.1 million for the year ended December 31, 2011 to $157.1 million for the year ended December 31, 2012, due to the reduction in total debt outstanding as well as a decrease in interest rates resulting from our recent 2012 refinancing transactions. See “— Uses of Cash — Tender Offers and Debt Repayment” for more information.

The increase in operating income and decrease in interest expense offset by the loss on extinguishment of debt discussed above resulted in a $3.7 million increase in net income before income taxes. We recorded income tax expense of $8.4 million for the year ended December 31, 2012. The effective tax rate for the year ended December 31, 2012 was 50.7%, which is higher than the statutory rate due to permanent differences resulting from non-deductible expenses and amortization, primarily non-deductible compensation expense related to stock based compensation calculated in accordance with ASC718.

As a result of the above factors, we recognized net income for the year ended December 31, 2012 of $8.1 million, as compared to net income of $6.9 million for the same period in 2011.

Reconciliations

Because acquisitions occurring after December 31, 2010 (the “acquired assets”) have contributed to our net revenue results for the periods presented, we provide 2011 acquisition-adjusted net revenue, which adjusts our 2011 net revenue for the three and year ended December 31, 2012 by adding to or subtracting from it the net revenue generated by the acquired or divested assets prior to our acquisition or divestiture of such assets for the same time frame that those assets were owned in the year ended December 31, 2012.

Reconciliations of 2011 reported net revenue to 2011 acquisition-adjusted net revenue for the year ended December 31, 2011 as well as a comparison of 2011 acquisition-adjusted net revenue to 2012 reported net revenue for the year ended December 31, 2012, are provided below:

Reconciliation and Comparison of Reported Net Revenue to Acquisition-Adjusted Net Revenue

	Year ended December 31,
	2011	2012
	(in thousands)
Reported net revenue	$1,130,714	$1,179,736
Acquisition net revenue, net	14,257	—

Adjusted totals	$1,144,971	$1,179,736

Key Performance Indicators

Net Income/Adjusted EBITDA

(in thousands)

	Year Ended December 31,		Amount of Increase (Decrease)	Percent Increase (Decrease)
	2012	2011
Net income	$8,115	$6,920	$1,195	17.3%
Income tax expense	8,353	5,838	2,515
Loss on debt extinguishment	41,632	677	40,955
Interest expense	156,762	170,524	(13,762)
Gain on disposition of assets	(13,817)	(10,548)	(3,269)
Depreciation and amortization	296,083	299,639	(3,556)
Stock-based compensation expense	14,466	11,650	2,816

Adjusted EBITDA	$511,594	$484,700	$26,894	5.5%

Adjusted EBITDA for the year ended December 31, 2012, increased 5.5% to $511.6 million. Adjusted EBITDA increase was primarily attributable to the increase in our gross margin (net revenue less direct advertising expense) of 5.4% over the same period in 2011.

Liquidity and Capital Resources

Overview

We have historically satisfied our working capital requirements with cash from operations and borrowings under our senior credit facility. We are the principal borrower under the senior credit facility and maintain all corporate operating cash balances. Any cash requirements of Lamar Advertising, therefore, must be funded by distributions from us.

Sources of Cash

Total Liquidity. As of June 30, 2014, we had approximately $341.9 million of total liquidity, which is comprised of approximately $33.9 million in cash and cash equivalents and approximately $308.0 million of availability under the revolving portion of our senior credit facility. We are currently in compliance with the maintenance covenant included in the senior credit facility and we would remain in compliance after giving effect to borrowing the full amount available to us under the revolving portion of the senior credit facility.

Cash Generated by Operations. For the six months ended June 30, 2014 and 2013 our cash provided by operating activities was $161.1 million and $138.6 million, respectively. While our net income was approximately $10.7 million for the six months ended June 30, 2014, we generated cash from operating activities of $161.1 million primarily due to adjustments needed to reconcile net income to cash provided by operating activities of $183.0 million, which primarily consisted of depreciation and amortization of $140.6 million, loss on extinguishment of debt and other-than-temporary-impairment of investments of $30.1 million and stock-based compensation of $10.5 million. In addition, there was an increase in working capital of $32.6 million. We expect to generate cash flows from operations during 2014 in excess of our cash needs for operations and capital expenditures as described herein.

Note Offerings. On January 10, 2014, we completed an institutional private placement of $510 million aggregate principal amount of our 5 3/8% Senior Notes due 2024. The institutional private placement resulted in net proceeds to us, after payment of fees and expenses, of approximately $502.3 million. We used the proceeds of this offering to repay $502.1 million of indebtedness, including all outstanding term loans, outstanding under our senior credit facility.

On October 30, 2012, we completed an institutional private placement of $535 million aggregate principal amount of 5% Senior Subordinated Notes due 2023. The institutional private placement resulted in net proceeds to us, after the payment of fees and expenses, of approximately $527.1 million. We used the proceeds of this offering to (i) repurchase in full our remaining 6 5/8% Senior Subordinated Notes due 2015 — Series B and remaining 6 5/8% Senior Subordinated Notes due 2015 — Series C, (ii) fund the acquisition of NextMedia Outdoor, Inc., which closed on October 31, 2012, and (iii) repay a portion of the Term B loan then outstanding under our senior credit facility.

On February 9, 2012, we completed an institutional private placement of $500 million aggregate principal amount of 5 7/8% Senior Subordinated Notes due 2022. The institutional private placement resulted in net proceeds to us of approximately $489 million. We used the proceeds of this offering, after the payment of fees and expenses together with approximately $99 million of net proceeds from our then-outstanding term loan A-3 facility to repurchase $583.1 million of our outstanding 6 5/8% Notes, as described below under the heading “ — Uses of Cash — Tender Offers and Debt Repayment”.

Credit Facilities. On February 3, 2014, we entered into the second restatement agreement with Lamar Advertising, certain of our subsidiaries as guarantors, the lenders named therein and JPMorgan Chase Bank, N.A., as administrative agent, under which the parties agreed to amend and restate our existing senior credit facility on the terms set forth in the second amended and restated credit agreement included in the second restatement agreement. The senior credit agreement was entered into on April 28, 2010, amended and restated on February 9, 2012 and further amended and restated on February 3, 2014 and is referred to herein as the “senior credit facility”. Among other things, the second amendment and restatement of the credit agreement increased the revolving credit facility by $150 million and extended its maturity date to February 2, 2019. The senior credit facility currently consists of a $400 million revolving credit facility and a $500 million incremental facility. We are the borrower under the senior credit facility and may also from time to time designate wholly-owned subsidiaries as subsidiary borrowers under the incremental loan facility. Incremental loans may be in the form of additional term loan tranches or increases in the revolving credit facility. Our lenders have no obligation to make additional loans to us, or any designated subsidiary borrower, under the incremental facility, but may enter into such commitments in their sole discretion.

On April 18, 2014, we entered into Amendment No. 1 to the Second Amended and Restated Credit Agreement (the “Amendment”) with Lamar Advertising, certain of our subsidiaries as Guarantors, JPMorgan Chase Bank, N.A. as Administrative Agent and the Lenders named therein under which the parties agreed to amend our existing senior credit facility on the terms set forth in the Amendment. The Amendment created a new $300 million Term A Loan facility (the “Term A Loans”) and certain other amendments to the senior credit agreement. The Term A Loans are not incremental loans and do not reduce the existing $500 million Incremental Loan facility. We borrowed all $300 million in Term A Loans on April 18, 2014. The net loan proceeds, together with borrowings under the revolving portion of the senior credit facility and cash on hand, were used to fund the redemption of all $400 million in aggregate principal amount of our 7 7/8% Senior Subordinated Notes due 2018 on April 21, 2014.

The Term A Loans mature on February 2, 2019 and began amortizing on June 30, 2014 in quarterly installments paid on such date and on each September 30, December 31, March 31 and June 30 thereafter, as follows:

Principal Payment Date	Principal Amount
September 30, 2014-March 31, 2016	$3,750,000
June 30, 2016-March 31, 2017	$5,625,000
June 30, 2017-December 31, 2018	$11,250,000
Term A Loan Maturity Date	$168,750,000

The Term A Loans bear interest at rates based on the Adjusted LIBO Rate (“Eurodollar Term A Loans”) or the Adjusted Base Rate (“Base Rate Term A Loans”), at our option. Eurodollar Term A Loans shall bear interest at a rate per annum equal to the Adjusted LIBO Rate plus 2.00% (or the Adjusted LIBO Rate plus 1.75% at any time the Total Debt Ratio is less than or equal to 3.00 to 1). Base Rate Term A Loans shall bear interest at a rate per annum equal to the Adjusted Base Rate plus 1.00% (or the Adjusted Base Rate plus 0.75% at any time the Total Debt Ratio is less than or equal to 3.00 to 1). The guarantees, covenants, events of default and other terms of the Second Amended and Restated Credit Agreement apply to the Term A Loans.

As of June 30, 2014, we had approximately $308.0 million of availability under the revolving credit facility included in the senior credit facility and approximately $7 million in letters of credit outstanding. As of June 30, 2014, we had $296.3 million outstanding in Term A Loans and $85.0 million outstanding under the revolving credit facility.

Factors Affecting Sources of Liquidity

Internally Generated Funds. The key factors affecting internally generated cash flow are general economic conditions, specific economic conditions in the markets where we conduct our business and overall spending on advertising by advertisers.

Credit Facilities and Other Debt Securities. We must comply with certain covenants and restrictions related to the senior credit facility and its outstanding debt securities.

Restrictions Under Debt Securities. We must comply with certain covenants and restrictions related to its outstanding debt securities. Currently, we have outstanding $500 million 5 7/8% Senior Subordinated Notes issued in February 2012 (the “5 7/8% Senior Subordinated Notes”), $535 million 5% Senior Subordinated Notes issued in October 2012 (the “5% Senior Subordinated Notes”) and $510 million 5 3/8% Senior Notes issued in January 2014 (the “5 3/8% Senior Notes”).

The indentures relating to our outstanding notes restrict our ability to incur additional indebtedness but permit the incurrence of indebtedness (including indebtedness under the senior credit facility), (i) if no default or event of default would result from such incurrence and (ii) if after giving effect to any such incurrence, the leverage ratio (defined as the sum of (x) total consolidated debt plus (y) the aggregate liquidation preference of any preferred stock of our restricted subsidiaries to trailing four fiscal quarter EBITDA (as defined in the indentures)) would be less than 7.0 to 1. At June 30, 2014, and currently, we were not in default under the indentures of any of our outstanding notes and, therefore, would be permitted to incur additional indebtedness subject to the foregoing provision.

In addition to debt incurred under the provisions described in the preceding paragraph, the indentures relating to our outstanding notes permit us to incur indebtedness pursuant to the following baskets:

•	up to $1.5 billion of indebtedness under the senior credit facility;

•	indebtedness outstanding on the date of the indentures or debt incurred to refinance outstanding debt;

•	inter-company debt between us and our restricted subsidiaries or between restricted subsidiaries;

•

certain purchase money indebtedness and capitalized lease obligations to acquire or lease property in the ordinary course of business that cannot exceed the greater of $50 million or 5% of our net tangible assets; and

•	additional debt not to exceed $75 million.

Restrictions under Senior Credit Facility. We are required to comply with certain covenants and restrictions under the senior credit facility. If we fail to comply with these tests, the lenders under the senior credit facility will be entitled to exercise certain remedies, including the termination of the lending commitments and the acceleration of the debt payments under the senior credit facility. At June 30, 2014, and currently, we were in compliance with all such tests under the senior credit facility.

We must maintain a senior debt ratio, defined as total consolidated debt (other than subordinated indebtedness) of Lamar Advertising and its restricted subsidiaries, minus the lesser of (x) $100 million and (y) the aggregate amount of unrestricted cash and cash equivalents of Lamar Advertising and its restricted subsidiaries to EBITDA, as defined below, for the period of four consecutive fiscal quarters then ended, of less than or equal to 3.5 to 1.0.

We are also restricted from incurring additional indebtedness under certain circumstances unless, after giving to the incurrence of such indebtedness, we are in compliance with the senior debt ratio covenant and its total debt ratio, defined as (a) total consolidated debt of Lamar Advertising and its restricted subsidiaries as of any date minus the lesser of (i) $100 million and (ii) the aggregate amount of unrestricted cash and cash equivalents of Lamar Advertising and its restricted subsidiaries to (b) EBITDA, as defined below, for the most recent four fiscal quarters then ended is less than 6.0 to 1.0.

Under the senior credit facility “EBITDA” means, for any period, operating income for Lamar Advertising and its restricted subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before (i) taxes, (ii) interest expense, (iii) depreciation, (iv) amortization, (v) any other non-cash income or charges accrued for such period, (vi) charges and expenses in connection with the credit facility transactions, (vii) costs and expenses of Lamar Advertising associated with the REIT conversion, provided that the aggregate amount of costs and expenses that may be added back pursuant to this clause (vii) shall not exceed $10 million in the aggregate and (viii) the amount of cost savings, operating expense reductions and other operating improvements or synergies projected by us in good faith to be realized as a result of any acquisition, investment, merger, amalgamation or disposition within 12 months of any such acquisition, investment, merger, amalgamation or disposition, net of the amount of actual benefits realized during such period from such action; provided, (a) the aggregate amount for all such cost savings, operating expense reductions and other operating improvements or synergies shall not exceed an amount equal to 15% of EBITDA for the applicable four quarter period and (b) any such adjustment to EBITDA may only take into account cost savings, operating expense reductions and other operating improvements synergies that are (I) directly attributable to such acquisition, investment, merger, amalgamation or disposition, (II) expected to have a continuing impact on us and our restricted subsidiaries and (III) factually supportable, in each case all as certified by our chief financial officer on our behalf, and (ix) any loss or gain relating to amounts paid or earned in cash prior to the stated settlement date of any swap agreement that has been reflected in operating income for such period) and (except to the extent received or paid in cash by Lamar Advertising and its restricted subsidiaries income or loss attributable to equity in affiliates for such period), excluding any extraordinary and unusual gains or losses during such period and excluding the proceeds of any casualty events whereby insurance or other proceeds are received and certain dispositions. For purposes of calculating EBITDA, the effect on such calculation of any adjustments required under Statement of Financial Accounting Standards No. 141R is excluded.

Excess Cash Flow Payments. The requirement to make certain mandatory prepayments on loans outstanding under the senior credit facility under certain circumstances was eliminated in conjunction with the second amendment and restatement of the senior credit agreement in February 2014.

We believe that our current level of cash on hand, availability under the senior credit facility and future cash flows from operations are sufficient to meet our operating needs through fiscal 2014. All debt obligations are reflected on our balance sheet.

Uses of Cash

Capital Expenditures. Capital expenditures excluding acquisitions were approximately $54.3 million for the six months ended June 30, 2014. We anticipate our 2014 total capital expenditures will be approximately $100 million.

Acquisitions. During the six months ended June 30, 2014, we financed our acquisition activity of approximately $9.2 million with cash on hand.

Tender Offers and Debt Repayment. On April 21, 2014, we redeemed in full all $400 million of our 7 7/8% Senior Subordinated Notes due 2018 at a redemption price equal to 103.938% of aggregate principal amount of outstanding notes, plus accrued and unpaid interest to, but not including, the redemption date for a total redemption price of $416.3 million. We used cash on hand and borrowings under our senior credit facility to fund the redemption.

On December 4, 2013, we redeemed in full all $350 million in aggregate principal amount of our 9 3/4% Senior Notes due 2014 at a redemption price equal to 100% of the aggregate principal amount of outstanding notes plus a make whole amount and accrued and unpaid interest up to, but not including, the redemption date. The total amount paid to redeem the notes was approximately $366.4 million, which was funded by using cash on hand of $182.4 million and $184.0 million of borrowings under our senior credit facility.

On December 14, 2012, we repaid $295 million of our then-existing Term B loan outstanding under our senior credit facility. We recorded a $3.9 million loss related to this prepayment due to the write off of previously capitalized and unamortized debt issuance costs. As of December 31, 2012, $22.2 million remained outstanding under the Term B loans.

On November 29, 2012, we redeemed in full the remaining $71.1 million in aggregate principal amount outstanding of its 6 5/8% Senior Subordinated Notes due 2018 — Series C at a redemption price equal to 101.104% of the principal amount of outstanding notes plus accrued and unpaid interest up to but not including the redemption date.

On November 8, 2012, we redeemed $36.1 million of our 6 5/8% Senior Subordinated Notes due 2015 — Series B and $30 million of our 6 5/8% Senior Subordinated Notes due 2015 — Series C at a redemption price equal to 101.104% of the principal amount of outstanding notes plus accrued and unpaid interest up to, but not including, the redemption date.

On August 29, 2012, we redeemed in full all $122.76 million of our 6 5/8% Senior Subordinated Notes at a redemption price equal to 101.104% of the principal amount outstanding, plus accrued and unpaid interest to, but not including, the redemption date. We used cash on hand and borrowings under our senior credit facility to fund the redemption.

On January 26, 2012, we commenced a tender offer to purchase for cash up to $700 million in aggregate principal amount of our outstanding 6 5/8% Senior Subordinated Notes. On February 9, 2012, we accepted tenders for approximately $483.7 million in aggregate principal amount of the 6 5/8% Senior Subordinated Notes, out of approximately $582.9 million tendered, in connection with the early settlement date of the tender offer. On February 27, 2012, we accepted tenders for approximately $99.2 million previously tendered and not accepted for payment and an additional $220 thousand tendered following the early settlement date. The holders of the notes tendered on or before midnight on February 8, 2012, received a total consideration of $1,025.83 per $1,000 principal amount of the notes tendered; holders of notes tendered after such date received a total consideration of $1,005.83 per $1,000 principal amount of the notes tendered. The total cash payment to purchase the tendered 6 5/8% Senior Subordinated Notes on February 9, 2012, including accrued interest up to but excluding February 9, 2012, was approximately $511.6 million and the total cash payment to purchase the tendered notes on February 27, 2012, including accrued interest up to but excluding February 27, 2012, was approximately $102.3 million, resulting in an aggregate payment in respect of the 6 5/8% Senior Subordinated Notes tender offer of approximately $613.9 million.

During September and October of 2011, we repurchased an aggregate principal amount of $47.9 million of our outstanding 6 5/8% Senior Subordinated Notes at an average price of 98.5% of the original amount of the notes through open-market transactions.

Dividends. During the period ended June 30, 2014, Lamar Advertising paid a cash distribution to its common stockholders of approximately $79.0 million, or $0.83 per share of common stock, in anticipation of commencing to operate as a REIT effective January 1, 2014. As a REIT, Lamar Advertising must distribute to its stockholders by the end of 2014 all if its pre-REIT accumulated earnings and profits, if any. In addition, Lamar Advertising must annually distribute to its stockholders an amount equal to at least 90% of its REIT taxable income (determined before the deduction for distributed earnings and excluding any net capital gain). The amount, timing and frequency of future distributions will be at the sole discretion of Lamar Advertising’s board of directors and will be declared based upon various factors, a number of which may be beyond Lamar Advertising’s control, including the company’s financial condition and operating cash flows, the amount required to maintain REIT status and reduce any income and excise taxes that Lamar Advertising otherwise would be required to pay, limitations on distributions in its existing and future debt instruments, the company’s ability to utilize NOLs to offset, in whole or in part, its distribution requirements, limitations on its ability to fund distributions using cash generated through its TRSs and other factors that Lamar Advertising’s board of directors may deem relevant.

Debt Service and Contractual Obligations. As of December 31, 2013, we had outstanding debt of approximately $1.94 billion. In the future, we have principal reduction obligations and revolver commitment reductions under the senior credit facility. In addition, we have fixed commercial commitments. These commitments are detailed as follows:

		Payments Due by Period
Contractual Obligations	Total	Less Than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
	(In millions)
Long-term debt	$1,938.8	$55.9	$362.9	$485.0	$1,035.0
Interest obligations on long-term debt(1)	686.0	107.7	197.8	163.3	217.2
Billboard site and other operating leases	1,161.9	155.4	235.2	175.9	595.4

Total payments due	$3,786.7	$319.0	$795.9	$824.2	$1,847.6

(1)	Interest rates on our variable rate instruments are assuming rates at the December 2013 levels.

		Amount of Expiration Per Period
Other Commercial Commitments	Total Amount Committed	Less Than 1 Year	1 - 3 Years	3 - 5 Years	After 5 Years
	(In millions)
Revolving bank facility(2)	$250.0	$—	$250.0	$—	$—
Standby letters of credit(3)	$7.0	$5.6	$1.4	$—	$—

(2)	We had $150.0 million outstanding under the revolving facility at December 31, 2013.
(3)	The standby letters of credit are issued under our revolving bank facility and reduce the availability of the facility by the same amount.

REIT Election

On April 23, 2014, Lamar Advertising received its requested private letter ruling from the IRS regarding certain matters relevant to its intended election to be taxed as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). As previously announced, Lamar Advertising intends to make an election under §1033(g)(3) of the Code to treat its outdoor advertising displays as real property for tax purposes. The private letter ruling confirms, among other matters, that Lamar Advertising’s income from renting space on such outdoor advertising displays qualifies as rents from real property for REIT purposes.

On May 21, 2014, Lamar Advertising’s board of directors authorized the commencement of the steps necessary to reorganize Lamar Advertising to position itself to elect taxation as a REIT for federal income tax purposes no earlier than January 1, 2014. In connection with this reorganization, Lamar Advertising proposes to merge with and into Lamar Advertising REIT Company (“Lamar REIT”), a newly formed, wholly owned subsidiary of

Lamar Advertising, at which time the separate existence of Lamar Advertising will cease and Lamar REIT will be the surviving entity of the merger. Upon the effectiveness of the merger, Lamar REIT will change its name to “Lamar Advertising Company” and will continue the business and assume the obligations of Lamar Advertising.

The merger will facilitate Lamar Advertising’s compliance with REIT tax rules by ensuring the effective adoption by Lamar REIT of a certificate of incorporation that implements share ownership and transfer restrictions that are intended to facilitate compliance with certain REIT rules related to share ownership. Lamar REIT filed a proxy statement/prospectus on Form S-4 with the Securities and Exchange Commission on June 27, 2014, which describes the merger and REIT election. Lamar Advertising expects to hold a special meeting of stockholders in the fourth quarter of 2014 for the purpose of voting on that proposed merger. Lamar Advertising continues to anticipate electing REIT status for the taxable year beginning January 1, 2014, subject to final approval of Lamar Advertising’s board of directors. Although Lamar Advertising has received its requested private letter ruling from the IRS, this does not guarantee that Lamar Advertising will succeed in qualifying as a REIT and there is no certainty as to the timing of a REIT election. Lamar Advertising may not ultimately pursue a conversion to a REIT, and it can provide no assurance that a REIT conversion, if completed, will be successfully implemented or achieve the intended benefits.

If Lamar Advertising converts to a REIT, it will be required to distribute to its stockholders with respect to each taxable year at least 90% of its taxable income (computed without regard to dividends paid deduction and net capital gain and net of any available net operating loss carry forwards) in order to qualify as a REIT, and 100% of its taxable income (computed without regard to dividends paid deduction and net capital gain and net of any available net operating loss carry forwards) in order to avoid U.S. federal income and excise taxes. Lamar Advertising commenced regular distributions in the second quarter of 2014. The amount, timing and frequency of any future distributions, however, will be at the sole discretion of Lamar Advertising’s board of directors and will be declared based upon various factors, including the company’s financial condition and operating cash flows, the amount required to maintain REIT status and reduce any income and excise taxes that Lamar Advertising otherwise would be required to pay, limitations on distributions in its existing and future debt instruments, the company’s ability to utilize NOLs to offset its distribution requirements and other factors that Lamar Advertising’s board of directors may deem relevant.

Cash Flows

Our cash flows provided by operating activities increased by $8.0 million for the year ended December 31, 2013, primarily resulting from an increase in operating income of $8.9 million as described in “Results of Operations” and by a decrease in changes to operating net assets of $31.8 million, offset by an increase in non-cash compensation of $10.5 million over the comparable period in 2012.

Cash flows used in investing activities decreased $111.5 million from $303.4 million in 2012 to $191.9 million in 2013 primarily due to a decrease in acquisition activity of $113.8 million as compared to the same period in 2012.

Cash flows used in financing activities increased to $209.9 million for the year ended December 31, 2013, primarily due to the redemption of our 9 3/4% Senior Notes as discussed above. See “Liquidity and Capital Resources — Uses of Cash”.

Critical Accounting Estimates

Our discussion and analysis of our results of operations and liquidity and capital resources are based on our consolidated financial statements, which have been prepared in accordance with GAAP. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses. On an ongoing basis, we evaluate our estimates and judgments, including those related to long-lived asset recovery, intangible assets, goodwill impairment, deferred taxes, asset retirement obligations, stock-based compensation and allowance for doubtful accounts. We base our estimates on historical and anticipated results and trends and on various other assumptions that we believe are reasonable under the circumstances, including assumptions as to future events and, where applicable, established valuation techniques. These estimates form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. By their nature, estimates are subject to an inherent degree of uncertainty. Actual results may differ from our estimates. We believe that the following significant accounting policies and assumptions may involve a higher degree of judgment and complexity than others.

Long-Lived Asset Recovery

Long-lived assets, consisting primarily of property, plant and equipment and intangibles comprise a significant portion of our total assets. Purchases of property, plant and equipment are recorded at purchase cost, while acquired property, plant and equipment is recorded at fair value determined primarily through estimates of replacement costs. Property, plant and equipment of $1.1 billion and intangible assets of $418.9 million are reviewed for impairment whenever events or changes in circumstances have indicated that their carrying amounts may not be recoverable. Recoverability of assets is measured by a comparison of the carrying amount of an asset or asset group to future undiscounted net cash flows expected to be generated by that asset or asset group before interest expense. These undiscounted cash flow projections are based on management’s assumptions surrounding future operating results and the anticipated future economic environment. If actual results differ from management’s assumptions, an impairment of these intangible assets may exist and a charge to income would be made in the period such impairment is determined. During the year ended December 31, 2013 there were no indications that an impairment test was necessary.

Intangible Assets

We have significant intangible assets recorded on our balance sheet. Intangible assets primarily represent site locations of $388.7 million and customer relationships of $29.1 million associated with our acquisitions. The fair values of intangible assets recorded are determined using discounted cash flow models that require management to make assumptions related to future operating results, including projecting net revenue growth discounted using current cost of capital rates, of each acquisition and the anticipated future economic environment. If actual results differ from management’s assumptions, an impairment of these intangibles may exist and a charge to income would be made in the period such impairment is determined. Historically no impairment charge has been required with respect to our intangible assets.

Goodwill Impairment

We have a significant amount of goodwill on our balance sheet and must perform an impairment test of goodwill annually or on a more frequent basis if events and circumstances indicate that the asset might be impaired. The first step of the impairment test requires management to determine the implied fair value of our reporting units and compare them to their book value (including goodwill). To the extent the book value of a reporting unit exceeds the fair value of the reporting unit, we would be required to perform the second step of the impairment test, as this is an indicator that the reporting unit may be impaired. Impairment testing involves various estimates and assumptions, which could vary, and an analysis of relevant market data and market capitalization.

We have identified two reporting units (Logo operations and Billboard operations) in accordance with Accounting Standards Codification (“ASC”) 350. No changes have been made to our reporting units from the prior period. The reporting units and their carrying amounts of goodwill as of December 31, 2013 and 2012 are as follows:

	Carrying Value of Goodwill
	December 31, 2013	December 31, 2012
	(In thousands)
Billboard operations	$1,502,592	$1,484,189
Logo operations	961	961

We believe there are numerous facts and circumstances that need to be considered when estimating the reasonableness of the reporting unit’s estimated fair value. In conducting our impairment test, we assessed the reasonableness of the reporting unit’s estimated fair value based on both market capitalization and discounted future cash flows. The discounted cash flow analysis incorporated various growth rate assumptions and discounting based on a present value factor.

Consideration of market capitalization

We first considered the market capitalization of our parent Lamar Advertising as of its annual impairment testing date of December 31. The market capitalization of its Class A common stock as of December 31, 2013 was $4.9 billion compared to Lamar Advertising’s stockholders’ equity of $932.9 million as of that date, resulting in an excess of approximately $4.0 billion, which is substantially in excess of its book value. We consider market capitalization over book value a strong indicator that no impairment of goodwill exists as of the measurement date of December 31, 2013. The following table presents the market capitalization and aggregate book value of the reporting units as of December 31, 2013:

	Equity Book Value	Market Capitalization(1)
	(in thousands)
Aggregate values as of December 31, 2013	$932,946	$4,905,601

(1)	Market capitalization was calculated using a 10-day average of the closing prices of the Class A common stock beginning 5 trading days prior to the measurement date.

Calculations of Fair Value using Discounted Cash Flow Analysis

We also estimate fair value using a discounted cash flow analysis that compares the estimated future cash flows of each reporting unit to the book value of the reporting unit. The discount rate and projected revenue and EBITDA (earnings before interest, tax, depreciation and amortization) growth rates are significant assumptions utilized in our calculation of the present value of cash flows used to estimate fair value of the reporting units. These assumptions could be adversely impacted by certain risks including deterioration in industry and economic conditions. See discussion under the heading “Risk Factors” above. For additional information about goodwill, see Note 3 to the Consolidated Financial Statements.

Our discount rate assumption is based on our cost of capital, which we determine annually based on our estimated costs of debt and equity relative to our capital structure. As of December 31, 2013 our weighted average cost of capital (WACC) was approximately 9.5%.

In developing our revenue and EBITDA growth rates, we consider our historical performance and current market trends in the markets in which we operate. The five year projected Compound Annual Growth Rate (CAGR) used in our discounted cash flow analysis for billboard revenue and billboard EBITDA was 4.4% and 5.8%, respectively, and our logo operations revenue and EBITDA CAGR was 2.2% and 2.5%, respectively. The projected CAGR for revenue and EBITDA discussed above would have to deteriorate significantly, among other factors, before further testing of goodwill impairment would be necessary for our reporting units.

The fair values calculated as of December 31, 2013, using the discounted cash flow analysis described above for both reporting units were substantially in excess of their book values. Assumptions used in our impairment test, such as forecasted growth rates and our cost of capital, are based on the best available market information and are consistent with our internal forecast and operating plans. The following table presents the aggregate fair value of our reporting units and aggregate book value of the reporting units as of December 31, 2013:

	Equity Book Value	Fair Value (1)
	(in thousands)
Aggregate values as of December 31, 2013	$932,946	$4,223,102

(1)	Fair Value is calculated using the discounted cash flow analysis described above.

Based upon our annual review as of December 31, 2013, using both the market capitalization approach and discounted cash flow analysis, there was no indication of a potential impairment and, therefore, the second step of the impairment test was not required and no impairment charge was necessary.

Deferred Taxes. As of December 31, 2013, we had deferred tax assets of $218.3 million, a component of which is our operating loss carry forward, net of existing valuation allowances. In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those jurisdictions during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carry back and carry forward periods), projected future taxable income, and tax-planning strategies in making this assessment. In order to fully realize the deferred tax assets, we will need to generate future taxable income before the expiration of the carry forwards governed by the tax code. Based on the current level of pretax earnings for financial reporting purposes and projected decreases in future depreciation and amortization, we will generate the minimum amount of future taxable income to support the realization of the deferred tax assets. Additionally, we have a significant amount of deferred tax liabilities that will reverse during the same period and jurisdiction and is of the same character as the temporary differences giving rise to the deferred tax assets. As a result, management believes that it is more likely than not that we will realize the benefits of these deferred tax assets, net of the existing valuation allowances at December 31, 2013. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced. Should we determine that we would not be able to realize all or part of our net deferred tax assets in the future, an adjustment to the deferred tax asset would be charged to income in the period such determination was made. For a more detailed description, see Note 6 of the Notes to the Consolidated Financial Statements.

Asset Retirement Obligations. We had an asset retirement obligation of $200.8 million as of December 31, 2013. This liability relates to our obligation upon the termination or non-renewal of a lease to dismantle and remove our billboard structures from the leased land and to reclaim the site to its original condition. We record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which they are incurred. The liability is capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. In calculating the liability, we calculate the present value of the estimated cost to dismantle using an average cost to dismantle, adjusted for inflation and market risk.

This calculation includes 100% of our billboard structures on leased land (which currently consist of approximately 72,000 structures). We use a 15-year retirement period based on historical operating experience in our core markets, including the actual time that billboard structures have been located on leased land in such markets and the actual length of the leases in the core markets, which includes the initial term of the lease, plus consideration of any renewal period. Historical third-party cost information is used to estimate the cost of dismantling of the structures and the reclamation of the site. The interest rate used to calculate the present value of such costs over the retirement period is based on our historical credit-adjusted risk free rate.

Stock-based Compensation. Stock-based compensation expense is based on the value of the portion of share-based payment awards that is ultimately expected to vest. Share-Based Payment Accounting requires the use of a valuation model to calculate the fair value of share-based awards. We have elected to use the Black-Scholes option-pricing model. The Black-Scholes option-pricing model incorporates various assumptions, including volatility, expected life and interest rates. The expected life is based on the observed and expected time to post-vesting exercise and forfeitures of stock options by our employees. Upon the adoption of Share-Based Payment Accounting, we used a combination of historical and implied volatility, or blended volatility, in deriving the expected volatility assumption as allowed under Share-Based Payment Accounting. The risk-free interest rate assumption is based upon observed interest rates appropriate for the term of our stock options. The dividend yield assumption is based on our history and expectation of dividend payouts. Share-Based Payment Accounting requires forfeitures to be estimated at the time of grant and revised, if necessary, in subsequent periods if actual forfeitures differ from those estimates. Forfeitures were estimated based on our historical experience. If factors change and we employ different assumptions in the application of Share-Based Payment Accounting in future periods, the compensation expense that we record under Share-Based Payment Accounting may differ significantly from what we have recorded in the current period. During 2013, we recorded $17.3 million as compensation expense related to stock options and employee stock purchases. We evaluate and adjust our assumptions on an annual basis. See Note 14 “Stock Compensation Plans” of the Notes to Consolidated Financial Statements for further discussion.

Allowance for Doubtful Accounts. We maintain allowances for doubtful accounts based on the payment patterns of our customers. Management analyzes historical results, the economic environment, changes in the credit worthiness of our customers, and other relevant factors in determining the adequacy of our allowance. Bad debt expense was $6.0 million, $5.4 million and $7.6 million or approximately 0.5%, 0.5% and 0.7% of net revenue for the years ended December 31, 2013, 2012, and 2011, respectively. If the future economic environment declines, the inability of customers to pay may occur and the allowance for doubtful accounts may need to be increased, which will result in additional bad debt expense in future years.

Quantitative and Qualitative Disclosures About Market Risk

We are exposed to interest rate risk in connection with variable rate debt instruments that we have issued. Loans under our senior credit facility bear interest at variable rates equal to the JPMorgan Chase Prime Rate or LIBOR plus the applicable margin. Because the JPMorgan Chase Prime Rate or LIBOR may increase or decrease at any time, we are exposed to market risk as a result of the impact that changes in these base rates may have on the interest rate applicable to borrowings under the senior credit facility. Increases in the interest rates applicable to borrowings under the senior credit facility would result in increased interest expense and a reduction in our net income.

At June 30, 2014, there was approximately $381.3 million of aggregate indebtedness outstanding under the senior credit facility, or approximately 19.9% of our outstanding long-term debt on that date, bearing interest at variable rates. The aggregate interest expense for the six months ended June 30, 2014, with respect to borrowings under the senior credit facility was $3.0 million, and the weighted average interest rate applicable to borrowings under this credit facility during the six months ended June 30, 2014, was 2.5%. Assuming that the weighted average interest rate was 200-basis points higher (that is 4.5% rather than 2.5%), then our six months ended June 30, 2014, interest expense would have been approximately $1.7 million higher resulting in a $1.0 million decrease in our six months ended June 30, 2014, net income.

We have attempted to mitigate the interest rate risk resulting from our variable interest rate long-term debt instruments by issuing fixed rate, long-term debt instruments and maintaining a balance over time between the amount of our variable rate and fixed rate indebtedness. In addition, we have the capability under the senior credit facility to fix the interest rates applicable to our borrowings at an amount equal to LIBOR plus the applicable margin for periods of up to twelve months (in certain cases, with the consent of the lenders), which would allow us to mitigate the impact of short-term fluctuations in market interest rates. In the event of an increase in interest rates, we may take further actions to mitigate our exposure. We cannot guarantee, however, that the actions that we may take to mitigate this risk will be feasible or that, if these actions are taken, they will be effective.

BUSINESS

General

We are one of the largest outdoor advertising companies in the United States based on number of displays and have operated under the Lamar name since 1902. We operate in a single operating and reporting segment, advertising. We rent advertising space on billboards, buses, shelters, benches and logo signs. As of June 30, 2014, we owned and operated approximately 145,000 billboard advertising displays in 44 states, Canada and Puerto Rico, approximately 130,000 logo advertising displays in 23 states and the province of Ontario, Canada, and operated over 40,000 transit advertising displays in 16 states, Canada and Puerto Rico. We offer our customers a fully integrated service, satisfying all aspects of their billboard display requirements from ad copy production to placement and maintenance.

Our Business

We operate three types of outdoor advertising displays: billboards, logo signs and transit advertising displays.

Billboards. We rent most of our advertising space on two types of billboards: bulletins and posters.

•	Bulletins are generally large, illuminated advertising structures that are located on major highways and target vehicular traffic.

•	Posters are generally smaller advertising structures that are located on major traffic arteries and city streets and target vehicular and pedestrian traffic.

In addition to these traditional billboards, we also rent space on digital billboards, which are generally located on major traffic arteries and city streets. As of June 30, 2014, we owned and operated over 1,900 digital billboard advertising displays in 41 states, Canada and Puerto Rico.

Logo signs. We rent advertising space on logo signs located near highway exits.

•	Logo signs generally advertise nearby gas, food, camping, lodging and other attractions.

We are the largest provider of logo signs in the United States. As of June 30, 2014, we operated 23 of the 26 privatized state logo sign contracts, constituting approximately 130,000 logo sign advertising displays in those 23 states and Canada.

Transit advertising displays. We also rent advertising space on the exterior and interior of public transportation vehicles, transit shelters and benches in over 60 markets. As of June 30, 2014, we operated over 40,000 transit advertising displays in 16 states, Canada and Puerto Rico.

Corporate History

We have operated under the Lamar name since our founding in 1902 and have been publicly traded on NASDAQ under the symbol “LAMR” since 1996. We completed a reorganization on July 20, 1999 that created our current holding company structure. At that time, the operating company (then called Lamar Advertising Company) was renamed Lamar Media Corp., and all of the operating company’s stockholders became stockholders of a new holding company. The new holding company then took the Lamar Advertising Company name, and Lamar Media Corp. became a wholly owned subsidiary of Lamar Advertising Company.

Where You Can Find More Information

We make our annual reports on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K, and amendments to these reports available free of charge through our website, www.lamar.com, as soon as reasonably practicable after filing them with, or furnishing them to, the Securities and Exchange Commission. Information contained on the website is not part of this prospectus.

Operating Strategies

We strive to be a leading provider of outdoor advertising services in each of the markets that we serve, and our operating strategies for achieving that goal include:

Continuing to Provide High Quality Local Sales and Service. We seek to identify and closely monitor the needs of our customers and to provide them with a full complement of high quality advertising services. Local advertising constituted approximately 78% of our net revenues for the year ended December 31, 2013, which management believes is higher than the industry average. We believe that the experience of our regional, territory and local managers has contributed greatly to our success. For example, our regional managers have been with us for an average of 31 years. In an effort to provide high quality sales and service at the local level, we employed approximately 825 local account executives as of December 31, 2013. Local account executives are typically supported by additional local staff and have the ability to draw upon the resources of our central office, as well as our offices in other markets, in the event business opportunities or customers’ needs support such an allocation of resources.

Continuing a Centralized Control and Decentralized Management Structure. Our management believes that, for our particular business, centralized control and a decentralized organization provide for greater economies of scale and are more responsive to local market demands. Therefore, we maintain centralized accounting and financial control over our local operations, but our local managers are responsible for the day-to-day operations in each local market and are compensated according to that market’s financial performance.

Continuing to Focus on Internal Growth. Within our existing markets, we seek to increase our revenue and improve cash flow by employing highly-targeted local marketing efforts to improve our display occupancy rates and by increasing advertising rates where and when demand can absorb rate increases. Our local offices spearhead this effort and respond to local customer demands quickly.

In addition, we routinely invest in upgrading our existing displays and constructing new displays. During the last ten years, we invested approximately $1.2 billion in capitalized expenditures, which include improvements to our existing displays and in constructing new displays. Our regular improvement and expansion of our advertising display inventory allows us to provide high quality service to our current advertisers and to attract new advertisers.

Continuing to Pursue Other Outdoor Advertising Opportunities. We plan to renew existing logo sign contracts and pursue additional logo sign contracts. Logo sign opportunities arise periodically, both from states initiating new logo sign programs and states converting from government-owned and operated programs to privately-owned and operated programs. Furthermore, we plan to pursue additional tourist oriented directional sign programs in both the United States and Canada and also other motorist information signing programs as opportunities present themselves. In addition, in an effort to maintain market share, we continue to pursue attractive transit advertising opportunities as they become available.

Reinvesting in Capital Expenditures Including Digital Technology. We have historically invested in capital expenditures, however, during 2009 and 2010, we significantly reduced our capital expenditures to position us to manage through the economic recession. As a result of the economic recovery, we began to reinvest in capital expenditures beginning in 2011. We spent approximately $106 million in total capital expenditures in fiscal 2013, of which $50.2 million was spent on digital technology. We expect our 2014 capitalized expenditures to closely approximate our spending in 2013.

Company Operations

Billboard Advertising

We rent most of our advertising space on two types of billboard advertising displays: bulletins and posters. As of June 30, 2014, we owned and operated approximately 145,000 billboard advertising displays in 44 states,

Canada and Puerto Rico. In 2013, we derived approximately 72% of our billboard advertising net revenues from bulletin sales and 28% from poster sales.

Bulletins are large, advertising structures (the most common size is fourteen feet high by forty-eight feet wide, or 672 square feet) consisting of panels on which advertising copy is displayed. We wrap advertising copy printed with computer-generated graphics on a single sheet of vinyl around the structure. To attract more attention, some of the panels may extend beyond the linear edges of the display face and may include three-dimensional embellishments. Because of their greater impact and higher cost, bulletins are usually located on major highways and target vehicular traffic. At June 30, 2014, we operated approximately 69,000 bulletin displays.

We generally rent individually-selected bulletin space to advertisers for the duration of the contract (usually one to twelve months). We also rent space on bulletins as part of a rotary plan under which we rotate the advertising copy from one bulletin location to another within a particular market at stated intervals (usually every sixty to ninety days) to achieve greater reach within that market.

Posters are smaller advertising structures (the most common size is eleven feet high by twenty-three feet wide, or 250 square feet; we also operate junior posters, which are five feet high by eleven feet wide, or 55 square feet). Poster panels utilize a single flexible sheet of polyethylene material that inserts into the face of the panel. Posters are concentrated on major traffic arteries and target vehicular traffic, and junior posters are concentrated on city streets and target hard-to-reach pedestrian traffic and nearby residents. At June 30, 2014, we operated approximately 76,000 poster displays.

In some cases, we rent poster space for thirty- and sixty-day periods in packages called “showings,” which comprise a given number of displays in a specified market area. We place and spread out the displays making up a showing in well-traveled areas to reach a wide audience in the particular market.

In addition to the traditional displays described above, we also rent space on digital billboards. Digital billboards are large electronic light emitting diode (LED) displays (the most common sizes are fourteen feet high by forty-eight feet wide, or 672 square feet; ten and a half feet high by thirty six feet wide, or 378 square feet; and ten feet high by twenty-one feet wide, or 210 square feet) that are generally located on major traffic arteries and city streets. Digital billboards are capable of generating over one billion colors and vary in brightness based on ambient conditions. They display completely digital advertising copy from various advertisers in a slide show fashion, rotating each advertisement approximately every 6 to 8 seconds. At June 30, 2014, we operated over 1,900 digital billboards in various markets, which represents approximately 16% of billboard advertising net revenue.

We own the physical structures on which the advertising copy is displayed. We build the structures on locations we either own or lease. In each local office one employee typically performs site leasing activities for the markets served by that office.

In the majority of our markets, our local production staffs perform the full range of activities required to create and install billboard advertising displays. Production work includes creating the advertising copy design and layout, coordinating its printing and installing the designs on the displays. We provide our production services to local advertisers and to advertisers that are not represented by advertising agencies, as most national advertisers represented by advertising agencies use preprinted designs that require only our installation. Our talented design staff uses state-of-the-art technology to prepare creative, eye-catching displays for our customers. We can also help with the strategic placement of advertisements throughout an advertiser’s market by using software that allows us to analyze the target audience and its demographics. Our artists also assist in developing marketing presentations, demonstrations and strategies to attract new customers.

In marketing billboard displays to advertisers, we compete with other forms of out-of-home advertising and other media. When selecting the media and provider through which to advertise, advertisers consider a number of factors and advertising providers which are described in the section entitled “— Competition” below.

Logo Sign Advertising

We entered the logo sign advertising business in 1988 and have become the largest provider of logo sign services in the United States, operating 22 of the 26 privatized state logo contracts. We erect logo signs, which generally advertise nearby gas, food, camping, lodging and other attractions, and directional signs, which direct vehicle traffic to nearby services and tourist attractions, near highway exits. As of June 30, 2014, we operated over 42,000 logo sign structures containing approximately 130,000 logo advertising displays in the United States and Canada.

We operate the logo sign contracts in the province of Ontario, Canada and in the following states:

Colorado	Louisiana	Montana	Oklahoma
Delaware	Maine	Nebraska	South Carolina
Florida	Michigan	Nevada	Utah
Georgia	Minnesota	New Jersey	Virginia
Kansas	Mississippi	New Mexico	Wisconsin
Kentucky	Missouri(1)	Ohio

(1)	The logo sign contract in Missouri is operated by a 66 2/3% owned partnership.

We also operate the tourist oriented directional signing (“TODS”) programs for the states of Colorado, Kansas, Kentucky, Louisiana, Michigan, Missouri, Montana, Nebraska, Nevada, New Jersey, Ohio, South Carolina, Virginia and the province of Ontario, Canada.

Our logo and TODS operations are decentralized. Generally, each office is staffed with an experienced local general manager, local sales and office staff and a local signing sub-contractor. This decentralization allows the management staff of Interstate Logos, L.L.C. (the subsidiary that operates all of the logo and directional sign-related businesses) to travel extensively to the various operations and serve in a technical and management advisory capacity and monitor regulatory and contract compliance. We also run a silk screening operation in Baton Rouge, Louisiana and a display construction company in Atlanta, Georgia.

State logo sign contracts represent the exclusive right to erect and operate logo signs within a state for a period of time. The terms of the contracts vary, but generally range from five to ten years, with additional renewal terms. Each logo sign contract generally allows the state to terminate the contract prior to its expiration and, in most cases, with compensation for the termination to be paid to us. When a logo sign contract expires, we transfer ownership of the advertising structures to the state. Depending on the contract, we may or may not be entitled to compensation at that time. Of our 24 logo sign contracts in place, in the United States and Canada, at June 30, 2014, four are subject to renewal in 2014.

States usually award new logo sign contracts and renew expiring logo sign contracts through an open proposal process. In bidding for new and renewal contracts, we compete against three other national logo sign providers, as well as local companies based in the state soliciting proposals.

In marketing logo signs to advertisers, we compete with other forms of out-of-home advertising and other media. When selecting the media and provider through which to advertise, advertisers consider a number of factors and advertising providers which are described in the section entitled “— Competition” below.

Transit Advertising

We entered into the transit advertising business in 1993 as a way to complement our existing business and maintain market share in certain markets. Transit contracts are generally with the local municipalities and allow us the exclusive right to rent advertising space to customers on buses, benches or shelters. The terms of the contracts vary but generally range between 5-15 years, many with renewable options for contract extension. We provide transit advertising displays on bus shelters, benches and buses in over 60 transit markets, and our production staff provides a full range of creative and installation services to our transit advertising customers. As of June 30, 2014, we operated over 40,000 transit advertising displays in 16 states, Canada and Puerto Rico.

Municipalities usually award new transit advertising contracts and renew expiring transit advertising contracts through an open bidding process. In bidding for new and renewal contracts, we compete against national outdoor advertising providers and local, on-premise sign providers and sign construction companies. Transit advertising operators incur start-up costs to build and install the advertising structures (such as transit shelters) upon being awarded contracts.

In marketing transit advertising displays to advertisers, we compete with other forms of out-of-home advertising and other media. When selecting the media and provider through which to advertise, advertisers consider a number of factors and advertising providers which are described in the section entitled “—Competition” below.

Competition

Although the outdoor advertising industry has encountered a wave of consolidation, the industry remains fragmented. The industry is comprised of several large outdoor advertising and media companies with operations in multiple markets, as well as smaller, local companies operating a limited number of structures in one or a few local markets.

Although we primarily focus on small to mid-size markets where we can attain a strong market share, in each of our markets, we compete against other providers of outdoor advertising and other types of media, including:

•

Larger outdoor advertising providers, such as (i) Clear Channel Outdoor Holdings, Inc., which operates billboards, street furniture displays, transit displays and other out-of-home advertising displays in North America and worldwide and (ii) CBS Outdoor Americas Inc., which operates traditional outdoor, street furniture and transit advertising properties in North America and worldwide. Clear Channel Outdoor and CBS Outdoor each have corporate relationships with large media conglomerates and may have greater total resources, product offerings and opportunities for cross-selling than we do.

•	Broadcast and cable television, radio, print media, direct mail marketing, the internet, social media and applications used in conjunction with wireless devices.

•

An increasing variety of out-of-home advertising media, such as advertising displays in shopping centers, malls, airports, stadiums, movie theaters and supermarkets and advertising displays on taxis, trains and buses.

In selecting the form of media through which to advertise, advertisers evaluate their ability to target audiences having a specific demographic profile, lifestyle, brand or media consumption or purchasing behavior or audiences located in, or traveling through, a particular geography. Advertisers also compare the relative costs of available media, evaluating the number of impressions (potential viewings), exposure (the opportunity for advertising to be seen) and circulation (traffic volume in a market), as well as potential effectiveness, quality of related services (such as advertising copy design and layout) and customer service. In competing with other media, we believe that outdoor advertising is relatively more cost-efficient than other media, allowing advertisers to reach broader audiences and target specific geographic areas or demographics groups within markets.

We believe that our strong emphasis on sales and customer service and our position as a major provider of advertising services in each of our primary markets enables us to compete effectively with the other outdoor advertising companies, as well as with other media, within those markets.

Geographic Diversification

Our advertising displays are geographically diversified across the United States, Canada and Puerto Rico. The following table sets forth information regarding the geographic diversification of our advertising displays, which are listed in order of contributions to total revenue. Markets with less than 1% of total displays are grouped in the category “all other United States and Puerto Rico”.

	Percentage of Revenues for the year ended, December 31, 2013					Number of Displays for the year ended, December 31, 2013
Market	Static Billboard Displays	Digital Billboard Displays	Transit Displays	Logo Displays	Total Displays	Static Billboard Displays	Digital Billboard Displays	Transit Displays	Logo Displays	Total Displays	Percentage of Total Displays
New York, NY	3.5%	0.2%	0.0%	0.0%	2.8%	1,222	9	—	—	1,231	0.4%
Pittsburg, PA	2.6%	4.1%	2.9%	0.0%	2.7%	3,279	49	838	—	4,166	1.4%
Gary, IN	2.1%	4.4%	0.0%	0.0%	2.2%	1,909	86	—	—	1,995	0.7%
Las Vegas, NV	1.8%	2.2%	0.0%	0.0%	1.7%	901	28	—	—	929	0.3%
Oklahoma City, OK	1.9%	1.7%	0.0%	0.0%	1.7%	2,803	24	—	—	2,827	0.9%
San Bernardino, CA	1.7%	1.5%	1.6%	0.0%	1.6%	1,039	11	1,151	—	2,201	0.7%
Cincinnati, OH	1.2%	3.6%	0.0%	0.0%	1.4%	1,266	30	—	—	1,296	0.4%
Vancouver, Canada	0.4%	0.0%	24.4%	0.0%	1.4%	—	—	5,748	—	5,748	1.9%
Hartford, CT	1.5%	2.1%	0.2%	0.0%	1.4%	1,005	20	56	—	1,081	0.4%
Richmond, VA	1.4%	1.8%	0.0%	0.0%	1.3%	1,403	28	—	—	1,431	0.5%
Knoxville, TN	1.6%	0.6%	0.0%	0.0%	1.3%	2,151	11	—	—	2,162	0.7%
Dallas, TX	1.5%	0.6%	0.0%	0.0%	1.2%	1,194	10	—	—	1,204	0.4%
Birmingham, AL	1.3%	1.5%	0.0%	0.0%	1.2%	1,647	21	—	—	1,668	0.6%
Baton Rouge, LA	1.3%	1.7%	0.0%	0.0%	1.2%	1,596	35	—	—	1,631	0.5%
Nashville, TN	1.3%	1.4%	0.0%	0.0%	1.2%	1,710	23	—	—	1,733	0.6%
Atlanta, GA	1.1%	2.1%	0.0%	0.0%	1.2%	813	36	—	—	849	0.3%
Buffalo, NY	1.2%	1.1%	2.5%	0.0%	1.2%	1,010	17	1,871	—	2,898	1.0%
Austin, TX	1.4%	0.4%	0.0%	0.0%	1.1%	960	3	—	—	963	0.3%
Gulfport, MS	1.1%	1.0%	0.0%	0.0%	1.0%	1,017	13	—	—	1,030	0.3%
Tulsa, OK	1.0%	1.5%	0.0%	0.0%	1.0%	1,721	19	—	—	1,740	0.6%
Kansas City, MO	0.9%	1.9%	0.0%	0.0%	1.0%	794	21	—	—	815	0.3%
Jackson, MS	0.8%	2.5%	0.0%	0.0%	1.0%	1,119	48	—	—	1,167	0.4%

All US Logo Programs	0.0%	0.0%	0.0%	91.0%	5.4%	—	—	—	115,737	115,737	38.2%
All Other United States and Puerto Rico	67.2%	62.2%	54.6%	0.0%	61.4%	112,688	1,339	23,694	—	137,721	45.4%

All Other Canada	0.1%	0.1%	13.8%	9.0%	1.4%	164	2	4,621	4,228	9,015	3.0%
Total	100.0%	100.0%	100.0%	100.0%	100.0%	143,411	1,883	37,979	119,965	303,238	100.0%
Total Revenue (in millions)	$919.4	$184.1	$75.0	$67.3	$1,245.8

Taxable REIT Subsidiaries

During the course of 2013 and the early part of 2014, we completed an internal corporate restructuring resulting in a structure that is intended to be in compliance with certain REIT qualification requirements for the 2014 taxable year. Following this restructuring, we now hold and operate certain of our assets that cannot be held and operated directly by a REIT through taxable REIT subsidiaries, or TRSs. A TRS is a subsidiary of a REIT that pays corporate taxes on its taxable income. The assets held in our TRSs primarily consist of our transit advertising business, advertising services business and our foreign operations in Canada and Puerto Rico. Our TRS assets and operations will continue to be subject, as applicable, to U.S. federal and state corporate income taxes. Furthermore, our assets and operations outside the United States will continue to be subject to foreign taxes in the jurisdictions in which those assets and operations are located. Net income from our TRSs will either be retained by our TRSs and used to fund their operations, or distributed to us, where it will be reinvested by us in our business or be available for distribution to Lamar Advertising’s stockholders. As of December 31, 2013, we estimate that revenue generated by our TRSs in the aggregate would have been approximately $200 million.

Customers

Our customer base is also diverse. The table below sets forth the ten industries from which we derived most of our billboard advertising revenues for the year ended December 31, 2013, as well as the percentage of billboard advertising revenues attributable to the advertisers in those industries. The individual advertisers in these industries accounted for approximately 72% of our billboard advertising net revenues in the year ended December 31, 2013. No individual advertiser accounted for more than 1.0% of our billboard advertising net revenues in that period.

Categories	Percentage of Net Billboard Advertising Revenues
Restaurants	13%
Retailers	11%
Health Care	10%
Service	9%
Amusement—Entertainment/Sports	7%
Automotive	7%
Gaming	5%
Financial—Banks, Credit Unions	4%
Telecommunications	3%
Hotels and Motels	3%

72%

Regulation

Outdoor advertising is subject to governmental regulation at the federal, state and local levels. Regulations generally restrict the size, spacing, lighting and other aspects of advertising structures and pose a significant barrier to entry and expansion in many markets.

Federal law, principally the Highway Beautification Act of 1965 (the “HBA”), regulates outdoor advertising on Federal — Aid Primary, Interstate and National Highway Systems roads. The HBA requires states, through the adoption of individual Federal/State Agreements, to “effectively control” outdoor advertising along these roads, and mandates a state compliance program and state standards regarding size, spacing and lighting. The HBA requires any state or political subdivision that compels the removal of a lawful billboard along a Federal — Aid Primary or Interstate highway to pay just compensation to the billboard owner.

All states have passed billboard control statutes and regulations at least as restrictive as the federal requirements, including laws requiring the removal of illegal signs at the owner’s expense (and without compensation from the state). Although we believe that the number of our billboards that may be subject to removal as illegal is immaterial, and no state in which we operate has banned billboards entirely, from time to time governments have required us to remove signs and billboards legally erected in accordance with federal, state and local permit requirements and laws. Municipal and county governments generally also have sign controls as part of their zoning laws and building codes. We contest laws and regulations that we believe unlawfully restrict our constitutional or other legal rights and may adversely affect the growth of our outdoor advertising business.

Using federal funding for transportation enhancement programs, state governments have purchased and removed billboards for beautification, and may do so again in the future. Under the power of eminent domain, state or municipal governments have laid claim to property and forced the removal of billboards. Under a concept called amortization by which a governmental body asserts that a billboard operator has earned compensation by continued operation over time, local governments have attempted to force removal of legal but nonconforming billboards (i.e., billboards that conformed to applicable zoning regulations when built but which do not conform to current zoning regulations). Although the legality of amortization is questionable, it has been upheld in some instances. Often, municipal and county governments also have sign controls as part of their zoning laws, with some local governments prohibiting construction of new billboards or allowing new construction only to replace existing structures. Although we have generally been able to obtain satisfactory compensation for those of our billboards purchased or removed as a result of governmental action, there is no assurance that this will continue to be the case in the future.

We have also introduced and intend to expand the deployment of digital billboards that display static digital advertising copy from various advertisers that change every 6 to 8 seconds. We have encountered some existing regulations that restrict or prohibit these types of digital displays but it has not yet materially affected our digital deployment. Since digital billboards have only recently been developed and introduced into the market on a large scale, however, existing regulations that currently do not apply to them by their terms could be revised to impose greater restrictions. These regulations may impose greater restrictions on digital billboards due to alleged concerns over aesthetics or driver safety.

In January 2013, Scenic America, Inc., a nonprofit membership organization, filed a lawsuit against the U.S. Department of Transportation (“USDOT”) and the Federal Highway Administration (“FHWA”). The complaint alleged that (i) the FHWA exceeded its authority when the agency issued the 2007 Guidance to assist its division offices in evaluating state regulations that authorize the construction and operation of digital billboards that are in conformance with restrictions on “intermittent”, “flashing” or “moving” lights, which restrictions are contained in the individual Federal/State Agreements that implement the provisions of the HBA (the “2007 Guidance”), and in issuing the 2007 Guidance, the FHWA violated the Administrative Procedures Act (“APA”) by not first engaging in formal rulemaking, (ii) the 2007 Guidance violated the HBA because it adopted “a new lighting standard” without first amending the provisions of the Federal/State Agreements and (iii) the 2007 Guidance violates the HBA because digital billboards are themselves “inconsistent with customary use” of outdoor advertising, as that term is used in the HBA. As the principal remedy for these alleged violations, the complaint sought an injunction vacating the 2007 Guidance. On June 20, 2014, the U.S. District Court for the District of Columbia dismissed all challenges made by Scenic America to the 2007 Guidance finding that (i) the 2007 Guidance was an interpretive and not a substantive rule and, therefore, did not violate the APA, (ii) the 2007 Guidance did not infringe on the Federal/State Agreements and (iii) the 2007 Guidance is consistent with “customary use” and, therefore, did not violate the HBA. Scenic America filed a notice of appeal from the District Court’s judgment to the D.C. Circuit Court of Appeals on August 7, 2014.

On December 30, 2013, USDOT and FHWA published a Notice encouraging states to work with the FHWA to review their Federal/State Agreements, most of which were put in place in the late 1960s and early 1970s, to determine if amendments are advisable. FHWA encouraged each state to work with their FHWA division offices to amend its Federal/State Agreement so that it is consistent with the state’s current outdoor advertising objectives and address the evolving technology being used or that could be used in the future by the outdoor industry. The Notice details a multi-step process to achieve this goal. The Notice does not make any reference to the 2007 Guidance, nor does it recommend or require any specific substantive amendments to a state’s Federal/State Agreement. It is uncertain whether the FHWA Notice will have any effect on current federal, state or local regulation of outdoor advertising signs or on the above referenced Scenic America law suit. To the extent that any Federal/State Agreements are amended in a manner that places new restrictions on outdoor advertising, it could have a material adverse effect on our business, results of operations or financial condition.

Relatively few large scale studies have been conducted to date regarding driver safety issues, if any, related to digital billboards. On December 30, 2013, the results of a study conducted by USDOT and FHWA that looked at the effect of digital billboards and conventional billboards on driver visual behavior were issued. The conclusions of the report indicated that the presence of digital billboards did not appear to be related to a decrease in looking toward the road ahead and were generally within acceptable thresholds. The report cautioned, however, that it adds to the knowledge base but does not present definitive answers to the research questions investigated. Accordingly, the results of this or other studies may result in regulations at the federal or state level that impose greater restrictions on digital billboards. Any new restrictions on digital billboards could have a material adverse effect on both our existing inventory of digital billboards and our plans to expand our digital deployment, which could have a material adverse effect on our business, results of operations and financial condition.

Legal Proceedings

From time to time, we are involved in litigation in the ordinary course of business, including disputes involving advertising contracts, site leases, employment claims and construction matters. We are also involved in routine administrative and judicial proceedings regarding billboard permits, fees and compensation for condemnations. We are not a party to any lawsuit or proceeding which, in the opinion of management, is likely to have a material adverse effect on us.

Properties

Our management headquarters is located in Baton Rouge, Louisiana. We also own 120 local operating facilities with front office administration and sales office space connected to back-shop poster and bulletin production space. In addition, we lease an additional 124 operating facilities at an aggregate lease expense for 2013 of approximately $7.1 million.

We own approximately 6,900 parcels of property beneath our advertising displays. As of December 31, 2013, we leased approximately 75,900 outdoor sites, accounting for an annualized lease expense of approximately $208.9 million. This amount represented approximately 19% of billboard advertising net revenues for that period. These leases are for varying terms ranging from month-to-month to a term of over ten years, and many provide us with renewal options. Our lease agreements generally permit us to use the land for the construction, repair and relocation of outdoor advertising displays, including all rights necessary to access and maintain the site. Approximately 61% of our leases will expire or be subject to renewal in the next 5 years, 14% will expire or be subject to renewal in 6 to 10 years and 25% thereafter. There is no significant concentration of displays under any one lease or subject to negotiation with any one landlord. An important part of our management activity is to manage our lease portfolio and negotiate suitable lease renewals and extensions.

The following table illustrates the number of leased and owned sites by state as of December 31, 2013, which is sorted from greatest to least in number and percentage of leased sites. States in which we lease less than 2% of our portfolio are grouped in the category “all other states”.

State	# of billboard leased sites	% of total	# of owned billboard sites	% of total
Pennsylvania	6,499	8.7%	1,170	16.8%
Texas	6,399	8.6%	633	9.1%
California	5,182	6.9%	129	1.9%
Ohio	3,804	5.1%	358	5.2%
Louisiana	3,624	4.8%	448	6.4%
Alabama	3,499	4.7%	447	6.4%
Tennessee	3,144	4.2%	267	3.8%
Florida	3,111	4.2%	382	5.5%
North Carolina	2,969	4.0%	133	1.9%
New York	2,575	3.4%	186	2.7%
Missouri	2,520	3.4%	225	3.2%
Mississippi	2,270	3.0%	300	4.3%
Georgia	2,249	3.0%	178	2.6%
Wisconsin	2,248	3.0%	266	3.8%
Indiana	2,210	3.0%	237	3.4%
Michigan	2,044	2.7%	187	2.7%
Oklahoma	2,031	2.7%	109	1.6%
Virginia	1,872	2.5%	120	1.7%
All Other States	17,605	22.1%	1,175	16.9%

	75,855	100.0%	6,950	100.0%

Contract Expirations

We derive revenues primarily from renting advertising space to customers on our advertising displays. Our contracts with customers generally cover periods ranging from one week to one year and are generally billed every four weeks. Since contract terms are short-term in nature, revenues by year of contract expiration are not considered meaningful.

Employees

We employed approximately 3,000 people as of December 31, 2013. Approximately 200 employees were engaged in overall management and general administration at our management headquarters in Baton Rouge, Louisiana, and the remainder, including approximately 825 local account executives, were employed in our operating offices.

Fifteen of our local offices employ billposters and construction personnel who are covered by collective bargaining agreements. We believe that our relationship with our employees, including our 117 unionized employees, is good, and we have never experienced a strike or work stoppage.

Inflation

In the last three years, inflation has not had a significant impact on us.

Seasonality

Our revenues and operating results are subject to seasonality. Typically, we experience our strongest financial performance in the summer and fall, and our weakest financial performance in the first quarter of the calendar year, partly because retailers cut back their advertising spending immediately following the holiday shopping season. We expect this trend to continue in the future. Because a significant portion of our expenses is fixed, a reduction in revenues in any quarter is likely to result in a period-to-period decline in operating performance and net earnings.

MANAGEMENT

Our directors serve until the next annual meeting of stockholders and until their successors are elected and qualified. Our officers serve until the board meeting immediately following the next annual meeting of stockholders and until their successors are elected and qualified.

The following table sets forth the name, position and, as of June 30, 2014, age of each of our directors and executive officers.

Name	Age	Title
Kevin P. Reilly, Jr.	59	President and Director
Sean E. Reilly	53	Chief Executive Officer and Director
Keith A. Istre	61	Treasurer, Chief Financial Officer and Director
Charles Brent McCoy	63	Director

Kevin P. Reilly, Jr. has served as our President since July 1999 and as President of Lamar Advertising since February 1989. Mr. Reilly also served as our Chief Executive Officer from July 1999 to February 2011 and as Chief Executive Officer of Lamar Advertising from February 1989 to February 2011. He has served as our director since July 1999 and as a director of Lamar Advertising since February 1984. Mr. Reilly served as the President of Lamar Advertising’s Outdoor Division from 1984 to 1989. Mr. Reilly, an employee since 1978, has also served as General Manager of the Baton Rouge Region and Vice President and General Manager of the Louisiana Region. Mr. Reilly received a B.A. from Harvard University in 1977. Kevin Reilly has unparalleled knowledge of our business and operating history, is directly involved with the management of the company on a daily basis and has front-line exposure to the challenges that we face and opportunities that we are presented.

Sean E. Reilly has served as our Chief Executive Officer and as Chief Executive Officer of Lamar Advertising since February 2011. Prior to becoming Chief Executive Officer, Mr. Reilly served as our Chief Operating Officer and as Chief Operating Officer and President of Lamar Advertising’s Outdoor Division from November 2001 to February 2011. Mr. Reilly also held the position of Vice President of Mergers and Acquisitions. He began working with Lamar Advertising as Vice President of Mergers and Acquisitions in 1987 and served in that capacity until 1994. Mr. Reilly has served as our director since July 1999, and he also served as a director of Lamar Advertising from 1989 to 1996 and from 1999 until 2003. Mr. Reilly was the Chief Executive Officer of Wireless One, Inc., a wireless cable television company, from 1994 to 1997, after which he rejoined Lamar Advertising. Mr. Reilly received a B.A. from Harvard University in 1984 and a J.D. from Harvard Law School in 1989. Sean Reilly provides the board with valuable media industry experience from both inside and outside the company.

Keith A. Istre has served as our Chief Financial Officer since July 1999 and as Lamar Advertising’s Chief Financial Officer since February 1989. He has served as our director since July 1999 and served as a director of Lamar Advertising from February 1989 to May 2003. Mr. Istre joined Lamar Advertising as Controller in 1978 and became Treasurer in 1985. Prior to joining Lamar Advertising, Mr. Istre was employed by a public accounting firm in Baton Rouge from 1975 to 1978. Mr. Istre graduated from the University of Southwestern Louisiana in 1974 with a degree in Accounting. Keith Istre brings extensive financial experience and a deep knowledge of our business and operating history to the board.

Charles Brent McCoy has served as Executive Vice President of Business Development of Lamar Advertising since May 2004. Mr. McCoy has served as our director since January 2009. He currently serves on several other boards, including Pennington Biomedical Research Foundation, Blue Cross Blue Shield of Louisiana, and the Baton Rouge Advisory Board of Iberia Bank. Mr. McCoy received a B.A. from Emory University in 1973 and an M.B.A. from Stanford University in 1976. Charles Brent McCoy brings extensive experience in business and the banking sector to the board.

Family Relationships

Kevin P. Reilly, Jr., our Chairman and President, and Sean E. Reilly, our Chief Executive Officer, are siblings.

EXECUTIVE COMPENSATION

The following discussion and tables set forth certain compensation information for our Chief Executive Officer and each of our other executive officers for their positions with Lamar Advertising. We do not pay any additional compensation for their positions with us.

Compensation Discussion and Analysis

Lamar Advertising’s Compensation Committee has responsibility for establishing, implementing and maintaining the compensation program for Lamar Advertising’s Chairman of the Board and President, Chief Executive Officer and Chief Financial Officer, which we refer to herein as the “named executive officers.” This Compensation Discussion and Analysis sets forth the objectives and material elements of the compensation paid to the named executive officers for fiscal 2013.

Executive Compensation Philosophy

The primary objective of Lamar Advertising’s executive compensation program is to retain and reward executive officers who contribute to its long-term success. Lamar Advertising believes this requires a competitive compensation structure both as compared to similarly situated companies in the media industry and other companies that are Lamar Advertising’s peers in terms of annual revenues. Additionally, Lamar Advertising seeks to align a significant portion of executive officer compensation to the achievement of specified company performance goals. Incentive cash bonuses are included to drive executive performance by having pay at risk so that a significant portion of potential cash compensation is tied to goal achievement. Lamar Advertising also includes performance-based equity grants as a significant component of prospective executive compensation so that the value of a portion of executive compensation is tied directly to the performance of Lamar Advertising’s Class A Common Stock. In addition, the Compensation Committee instituted a discretionary bonus program in 2008. This program was adopted as an acknowledgement that compensation might be warranted for reasons outside the scope of the performance metrics used in Lamar Advertising’s incentive programs.

Use of Compensation Consultants and Peer Group Data

Lamar Advertising’s Compensation Committee did not consult with any compensation consultants in conjunction with its executive officer compensation determinations for fiscal 2013. The Committee originally developed the basic framework for its executive compensation program in conjunction with a compensation consultant and has continued to use this framework for its executive compensation determinations for fiscal 2013. The Committee did not seek to set executive officer compensation to a specific percentile of the range of total compensation represented by a specified peer group when making its executive compensation determinations for fiscal 2013.

Material Elements of Executive Officer Compensation

The key elements of compensation for Lamar Advertising’s executive officers are: base salaries, performance-based cash incentive awards, performance-based equity awards and discretionary cash bonus awards. Executives may also participate, on the same terms as all other employees, in a 401(k) retirement savings plan and health and welfare benefits.

Base Salary. Lamar Advertising pays a base salary to each of the named executive officers. The objective of base salary is to provide a fixed component of cash compensation to the executive that reflects the level of responsibility associated with the executive’s position and is competitive with the base compensation the executive could earn in a similar position at comparable companies. Base salary for Lamar Advertising’s named executive officers is reviewed annually in light of market compensation, tenure, individual performance, Lamar Advertising’s performance and other subjective considerations. Typically, Lamar Advertising’s Chairman of the

Board and President makes recommendations to the Compensation Committee with regard to base salary for the executive officers that he believes are justified in light of these considerations.

In March 2013, the Compensation Committee reviewed current base salaries in conjunction with Lamar Advertising’s Chairman of the Board and President in the context of Lamar Advertising’s current performance and the overall economic environment. The Committee considered Lamar Advertising’s performance in 2012 and budget for 2013. In light of all factors, the Committee determined to increase the base salary for Mr. Keith Istre, Lamar Advertising’s Chief Financial Officer, to $500,000 effective April 1, 2013, and that no increases to base salaries were warranted for the Chairman of the Board and President and Chief Executive Officer. Accordingly, the Committee approved the base salaries for Mr. Kevin P. Reilly, Jr. and Mr. Sean E. Reilly at their current levels, which have remained unchanged since 2006 and 2012, respectively.

Performance-Based Incentive Compensation. Lamar Advertising’s incentive compensation program consists of two types of awards that are granted under Lamar Advertising’s 1996 Equity Incentive Plan, as amended: (i) a performance-based incentive cash bonus and (ii) a performance-based incentive equity award. This compensation program was designed by the Committee to link a significant portion of overall executive officer compensation to the achievement of enumerated performance targets while maximizing Lamar Advertising’s ability to deduct named executive officer compensation for tax purposes under Section 162(m) of the Internal Revenue Code (the “Code”). By including a fixed share equity award as a significant portion of executive compensation, the aggregate value of each executive officer’s compensation is dependent on the performance of Lamar Advertising’s Class A Common Stock.

Incentive Cash Bonus. The Committee sets target amounts for incentive cash bonuses for each of the named executive officers with corresponding performance goals. The Committee reviews those target amounts annually based the executive’s roles and responsibilities, Lamar Advertising’s performance, and the current economic environment. In light of changes to their roles and responsibilities, the Committee determined to reduce the target incentive cash bonus of the Chairman of the Board and President from $400,000 in 2012 to $250,000 in 2013 and increase the target incentive cash bonus of the Chief Executive Officer from $250,000 in 2012 to $400,000 in 2013. In line with its determination with respect to the base salary of the Chief Financial Officer, Mr. Istre’s target cash amount for 2013 was increased from $250,000 to $300,000. The Committee then approved the performance goals for 2013 pursuant to which any payout of incentive cash bonus awards would be based. The Committee also continued its practice of providing the possibility of higher payouts that provide incentives for superior performance above the 100% targeted levels of achievement, which can result in an incentive cash bonus in an amount that is up to 200% of the target amount.

When setting the performance goals for the executive officers’ incentive cash bonuses for fiscal 2013, the Committee met with management to review current operating budgets and financial projections along with any current initiatives that could impact Lamar Advertising’s anticipated 2013 results. The Committee determined that Lamar Advertising’s pro forma net revenue growth and pro forma earnings before interest, taxes, depreciation and amortization and adjusted for gain or loss on disposition of assets and investments (referred to herein as “EBITDA”) growth are the appropriate measures on which to base incentive compensation as these measures are the primary measures used by both management and the investor community to evaluate Lamar Advertising’s performance. In light of Lamar Advertising’s consideration of an election to REIT status for tax purposes and related expenses, which were difficult to predict, operating budgets were prepared without consideration of potential REIT expenses and pro forma EBITDA was calculated exclusive of REIT-related costs.

The Committee’s goal when determining the specific performance thresholds is to set target (100%) goal achievement at a challenging but achievable level based on the 2013 operating budget in order to provide appropriate incentives for management in the context of the current fiscal year’s projected results and current business plan. To align Lamar Advertising’s performance and the level of award achievement, the Committee maintained the increased threshold established in 2011 for minimum achievement of both cash incentive and equity incentive awards, which is 65% of the target amount. The 2013 performance goals for incentive cash bonuses were based on achievement of pro forma revenue growth and pro forma EBITDA growth for fiscal 2013 over fiscal 2012 with 50% of the total bonus amount tied to each metric. Tables setting forth the actual performance thresholds for fiscal 2013 are set forth below.

In February 2014, the Committee reviewed Lamar Advertising’s 2013 performance. Lamar Advertising continued to manage its balance sheet in 2013 and redeemed $350,000,000 in aggregate principal amount of its 9 3/4% Senior Notes due 2014 despite revenue that was below budgeted amounts. Lamar Advertising also completed an internal corporate restructuring at the end of 2013 related to its consideration of an election to be taxed as a REIT under the Code.

Following this review, the Committee certified that (i) Lamar Advertising’s pro forma net revenue growth did not meet the threshold of 65% of the budget and, therefore, did not result in a cash incentive bonus for fiscal 2013 based on revenue, and (ii) Lamar Advertising’s pro forma EBITDA growth resulted in attainment of 70% of each executive officer’s target cash incentive bonus for fiscal 2013 based on EBITDA. The total 2013 cash incentive bonus for each executive is set forth below and is reflected in the Non-Equity Incentive Plan Compensation column of the 2013 Summary Compensation Table.

Incentive Cash Bonus

	2013 Awards
	Portion (50%) Based on Pro Forma Net Revenue Growth ($)	Portion (50%) Based on Pro Forma EBITDA Growth ($)	Total ($)
Kevin P. Reilly, Jr. Chairman of the Board and President	0	87,500	87,500

Sean E. Reilly Chief Executive Officer	0	140,000	140,000

Keith A. Istre Chief Financial Officer and Treasurer	0	105,000	105,000

Incentive Equity Awards. The Committee also determined the target amount of incentive equity awards for each of the named executive officers at its March 2013 meeting. These target equity award amounts were set at 44,000 shares for both Kevin P. Reilly, Jr. and Sean E. Reilly, which are the same fixed share amounts used since 2006. The Committee increased the target amount of incentive equity awards for Keith A. Istre from 26,000 shares to 34,000 shares. The Committee reaffirmed its belief that fixed shares amounts provided appropriate incentives and alignment with stockholders interests.

Under the terms of Lamar Advertising’s incentive equity award program, no shares of stock are issued unless and until the relevant performance goals have been met and certified by the Compensation Committee. Any earned shares are issued as soon as practicable following such certification and are fully vested at the time of issuance. The Committee feels that the use of stock awards as a part of its compensation program aligns executive compensation to the creation of stockholder value but not to such an extent that it would create incentives for executives to focus solely on short term stock appreciation to the exclusion of long term strategy.

The pro forma revenue growth and pro forma EBITDA growth metrics for fiscal 2013 over fiscal 2012 used in the context of the incentive cash awards were used to determine the achievement of incentive equity awards, except that the amounts were calculated after giving effect to the payment of executive officer cash incentive bonus awards and excluded REIT-related expenses in 2013. In addition, unlike incentive cash awards, there is no opportunity to achieve greater than 100% of the target equity awards. On that basis, (i) Lamar Advertising’s pro forma net revenue growth did not result in an incentive equity award for 2013 based on revenue and (ii) Lamar Advertising’s pro forma EBITDA growth resulted in attainment of 70% of each executive officer’s target incentive equity award for 2013 based on EBITDA. The total 2013 incentive equity awards earned by each executive is set forth below and reflected in the Stock Awards column of the 2013 Summary Compensation Table (see footnote 1 to the 2013 Summary Compensation Table, which describes the assumptions underlying the calculation of the aggregate grant date fair value of these awards).

Incentive Equity Awards

	2013 Awards
	Portion (50%) Based on Pro Forma Net Revenue Growth (#)	Portion (50%) Based on Pro Forma EBITDA Growth (#)	Total Shares Class A Common Stock (#)
Kevin P. Reilly, Jr. Chairman of the Board and President	0	15,400	15,400

Sean E. Reilly Chief Executive Officer	0	15,400	15,400

Keith A. Istre Chief Financial Officer and Treasurer	0	11,900	11,900

The tables that follow set forth the level of pro forma net revenue and pro forma EBITDA growth required for fiscal 2013 over fiscal 2012 to achieve the stated percentage of target incentive awards for Lamar Advertising’s named executive officers, as set by the Committee in March 2013. These goals relate to achievement of both incentive cash and incentive equity awards, except that equity awards cannot exceed their target amount irrespective of goal achievement in excess of the 100% level.

2013 POTENTIAL INCENTIVE AWARDS

Pro Forma Net Revenue Growth(1) — 50%

Incentive Cash Bonus
Pro Forma Net Revenue Growth	Percentage of Target Bonus Earned
Less than 2.1%	0%*
At least 2.1% but less than 2.2%	65%
At least 2.2% but less than 2.4%	70%
At least 2.4% but less than 2.6%	75%
At least 2.6% but less than 2.7%	80%
At least 2.7% but less than 2.9%	85%
At least 2.9% but less than 3.0%	90%
At least 3.0% but less than 3.2%	95%
At least 3.2% but less than 4.0%	100%
At least 4.0% but less than 4.5%	125%
At least 4.5% but less than 5.0%	150%
At least 5.0% but less than 5.5%	175%
At least 5.5% or greater	200%

Incentive Equity Award
Pro Forma Net Revenue Growth	Percentage of Target Bonus Earned
Less than 2.1%	0%*
At least 2.1% but less than 2.2%	65%
At least 2.2% but less than 2.4%	70%
At least 2.4% but less than 2.6%	75%
At least 2.6% but less than 2.7%	80%
At least 2.7% but less than 2.9%	85%
At least 2.9% but less than 3.0%	90%
At least 3.0% but less than 3.2%	95%
At least 3.2% or greater	100%

*	Denotes goal achieved for 2013 as certified by the Compensation Committee.
(1)	Pro forma net revenue growth is based on Lamar Advertising’s net revenue growth in 2013 over 2012 based on actual 2013 net revenue versus 2012 net revenue, as adjusted to reflect acquisitions and divestitures for the same time frame as actually owned in 2013.

2013 POTENTIAL INCENTIVE AWARDS

Pro Forma EBITDA Growth(1) – 50%

Incentive Cash Bonus		Incentive Equity Award
Pro Forma EBITDA Growth	Percentage of Target Bonus Earned	Pro Forma EBITDA Growth	Percentage of Target Bonus Earned
Less than 2.2%	0%	Less than 2.2%	0%
At least 2.2% but less than 2.4%	65%	At least 2.2% but less than 2.4%	65%
At least 2.4% but less than 2.6%	70%*	At least 2.4% but less than 2.6%	70%*
At least 2.6% but less than 2.7%	75%	At least 2.6% but less than 2.7%	75%
At least 2.7% but less than 2.9%	80%	At least 2.7% but less than 2.9%	80%
At least 2.9% but less than 3.1%	85%	At least 2.9% but less than 3.1%	85%
At least 3.1% but less than 3.2%	90%	At least 3.1% but less than 3.2%	90%
At least 3.2% but less than 3.4%	95%	At least 3.2% but less than 3.4%	95%
At least 3.4% but less than 5.0%	100%	At least 3.4% or greater	100%
At least 5.0% but less than 5.5%	125%
At least 5.5% but less than 6.0%	150%
At least 6.0% but less than 6.5%	175%
At least 6.5% or greater	200%

*	Denotes goal achieved for 2013 as certified by the Compensation Committee.
(1)	Pro forma EBITDA growth is calculated in the same manner as pro forma net revenue growth with adjustments being made in the 2012 period to reflect acquisitions and divestitures for the same time frame as actually owned in 2013 and is also adjusted, solely with respect to calculation of incentive cash bonuses, to eliminate the expense in the period related to executive bonuses and excludes 2013 REIT-related expenses.

2013 Option Grants. In January 2013, the Committee approved option awards to certain officers of Lamar Advertising and Lamar Advertising’s non-employee directors. The Committee made the awards, upon the recommendation of management, to provide additional incentive compensation to employees and to align their interests with those of stockholders over the long-term. Each of Lamar Advertising’s named executive officers received an option to purchase 100,000 shares of Lamar Advertising’s Class A Common Stock as part of these awards. Each of these option awards has a ten year term and vested as to 20% of the shares underlying such award immediately and thereafter an additional 20% of the shares underlying such award vest on each yearly anniversary of the January 24, 2013, grant date. Each of the option awards has an exercise price of $42.21 per share, the closing price of Lamar Advertising’s Class A Common Stock on the grant date.

Discretionary Bonus Awards. In 2013, the Committee continued the discretionary bonus program initiated in 2008. This program was adopted to provide for awards of discretionary cash compensation to reward, if applicable, individual performance or successful initiatives during the course of the fiscal year that may not otherwise be captured by Lamar Advertising’s incentive award program. Payment under the discretionary bonus program is not contingent upon the failure to attain the performance goals under the incentive award program. Pursuant to this program, the Committee may grant a cash bonus to any executive officer in an amount up to 50% of such executive officer’s 2013 base salary, in its sole discretion. Any such award is based upon the Committee’s evaluation of each executive officer’s respective 2013 performance.

In February 2014, the Committee reviewed Lamar Advertising’s performance against budget and determined that no discretionary bonuses would be awarded to executives in respect of 2013 performance.

Consideration of Prior Stockholder Advisory Vote on Executive Compensation

At Lamar Advertising’s 2011 Annual Meeting of Stockholders, over 98% of shares present at the meeting for purposes of the proposal were voted to approve, on an advisory basis, the compensation of Lamar Advertising’s named executive officers as disclosed in the proxy statement for that meeting, thus ratifying Lamar Advertising’s compensation philosophy and approach. Lamar Advertising’s Board of Directors, and the Committee in particular, considered this overwhelming support, as well as Lamar Advertising’s past operating performance, in making the determination that the fundamental characteristics of its executive compensation program approved in 2011 should remain intact for 2013. However, as the Board of Directors determined that an advisory vote will be conducted on a triennial basis and because the Committee wishes to continue to monitor stockholder feedback as it reviews and establishes future executive compensation plans and determines awards for Lamar Advertising’s named executive officers, Lamar Advertising held an advisory stockholder vote on its fiscal 2013 compensation of named executive officers at its 2014 Annual Meeting. At such meeting on May 21, 2014, over 97% of shares present at the meeting for purposes of such proposal were voted to approve, on an advisory basis, the compensation of Lamar Advertising’s named executive officers, thus again ratifying Lamar Advertising’s compensation philosophy and approach.

Other Compensation Components

Perquisites. Lamar Advertising provides certain perquisites to its executive officers, including use of its aircraft and a company car. The executive officers are entitled to use Lamar Advertising’s aircraft, including for personal travel. These perquisites provide flexibility to the executives and increase travel efficiencies, allowing more productive use of executive time. More detail on these perquisites and other perquisites provided to Lamar Advertising’s executive officers may be found below in the 2013 Summary Compensation Table.

Deferred Compensation. Lamar Advertising has a deferred compensation plan for certain officers. Under this plan, officers who meet certain years of service and other criteria are eligible to receive company contributions into their accounts in the Lamar Deferred Compensation Plan. Officers do not have the option of deferring any portion of their earned cash compensation through additional voluntary contributions to the plan.

The deferred compensation plan is not funded by Lamar Advertising, and participants have an unsecured contractual commitment from Lamar Advertising to pay the amounts due under the deferred compensation plan. When payments under the plan are due, the funds are distributed from Lamar Advertising’s general assets. Lamar Advertising does not offer preferential earnings on deferred compensation. Deferred compensation is intended as a long-term savings vehicle for its officers in light of the fact that Lamar Advertising does not offer any traditional pension or defined benefit plan. The Compensation Committee does not consider deferred compensation accounts when setting executive pay levels, since this represents compensation that has previously been earned and individual accounts are a function of personal investment choices and market-based earnings.

Tax Implications

U.S. federal income tax law (Section 162(m) of the Code) prohibits publicly-traded companies from taking a tax deduction for certain compensation paid in excess of $1,000,000 to the company’s Chief Executive Officer and three other most highly compensated executive officers (other than the Chief Financial Officer). However, the statute exempts qualifying performance-based compensation from the deduction limit provided certain requirements are met. Lamar Advertising’s policy is to design its incentive compensation programs to qualify for full corporate deductibility to the extent feasible and consistent with Lamar Advertising’s overall compensation goals and objectives. However, the Committee may exercise its discretion to pay nondeductible compensation if following the requirements of Section 162(m) of the Code would not be in the interests of stockholders.

Stock options granted under an equity compensation plan are performance-based compensation if (a) stockholders approve a maximum aggregate per person limit on the number of shares that may be granted each year, (b) any stock options are granted by a committee consisting solely of outside directors, and (c) the stock options have an exercise price that is not less than the fair value of common stock on the date of grant. In the case of performance-based incentive cash awards, restricted stock, restricted stock units and unrestricted stock issuable upon achievement of performance goals, Section 162(m) requires that the general business criteria of any performance goals that are established by Lamar Advertising’s Compensation Committee be approved and periodically reapproved by stockholders (generally, every five years) in order for such awards to be considered performance-based and deductible by the employer. Generally, the performance goals must be established before the beginning of the relevant performance period. Furthermore, satisfaction of any performance goals during the relevant performance period must be certified by the Compensation Committee. Lamar Advertising’s stockholder-approved 1996 Equity Incentive Plan, as amended, meets the conditions necessary for deductibility of certain performance-based awards issued under the plan, and the Compensation Committee designed the 2013 incentive compensation program with the intention of satisfying Section 162(m) with respect to stock options, incentive stock awards and incentive cash awards granted to covered employees.

Payments Upon Termination or Change–in–Control

Neither we nor Lamar Advertising have employment agreements or other agreements with any of our executive officers that entitle them to payments upon termination or in the event of a change-in-control.

Compensation Policies and Practices as they Relate to Risk Management

Lamar Advertising’s management has reviewed its compensation policies and practices in conjunction with the Compensation Committee to determine if these policies and practices create risks that are reasonably likely to have a material adverse effect on Lamar Advertising. Lamar Advertising’s basic compensation structure, as described above, includes base salaries, incentive cash bonuses and, for officers of Lamar Advertising (including certain non-executive officers), incentive equity compensation that primarily consists of annual performance-based equity awards. In light of this review of the compensation structure and its mix of both fixed and variable compensation, Lamar Advertising concluded that there are no risks arising from Lamar Advertising’s compensation policies and practices for employees that are reasonably likely to have a material adverse effect on Lamar Advertising.

2013 Summary Compensation Table

The following table sets forth certain compensation information for Lamar Advertising’s named executive officers. The table reflects each officer’s position as of December 31, 2013.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)		Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)(4)	Total ($)
Kevin P. Reilly, Jr. Chairman of the Board and President	2013	700,000	—	2,299,000	(5)	2,071,560	87,500	229,422	5,387,482
	2012	700,000	—	1,445,840	(6)	—	380,000	256,387	2,782,227
	2011	700,000	130,000	1,408,000	(7)	—	130,000	148,268	2,516,768
Sean E. Reilly Chief Executive Officer	2013	700,000	—	2,299,000	(5)	2,071,560	140,000	286,407	5,496,967
	2012	650,000	100,000	1,445,840	(6)	—	237,500	239,951	2,673,291
	2011	500,000	81,250	1,408,000	(7)	—	81,250	139,043	2,209,543
Keith A. Istre Chief Financial Officer and Treasurer	2013	487,500	—	1,776,500	(5)	2,071,560	105,000	52,500	4,493,060
	2012	450,000	100,000	854,360	(6)	—	237,500	52,500	1,694,360
	2011	450,000	81,250	832,000	(7)	—	81,250	52,500	1,497,000

(1)

Reflects the aggregate grant date fair value recognized for financial statement reporting purposes in accordance with ASC Topic 718. With respect to stock awards, the grant date fair value is calculated assuming the probable outcome of achievement, which on the grant date was expected to be 100% of the target equity incentive award amount, rather than the value of the actual award earned on the date when issued to the officer. For the assumptions underlying the valuation of these awards see Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013, filed with the SEC on February 27, 2014.
(2)	Amounts shown in the “Non-Equity Incentive Plan Compensation” column reflect the incentive cash awards granted at the beginning of each year, earned based on performance during that fiscal year and paid in the following fiscal year. The 2013 awards are described in further detail under the headings “Performance-Based Incentive Compensation” and “Incentive Cash Bonus” in the Compensation Discussion and Analysis and are also reflected in the table “Grants of Plan-Based Awards in Fiscal Year 2013” under the column “Estimated Future Payouts Under Non-Equity Incentive Plan Awards.”
(3)	Includes $146,921, $121,347 and $61,773 for Mr. Kevin P. Reilly, Jr. and $222,452, $130,125 and $74,415 for Mr. Sean E. Reilly for the personal use of company aircraft in 2013, 2012 and 2011, respectively, as further described below. The amounts included in the “All Other Compensation” column also include the following perquisites provided to the named executive officers (except as otherwise indicated), which are valued at Lamar Advertising’s incremental cost, none of which individually exceeded $25,000: (a) personal use of a company car, (b) company-paid health insurance premiums and medical reimbursements, and (c) company-paid premiums for term life insurance for Mr. Kevin P. Reilly, Jr. Executives also have access to a country club at which Lamar Advertising has a membership, but each executive pays all fees related to such personal use, resulting in no additional incremental cost to the company.

Lamar Advertising’s incremental cost for personal use of the corporate aircraft is based on the incremental cost to the company calculated based on the variable costs, related to the number of flight hours used, including fuel costs, landing/ramp fees, trip-related maintenance, crew travel expenses, supplies and catering, aircraft accrual expenses per hour of flight, any customs and foreign permit or similar fees. Lamar Advertising’s fixed costs that do not change based on usage, such as pilot salaries and the cost of maintenance not related to trips are excluded. The incremental cost to Lamar Advertising for personal use of a company car is calculated as a portion of the annual lease, mileage and fuel attributable to the personal use.

(4)	Also includes employer contributions under Lamar Advertising’s deferred compensation plan of $50,000 for each of Mr. Kevin P. Reilly, Jr., Mr. Sean E. Reilly and Mr. Istre for 2013; and $57,500 for Mr. Kevin P. Reilly, Jr. and $50,000 for each of Mr. Sean E. Reilly and Mr. Istre in each of 2012 and 2011.
(5)	The ASC Topic 718 value of the shares actually earned based on achievement of performance goals for fiscal 2013, which awards were certified as earned by the Compensation Committee and issued on February 24, 2014, was $804,650 for each of Mr. Kevin P. Reilly, Jr. and Mr. Sean E. Reilly and $621,775 for Mr. Istre.
(6)	The ASC Topic 718 value of the shares actually earned based on achievement of performance goals for fiscal 2012, which awards were certified as earned by the Compensation Committee and issued on February 25, 2013, was $1,373,548 for each of Mr. Kevin P. Reilly, Jr. and Mr. Sean E. Reilly and $811,642 for Mr. Istre.
(7)	Award was certified as earned by the Compensation Committee and issued on February 20, 2012.

Grants of Plan-Based Awards in Fiscal Year 2013

The following table sets forth certain compensation information for Lamar Advertising’s Chief Executive Officer and each of Lamar Advertising’s other executive officers (which are Lamar Media’s only executive officers).

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			Grant Date Fair Value of Stock and Option Awards ($)(3)
		Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Kevin P. Reilly, Jr.	3/20/2013	162,500	250,000	500,000	28,600	44,000	44,000	2,299,000
Sean E. Reilly	3/20/2013	260,000	400,000	800,000	28,600	44,000	44,000	2,299,000
Keith A. Istre	3/20/2013	195,000	300,000	600,000	22,100	34,000	34,000	1,776,500

(1)	Represents the possible cash bonus granted under Lamar Advertising’s 1996 Equity Incentive Plan that could be earned by achieving defined performance goals. Threshold amount assumes minimum attainment of both EBITDA and revenue levels to receive payment.
(2)	These awards constitute possible shares of Lamar Advertising’s Class A Common Stock issuable upon achievement of defined performance goals under Lamar Advertising’s 1996 Equity Incentive Plan. Threshold amount assumes minimum attainment of both EBITDA and revenue levels to receive payment.
(3)	Reflects the aggregate grant date fair value in accordance with ASC Topic 718 assuming the probable outcome of achievement, which on the grant date was expected to be 100% of the target equity incentive award amount, rather than the value of the actual award earned on the date when issued to the officer. For the assumptions underlying the valuation of these awards see Note 14 to the Consolidated Financial Statements included in our Annual Report on Form 10 K for the fiscal year ended December 31, 2013, filed with the SEC on February 27, 2014.

Outstanding Equity Awards at Fiscal Year-End 2013

The following table sets forth certain compensation information for Lamar Advertising’s Chief Executive Officer and each of Lamar Advertising’s other executive officers (which are Lamar Media’s only executive officers).

	Option Awards
Name	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Kevin P. Reilly, Jr.	20,000 82,222 100,000	(1) (2) (3)	80,000 0 0	(1)	42.21 15.67 18.25	1/24/2023 7/2/2019 5/28/2019
Sean E. Reilly	20,000 16,444 100,000	(1) (2) (3)	80,000 0 0	(1)	42.21 15.67 18.25	1/24/2023 7/2/2019 5/28/2019
Keith A. Istre	20,000 4,665 57,731	(1) (2) (3)	80,000 0 0	(1)	42.21 15.67 18.25	1/24/2023 7/2/2019 5/28/2019

(1)	Granted on January 24, 2013. 20% of the award vested immediately upon grant, and an additional 20% vests on the next four anniversaries of the grant date.
(2)	Granted on July 2, 2009. 20% of the award vested immediately upon grant, and an additional 20% vests on the next four anniversaries of the grant date.
(3)	Granted on May 28, 2009. 20% of the award vested immediately upon grant, and an additional 20% vests on the next four anniversaries of the grant date.

Option Exercises and Stock Vested in Fiscal Year 2013

The following table sets forth certain compensation information for Lamar Advertising’s Chief Executive Officer and each of Lamar Advertising’s other executive officers (which are Lamar Media’s only executive officers).

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Kevin P. Reilly, Jr.	—	—	—	—
Sean E. Reilly	—	—	—	—
Keith A. Istre	50,000	1,486,000	—	—

(1)	Calculated as the product of (a) the number of shares of Lamar Advertising’s Class A Common Stock for which the stock options were exercised and (b) the excess of the closing price of Lamar Advertising’s Class A Common Stock on the NASDAQ Global Select Market on the date of the exercise over the applicable exercise price per share of the stock options.

Non-Qualified Deferred Compensation for Fiscal Year 2013

The following table sets forth certain compensation information for Lamar Advertising’s Chief Executive Officer and each of Lamar Advertising’s other executive officers (which are Lamar Media’s only executive officers).

Name	Registrant Contributions in Last FY ($)(1)	Aggregate Earnings in Last FY ($)(2)	Aggregate Balance at Last FYE ($)(3)
Kevin P. Reilly, Jr.	50,000	791,967	4,478,019
Sean E. Reilly	50,000	169,304	907,510
Keith A. Istre	50,000	30,120	687,560

(1)	Amounts in this column are included in the “All Other Compensation” column in the 2013 Summary Compensation Table.
(2)	Amounts in this column are not included in the 2013 Summary Compensation Table because they were not preferential or above market.
(3)	This column includes amounts in each named executive officer’s total deferred compensation account as of the last day of fiscal 2013, which includes (i) the following total contributions reported in each of Lamar Advertising’s previous proxies: Mr. Kevin P. Reilly, Jr., $811,500; Mr. Sean E. Reilly, $515,000; and Mr. Keith A. Istre, $461,500; and (ii) aggregate earnings on all previously contributed amounts. This column does not include contributions for each officer for fiscal year 2013, which were made in January 2014 and reported in the first column.

Lamar Advertising sponsors a deferred compensation plan for the benefit of certain of its board-elected officers who meet specific age, years of service and other criteria. Officers that have attained the age of 30, have a minimum of 10 years of service and satisfy additional eligibility guidelines are eligible for annual company contributions to the plan, depending on the employee’s length of service. Lamar Advertising’s contributions to the plan are maintained in a rabbi trust. Upon termination, death or disability, participating employees are eligible to receive an amount equal to the fair market value of the assets in the employee’s deferred compensation account either in a lump sum distribution or in twenty percent installments over a five-year period.

Director Compensation

All of our directors are employees and receive no additional compensation for their services as directors.

EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2013, with respect to shares of Lamar Advertising’s Class A Common Stock that may be issued under its existing compensation plans.

Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights		(b) Weighted-average exercise price of outstanding options, warrants and rights		(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders(1)	3,360,248	(2)	$32.88	(3)	3,125,457	(4)(5)

Equity compensation plans not approved by security holders	n/a		n/a		n/a

Total	3,360,248		$32.88		3,125,457

(1)	Consists of Lamar Advertising’s 1996 Equity Incentive Plan and Lamar Advertising’s 2009 Employee Stock Purchase Plan.
(2)	Includes shares issuable upon achievement of outstanding performance-based awards under the 1996 Equity Incentive Plan. Does not include purchase rights accruing under the 2009 Employee Stock Purchase Plan because the purchase price (and therefore the number of shares to be purchased) will not be determined until the end of the purchase period.
(3)	Does not take into account shares issuable upon achievement of outstanding performance-based awards, which will be issued for no consideration.
(4)	Includes shares available for future issuance under the 2009 Employee Stock Purchase Plan. Under the evergreen formula of this plan, on the first day of each fiscal year beginning with 2010, the aggregate number of shares that may be purchased through the exercise of rights granted under the plan is increased by the lesser of (a) 500,000 shares, (b) one-tenth of one percent of the total number of shares of Lamar Advertising’s Class A Common Stock outstanding on the last day of the preceding fiscal year, and (c) a lesser amount determined by Lamar Advertising’s board of directors. On January 1, 2014, 80,209 shares of Lamar Advertising’s Class A Common Stock were added to the 2009 Employee Stock Purchase Plan pursuant to the evergreen formula.
(5)	In addition to stock option awards, the 1996 Equity Incentive Plan, as currently in effect, provides for the issuance of restricted stock, unrestricted stock and stock appreciation rights.

PRINCIPAL STOCKHOLDERS

We are a wholly owned subsidiary of Lamar Advertising Company, which owns all 100 shares of our outstanding common stock.

Lamar Advertising Company Common Stock

The following table sets forth certain information known to us as of August 1, 2014, with respect to the shares of Lamar Advertising’s Class A Common Stock and Class B Common Stock that are beneficially owned as of that date by: (i) each of Lamar Advertising’s directors; (ii) each of Lamar Advertising’s executive officers named in the 2013 Summary Compensation Table; (iii) all of Lamar Advertising’s directors and executive officers as a group; and (iv) each person known by Lamar Advertising to beneficially own more than 5% of Lamar Advertising’s Class A Common Stock or Class B Common Stock. Lamar Advertising’s Class B Common Stock is convertible into Class A Common Stock on a one-for-one basis. Except as otherwise indicated, we believe each beneficial owner named below has sole voting and sole investment power with respect to all shares beneficially owned by that holder. Percentage calculations of beneficial ownership are based on 80,668,969 shares of Lamar Advertising’s Class A Common Stock and 14,610,365 shares of Lamar Advertising’s Class B Common Stock outstanding on August 1, 2014.

Beneficial Owner	Title of Class	No. of Shares Owned		Percent of Class
Directors and Executive Officers
Kevin P. Reilly, Jr.	Class A Class B(2)	395,527 10,984,776	(1) (3)	* 75.18	%(4)
Sean E. Reilly	Class A Class B(2)	191,236 10,557,835	(5) (3)(6)	* 72.26	%(7)
Anna Reilly	Class A Class B(2)	145,831 10,190,280	(8) (3)(9)	* 69.75	%(10)
Wendell Reilly	Class A Class B(2)	20,840 9,500,000	(11) (3)(12)	* 65.02	%(13)
Keith A. Istre	Class A	193,363	(14)	*
Stephen P. Mumblow	Class A	37,895	(15)	*
John Maxwell Hamilton	Class A	35,996	(16)	*
Thomas V. Reifenheiser	Class A	38,771	(17)	*
John E. Koerner, III	Class A	23,535	(18)	*
All Current Directors and Executive Officers as a Group (9 Persons)	Class A & B	15,693,359	(19)	16.37	%(20)

Five Percent Stockholders
The Reilly Family Limited Partnership	Class B(2)	9,000,000		61.60	%(21)
Corvex Management LP 712 Fifth Avenue 23rd Floor New York, NY 10019	Class A	5,201,465	(22)	6.45%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	Class A	4,603,470	(23)	5.71%
Luxor Capital Group, LP 1114 Avenue of the Americas 29th Floor New York, NY 10036	Class A	4,073,817	(24)	5.05%

Beneficial Owner	Title of Class	No. of Shares Owned		Percent of Class
Bank of America Corporation Bank of America Corporate Center 100 North Tryon Street Charlotte, NC 28255	Class A	4,533,324	(25)	5.62%
BlackRock, Inc. 40 East 52nd Street New York, NY 10022	Class A	4,304,964	(26)	5.34%
S.A.C. Capital Advisors L.P. 72 Cummings Point Road, Stamford, CT 06902	Class A	4,192,758	(27)	5.20%

*	Less than 1%.
(1)	Includes 222,222 shares subject to stock options exercisable within 60 days of August 1, 2014.
(2)	Upon the sale of any shares of Class B Common Stock to a person other than to a Permitted Transferee, such shares will automatically convert into shares of Class A Common Stock. Permitted Transferees include (i) a descendant of Kevin P. Reilly, Sr.; (ii) a spouse or surviving spouse (even if remarried) of any individual named or described in (i) above; (iii) any estate, trust, guardianship, custodianship, curatorship or other fiduciary arrangement for the primary benefit of any one or more of the individuals named or described in (i) and (ii) above; and (iv) any corporation, partnership, limited liability company or other business organization controlled by and substantially all of the interests in which are owned, directly or indirectly, by any one or more of the individuals and entities named or described in (i), (ii), and (iii) above. Except for voting rights, the Class A Common Stock and Class B Common Stock are substantially identical. The holders of Class A Common Stock and Class B Common Stock vote together as a single class (except as may otherwise be required by Delaware law), with the holders of Class A Common Stock entitled to one vote per share and the holders of Class B Common Stock entitled to ten votes per share on all matters on which the holders of common stock are entitled to vote.
(3)	Includes 9,000,000 shares held by the Reilly Family Limited Partnership (the “RFLP”), of which Kevin P. Reilly, Jr. is the managing general partner. Kevin P. Reilly, Jr.’s three siblings, Anna Reilly (a director), Sean E. Reilly (Lamar Advertising’s Chief Executive Officer) and Wendell Reilly (a director) are the other general partners of the RFLP. The managing general partner has sole voting power over the shares held by the RFLP but dispositions of the shares require the approval of 50% of the general partnership interests of the RFLP. Anna Reilly, Sean E. Reilly, and Wendell Reilly disclaim beneficial ownership in the shares held by the RFLP, except to the extent of their pecuniary interest therein.
(4)	Represents 11.53% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.
(5)	Includes 156,444 shares subject to stock options exercisable within 60 days of August 1, 2014.
(6)	Includes 757,375 shares held by Jennifer and Sean Reilly, LLC.
(7)	Represents 11.08% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.
(8)	Includes 131,221 shares owned jointly by Anna Reilly and her spouse and 14,000 shares subject to stock options exercisable within 60 days of August 1, 2014. Ms. Reilly currently has 125,000 shares held in a brokerage margin account. There are currently no outstanding margin loans in this account.
(9)	Includes 1,190,280 shares owned jointly by Ms. Reilly and her spouse.
(10)	Represents 10.70% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.
(11)	Includes 5,000 shares held by his spouse, 10 shares attributable to his spouse as general partner of Lamar Legacy, L.P., 907 shares pledged as collateral for a loan and 14,000 shares subject to stock options exercisable within 60 days of August 1, 2014.
(12)	Includes 500,000 shares pledged as collateral for a loan.
(13)	Represents 9.97% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.

(14)	Includes 102,396 shares of Class A Common Stock subject to stock options exercisable within 60 days of August 1, 2014.
(15)	Includes 9,500 shares of Class A Common Stock subject to stock options exercisable within 60 days of August 1, 2014, and 26,701 shares held in a brokerage margin account. The margin balance outstanding, if any, pursuant to such account may vary from time to time.
(16)	Includes 22,000 shares of Class A Common Stock subject to stock options exercisable within 60 days of August 1, 2014.
(17)	Includes 17,200 shares of Class A Common Stock subject to stock options exercisable within 60 days of August 1, 2014.
(18)	Includes 14,000 shares subject to stock options exercisable within 60 days of August 1, 2014.
(19)	See Notes 1, 3, 5, 6, 8, 9, 11, 12 and 14-18.
(20)	Assumes the conversion of all shares of Class B Common Stock into shares of Class A Common Stock.
(21)	Represents 9.45% of the Class A Common Stock if all shares of Class B Common Stock are converted into Class A Common Stock.
(22)	As reported in the Schedule 13G filed with the SEC for the year ended December 31, 2013, Corvex Management LP (“Corvex”) has sole voting and dispositive power with respect to 5,201,465 shares (including shares underlying call options) held for the accounts of certain private investment funds for which Corvex acts as investment advisor. Keith Meister, in his capacity as the control person of the general partner of Corvex, is the natural person who exercises sole voting and dispositive power over Lamar Advertising’s securities held by Corvex. The address of Mr. Meister is 712 Fifth Avenue, 23rd Floor, New York, New York 10019.
(23)	As reported in the Schedule 13G filed with the SEC for the year ended December 31, 2013, The Vanguard Group (“Vanguard”) has sole voting power with respect to 44,599 shares, sole dispositive power with respect to 4,565,071 shares and shared dispositive power with respect to 38,399. Includes 38,399 shares beneficially owned by Vanguard’s wholly-owned subsidiary Vanguard Fiduciary Trust Company (“VFTC”) as a result of VFTC’s serving as investment manager of collective trust accounts and 6,200 shares beneficially owned by Vanguard’s wholly-owned subsidiary Vanguard Investments Australia, Ltd. (“VIA”) as a result of VIA’s serving as investment manager of Australian investment offerings.
(24)

As reported in the Schedule 13G filed with the SEC on March 20, 2014, Luxor Capital Partners, LP (“Luxor Onshore”) has shared voting and dispositive power with respect to 1,384,283 shares, Luxor Wavefront, LP (“Luxor Wavefront”) has shared voting and dispositive power with respect to 400,973 shares, Luxor Capital Partners Offshore Master Fund, LP (“Offshore Master”) and Luxor Capital Partners Offshore, Ltd. (“Luxor Offshore Feeder”) each have shared voting and dispositive power with respect to 1,985,068 shares, Luxor Spectrum Offshore Master Fund, LP (“Luxor Spectrum Offshore Master”) and Luxor Spectrum Offshore, Ltd. (“Luxor Spectrum Offshore Feeder”) each have shared voting and dispositive power with respect to 143,065 shares, LCG Holdings, LLC (“LCG Holdings”) has shared voting and dispositive power with respect to 3,913,389 shares, Luxor Capital Group, LP (“Luxor Capital”), Luxor Management, LLC (“Luxor Management”) and Christian Leone each have shared voting and dispositive power with respect to 4,073,817 shares. As indicated in the Schedule 13G, (i) shares reported for Luxor Onshore, Luxor Wavefront, Luxor Offshore Master and Luxor Spectrum Offshore Master represent shares individually beneficially owned by each such entity; (ii) shares reported for Luxor Offshore Feeder, as the owner of a controlling interest in Luxor Offshore Master, represent shares beneficially owned by Luxor Offshore Master; (iii) shares reported for Luxor Spectrum Offshore Feeder, as the owner of a controlling interest in Luxor Spectrum Offshore Master, represent shares beneficially owned by Luxor Spectrum Offshore Master; (iv) shares reported for LCG Holdings represent the above-referenced shares beneficially owned by Luxor Onshore, Luxor Wavefront, Luxor Offshore Master and Luxor Spectrum Offshore Master for which LCG Holdings serves as general partner; (v) shares reported for Luxor Capital and Luxor Management represent the above-referenced shares beneficially owned by Luxor Onshore, Luxor Wavefront, Luxor Offshore Master, Luxor Offshore Feeder, Luxor Spectrum Offshore Master and Luxor Spectrum Offshore Feeder for which Luxor Capital serves as investment manager and 160,428 shares beneficially owned by accounts separately managed by Luxor Capital; (vi) Luxor Management is the general partner of Luxor Capital; (vii) shares reported for Mr. Leone represent the above-referenced shares reported for Luxor Management and LCG Holdings; and (viii) Mr. Leone is the managing member of Luxor Management and LCG Holdings. Mr. Leone is the natural person who exercises shared voting and dispositive powers over Lamar Advertising’s securities held by himself, for Luxor Onshore, Luxor Wavefront, Luxor Offshore Master, Luxor Offshore Feeder, Luxor Spectrum Offshore Master, Luxor Spectrum Offshore Feeder, LCG Holdings, Luxor Capital and Luxor Management. The address of each of Luxor Onshore, Luxor Wavefront, Luxor Capital, Luxor Management, LCG Holdings and Mr. Leone is 1114 Avenue of the Americas, 29th Floor, New York, NY 10036. The address of each of Luxor Offshore Master, Luxor Offshore Feeder, Luxor Spectrum Offshore Master and Luxor Spectrum Offshore Feeder is c/o Maples Corporate Services Limited, P.O. Box 309, Ugland House, Grand Cayman, KY1-1104 Cayman Islands.
(25)	As reported in the Schedule 13G filed with the SEC on February 19, 2014, Bank of America Corporation reported on behalf of itself and its wholly owned subsidiaries Bank of America N.A., Merrill Lynch Professional Clearing Corporation, and Merrill Lynch Pierce Fenner & Smith, Inc. that it has shared voting and dispositive power with respect to 4,532,474 shares.
(26)	As reported in the Schedule 13G filed with the SEC for the year ended December 31, 2013, BlackRock, Inc. has sole voting power with respect to 3,765,654 shares and sole dispositive power with respect to 4,304,964 shares.
(27)	As reported in the Schedule 13G filed with the SEC on June 6, 2013, Steven A. Cohen has shared voting and dispositive power with respect to 4,192,758 shares, including (i) 3,567,758 shares beneficially owned by S.A.C. Capital Associates, LLC (“SAC Capital Associates”) and S.A.C. MultiQuant Fund, L.P. (“SAC MultiQuant Fund”) for which S.A.C. Capital Advisors, L.P. (“SAC Capital Advisors LP”) maintains shared voting and dispositive control pursuant to an investment management agreement, (ii) 3,567,758 shares for which S.A.C. Capital Advisors, Inc. (“SAC Capital Advisors Inc.”), the general partner of SAC Capital Advisors LP, maintains shared voting and dispositive control with respect to shares beneficially owned by SAC Capital Advisors LP, SAC Capital Associates and SAC MultiQuant Fund, and (iii) 625,000 shares beneficially owned by CR Intrinsic Investments, LLC (“CR Intrinsic Investments”), a wholly-owned subsidiary of SAC Capital Associates, for which CR Intrinsic Investors, LLC (“CR Intrinsic Investors”) maintains shared voting and dispositive control. Mr. Cohen is the controlling person of each of SAC Capital Advisors Inc. and CR Intrinsic Investors.

Preferred Stock

Lamar Advertising also has outstanding 5,719.49 shares of Series AA Preferred Stock. Holders of Series AA Preferred Stock are entitled to one vote per share. The Series AA Preferred Stock is held as follows: 3,134.8 shares (54.8%) by the RFLP, of which Kevin P. Reilly, Jr. is the managing general partner and Anna Reilly, Sean E. Reilly, and Wendell Reilly are the general partners; 1,500 shares (26.2%) by Charles W. Lamar III; and 1,084.69 shares (19.0%) by Mary Lee Lamar Dixon. The aggregate outstanding Series AA Preferred Stock represents less than 1% of the capital stock of Lamar Advertising.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Person Transactions

Effective July 1, 1996, the Lamar Texas Limited Partnership, our subsidiary, and Reilly Consulting Company, L.L.C., which Kevin P. Reilly, Sr. controlled, entered into a consulting agreement, that was amended effective January 1, 2004. This consulting agreement, as amended, had a term through December 31, 2008 with automatic renewals for successive one-year periods after that date unless either party provides written notice of termination to the other. The agreement, as amended, provided for an annual consulting fee to Reilly Consulting Company, L.L.C. of $150,000 for any subsequent one-year renewal term. The agreement was renewed for an additional one-year term effective as of December 31, 2011, at the previously agreed fee of $150,000, and terminated on September 30, 2012. The total consulting fees paid for the years ended December 31, 2011 and 2012, were $150,000 and $112,500. The agreement contains a non-disclosure provision and a non-competition restriction that extends for two years beyond the termination of the agreement.

In June 2011, Lamar Advertising entered into a service contract with Joule Energy LA, LLC (“Joule”), of which Ross L. Reilly was a member and owned a 26.66% interest. Joule provided services related to Lamar Advertising’s installation of solar arrays in the State of Louisiana, which services were completed under the contract in 2012. In addition, from time to time beginning in 2012, Joule provides lighting installation services for certain of Lamar Advertising’s billboards in the State of Louisiana. The total service fees paid to Joule were approximately $0.63 million, $0.70 million and $0.21 million for the years ended December 31, 2011, 2012, and 2013, respectively. Ross L. Reilly is the son of Kevin P. Reilly, Jr., Lamar Advertising’s Chairman of the Board and President. As of March 31, 2014, Ross L. Reilly is no longer affiliated with Joule.

Kevin P. Reilly, Jr., Sean Reilly, Anna Reilly, and Wendell Reilly are the children of Kevin P. Reilly, Sr. Kevin P. Reilly, Jr. is Lamar Advertising’s Chairman of the Board and President, Sean Reilly is Lamar Advertising’s Chief Executive Officer, and Anna Reilly and Wendell Reilly are directors of Lamar Advertising.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of Lamar Advertising currently consists of Thomas V. Reifenheiser (Chairman), John Maxwell Hamilton, and Stephen P. Mumblow. None of Lamar Advertising’s executive officers serves as a member of the board of directors or compensation committee of any other company that has one or more executive officers serving as a member of Lamar Advertising’s Board of Directors or Compensation Committee.

THE EXCHANGE OFFER

Purpose and Effect of Exchange Offer

We sold the outstanding notes on January 10, 2014, in an unregistered private placement to certain initial purchasers. As part of that offering, we entered into a registration rights agreement with the initial purchasers. Under the registration rights agreement, we agreed to file the registration statement, of which this prospectus forms a part, to offer to exchange the outstanding notes for exchange notes in an offering registered under the Securities Act. This exchange offering satisfies that obligation. We also agreed to perform other obligations under that registration rights agreement. See “Registration Rights Agreement.”

By participating in the exchange offer, holders of outstanding notes will receive exchange notes that are freely tradable and not subject to restrictions on transfer, subject to the exceptions described under “—Resale of Exchange Notes” immediately below. In addition, holders of exchange notes generally will not be entitled to additional interest.

Resale of Exchange Notes

We believe that the exchange notes issued in exchange for the outstanding notes may be offered for resale, resold and otherwise transferred by any new noteholder without compliance with the registration and prospectus delivery provisions of the Securities Act if the conditions set forth below are met. We base this belief solely on interpretations of the federal securities laws by the staff of the Division of Corporation Finance of the Commission set forth in several no-action letters issued to third parties unrelated to us. A no-action letter is a letter from the staff of the Division of Corporation Finance of the Commission responding to a request for the staff’s views as to whether it would recommend any enforcement action to the Division of Enforcement of the Commission with respect to certain actions being proposed by the party submitting the request. We have not obtained, and do not intend to obtain, our own no-action letter from the Commission regarding the resale of the exchange notes. Instead, holders will be relying on the no-action letters that the Commission has issued to third parties in circumstances that we believe are similar to ours. Based on these no-action letters, the following conditions must be met:

•	the holder must acquire the exchange notes in the ordinary course of its business;

•	the holder must have no arrangements or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act; and

•	the holder must not be our “affiliate,” as that term is defined in Rule 405 of the Securities Act.

Each holder of outstanding notes that wishes to exchange outstanding notes for exchange notes in the exchange offer must represent to us that it satisfies all of the above listed conditions. Any holder who tenders in the exchange offer who does not satisfy all of the above listed conditions:

•	cannot rely on the position of the Commission set forth in the no-action letters referred to above; and

•	must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

The Commission considers broker-dealers that acquired outstanding notes directly from us, but not as a result of market-making activities or other trading activities, to be making a distribution of the exchange notes if they participate in the exchange offer. Consequently, these holders must comply with the registration and prospectus delivery requirements of the Securities Act in connection with a resale of the exchange notes.

Each broker-dealer that receives exchange notes for its own account in exchange for outstanding notes acquired by that broker-dealer as a result of market-making activities or other trading activities must deliver a prospectus in connection with a resale of the exchange notes and provide us with a signed acknowledgement of this obligation. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired the outstanding notes as a result of market-making activities or other trading activities. The letter of transmittal states that by acknowledging and delivering a prospectus, a broker-dealer will not be considered to admit that it is an “underwriter” within the meaning of the Securities Act. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus available to broker-dealers for use in connection with any resale of the exchange notes.

Except as described in the prior paragraph, holders may not use this prospectus for an offer to resell, a resale or other retransfer of exchange notes. We are not making this exchange offer to, nor will we accept tenders for exchange from, holders of outstanding notes in any jurisdiction in which the exchange offer or the acceptance of it would not be in compliance with the securities or blue sky laws of that jurisdiction.

Terms of the Exchange

Upon the terms and subject to the conditions set forth in this prospectus and the accompanying letter of transmittal, which we refer to together in this prospectus as the “exchange offer,” we will accept any and all outstanding notes validly tendered and not withdrawn prior to 12:00 midnight, New York City time, on the expiration date. We will issue, on or promptly after the expiration date, an aggregate principal amount of up to $510 million of exchange notes for a like principal amount of outstanding notes tendered and accepted in connection with the exchange offer. Holders may tender some or all of their outstanding notes in connection with the exchange offer, but only in denominations of $2,000 and integral multiples of $1,000. The exchange offer is not conditioned upon any minimum amount of outstanding notes being tendered for exchange.

The terms of the exchange notes are identical in all material respects to the terms of the outstanding notes, except that:

•	we have registered the exchange notes under the Securities Act and therefore these notes will not bear legends restricting their transfer; and

•

specified rights under the registration rights agreement, including the provisions providing for payment of additional interest in specified circumstances relating to the exchange offer, will be limited or eliminated.

The exchange notes will evidence the same debt as the outstanding notes. The exchange notes will be issued under the same indenture and entitled to the same benefits under that indenture as the outstanding notes being exchanged. As of the date of this prospectus, $510 million in aggregate principal amount of the outstanding notes were outstanding. Outstanding notes accepted for exchange will be retired and cancelled and will not be reissued.

In connection with the issuance of the outstanding notes, we arranged for the outstanding notes originally purchased by qualified institutional buyers to be issued and transferable in book-entry form through the facilities of DTC, acting as depositary. Except as described under “–Book-Entry Transfer,” we will issue the exchange notes in the form of a global note registered in the name of DTC or its nominee, and each beneficial owner’s interest in it will be transferable in book-entry form through DTC.

Holders of outstanding notes do not have any appraisal or dissenters’ rights in connection with the exchange offer. We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the Commission.

We will be considered to have accepted validly tendered outstanding notes if and when we have given oral or written notice to that effect to the exchange agent. The exchange agent will act as agent for the tendering holders for the purposes of receiving the exchange notes from us.

If we do not accept any tendered outstanding notes for exchange because of an invalid tender, the occurrence of the other events described in this prospectus or otherwise, we will return these outstanding notes, without expense, to the tendering holder as quickly as possible after the expiration date of the exchange offer.

Holders who tender outstanding notes will not be required to pay brokerage commissions or fees or, subject to the instructions in the letter of transmittal, transfer taxes on exchange of outstanding notes in connection with the exchange offer. We will pay all charges and expenses, other than the applicable taxes described under “—Fees and Expenses,” in connection with the exchange offer.

If we successfully complete the exchange offer, any outstanding notes which holders do not tender or which we do not accept in the exchange offer will remain outstanding and continue to accrue interest. The holders of outstanding notes after the exchange offer in general will not have further rights under the registration rights agreement, including registration rights and any rights to additional interest. Holders wishing to transfer the outstanding notes would have to rely on exemptions from the registration requirements of the Securities Act.

Expiration Date; Extensions; Amendments

The expiration date for the exchange offer is 12:00 midnight, New York City time, on October 6, 2014. We may extend this expiration date in our sole discretion, unless otherwise required by applicable law. If we so extend the expiration date, the term “expiration date” shall mean the latest date and time to which we extend the exchange offer.

We reserve the right, in our sole discretion:

•

to delay accepting any outstanding notes, for example, in order to allow for the confirmation of tendered notes or for the rectification of any irregularity or defect in the tender of outstanding notes;

•	to extend the exchange offer;

•	to terminate the exchange offer if, in our sole judgment, any of the conditions described below shall not have been satisfied; or

•	to amend the terms of the exchange offer in any manner.

We will give notice by press release or other written public announcement of any delay, extension or termination to the exchange agent. In addition, we will give, as promptly as practicable, oral or written notice regarding any delay in acceptance, extension or termination of the offer to the registered holders of outstanding notes. If we amend the exchange offer in a manner that we determine to constitute a material change, or if we waive a material condition, we will promptly disclose the amendment or waiver in a manner reasonably calculated to notify the holders of outstanding notes of the amendment or waiver, and extend the offer as required by law to cause the exchange offer to remain open for at least five business days following such notice.

Without limiting the manner in which we may choose to make public announcements of any delay in acceptance, extension, termination, amendment or waiver regarding the exchange offer, we shall have no obligation to publish, advertise, or otherwise communicate any public announcement, other than by making a timely release to a financial news service.

Interest on the Exchange Notes

Interest on the exchange notes will accrue at the rate of 5 3/8% per annum on the principal amount, payable semiannually on January 15 and July 15, beginning July 15, 2014. Interest on the exchange notes will accrue from the date of issuance of the outstanding notes or the date of the last periodic payment of interest on such outstanding notes, whichever is later.

Conditions to the Exchange Offer

Despite any other term of the exchange offer, we will not be required to accept for exchange, or exchange notes for, any outstanding notes and we may terminate the exchange offer as provided in this prospectus, if:

•

the exchange offer, or the making of any exchange by a holder, violates, in our good faith determination, any applicable law, rule or regulation or any applicable interpretation of the staff of the Commission;

•	any action or proceeding shall have been instituted or threatened with respect to the exchange offer which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•	we have not obtained any governmental approval which we, in our sole discretion, exercised reasonably, consider necessary for the completion of the exchange offer as contemplated by this prospectus.

The conditions listed above are for our sole benefit. We may assert them regardless of the circumstances giving rise to any of these conditions or waive them in our sole discretion in whole or in part. A failure on our part to exercise any of our rights under any of the conditions shall not constitute a waiver of that right, and that right shall be considered an ongoing right which we may assert at any time prior to the expiration of the exchange offer. All such conditions, other than those subject to governmental approval, will be satisfied or waived prior to the expiration of the exchange offer.

If we determine that any of the events listed above has occurred, we may, subject to applicable law:

•	refuse to accept any outstanding notes and return all tendered outstanding notes to the tendering holders;

•	extend the exchange offer and retain all outstanding notes tendered before the expiration of the exchange offer, subject, however, to the rights of holders to withdraw these outstanding notes; or

•	waive unsatisfied conditions relating to the exchange offer and accept all properly tendered outstanding notes that have not been withdrawn.

Any determination by us concerning the above events will be final and binding.

In addition, we reserve the right in our sole discretion, exercised reasonably, to:

•	purchase or make offers for any outstanding notes that remain outstanding subsequent to the expiration date; and

•	to the extent permitted by applicable law, purchase outstanding notes in the open market, in privately negotiated transactions or otherwise.

The terms of any purchases or offers may differ from the terms of the exchange offer. Those purchases may require the consent of the lenders under our senior credit facility.

Procedures for Tendering

Except in limited circumstances, only a Euroclear participant, Clearstream participant or DTC participant listed on a DTC securities position listing with respect to the outstanding notes may tender outstanding notes in the exchange offer. To tender outstanding notes in the exchange offer:

•	holders of outstanding notes that are DTC participants may follow the procedures for book-entry transfer as set forth under “—Book-Entry Transfer” and in the letter of transmittal; or

•

Euroclear participants and Clearstream participants on behalf of the beneficial owners of outstanding notes are required to use book-entry transfer pursuant to the standard operating procedures of Euroclear or Clearstream. These procedures include the transmission of a computer-generated message to Euroclear or Clearstream in lieu of a letter of transmittal. See the description of “agent’s message” under “–Book-Entry Transfer.”

In addition, you must comply with one of the following:

•

the exchange agent must receive, before expiration of the exchange offer, a timely confirmation of book-entry transfer of outstanding notes into the exchange agent’s account at DTC, Euroclear or Clearstream according to their respective standard operating procedures for electronic tenders and a properly transmitted agent’s message as described below; or

•	the exchange agent must receive any corresponding certificate or certificates representing outstanding notes along with the letter of transmittal.

There is no procedure for guaranteed late delivery of outstanding notes.

The tender by a holder of outstanding notes will constitute an agreement between the holder and us in accordance with the terms and subject to the conditions set forth in this prospectus and in the letter of transmittal. If less than all the outstanding notes held by a holder are tendered, the tendering holder should fill in the amount of outstanding notes being tendered in the specified box on the letter of transmittal. The entire amount of outstanding notes delivered or transferred to the exchange agent will be deemed to have been tendered unless otherwise indicated.

The method of delivery of outstanding notes, the letter of transmittal and all other required documents or transmission of an agent’s message, as described under “–Book-Entry Transfer,” to the exchange agent is at the election and risk of the holder. Instead of delivery by mail, we recommend that holders use an overnight or hand delivery service. In all cases, sufficient time should be allowed to assure timely delivery to the exchange agent prior to the expiration of the exchange offer. No letter of transmittal or outstanding notes should be sent to us, DTC, Euroclear or Clearstream. Delivery of documents to DTC, Euroclear or Clearstream in accordance with their respective procedures will not constitute delivery to the exchange agent.

Any beneficial holder whose outstanding notes are registered in the name of his or its broker, dealer, commercial bank, trust company or other nominee and who wishes to tender should contact the registered holder promptly and instruct it to tender on the beneficial holder’s behalf. If any beneficial holder wishes to tender on its own behalf, it must, prior to completing and executing the letter of transmittal and delivering its outstanding notes, either:

•	make appropriate arrangements to register ownership of the outstanding notes in its name; or

•	obtain a properly completed bond power from the registered holder.

The transfer of record ownership may take considerable time and may not be completed prior to the expiration date.

Signatures on a letter of transmittal or a notice of withdrawal, as described in “Withdrawal of Tenders,” must be guaranteed by a member firm of a registered national securities exchange or of the Financial Industry Regulatory Authority, Inc., a commercial bank or trust company having an office or correspondent in the United States or an “eligible guarantor institution,” within the meaning of Rule 17Ad-15 under the Exchange Act, which we refer to in this prospectus as an “eligible institution,” unless the outstanding notes are tendered:

•	by a registered holder who has not completed the box entitled “Special Issuance Instructions” or “Special Delivery Instructions” on the letter of transmittal; or

•	for the account of an eligible institution.

If the letter of transmittal is signed by a person other than the registered holder of any outstanding notes listed therein, the outstanding notes must be endorsed or accompanied by appropriate bond powers which authorize the person to tender the outstanding notes on behalf of the registered holder, in either case signed as the name of the registered holder or holders appears on the outstanding notes. If the letter of transmittal or any outstanding notes or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of corporations or others acting in a fiduciary or representative capacity, those persons should so indicate when signing and, unless waived by us, evidence satisfactory to us of their authority to so act must be submitted with the letter of transmittal.

We will determine in our sole discretion, exercised reasonably, all questions as to the validity, form, eligibility, including time of receipt, and acceptance and withdrawal of tendered outstanding notes. We reserve the absolute right to reasonably reject any and all outstanding notes not properly tendered or any outstanding notes whose acceptance by us would, in the opinion of our counsel, be unlawful. We also reserve the right to waive any defects or irregularities as to any particular outstanding notes. Our interpretation of the form and procedures for tendering outstanding notes in the exchange offer, including the instructions in the letter of transmittal, will be final and binding on all parties. Unless waived, holders must cure any defects or irregularities in connection with tenders of outstanding notes within a period we will determine. Although we intend to request the exchange agent to notify holders of defects or irregularities relating to tenders of outstanding notes, neither we, the exchange agent nor any other person will have any duty or incur any liability for failure to give this notification. We will not consider tenders of outstanding notes to have been made until these defects or irregularities have been cured or waived. The exchange agent will return any outstanding notes that are not properly tendered and as to which the defects or irregularities have not been cured or waived to the tendering holders, unless otherwise provided in the letter of transmittal, promptly following the expiration date.

In addition, we reserve the right, as set forth under “—Conditions to the Exchange Offer,” to terminate the exchange offer.

By tendering, each holder represents to us, among other things, that:

•	the holder acquired exchange notes pursuant to the exchange offer in the ordinary course of its business;

•	the holder has no arrangement or understanding with any person to participate in the distribution of the exchange notes within the meaning of the Securities Act; and

•	the holder is not our “affiliate,” as defined in Rule 405 under the Securities Act.

If the holder is a broker-dealer that will receive exchange notes for its own account in exchange for outstanding notes acquired by the broker-dealer as a result of market-making activities or other trading activities, the holder must acknowledge that it will deliver a prospectus in connection with any resale of the exchange notes.

Book-Entry Transfer

We understand that the exchange agent will make a request promptly after the date of this prospectus to establish accounts with respect to the outstanding notes at DTC for the purpose of facilitating the exchange offer. Any financial institution that is a participant in DTC’s system may make book-entry delivery of outstanding notes by causing DTC to transfer the outstanding notes into the exchange agent’s DTC account in accordance with DTC’s Automated Tender Offer Program procedures for the transfer. Any participant in Euroclear or Clearstream may make book-entry delivery of outstanding notes by causing Euroclear or Clearstream to transfer the outstanding notes into the exchange agent’s account in accordance with established Euroclear or Clearstream procedures for transfer. The exchange of exchange notes for tendered outstanding notes will only be made after a timely confirmation of a book-entry transfer of the outstanding notes into the exchange agent’s account and timely receipt by the exchange agent of an agent’s message.

The term “agent’s message” means a message, transmitted by DTC, Euroclear or Clearstream, and received by the exchange agent and forming part of the confirmation of a book-entry transfer, which states that DTC, Euroclear or Clearstream has received an express acknowledgment from a participant tendering outstanding notes that the participant has received an appropriate letter of transmittal and agrees to be bound by the terms of the letter of transmittal, and that we may enforce the agreement against the participant. Delivery of an agent’s message will also constitute an acknowledgment from the tendering DTC, Euroclear or Clearstream participant that the representations contained in the letter of transmittal and described under “—Resale of Exchange Notes” are true and correct.

Withdrawal of Tenders

Your tender of outstanding notes pursuant to the exchange offer is irrevocable except as otherwise provided in this section. You may withdraw tenders of outstanding notes at any time prior to 12:00 midnight, New York City time, on the expiration date.

For a withdrawal to be effective:

•	the exchange agent must receive a written notice, which may be by facsimile transmission or letter, of withdrawal at the address set forth below under “Exchange Agent,” or

•

for DTC, Euroclear or Clearstream participants, holders must comply with their respective standard operating procedures for electronic tenders and the exchange agent must receive an electronic notice of withdrawal from DTC, Euroclear or Clearstream.

Any notice of withdrawal must:

•	specify the name of the person who tendered the outstanding notes to be withdrawn;

•	identify the outstanding notes to be withdrawn, including the certificate number or numbers and principal amount of the outstanding notes to be withdrawn;

•	include a statement that the person is withdrawing his election to have such outstanding notes exchanged;

•	be signed by the person who tendered the outstanding notes in the same manner as the original signature on the letter of transmittal, including any required signature guarantees; and

•	specify the name in which the outstanding notes are to be re-registered, if different from that of the withdrawing holder.

If outstanding notes have been tendered pursuant to the procedure for book-entry transfer described above, any notice of withdrawal must specify the name and number of the account at DTC, Euroclear or Clearstream to be credited with the withdrawn outstanding notes and otherwise comply with the procedures of the applicable facility. We will determine in our sole discretion, exercised reasonably, all questions as to the validity, form and eligibility, including time of receipt, for the withdrawal notices, and our determination will be final and binding on all parties. Any outstanding notes so withdrawn will be deemed not to have been validly tendered for purposes of the exchange offer and no exchange notes will be issued with respect to them unless the outstanding notes so withdrawn are validly retendered. Any outstanding notes which have been tendered but which are not accepted for exchange will be returned to the holder without cost to the holder promptly after withdrawal, rejection of tender or termination of the exchange offer. Properly withdrawn outstanding notes may be re-tendered by following the procedures described under “—Procedures for Tendering” at any time prior to the expiration date.

Fees and Expenses

We will not make any payments to brokers, dealers or other persons soliciting acceptances of the exchange offer. We will, however, pay the exchange agent reasonable and customary fees for its services and its related reasonable out-of-pocket expenses, including accounting and legal fees. We may also pay brokerage houses and other custodians, nominees and fiduciaries the reasonable out-of-pocket expenses incurred by them in forwarding copies of this prospectus, letters of transmittal and related documents to the beneficial owners of the outstanding notes and in handling or forwarding tenders for exchange.

Holders who tender their outstanding notes for exchange will not be obligated to pay any transfer taxes. If, however:

•	exchange notes are to be delivered to, or issued in the name of, any person other than the registered holder of the outstanding notes tendered; or

•	tendered outstanding notes are registered in the name of any person other than the person signing the letter of transmittal; or

•	a transfer tax is imposed for any reason other than the exchange of outstanding notes in connection with the exchange offer;

then the tendering holder must pay the amount of any transfer taxes due, whether imposed on the registered holder or any other persons. If the tendering holder does not submit satisfactory evidence of payment of these taxes or exemption from them with the letter of transmittal, the amount of these transfer taxes will be billed directly to the tendering holder.

Accounting Treatment

The exchange notes will be recorded at the same carrying value as the outstanding notes as reflected in our accounting records on the date of the exchange. Accordingly, we will not recognize any gain or loss for accounting purposes upon the completion of the exchange offer.

Consequences of Failures to Properly Tender Outstanding Notes in the Exchange

We will issue the exchange notes in exchange for outstanding notes under the exchange offer only after timely receipt by the exchange agent of the outstanding notes, a properly completed and duly executed letter of transmittal and all other required documents. Therefore, holders of the outstanding notes desiring to tender outstanding notes in exchange for exchange notes should allow sufficient time to ensure timely delivery. We are under no duty to give notification of defects or irregularities of tenders of outstanding notes for exchange. Outstanding notes that are not tendered or that are tendered but not accepted by us will, following completion of the exchange offer, continue to be subject to the existing restrictions upon transfer under the Securities Act. If we successfully complete the exchange offer, specified rights under the registration rights agreement, including registration rights and any right to additional interest, will be either limited or eliminated.

Participation in the exchange offer is voluntary. In the event the exchange offer is completed, we will not be required to register the remaining outstanding notes. Remaining outstanding notes will continue to be subject to the following restrictions on transfer:

•

holders may resell outstanding notes only if we register the outstanding notes under the Securities Act, if an exemption from registration is available, or if the transaction requires neither registration under nor an exemption from the requirements of the Securities Act; and

•	the remaining outstanding notes will bear a legend restricting transfer in the absence of registration or an exemption.

We do not currently anticipate that we will register any remaining outstanding notes under the Securities Act. To the extent that outstanding notes are tendered and accepted in connection with the exchange offer, any trading market for remaining outstanding notes could be adversely affected.

DESCRIPTION OF MATERIAL INDEBTEDNESS

The following is a description of our material indebtedness, other than the outstanding notes. The terms of the outstanding notes are substantially identical to the terms of the exchange notes. See “Description of Exchange Notes.” The following summaries are qualified in their entirety by reference to the credit and security agreements and indentures to which each summary relates, which are included or incorporated by reference into the registration statement of which this prospectus is a part.

Senior Credit Facility

On February 3, 2014, we entered into the second restatement agreement with respect to our senior credit facility in order to increase the revolving credit facility under the senior credit facility from $250 million to $400 million, extend the maturity date of the senior credit facility to February 2, 2019, and to make certain covenant changes to the senior credit facility, which was entered into on April 28, 2010, and amended and restated on February 9, 2012. The incremental facility was also increased from $300 million to $500 million. In addition, the senior credit facility was amended to include provisions that would allow us to conduct our affairs in a manner that would allow Lamar Advertising to qualify and remain qualified as a REIT, subject to certain restrictions. It also eliminated a requirement that we make mandatory prepayments on loans in certain circumstances based on excess cash flow.

On April 18, 2014, we entered into Amendment No. 1 to the second restatement agreement with respect to our senior credit facility to create a new $300 million term loan A facility under the senior credit facility. Borrowings under the term loan A facility are not incremental loans and do not reduce the existing $500 million incremental facility under the senior credit facility.

The senior credit facility, for which JPMorgan Chase Bank, N.A. serves as administrative agent, currently consists of a $400 million revolving credit facility, a $300 million term loan A facility and a $500 million incremental facility. We are the borrower of each of the facilities, while we may from time to time designate wholly-owned subsidiaries as subsidiary borrowers under the incremental loan facility. Incremental loans may be in the form of additional term loan tranches or increases in the revolving credit facility. Our lenders have no obligation to make additional loans to us, or any designated subsidiary borrower, under the incremental facility, but may enter into such commitments in their sole discretion.

Amortization

As of June 30, 2014, there was $296.3 million outstanding under the term loan A facility, which amortizes in quarterly installments paid on each September 30, December 31, March 31 and June 30 as follows (dollars in thousands):

Principal Payment Date	Principal Amount
September 30, 2014 — March 31, 2016	$3,750
June 30, 2016 — March 31, 2017	5,625
June 30, 2017 — December 31, 2018	11,250
February 2, 2019	168,750

Maturity

The term loan A facility and the revolving credit facility will mature on February 2, 2019.

Interest

Interest on borrowings under the facilities is calculated, at our option, at a base rate equal to either of the following plus the applicable spread above such base rate:

•

with respect to base rate borrowings, the “Adjusted Base Rate” which is equal to the highest of: the rate publicly announced by JPMorgan Chase Bank, N.A. as its prime lending rate, or the applicable federal funds rate plus 0.50%, or 1.0% plus the greater of (a) (i) 1.25% with respect to the revolving credit facility or (ii) 1.00% with respect to the term loan A facility and (b) the rate at which eurodollar deposits for one month are quoted on Reuters Page LIBOR01 multiplied by the statutory reserve rate (determined based on maximum reserve percentages established by the Board of Governors of the Federal Reserve System of the United States of America); or

•

with respect to eurodollar rate borrowings, the rate at which eurodollar deposits for one, two, three or six months (as selected by us), or nine or twelve months with the consent of the lenders, are quoted on Reuters Page LIBOR01 multiplied by the statutory reserve rate (determined based on maximum reserve percentages established by the Board of Governors of the Federal Reserve System of the United States of America).

The spread applicable to borrowings is determined by reference to our trailing senior debt ratio (total senior debt to trailing four fiscal quarter EBITDA, as defined below).

Guarantees; Security

Our obligations under our senior credit facility are guaranteed by Lamar Advertising and all of our domestic restricted subsidiaries. Such obligations and guarantees are secured by a pledge of all of our capital stock, all of the capital stock of our domestic restricted subsidiaries, and 65% of the capital stock of our first-tier foreign subsidiaries, as well as a security interest in all of our assets and those of our domestic restricted subsidiaries (including mortgages on certain parcels of real property held by TLC Properties, Inc.).

Covenants

Under the terms of the senior credit facility, we and our restricted subsidiaries are not permitted to incur any additional indebtedness over $150 million at any one time outstanding except:

•	indebtedness created by the senior credit facility;

•	indebtedness in respect of notes issued by us so long as no default would result from the issuance and the terms of the notes comply with certain conditions;

•

existing indebtedness or, so long as no default would result therefrom, any extension, renewal, refunding or replacement of any existing indebtedness or indebtedness incurred by the issuance of notes as referred to in the paragraph above;

•

indebtedness in respect of first lien notes issued by us to extend, renew, refund or refinancing existing first lien indebtedness so long as no default would result from the issuance and the terms of the notes comply with certain conditions; and

•	indebtedness of ours to any wholly owned subsidiary and of any wholly owned subsidiary to us.

The senior credit facility also places certain restrictions upon our, and our restricted subsidiaries’, ability to, among other things:

•	incur liens or guarantee obligations;

•

pay dividends and make other distributions including distributions to Lamar Advertising, except that we may conduct our affairs in a manner that would allow Lamar Advertising to qualify and remain qualified as a REIT, subject to certain restrictions;

•	make investments and enter into joint ventures or hedging agreements;

•	dispose of assets; and

•	engage in transactions with affiliates except on an arms-length basis.

In addition, under the senior credit facility we and our restricted subsidiaries cannot exceed the following financial ratio:

•	a Senior Debt Ratio, defined as total consolidated senior debt of us and our restricted subsidiaries as of any date to EBITDA, as defined below, for the most recent four fiscal quarters then ended.

Pursuant to the Senior Debt Ratio, we must maintain a Senior Debt Ratio of 3.50 to 1.00.

As defined under the senior credit facility, EBITDA is, for any period, operating income for Lamar Advertising and its restricted subsidiaries (determined on a consolidated basis without duplication in accordance with GAAP) for such period (calculated before taxes, interest expense, depreciation, amortization, any other non-cash income or charges accrued for such period, charges and expenses in connection with the credit facility transactions, costs and expenses of Lamar Advertising associated with its conversion to a REIT, if Lamar Advertising elects to pursue such conversion, of up to $10 million in aggregate amount, the amount of certain cost savings, operating expense reductions and other operating improvements or synergies projected by us in good faith to be realized as a result of any acquisition, investment, merger, amalgamation or disposition within 12 months of any such transaction, net of the amount of actual benefits realized during such period from such action; provided, (a) the aggregate amount for all such cost savings, operating expense reductions and other operating improvements or synergies shall not exceed an amount equal to 15% of EBITDA for the applicable four quarter period and (b) any such adjustment to EBITDA may only take into account cost savings, operating expense reductions and other operating improvements synergies that are (I) directly attributable to such acquisition, investment, merger, amalgamation or disposition, (II) expected to have a continuing impact on us and our restricted subsidiaries and (III) factually supportable, in each case all as certified by our chief financial officer on our behalf, any loss or gain relating to amounts paid or earned in cash prior to the stated settlement date of any swap agreement that has been reflected in operating income for such period), and (except to the extent received or paid in cash by us or any of our restricted subsidiaries, income or loss attributable to equity in affiliates for such period) excluding any extraordinary and unusual gains or losses during such period and excluding the proceeds of any casualty events whereby insurance or other proceeds are received and certain dispositions not in the ordinary course. For purposes of calculating EBITDA, the effect on such calculation of any adjustments required under Statement of Accounting Standards No. 141R is excluded. EBITDA under the senior credit facility is also adjusted to reflect certain acquisitions or dispositions as if such acquisitions or dispositions were made on the first day of such period.

Events of Default; Change of Control

The credit facility contains customary events of default (including payment defaults, cross-defaults to certain of our other indebtedness, breach of representations and covenants and change of control). The occurrence of an event of default under the credit facility would permit the lenders to accelerate the indebtedness and terminate the senior credit facility.

A change of control would occur if:

•	we cease to be a wholly owned subsidiary of Lamar Advertising;

•

Charles W. Lamar, III or Kevin P. Reilly, Sr. and their immediate family (including grandchildren) and entities under their control no longer hold sufficient voting stock of Lamar Advertising to elect at all times a majority of its board of directors;

•	anyone other than the holders specified in the preceding bullet acquire shares of Lamar Advertising representing more than 20% of the ordinary voting power or acquire control of Lamar Advertising;

•	a majority of the seats on Lamar Advertising’s board is occupied by persons who were neither nominated by the board of directors of Lamar Advertising nor appointed by directors so nominated; or

•

the occurrence of any “change of control” under and as defined in the indentures for our 5 7/8% Senior Subordinated Notes due 2022, our 5% Senior Subordinated Notes due 2023, the exchange notes being offered hereby or certain notes that may be hereinafter issued (including refunding indebtedness).

5 7/8% Senior Subordinated Notes due 2022

On February 9, 2012, we issued $500 million in aggregate principal amount of 5 7/8% Senior Subordinated Notes due 2022 under an indenture among us, as issuer, certain of our subsidiaries and The Bank of New York Mellon Trust Company, N.A., as trustee.

These notes are senior subordinated unsecured obligations, which are subordinated to indebtedness under the senior credit facility and our other senior indebtedness, which includes our 5 3/8% Senior Notes due 2024 and the exchange notes being offered hereby. They are pari passu in right of payment with our existing 5% Senior Subordinated Notes due 2023. These notes rank senior to all of our other existing and future subordinated indebtedness. These notes bear interest at 5 7/8% per annum, payable twice a year on each of February 1 and August 1.

We may redeem up to 35% of the aggregate principal amount of these notes, at any time and from time to time, at a price equal to 105.875% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon, with the net cash proceeds of certain public equity offerings completed before February 1, 2015, provided that following the redemption, at least 65% of these notes that were originally issued remain outstanding. At any time prior to February 1, 2017, we may redeem some or all of these notes at a price equal to 100% of the aggregate principal amount plus a make-whole premium. This premium decreases annually from approximately 2.938% for a redemption between February 1, 2017, through January 30, 2018, to approximately 1.958% for a redemption between February 1, 2018, through January 30, 2019, to approximately 0.979% for a redemption on or after February 1, 2019, and is phased out completely on February 1, 2020.

Our obligations under these notes are guaranteed by all of our domestic subsidiaries, except Missouri Logos, a partnership. The guarantees under these notes are subordinated in right of payment to the guarantees under our senior credit facility and those of our 5 3/8% Senior Notes due 2024 and the exchange notes being offered hereby.

The holders of these notes may force us to immediately repay the principal on these notes, including interest to the acceleration date, if, among other things, we fail to make payments on other indebtedness under which we have at least $10 million outstanding.

The indenture places certain restrictions upon our ability, and the ability of our subsidiaries, to, among other things:

•	incur additional indebtedness;

•	issue preferred stock;

•	pay dividends or make other distributions or redeem capital stock;

•	incur liens or guarantee obligations;

•	dispose of assets; and

•	engage in transactions with affiliates except on an arms’ length basis.

Upon a “change of control” (as defined in the indenture), we will be obligated to offer to purchase all of the outstanding notes at a purchase price of 101% of the principal amount plus accrued interest, if any. In addition, if we sell certain assets, we will be obligated to offer to purchase outstanding notes with the proceeds of the asset sale at a purchase price of 100% of the principal amount plus accrued interest, if any.

5% Senior Subordinated Notes due 2023

On October 30, 2012, we issued $535 million in aggregate principal amount of 5% Senior Subordinated Notes due 2023 under an indenture among us, as issuer, certain of our subsidiaries and The Bank of New York Mellon Trust Company, N.A., as trustee.

These notes are senior subordinated unsecured obligations, which are subordinated to indebtedness under the senior credit facility and our other senior indebtedness, which includes our 5 3/8% Senior Notes due 2024 and the exchange notes being offered hereby. They are pari passu in right of payment with our existing 5 7/8% Senior Subordinated Notes due 2022. These notes rank senior to all of our other existing and future subordinated indebtedness. These notes bear interest at 5% per annum, payable twice a year on each of May 1 and November 1.

We may redeem up to 35% of the aggregate principal amount of these notes, at any time and from time to time, at a price equal to 105% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon, with the net cash proceeds of certain public equity offerings completed before November 1, 2015, provided that following the redemption, at least 65% of these notes that were originally issued remain outstanding. At any time prior to May 1, 2018, we may redeem some or all of these notes at a price equal to 100% of the aggregate principal amount plus a make-whole premium. This premium decreases annually from approximately 2.500% for a redemption between May 1, 2018, through April 30, 2019, to 1.667% for a redemption between May 1, 2019, through April 30, 2020, to 0.833% for a redemption on or after May 1, 2019, and is phased out completely on May 1, 2021.

Our obligations under these notes are guaranteed by all of our domestic subsidiaries, except Missouri Logos, a partnership. The guarantees under these notes are subordinated in right of payment to the guarantees under our senior credit facility and those of our 5 3/8% Senior Notes due 2024 and the exchange notes being offered hereby.

The holders of these notes may force us to immediately repay the principal on these notes, including interest to the acceleration date, if, among other things, we fail to make payments on other indebtedness under which we have at least $20.0 million outstanding.

The indenture places certain restrictions on our ability, and the ability of our subsidiaries, to, among other things:

•	incur additional indebtedness;

•	issue preferred stock;

•	pay dividends or make other distributions or redeem capital stock;

•	incur liens or guarantee obligations;

•	dispose of assets; and

•	engage in transactions with affiliates except on an arms’ length basis.

Upon a “change of control” (as defined in the indenture), we will be obligated to offer to purchase all of the outstanding notes at a purchase price of 101% of the principal amount plus accrued interest, if any. In addition, if we sell certain assets, we will be obligated to offer to purchase outstanding notes with the proceeds of the asset sale at a purchase price of 100% of the principal amount plus accrued interest, if any.

5 3/8% Senior Notes due 2024

On January 10, 2014, we issued $510 million in aggregate principal amount of 5 3/8% Senior Notes due 2024 under an indenture among us, as issuer, certain of our subsidiaries and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of these notes are substantially identical to the terms of the exchange notes. See “Description of Exchange Notes.”

DESCRIPTION OF EXCHANGE NOTES

The exchange notes, which are referred to in this section as the “notes,” will be issued under an indenture, dated as of January 10, 2014, among Lamar Media, the Guarantors and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”), as in effect on the date of the indenture. The notes are subject to all such terms, and holders of the notes are referred to the indenture and the Trust Indenture Act for a statement of the terms therein. The following is a summary of the material terms and provisions of the notes. A copy of the form of indenture is available upon request to Lamar Media or the initial purchasers. The definitions of certain capitalized terms are set forth under “—Certain Definitions” or as otherwise defined throughout this description. For purposes of this description, references to “Lamar Media,” “we,” “us” or “our” include only Lamar Media Corp. and not its Subsidiaries and “Lamar Advertising” includes only Lamar Advertising Company and not its Subsidiaries.

General

The notes will be:

•	general unsecured obligations of Lamar Media;

•	pari passu in right of payment with all existing and future senior indebtedness of Lamar Media;

•

senior in right of payment to Lamar Media’s existing 5 7/8% Senior Subordinated Notes due 2022, 5% Senior Subordinated Notes due 2023 and any additional future senior subordinated Indebtedness of Lamar Media;

•	effectively subordinated to any secured Indebtedness of Lamar Media to the extent of the value of the assets securing such Indebtedness; and

•	structurally subordinated to all liabilities of the Subsidiaries of Lamar Media that are not Guarantors.

The notes will be unconditionally guaranteed by each of our existing and future domestic Restricted Subsidiaries (other than Missouri Logos, a Partnership).

The Guarantees will be:

•	general unsecured obligations of each Guarantor;

•	pari passu in right of payment with all existing and future senior indebtedness of each Guarantor;

•

senior in right of payment to each Guarantor’s guarantee of Lamar Media’s existing 5 7/8% Senior Subordinated Notes due 2022, 5% Senior Subordinated Notes due 2023 and any additional future senior subordinated Indebtedness of such Guarantor; and

•	effectively subordinated to any secured Indebtedness of each Guarantor to the extent of the value of the assets securing such Indebtedness.

The notes will be issued in an initial aggregate principal amount of $510,000,000. We may from time to time issue additional notes pursuant to the indenture having identical terms and conditions to the notes we are currently offering (the “Additional Notes”). We will only be permitted to issue such Additional Notes if at the time of such issuance, and after giving effect thereto, we are in compliance with the covenants contained in the indenture. Any Additional Notes will be part of the same series as the notes that we are currently offering and will vote on all matters with the notes. For purposes of this “Description of Exchange Notes,” except for the covenant described under “—Material Covenants—Limitations on Additional Indebtedness and Preferred Stock

of Restricted Subsidiaries,” references to the notes include Additional Notes, if any. In addition, Lamar Media may incur additional indebtedness if at the time of such issuance, and after giving effect thereto, we are in compliance with the covenants contained in the indenture.

Maturity, Interest and Principal

The notes will mature on January 15, 2024. The notes will bear interest at a rate of 5 3/8% per year from January 10, 2014 until maturity. Interest is payable semi-annually in arrears on January 15 and July 15, commencing July 15, 2014, to holders of record of the notes at the close of business on the immediately preceding January 1 and July 1. The notes will not be entitled to the benefit of any mandatory sinking fund.

The notes will be issued in registered form, without coupons, and in denominations of $2,000 and integral multiples of $1,000.

Optional Redemption

The notes will be redeemable at the option of Lamar Media, in whole or in part, at any time on or after January 15, 2019, at the following redemption prices (expressed as a percentage of principal amount), together, in each case, with accrued and unpaid interest to (but not including) the redemption date, if redeemed during the twelve-month period beginning on January 15, of each year listed below:

Year	Percentage
2019	102.688%
2020	101.792%
2021	100.896%
2022 and thereafter	100.000%

Notwithstanding the foregoing, Lamar Media may redeem in the aggregate up to 35% of the aggregate principal amount of notes at any time and from time to time prior to January 15, 2017, at a redemption price equal to 105.375% of the aggregate principal amount so redeemed, plus accrued interest to (but not including) the redemption date, out of the Net Proceeds of one or more Equity Offerings; provided, however, that at least 65% of the aggregate principal amount of notes originally issued remains outstanding immediately after the occurrence of any such redemption and that any such redemption occurs within 120 days following the closing of any such Equity Offering.

In addition, at any time prior to January 15, 2019, Lamar Media may redeem all or any portion of the notes outstanding at a redemption price equal to:

•

100% of the aggregate principal amount of the notes to be redeemed, together with accrued and unpaid interest to such redemption date (subject to the rights of holders of record of the notes on the relevant record date to receive payments of interest on the related interest payment date), plus

•	the Make Whole Amount.

Furthermore, at Lamar Media’s option, it may condition any call for redemption on the receipt of financing to fund the redemption within the notice period. Any such condition will be expressly stated in the notice of redemption and in any press release or other public statement mentioning the call for redemption. If the financing condition is not satisfied during the notice period, the notes will remain outstanding and Lamar Media will make a public statement to that effect.

Selection and Notice

In the event of redemption of fewer than all of the notes (including for a partial redemption made with the proceeds of an Equity Offering), the notes shall be selected by lot for redemption (subject to applicable DTC procedures), unless such method is otherwise prohibited. The notes will be redeemable in whole or in part upon not less than 30 nor more than 60 days’ prior written notice, mailed by first class mail to a holder’s last address as it shall appear on the register maintained by the Registrar of the notes. On and after any redemption date, interest will cease to accrue on the notes or portions thereof called for redemption unless Lamar Media shall fail to redeem any such note.

Guarantees

The notes are guaranteed on a senior unsecured basis by the Guarantors.

The obligations of each Guarantor are limited to the maximum amount as will, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee or pursuant to its contribution obligations under the indenture, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under federal or state law. Each Guarantor that makes a payment or distribution under a Guarantee shall be entitled to a contribution from each other Guarantor in a pro rata amount based on the Adjusted Net Assets of each Guarantor. See “Risk Factors—Risks Related to the Exchange Notes—Federal and state statutes allow courts, under specific circumstances, to void the guarantees of the exchange notes by our subsidiaries and require the holders of the exchange notes to return payments received from the subsidiary guarantors.”

Upon (i) the release of all guarantees by a Guarantor of any Indebtedness of Lamar Media and the release of all Liens on the property and assets of such Guarantor securing such guarantees or (ii) the sale or disposition (whether by merger, sale of stock or otherwise) of a Guarantor (or substantially all of its assets) to an entity which is not a Subsidiary of Lamar Media which is otherwise in compliance with the indenture (and providing that the guarantee and Liens referred to in the foregoing clause (i) are also released at such time), such Guarantor shall be deemed released from all its obligations under the indenture and its Guarantee. In the event that a Restricted Subsidiary Guarantor ceases to be obligated to a Guarantor pursuant to the provisions under “—Material Covenants—Limitation on Guarantees of Material Indebtedness,” as long as no Default or Event of Default is existing or will result therefrom, it shall be released from its obligations under the indenture and its Guarantee.

Material Covenants

The indenture will contain, among others, the following covenants:

Effectiveness of Covenants

Following the first day:

(a) the notes have an Investment Grade Rating from both of the Ratings Agencies; and

(b) no Default has occurred and is continuing under the indenture; Lamar Media and its Restricted Subsidiaries will not be subject to the provisions of the indenture summarized under the headings below:

•	“—Material Covenants—Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries;”

•	“—Material Covenants—Limitation on Restricted Payments;”

•	“—Material Covenants—Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries;”

•	“—Material Covenants—Limitation on Certain Asset Sales;”

•	“—Material Covenants—Limitation on Transactions with Affiliates;” and

•	clause (b) of “—Material Covenants—Limitation on Merger, Consolidation or Sale of Assets”

(collectively, the “Suspended Covenants”). If at any time the notes’ credit rating is downgraded from an Investment Grade Rating by any Rating Agency, then the Suspended Covenants will thereafter be reinstated as if such covenants had never been suspended (the “Reinstatement Date”) and be applicable pursuant to the terms of the indenture (including in connection with performing any calculation or assessment to determine compliance with the terms of the indenture), unless and until the notes subsequently attain an Investment Grade Rating and no Default or Event of Default is in existence (in which event the Suspended Covenants shall no longer be in effect for such time that the notes maintain an Investment Grade Rating); provided, however, that no Default, Event of Default or breach of any kind shall be deemed to exist or have occurred under the indenture, the notes or the Subsidiary Guarantees with respect to the Suspended Covenants based on, and none of Lamar Media or any of its Subsidiaries shall bear any liability for, any actions taken or events occurring during the Suspension Period (as defined below), or any actions taken at any time pursuant to any contractual obligation arising prior to the Reinstatement Date, regardless of whether such actions or events would have been permitted if the applicable Suspended Covenants remained in effect during such period. The period of time between the date of suspension of the covenants and the Reinstatement Date is referred to as the “Suspension Period.”

On the Reinstatement Date, all Indebtedness Incurred during the Suspension Period will be deemed to have been outstanding on the Issue Date, so that it is classified as permitted under clause (iii) of the definition of “Permitted Indebtedness”. Calculations made after the Reinstatement Date of the amount available to be made as Restricted Payments under “—Material Covenants—Limitation on Restricted Payments” will be made as though the covenants described under “—Material Covenants—Limitation on Restricted Payments” had been in effect since the Issue Date and throughout the Suspension Period. Accordingly, Restricted Payments made during the Suspension Period will reduce the amount available to be made as Restricted Payments under the first paragraph of “—Material Covenants—Limitation on Restricted Payments” to the extent such Restricted Payments were not otherwise permitted to be made pursuant to clauses (i) through (ix) of the third paragraph under “—Material Covenants—Limitation on Restricted Payments;” provided that the amount available to be made as Restricted Payments on the Reinstatement Date pursuant to the first paragraph shall not be reduced below zero solely as a result of such Restricted Payments under “—Material Covenants—Limitation on Restricted Payments.” Additionally, upon any Reinstatement Date, the amount of Available Asset Sale Proceeds will be reset to zero.

During any period when the Suspended Covenants are suspended, the Board of Directors of Lamar Media may not designate any of Lamar Media’s Subsidiaries as Unrestricted Subsidiaries pursuant to the indenture.

Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries

Lamar Media will not, and will not permit any Restricted Subsidiary to, directly or indirectly, incur any Indebtedness (including Acquired Indebtedness) other than Permitted Indebtedness, and will not permit any Restricted Subsidiary to issue any Preferred Stock, unless:

(a) after giving effect to the incurrence of such Indebtedness and the issuance of any such Preferred Stock and the receipt and application of the proceeds thereof, Lamar Media’s Leverage Ratio is less than 7.0 to 1; and

(b) no Default or Event of Default shall have occurred and be continuing at the time or as a consequence of the incurrence of such Indebtedness or the issuance of such preferred stock.

Notwithstanding the foregoing, Preferred Stock may only be issued by a Restricted Subsidiary pursuant to the preceding sentence to the extent such Restricted Subsidiary is a Guarantor.

For purposes of determining compliance with this covenant (“—Limitations on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries”), in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Indebtedness, or is entitled to be incurred pursuant to the first sentence of this covenant, Lamar Media or the applicable Restricted Subsidiary shall be permitted to classify on the date of its incurrence, or later reclassify, all or a portion of such item of Indebtedness in any manner that complies with this covenant. Indebtedness permitted by this covenant need not be permitted solely by reference to one provision permitting such Indebtedness but may be permitted in part by one such provision and in part by another one or more other provisions of this covenant permitting such Indebtedness. Accrual of interest, accretion or amortization of original issue discount and the accretion of accreted value shall not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

Limitation on Restricted Payments

Lamar Media will not make, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, make, any Restricted Payment unless:

(a) no Default or Event of Default shall have occurred and be continuing at the time of or immediately after giving effect to such Restricted Payment;

(b) immediately after giving pro forma effect to such Restricted Payment, Lamar Media could incur $1.00 of additional Indebtedness (other than Permitted Indebtedness) under the covenant set forth under “—Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries”; and

(c) immediately after giving effect to such Restricted Payment, the aggregate of all Restricted Payments declared or made after the Existing Notes Issue Date (excluding Restricted Payments permitted by clause (ix) of the last paragraph under this heading “—Limitation on Restricted Payments”) does not exceed the sum of (without duplication):

(1) 100% of Lamar Media’s Cumulative EBITDA minus 1.4 times Lamar Media’s Cumulative Consolidated Interest Expense, plus

(2) 100% of the aggregate Net Proceeds and the fair market value of securities or other property received by Lamar Media, after January 1, 2001, from (a) the issue or sale of Capital Stock (other than Disqualified Capital Stock or Capital Stock of Lamar Media issued to any Subsidiary of Lamar Media) of Lamar Media or any Indebtedness or other securities of Lamar Media convertible into or exercisable or exchangeable for Capital Stock (other than Disqualified Capital Stock) of Lamar Media which has been so converted or exercised or exchanged, as the case may be, (b) any capital contribution to Lamar Media from Lamar Advertising (except as contemplated by clause (vi) of the following paragraph) and (c) any loans made to Lamar Media by Lamar Advertising prior to the Existing Notes Issue Date upon the cancellation of such loans by Lamar Advertising, plus

(3) the net reductions in Investments (other than reductions in Permitted Investments) in any Person resulting from payments of interest on Indebtedness, dividends, repayments of loans, partial or total releases or discharges of Guaranteed Permitted Unrestricted Subsidiary Obligations, or from designations of Unrestricted Subsidiaries as Restricted Subsidiaries, valued in each case at the fair market value thereof, not to exceed the amount of Investments previously made by Lamar Media and its Restricted Subsidiaries in such Person.

For purposes of determining under this clause (c) the amount expended for Restricted Payments, cash distributed shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value as determined by the board of directors reasonably and in good faith. As of June 30, 2014, the total amount available for making Restricted Payments under this clause (c) was approximately $2.2 billion.

Notwithstanding the foregoing, Lamar Media and any of the Restricted Subsidiaries may pay any dividend or make any distribution to Lamar Advertising for the purpose of funding a payment of any dividend or making of any distribution on or in respect of shares of Lamar Advertising’s Capital Stock, in the case of each such dividend or distribution by Lamar Media or any of the Restricted Subsidiaries constituting a Restricted Payment, to the extent that Lamar Advertising believes in good faith that it qualifies as a “real estate investment trust” under Section 856 of the Code (or any successor provision) and that the declaration or payment of a dividend or making of a distribution in such amount is necessary to maintain Lamar Advertising’s status as a REIT for any taxable year, with such dividend to be paid or distribution to be made as and when determined by Lamar Advertising, whether during or after the end of the relevant taxable year; provided, however, that (I) at the time of, and after giving effect to, any such dividend or distribution, no Event of Default of the type described in clauses (a), (b) (without giving effect to the grace period set forth therein) or (f) under the heading “Events of Default” below shall have occurred and be continuing or would occur as a consequence thereof and the obligations in respect of the notes shall not otherwise have been accelerated and (II) two consecutive dividends or distributions pursuant to this paragraph shall not be permitted during the pendency of any single Event of Default.

The provisions of this covenant shall not prohibit:

(i) the payment of any distribution within 60 days after the date of declaration thereof, if at such date of declaration such payment would comply with the provisions of the indenture; provided, however, that in calculating the aggregate amount of Restricted Payments for purposes of clause (c) of the immediately preceding paragraph, such amounts declared shall be included in the calculation but such amounts expended shall be excluded from the calculation;

(ii) the retirement of any shares of Capital Stock of Lamar Media or Indebtedness of Lamar Media subordinated or pari passu in right of payment to the notes by conversion into, or by or in exchange for, shares of Capital Stock (other than Disqualified Capital Stock), or out of, the Net Proceeds of the substantially concurrent sale (other than to a Subsidiary of Lamar Media) of other shares of Capital Stock of Lamar Media (other than Disqualified Capital Stock); provided, however, that the amount of any such Net Proceeds that are utilized for any such retirement shall be excluded from clause (c)(2) of the immediately preceding paragraph; provided further, however, that in calculating the aggregate amount of Restricted Payments for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to this clause (ii) shall be excluded from the calculation;

(iii) the redemption or retirement of Indebtedness of Lamar Media subordinated in right of payment to the notes in exchange for, by conversion into, or out of the Net Proceeds of, a substantially concurrent sale or incurrence of Indebtedness (it being understood that a redemption or retirement or irrevocable deposit for redemption or retirement of Indebtedness within 45 days of such sale or incurrence shall be deemed “substantially concurrent”) of Lamar Media (other than any Indebtedness owed to a Subsidiary of Lamar Media) that is, contractually subordinated in right of payment to the notes to at least the same extent as the subordinated Indebtedness being redeemed or retired and, (x) has a Stated Maturity no earlier than the 91st day after the Final Maturity Date or the final maturity date of the Indebtedness being redeemed or retired, whichever is earlier and (y) has an Average Life to Stated Maturity equal to or greater than the remaining Average Life to Stated Maturity of the Indebtedness being redeemed or retired; provided, however, that the amount of any such Net Proceeds that are utilized for any such redemption or retirement shall be excluded from clause (c)(2) of the immediately preceding paragraph; provided further, however, that in calculating the aggregate amount of Restricted Payments for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to this clause (iii) shall be excluded from the calculation;

(iv) the funding of loans (but not including the forgiveness of any such loan) to executive officers, directors and shareholders for relocation loans, bonus advances and other purposes consistent with past practices or the purchase, redemption or other acquisition for value of shares of Capital Stock of Lamar Advertising or Lamar Media (other than Disqualified Capital Stock) or options on such shares held by Lamar Advertising’s or Lamar Media’s or the Restricted Subsidiaries’ officers or employees or former officers or employees (or their estates or trusts or beneficiaries under their estates or trusts for the benefit of such beneficiaries) upon the death, disability, retirement or termination of employment of such current or former officers or employees pursuant to the terms of an employee benefit plan or any other agreement pursuant to which such shares of Capital Stock or options were issued or pursuant to a severance, buy-sell or right of first refusal agreement with such current or former officer or employee; provided that the aggregate amount of any such loans funded and cash consideration paid, or distributions made, pursuant to this clause (iv) do not in any one fiscal year exceed $7 million; provided further, however, that in calculating the aggregate amount of Restricted Payments for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to this clause (iv) shall be excluded from the calculation;

(v) the making of Investments in Unrestricted Subsidiaries and joint ventures in an aggregate amount not to exceed $30 million since the Issue Date; provided, however, that Lamar Media or the Restricted Subsidiaries may make additional Investments pursuant to this clause (v) up to an aggregate amount not to exceed $20 million if Lamar Media is able, at the time of any such Investment and immediately after giving effect thereto, to incur at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) in compliance with the “—Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries” covenant; provided further, however, that in calculating the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to this clause (v) shall be included in the calculation;

(vi) distributions by Lamar Media to Lamar Advertising to permit Lamar Advertising to pay obligations actually incurred by Lamar Advertising in respect of the payment of operating expenses of Lamar Media or the Restricted Subsidiaries in an aggregate amount in any fiscal year not to exceed 5% of the total operating expenses of Lamar Media and the Restricted Subsidiaries on a consolidated basis determined in accordance with GAAP and Tax Payments permitted by clause (v) of the covenant described under “—Limitation on Transactions with Affiliates”; provided, however, that in calculating the aggregate amount of Restricted Payments for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to this clause (vi) shall be excluded from the calculation;

(vii) other Restricted Payments in an aggregate amount not to exceed $500,000 in any fiscal year of Lamar Media; provided, however, that in calculating the aggregate amount of Restricted Payments made subsequent to the Issue Date for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to this clause (vii) shall be included in the calculation;

(viii) the repurchase, redemption or other acquisition or retirement for value of any Indebtedness that is contractually subordinated in right of payment to the notes and the Guarantees in accordance with the provisions similar to those described under the captions “—Change of Control” and “—Limitation on Certain Asset Sales”; provided, however, that all notes tendered in connection with a Change of Control Offer or Excess Proceeds Offer, as applicable, have been repurchased, redeemed or acquired for value prior to any Restricted Payment being made pursuant to this clause (viii); provided further, however, that in calculating the aggregate amount of Restricted Payments for purposes of clause (c) of the immediately preceding paragraph, amounts expended pursuant to this clause (viii) shall be excluded from the calculation; and

(ix) the defeasance, redemption, repurchase, retirement or other acquisition or retirement for value of Indebtedness that is contractually subordinated in right of payment to the notes if, at the time of such defeasance, redemption, repurchase, retirement or other acquisition or retirement and after giving effect thereto, the Secured Leverage Ratio would be less than 3.5 to 1.0.

Limitation on Layering

Lamar Media will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly incur, contingently or otherwise, any Indebtedness that is both (i) subordinate in right of payment to any Indebtedness of Lamar Media or any of the Subsidiary Guarantors, as the case may be, and (ii) pari passu in right of payment with the notes or any of the Guarantees, as the case may be.

Limitation on Liens

Lamar Media will not, and will not permit any of the Restricted Subsidiaries to, create, incur or otherwise cause or suffer to exist or become effective any Liens of any kind (other than Permitted Liens) to secure Indebtedness upon any Property, assets, income or profit of Lamar Media or any Restricted Subsidiary or any shares of stock or debt of any Restricted Subsidiary (whether or not any of the foregoing is now owned or hereafter acquired) unless (i) if such Lien secures Indebtedness which is pari passu in right of payment with the notes, then the notes are secured on an equal and ratable basis with the obligations so secured until such time as such obligation is no longer secured by a Lien or (ii) if such Lien secures Indebtedness which is subordinated in right of payment to the notes, any such Lien shall be subordinated to a Lien granted to the holders of the notes in the same collateral as that securing such Lien to the same extent as such subordinated Indebtedness is subordinated to the notes.

Limitation on Transactions with Affiliates

Lamar Media will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, enter into or suffer to exist any transaction or series of related transactions with any Affiliate (an “Affiliate Transaction”) or extend, renew, waive or otherwise modify the terms of any Affiliate Transaction entered into prior to the Issue Date unless the terms of such Affiliate Transaction are fair and reasonable to Lamar Media or such Restricted Subsidiary, as the case may be, or the terms of such Affiliate Transaction are at least as favorable as the terms which could be obtained by Lamar Media or such Restricted Subsidiary, as the case may be, in a comparable transaction made on an arm’s-length basis between unaffiliated parties. In any Affiliate Transaction involving an amount or having a value in excess of $5 million Lamar Media must obtain a resolution of the board of directors approved by a majority of the members of the board of directors (and a majority of the disinterested members of the board of directors) certifying that such Affiliate Transaction complies with this “Limitation on Transactions with Affiliates” covenant. In any Affiliate Transaction with a value in excess of $20 million Lamar Media must obtain, for delivery to the trustee, a written opinion that such Affiliate Transaction complies with this “Limitation on Transactions with Affiliates” from an independent investment banking firm of nationally recognized standing. The foregoing provisions will not apply to:

(i) any Restricted Payment that is not prohibited by the provisions described under “—Limitation on Restricted Payments” (other than those described in clause (v) of the second paragraph thereunder),

(ii) any transaction between Lamar Media and any of its Restricted Subsidiaries or between Restricted Subsidiaries,

(iii) the payment of reasonable and customary regular fees to directors of Lamar Media who are not employees of Lamar Media and any employment and consulting arrangements entered into by Lamar Media or any Restricted Subsidiary with its executives or consultants in the ordinary course of business,

(iv) any transaction with a joint venture or similar entity which would constitute an Affiliate Transaction solely because Lamar Media or a Restricted Subsidiary owns an equity interest in or otherwise controls such joint venture or similar entity; provided that no Affiliate of Lamar Media or any of its Subsidiaries other than Lamar Media or a Restricted Subsidiary shall have a beneficial interest in such joint venture or similar entity,

(v) for so long as Lamar Media is a member of a group filing a consolidated or combined tax return with Lamar Advertising, payments to Lamar Advertising in respect of (A) an allocable portion of the tax liabilities of such group that is attributable to Lamar Media and its Subsidiaries, taking into account any carryovers and carrybacks of tax attributes (such as net operating losses) of Lamar Media and such Subsidiaries from other taxable years and (B) any cancellation of debt income in connection with any refinancing of Indebtedness of Lamar Advertising (collectively, “Tax Payments”); provided that any Tax Payments received from Lamar Media shall be paid over to the appropriate taxing authority within 30 days of Lamar Advertising’s receipt of such Tax Payments or refunded to Lamar Media, or

(vi) any employment, indemnification, severance or other agreement or transactions relating to employee benefits or benefit plans with any employee, consultant or director of Lamar Media or a Restricted Subsidiary that is entered into by Lamar Media or any of its Restricted Subsidiaries in the ordinary course of business.

Limitation on Guarantees of Material Indebtedness

Lamar Media will not permit any of the:

(A) domestic Restricted Subsidiaries (other than the Guarantors) to: (i) incur, guarantee or secure through the granting of Liens the payment of any Indebtedness of Lamar Media or any other Restricted Subsidiary; or (ii) pledge any intercompany notes representing obligations of any of the Restricted Subsidiaries to secure the payment of any Indebtedness of Lamar Media, or

(B) Restricted Subsidiaries that are not domestic Restricted Subsidiaries to guarantee the Senior Credit Facility,

in each case unless such Restricted Subsidiary, Lamar Media and the trustee execute and deliver a supplemental indenture evidencing such Restricted Subsidiary’s Guarantee under the indenture. Thereafter, such Restricted Subsidiary shall be a Guarantor for all purposes of the indenture.

Limitation on Dividends and Other Payment Restrictions Affecting Subsidiaries

Lamar Media will not, and will not permit any of the Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction of any kind on the ability of any Restricted Subsidiary to:

(a) pay dividends or make any other distributions to Lamar Media or any Restricted Subsidiary on its Capital Stock;

(b) pay any Indebtedness owed to Lamar Media or any Restricted Subsidiary;

(c) make loans or advances to Lamar Media or any Restricted Subsidiary;

(d) transfer any of its properties or assets to Lamar Media or any Restricted Subsidiary;

(e) grant liens or security interests on the assets of Lamar Media or the Restricted Subsidiaries in favor of the holders of the notes; or

(f) guarantee the notes or any renewals or refinancings thereof,

in each case, except for Permitted Dividend Encumbrances.

Limitation on Certain Asset Sales

Lamar Media will not, and will not permit any of the Restricted Subsidiaries to, consummate an Asset Sale unless:

(i) Lamar Media or such Restricted Subsidiary, as the case may be, receives consideration at the time of such sale or other disposition at least equal to the fair market value thereof (as determined in good faith by Lamar Media’s board of directors and evidenced by a board resolution);

(ii) not less than 75% of the consideration received by Lamar Media or such Restricted Subsidiary, as the case may be, is in the form of cash or cash equivalents (those equivalents allowed under “Temporary Cash Investments”) or Replacement Assets (as defined below); provided, however, that the amount of (x) any liabilities of Lamar Media or any Restricted Subsidiaries that are assumed by the transferee of such assets and for which Lamar Media and its Restricted Subsidiaries are released, including any such Indebtedness of a Restricted Subsidiary whose stock is purchased by the transferee and (y) any notes or other securities received by Lamar Media or any such Restricted Subsidiary which are converted into cash within 180 days after such Asset Sale (to the extent of cash received) shall be deemed to be cash for purposes of this provision; and

(iii) the Asset Sale Proceeds received by Lamar Media or such Restricted Subsidiary are applied

(a) first, to the extent Lamar Media elects, or is required, to permanently prepay, repay or purchase existing Indebtedness under the Senior Credit Facility or Purchase Money Indebtedness that ranks pari passu in right of payment with the notes solely to the extent that such Asset Sale involves property or assets securing such Purchase Money Indebtedness pursuant to a lien granted pursuant to clause (iv) of the definition of “Permitted Liens” within 360 days following the receipt of the Asset Sale Proceeds from any Asset Sale; provided, however, that any such repayment shall result in a permanent reduction of the commitments thereunder in an amount equal to the principal amount so repaid;

(b) second, to the extent of the balance of Asset Sale Proceeds after application as described above, to the extent Lamar Media elects, to an investment in assets (including Capital Stock or other securities purchased in connection with the acquisition of Capital Stock or property of another Person that is, or becomes, a Subsidiary of Lamar Media or that would constitute a Permitted Investment under clause (e) of the definition thereof) used or useful in businesses similar or ancillary to the business of Lamar Media and the Restricted Subsidiaries as conducted at the time of such Asset Sale (collectively, “Replacement Assets”); provided, however, that such investment occurs and such Asset Sale Proceeds are so applied within 360 days following the receipt of such Asset Sale Proceeds (the “Reinvestment Date”); and

(c) third, if on the Reinvestment Date with respect to any Asset Sale, the Available Asset Sale Proceeds exceed $25 million, Lamar Media shall apply an amount equal to such Available Asset Sale Proceeds to an offer to repurchase the notes, at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase (an “Excess Proceeds Offer”); provided, however, that Lamar Media may, at the time that it makes any such Excess Proceeds Offer, also offer to purchase, at a price in cash equal to 100% of the outstanding principal amount thereof plus accrued and unpaid interest, if any, to the purchase date, any Indebtedness which ranks pari passu in right of payment with the notes (a “Pari Passu Excess Proceeds Offer”) and to the extent Lamar Media so elects to make a Pari Passu Excess Proceeds Offer, notes and such pari passu Indebtedness shall be purchased pursuant to such Excess Proceeds Offer and Pari Passu Excess Proceeds Offer, respectively, on a pro rata basis based on the aggregate principal amount of such notes and pari passu Indebtedness then outstanding. To the extent that the aggregate principal amount of notes tendered pursuant to an Excess Proceeds Offer is less than the Available Asset Sale Proceeds, Lamar Media may use any remaining Excess Proceeds for any purpose not otherwise prohibited by the indenture. To the extent that the aggregate principal amount of pari passu Indebtedness tendered pursuant to a Pari Passu Excess Proceeds Offer is less than such pari passu Indebtedness’s pro rata share of such Available Asset Sale Proceeds, Lamar Media shall use such remaining Available Asset Sale Proceeds to purchase any notes validly tendered and not withdrawn pursuant to such Excess Proceeds Offer. If the aggregate principal amount of notes validly tendered and not withdrawn by holders thereof exceeds the Available Asset Sale Proceeds or to the extent Lamar Media elects to make a Pari Passu Excess Proceeds Offer, exceeds the notes’ pro rata share of such Available Asset Sale Proceeds, then notes to be purchased will be selected on a pro rata basis. Upon completion of such Excess Proceeds Offer, the amount of Available Asset Sale Proceeds shall be reset to zero.

If Lamar Media is required to make an Excess Proceeds Offer, Lamar Media shall mail, within 30 days following the Reinvestment Date, a notice to the holders stating, among other things:

(1) that such Holders have the right to require Lamar Media to apply the Available Asset Sale Proceeds to repurchase such notes at a purchase price in cash equal to 100% of the principal amount thereof plus accrued and unpaid interest, if any, to the date of repurchase;

(2) the repurchase date, which shall be no earlier than 30 days and not later than 60 days from the date such notice is mailed;

(3) the instructions, determined by Lamar Media, that each Holder must follow in order to have such notes repurchased; and

(4) the calculations used in determining the amount of Available Asset Sale Proceeds to be applied to the repurchase of such notes.

Payments for Consent

Neither Lamar Media nor any of its Subsidiaries shall, directly or indirectly, pay or cause to be paid any consideration, whether by way of interest, fee or otherwise, to any holder of any notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of the indenture or the notes unless such consideration is offered to be paid or agreed to be paid to all holders of the notes which so consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Reports to Holders

The indenture will provide that, whether or not required by the rules and regulations of the Securities and Exchange Commission (the “Commission”), so long as any notes are outstanding, Lamar Media will furnish the holders of notes:

(a) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Lamar Media were required to file such Forms, including a “Management’s Discussion and Analysis of Financial Condition and Results of Operations” that describes the financial condition and results of operations of Lamar Media and its consolidated Subsidiaries and, with respect to the annual information only, a report thereon by Lamar Media’s certified independent accountants; and

(b) all current reports that would be required to be filed with the Commission on Form 8-K if Lamar Media were required to file such reports, in each case within the time periods specified in the Commission’s rules and regulations.

In addition, whether or not required by the rules and regulations of the Commission, Lamar Media will file a copy of all such information and reports with the Commission for public availability within the time periods specified in the Commission’s rules and regulations (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, Lamar Media has agreed that, for so long as any notes remain outstanding, it will furnish to the holders and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act of 1933, as amended.

Change of Control

Upon the occurrence of a Change of Control, Lamar Media shall be obligated to make an offer to purchase (a “Change of Control Offer”), and shall purchase, on a business day (the “Change of Control Purchase Date”) not more than 60 nor less than 30 days following the occurrence of the Change of Control, all of the then outstanding notes at a purchase price (the “Change of Control Purchase Price”) equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to the Change of Control Purchase Date. Lamar Media shall be required to purchase all notes properly tendered pursuant to the Change of Control Offer and not withdrawn. The Change of Control Offer is required to remain open for at least 20 business days and until the close of business on the Change of Control Purchase Date. In order to effect such Change of Control Offer, Lamar Media shall, not later than the 30th day after the occurrence of the Change of Control, mail to each holder of notes notice of the

Change of Control offer, which notice shall govern the terms of the Change of Control Offer and shall state, among other things, the procedures that holders of notes must follow to accept the Change of Control Offer.

The occurrence of the events constituting a Change of Control under the indenture will result in an event of default under the Senior Credit Facility and, thereafter, the lenders will have the right to require repayment of the borrowings thereunder in full. There can be no assurance that Lamar Media will have adequate resources to repay or refinance all Indebtedness owing under the Senior Credit Facility or to fund the purchase of any notes upon a Change of Control.

In the event that a Change of Control occurs and the holders of notes exercise their right to require Lamar Media to purchase notes, if such purchase constitutes a “tender offer” for purposes of Rule 14e-1 under the Exchange Act at that time, Lamar Media will comply with the requirements of Rule 14e-1 as then in effect with respect to such repurchase.

Limitation on Merger, Consolidation or Sale of Assets

Lamar Media will not, directly or indirectly, in any transaction or series of transactions, merge or consolidate with or into, or sell, assign, convey, transfer, lease or otherwise dispose of all or substantially all of its properties and assets (as an entirety or substantially as an entirety in one transaction or a series of related transactions), to any person or persons, unless at the time of and after giving effect thereto:

(a) either (i) if the transaction or series of transactions is a merger or consolidation, Lamar Media shall be the surviving person of such merger or consolidation, or (ii) the person formed by such consolidation or into which Lamar Media is merged or to which the properties and assets of Lamar Media, are transferred (any such surviving person or transferee person being the “Surviving Entity”) shall be a corporation organized and existing under the laws of the United States of America, any state thereof or the District of Columbia and shall expressly assume by a supplemental indenture executed and delivered to the trustee, in form reasonably satisfactory to the trustee, all the obligations of Lamar Media under the notes and the indenture, and, in each case, the indenture shall remain in full force and effect; and

(b) immediately before and immediately after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), no Default or Event of Default shall have occurred and be continuing and Lamar Media or the Surviving Entity, as the case may be, after giving effect to such transaction or series of transactions on a pro forma basis (including, without limitation, any Indebtedness incurred or anticipated to be incurred in connection with or in respect of such transaction or series of transactions), (a) could incur $1.00 of additional Indebtedness pursuant to the first paragraph of the covenant described under “—Material Covenants—Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries” above (assuming a market rate of interest with respect to such additional Indebtedness) or (b) would have a Leverage Ratio that is no greater than the Leverage Ratio of Lamar Media immediately prior to such transaction.

In connection with any consolidation, merger or transfer of assets contemplated by this provision, Lamar Media shall deliver, or cause to be delivered, to the trustee, in form and substance reasonably satisfactory to the trustee, an Officers’ Certificate and an opinion of counsel, each stating that such consolidation, merger or transfer and the supplemental indenture in respect thereto comply with this provision and that all conditions precedent herein provided for relating to such transaction or transactions have been complied with.

Events of Default

The following events are “Events of Default”:

(a) default in payment of any principal of, or premium, if any, on the notes;

(b) default for 30 days in payment of any interest on the notes;

(c) default by Lamar Media or any Guarantor in the observance or performance of any other covenant in the notes or the indenture for 45 days (or in the case of the “— Reports to Holders” covenant, 120 days), after written notice from the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding;

(d) default or defaults under one or more agreements, instruments, mortgages, bonds, debentures or other evidences of Indebtedness under which Lamar Media or any Restricted Subsidiary of Lamar Media then has outstanding Indebtedness in excess of $75 million, individually or in the aggregate, and either (a) such Indebtedness is already due and payable in full or (b) such default or defaults have resulted in the acceleration of the maturity of such Indebtedness;

(e) any final judgment or judgments which can no longer be appealed for the payment of money in excess of $75 million (not covered by insurance) shall be rendered against Lamar Media or any Restricted Subsidiary and shall not be discharged for any period of 60 consecutive days during which a stay of enforcement shall not be in effect; and

(f) certain events involving bankruptcy, insolvency or reorganization of Lamar Media or any Restricted Subsidiary.

The trustee may withhold notice to the holders of the notes of any default (except in payment of principal of, premium, if any, or interest on the notes) if the trustee considers it to be in the best interest of the holders of the notes to do so.

If an Event of Default (other than an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization) shall have occurred and be continuing, then the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare to be immediately due and payable the entire principal amount of all the notes then outstanding plus accrued interest to the date of acceleration, and such amounts shall become immediately due and payable; provided, however, that after such acceleration but before a judgment or decree based on acceleration is obtained by the trustee, the holders of a majority in aggregate principal amount of outstanding notes may, under certain circumstances, rescind and annul such acceleration if all Events of Default, other than nonpayment of accelerated principal, premium or interest, have been cured or waived as provided in the indenture. In case an Event of Default resulting from certain events of bankruptcy, insolvency or reorganization shall occur, the principal, premium and interest amount with respect to all of the notes shall be due and payable immediately without any declaration or other act on the part of the trustee or the holders of the notes.

The holders of a majority in principal amount of the notes then outstanding shall have the right to waive any existing default or compliance with any provision of the indenture or the notes and to direct the time, method and place of conducting any proceeding for any remedy available to the trustee, subject to certain limitations specified in the indenture. No holder of any note will have any right to institute any proceeding with respect to the indenture or for any remedy thereunder, unless such holder shall have previously given to the trustee written notice of a continuing Event of Default, unless the holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request and provided reasonable indemnity to the trustee to institute such proceeding as a trustee, unless the trustee shall have failed to institute such proceeding within 60 days and unless the trustee shall not have received from the holders of a majority in aggregate principal amount of the outstanding notes a direction inconsistent with such request. However, such limitations do not apply to a suit instituted for payment on such note on or after the respective due dates expressed in such note.

Defeasance and Covenant Defeasance

Lamar Media may elect either:

(a) to defease and be discharged from any and all obligations with respect to the notes (except for the obligations to register the transfer or exchange of such notes, to replace temporary or mutilated, destroyed, lost or stolen notes, to maintain an office or agency in respect of the notes and to hold monies for payment in trust) (“defeasance”); or

(b) to be released from its obligations with respect to the notes under certain covenants contained in the indenture, some of which are described above under “—Material Covenants” (“covenant defeasance”), upon the deposit with the trustee (or other qualifying trustee), in trust for such purpose, of money and/or U.S. Government Obligations which through the payment of principal and interest in accordance with their terms will provide money, in an amount sufficient to pay the principal of, premium, if any, and interest on the notes, on the scheduled due dates therefor or on a selected date of redemption in accordance with the terms of the indenture. Such a trust may only be established if, among other things, Lamar Media has delivered to the trustee an opinion of counsel (as specified in the indenture) (i) to the effect that neither the trust nor the trustee will be required to register as an investment company under the Investment Company Act of 1940, as amended, and (ii) to the effect that holders of the notes or persons in their positions will not recognize income, gain or loss for federal income tax purposes as a result of such deposit, defeasance and discharge and will be subject to federal income tax on the same amount and in the same manner and at the same times, as would have been the case if such deposit, defeasance and discharge had not occurred, which opinion, in the case of legal defeasance, shall be based on either a private ruling concerning the notes or a published ruling of the Internal Revenue Service.

Modification of Indenture

From time to time, Lamar Media, the Guarantors and the trustee may, without the consent of holders of the notes, amend the indenture or the notes or supplement the indenture for certain specified purposes, including, but not limited to, providing for uncertificated notes in addition to certificated notes, and curing any ambiguity, defect or inconsistency, or making any other change that does not adversely affect the rights of any holder. Lamar Media, the Guarantors and the trustee, with the consent of holders of at least a majority in principal amount of the outstanding notes, may amend the indenture or the notes, except that no such modification shall, without the consent of each holder affected thereby:

(i) reduce the amount of notes whose holders must consent to an amendment, supplement, or waiver to the indenture or the notes;

(ii) reduce the rate of or change the time for payment of interest on any note;

(iii) reduce the principal of or premium on or change the stated maturity of any note;

(iv) make any note payable in money other than that stated in the note;

(v) change the amount or time of any payment required by the notes or reduce the premium payable upon any redemption of notes, or change the time before which no such redemption may be made;

(vi) waive a default in the payment of the principal of, interest on, or redemption payment with respect to, any note;

(vii) make any change in the provisions of the indenture (a) protecting the right of each holder of a note to receive payment of principal of, premium on and interest on such note on or after the due date thereof or to bring suit to enforce such payment, (b) permitting holders of a majority in principal amount of the notes to waive any existing Default or Event of Default or compliance with any provision of the indenture or the notes, or (c) changing this clause;

(viii) amend, alter, change or modify the obligation of Lamar Media to make and consummate a Change of Control Offer in the event of a Change of Control or make and consummate an Excess Proceeds Offer after such obligation has arisen or waive any Default in the performance of any such offers or modify any of the provisions or definitions with respect to any such offers; or

(ix) take any other action otherwise prohibited by the indenture to be taken without the consent of each holder affected thereby.

Compliance Certificate

Lamar Media will deliver to the trustee on or before 90 days after the end of Lamar Media’s fiscal year and on or before 45 days after the end of each of the first, second and third fiscal quarters in each year an Officers’ Certificate stating whether or not the signers know of any Default or Event of Default that has occurred. If they do, the certificate will describe the Default or Event of Default and its status. Lamar Media will also deliver to the trustee an Officers’ Certificate within five business days of becoming aware of any Default or Event of Default that has occurred.

The Trustee

The trustee under the indenture will be the Registrar and Paying Agent with regard to the notes. Except during the continuance of an Event of Default, the trustee will perform only such duties as are specifically set forth in the indenture. During the existence of an Event of Default, the trustee will exercise such rights and powers vested in it under the indenture and use the same degree of care and skill in its exercise as a prudent person would exercise under the circumstances in the conduct of such person’s own affairs.

Governing Law

The notes shall be governed by and construed in accordance with the laws of the State of New York.

Certain Definitions

Set forth below is a summary of certain of the defined terms used in the covenants contained in the indenture. Reference is made to the indenture for the full definition of all such terms as well as any other capitalized terms used herein for which no definition is provided.

“Acquired Indebtedness” means Indebtedness of a Person (including an Unrestricted Subsidiary) existing at the time such Person becomes a Restricted Subsidiary or assumed in connection with the acquisition of assets from such Person.

“Adjusted Net Assets” of a Guarantor at any date means the lesser of (x) the amount by which the fair value of the property of such Guarantor exceeds the total amount of liabilities, including, without limitation, contingent liabilities (after giving effect to all other fixed and contingent liabilities), but excluding liabilities under the Guarantee of such Guarantor at such date and (y) the amount by which the present fair salable value of the assets of such Guarantor at such date exceeds the amount that will be required to pay the probable liability of such Guarantor on its debts (after giving effect to all other fixed and contingent liabilities and after giving effect to any collection from any Subsidiary of such Guarantor in respect of the obligations of such Subsidiary under the Guarantee), excluding Indebtedness in respect of the Guarantee, as they become absolute and matured.

“Affiliate” of any specified Person means any other Person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, such specified Person. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlling,” “controlled by,” and “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.

“Asset Acquisition” means:

(i) an Investment by Lamar Media or any Restricted Subsidiary in any other Person pursuant to which such Person shall become a Restricted Subsidiary or shall be consolidated or merged with Lamar Media or any Restricted Subsidiary; or

(ii) the acquisition by Lamar Media or any Restricted Subsidiary of assets of any Person.

“Asset Sale” means the sale, transfer or other disposition (other than to Lamar Media or any of the Restricted Subsidiaries) in any single transaction or series of related transactions having a fair market value in excess of $15 million of:

(a) any Capital Stock of or other equity interest in any Restricted Subsidiary;

(b) all or substantially all of the assets of any business owned by Lamar Media or any Restricted Subsidiary or a division, line of business or comparable business segment of Lamar Media or any Restricted Subsidiary thereof; or

(c) any other assets or property of Lamar Media or of any Restricted Subsidiary (whether real or personal property).

For purposes of this definition, the term “Asset Sale” shall not include any sale, transfer or other disposition

(i) that is governed by and made in accordance with the provisions described under “—Material Covenants—Limitation on Merger, Consolidation or Sale of Assets,”

(ii) to Lamar Media or a Restricted Subsidiary that is a Guarantor, or

(iii) involving obsolete, worn-out, excess or redundant equipment.

“Asset Sale Proceeds” means, with respect to any Asset Sale:

(i) cash received by Lamar Media or any Restricted Subsidiary from such Asset Sale (including cash received as consideration for the assumption of liabilities incurred in connection with or in anticipation of such Asset Sale), after (a) provision for all income or other taxes measured by or resulting from such Asset Sale, (b) payment of all brokerage commissions, underwriting and other fees and expenses related to such Asset Sale (including, without limitation, reasonable attorneys’ fees and expenses), and (c) deduction of appropriate amounts to be provided by Lamar Media or such Restricted Subsidiary as a reserve, in accordance with GAAP, against any liabilities associated with the assets sold or disposed of in such Asset Sale and retained by Lamar Media or such Restricted Subsidiary after such Asset Sale, including, without limitation, pension and other post-employment benefit liabilities and liabilities related to environmental matters or against any indemnification obligations associated with the assets sold or disposed of in such Asset Sale; and

(ii) promissory notes and other noncash consideration received by Lamar Media or any Restricted Subsidiary from such Asset Sale or other disposition upon the liquidation or conversion of such notes or noncash consideration into cash.

“Available Asset Sale Proceeds” means, with respect to any Asset Sale, the aggregate Asset Sale Proceeds from such Asset Sale that have not been applied in accordance with clauses (iii)(a) or (iii)(b), and which have not been the basis for an Excess Proceeds Offer in accordance with clause (iii)(c), in each case, of the first paragraph of “—Material Covenants—Limitation on Certain Asset Sales.”

“Average Life to Stated Maturity” means, with respect to any Indebtedness, as at any date of determination, the quotient obtained by dividing (i) the sum of the products of (a) the number of years (or any fraction thereof) from such date to the date or dates of each successive scheduled principal payment (including, without limitation, any sinking fund requirements) of such Indebtedness multiplied by (b) the amount of each such principal payment by (ii) the sum of all such principal payments.

“Capital Stock” means, with respect to any Person, any and all shares or other equivalents (however designated) of capital stock, partnership interests or any other participation, right or other interest in the nature of an equity interest in such Person or any option, warrant or other security convertible into any of the foregoing.

“Capitalized Lease Obligations” means Indebtedness represented by obligations under a lease that is required to be capitalized for financial reporting purposes in accordance with GAAP, and the amount of such Indebtedness shall be the capitalized amount of such obligations determined in accordance with GAAP.

“Change of Control” means the occurrence of any of the following events:

(a) any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is or becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 35% of the total voting power with respect to the total Voting Stock of Lamar Advertising; provided, however, that the Permitted Holders (i) “beneficially own” (as so defined) a lower percentage of such total voting power with respect to the Voting Stock than such other “person” or “group” and (ii) do not have the right or ability by voting power, contract or otherwise to elect or designate for election a majority of the board of directors of Lamar Advertising;

(b) Lamar Media or Lamar Advertising consolidates with, or merges with or into, another Person or sells, assigns, conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any Person consolidates with, or merges with or into, Lamar Media or Lamar Advertising, as the case may be, in any such event pursuant to a transaction in which the outstanding Voting Stock of Lamar Media or Lamar Advertising, as the case may be, is converted into or exchanged for cash, securities or other property, other than any such transaction where (i) the outstanding Voting Stock of Lamar Media or Lamar Advertising, as the case may be, is converted into or exchanged for (1) Voting Stock (other than Disqualified Capital Stock) of the surviving or transferee corporation or (2) cash, securities and other property in an amount which could then be paid by Lamar Media or Lamar Advertising, as the case may be, as a Restricted Payment under the indenture, or a combination thereof, and (ii) immediately after such transaction no “person” or “group” (as such terms are used in Section 13(d) and 14(d) of the Exchange Act), excluding Permitted Holders, is the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act, except that a person shall be deemed to have “beneficial ownership” of all securities that such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time, upon the happening of an event or otherwise), directly or indirectly, of more than 50% of the total voting power with respect to the total Voting Stock of the surviving or transferee corporation;

(c) at any time during any consecutive two-year period, individuals who at the beginning of such period constituted the board of directors of Lamar Advertising (together with any new directors whose election by such board of directors or whose nomination for election by the stockholders of Lamar Advertising was approved by a vote of at least 66 2/3% of the directors then still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the board of directors of Lamar Advertising then in office;

(d) Lamar Media is liquidated or dissolved or adopts a plan of liquidation; or

(e) at any time, Lamar Media ceases to be a direct or indirect wholly-owned subsidiary of Lamar Advertising.

“Common Stock” of any Person means all Capital Stock of such Person that is generally entitled to (i) vote in the election of directors of such Person or (ii) if such Person is not a corporation, vote or otherwise participate in the selection of the governing body, partners, managers or others that will control the management and policies of such Person.

“Consolidated Interest Expense” means, for any period, the aggregate amount of interest which, in conformity with GAAP, would be set forth opposite the caption “interest expense” or any like caption on an income statement for Lamar Media and its Restricted Subsidiaries on a consolidated basis (including, but not limited to, imputed interest included in Capitalized Lease Obligations, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, the net costs associated with hedging obligations, the interest portion of any deferred payment obligation, amortization of discount or premium, if any, and all other noncash interest expense (other than interest amortized to cost of sales)) plus, without duplication, all net capitalized interest for such period and all interest incurred or paid under any guarantee of Indebtedness (including a guarantee of principal, interest or any combination thereof) of any Person, plus an amount equal to the product of (a) the aggregate dividends paid on Disqualified Capital Stock during such period and (b) a fraction, the numerator of which is one and the denominator of which is one minus Lamar Media’s then effective combined tax rate, to the extent paid; provided, however, that “Consolidated Interest Expense” shall exclude the amortization of deferred financing fees and exclude any and all interest accrued or paid or payable with respect thereto.

“Consolidated Net Income” means, for any period, the aggregate of the Net Income of Lamar Media and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided, however, that:

(a) the Net Income of any Person (the “other Person”) in which Lamar Media or any of its Restricted Subsidiaries has less than a 100% interest (which interest does not cause the net income of such other Person to be consolidated into the net income of Lamar Media in accordance with GAAP) shall be included only to the extent of the amount of dividends or distributions paid to Lamar Media or such Restricted Subsidiary;

(b) the Net Income of any Restricted Subsidiary (other than a Guarantor) that is subject to any restriction or limitation (assuming no waiver or satisfaction thereof shall have occurred) on the payment of dividends or the making of other distributions (other than pursuant to the notes or the indenture or under the Senior Credit Facility) shall be excluded to the extent of such restriction or limitation, except that, to the extent that any such restriction or limitation results solely from covenant limitations under any SBA Indebtedness, there shall not be deducted that portion of such Restricted Subsidiary’s Net Income which exceeds the outstanding aggregate principal amount of such SBA Indebtedness;

(c) any net gain (but not loss) resulting from an Asset Sale by Lamar Media or any of its Restricted Subsidiaries other than in the ordinary course of business shall be excluded; and

(d) extraordinary gains and losses shall be excluded.

“Consolidated Net Tangible Assets” means the book value of the assets of Lamar Media and its Restricted Subsidiaries (other than patents, patent rights, trademarks, trade names, franchises, copyrights, licenses, permits, goodwill and other intangible assets classified as such in accordance with GAAP) after all applicable deductions in accordance with GAAP (including, without limitation, reserves for doubtful receivables, obsolescence, depreciation and amortization) less all liabilities of Lamar Media and its Restricted Subsidiaries determined in accordance with GAAP.

“Cumulative Consolidated Interest Expense” means, as of any date of determination, Consolidated Interest Expense of Lamar Media from the Existing Notes Issue Date to the end of Lamar Media’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

“Cumulative EBITDA” means, as of any date of determination, EBITDA of Lamar Media from the Existing Notes Issue Date to the end of Lamar Media’s most recently ended full fiscal quarter prior to such date, taken as a single accounting period.

“Default” means any event that is, or with the passing of time or giving of notice or both would be, an Event of Default.

“Disqualified Capital Stock” means any Capital Stock of Lamar Media or any Restricted Subsidiary which, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or is redeemable at the option of the holder thereof, in whole or in part, on or prior to the maturity date of the notes, for cash or securities constituting Indebtedness.

“EBITDA” means, for any Person, for any period, an amount determined in accordance with GAAP equal to:

(a) the sum of, without duplication, (i) Consolidated Net Income for such period, plus (ii) the provision for taxes for such period based on income or profits to the extent such income or profits were included in computing Consolidated Net Income and any provision for taxes utilized in computing net loss under clause (i) hereof, plus (iii) to the extent it reduces Consolidated Net Income during such period, Consolidated Interest Expense for such period, plus (iv) depreciation for such period on a consolidated basis, plus (v) amortization of intangibles for such period on a consolidated basis, plus (vi) any other noncash items reducing Consolidated Net Income for such period, plus (vii) any reasonable fees and expenses in connection with any actual or proposed acquisition, Investment or financing to the extent such fees reduced Consolidated Net Income during such period (including as a result of the application of FASB 141R); minus

(b) all noncash items increasing Consolidated Net Income for such period.

“Equity Offerings” means an offering by Lamar Advertising or Lamar Media of shares of its Capital Stock (however designated and whether voting or nonvoting but excluding Disqualified Capital Stock) and any and all rights, warrants or options to acquire such common stock pursuant to a registration statement registered pursuant to the Securities Act, in the case of such offerings by Lamar Advertising the proceeds of which are contributed to Lamar Media as common equity, other than (i) public offerings with respect to Capital Stock of Lamar Advertising registered on Form S-4 or Form S-8 or (ii) an issuance to any Subsidiary of Lamar Advertising or Lamar Media.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Existing Notes Issue Date” means December 23, 2002.

“Final Maturity Date” means the date fixed in the indenture for the final payment of principal on the notes.

“GAAP” means generally accepted accounting principles consistently applied as in effect in the United States from time to time.

“Guarantee” means each guarantee of the notes by each Guarantor.

“Guaranteed Permitted Unrestricted Subsidiary Obligations” shall have the meaning set forth in the definition of “Investments.”

“Guarantor” means each domestic Subsidiary of Lamar Media in existence on the Issue Date (other than Missouri Logos, a Partnership) and each Subsidiary which thereafter guarantees payment of the notes pursuant to the covenant described under “—Material Covenants—Limitation on Guarantees of Material Indebtedness.”

“incur” means, with respect to any Indebtedness or other obligation of any Person, to directly or indirectly create, issue, incur (by conversion, exchange or otherwise), assume, guarantee or otherwise become directly or indirectly liable with respect to (including as a result of an Asset Acquisition), or otherwise become responsible for, contingently or otherwise, any Indebtedness or other obligation or the recording, as required pursuant to GAAP or otherwise, of any such Indebtedness or other obligation on the balance sheet of such Person (and “incurrence,” “incurred,” “incurrable,” and “incurring” shall have meanings correlative to the foregoing); provided, however, that a change in GAAP that results in an obligation of such Person that exists at such time becoming Indebtedness shall not be deemed an incurrence of such Indebtedness.

“Indebtedness” means (without duplication), with respect to any Person, any indebtedness at any time outstanding, secured or unsecured, contingent or otherwise, which is for borrowed money (whether or not the recourse of the lender is to the whole of the assets of such Person or only to a portion thereof), or evidenced by bonds, notes, debentures or similar instruments or representing the balance deferred and unpaid of the purchase price of any property (excluding any balances that constitute accounts payable or trade payables, and other accrued liabilities arising in the ordinary course of business) if and to the extent any of the foregoing indebtedness would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, and shall also include, to the extent not otherwise included:

(i) any Capitalized Lease Obligations of such Person;

(ii) obligations secured by a lien to which the property or assets owned or held by such Person is subject, whether or not the obligation or obligations secured thereby shall have been assumed (the amount of such obligation being deemed to be the lesser of the value of such property or asset or the amount of the obligations so secured);

(iii) guarantees of obligations of other Persons which would be included within this definition for such other Persons (whether or not such items would appear upon the balance sheet of the guarantor);

(iv) all obligations for the reimbursement of any obligor on any banker’s acceptance or for reimbursement of any obligor on any letter of credit with respect to drawings made thereunder and not yet reimbursed;

(v) in the case of Lamar Media, Disqualified Capital Stock of Lamar Media or any Restricted Subsidiary;

(vi) obligations of any such Person under any Interest Rate Agreement applicable to any of the foregoing (if and to the extent such Interest Rate Agreement obligations would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP); and

(vii) the outstanding amount of any Guaranteed Permitted Unrestricted Subsidiary Obligations;

provided, however, that obligations in respect of performance and surety bonds and in respect of reimbursement obligations for undrawn letters of credit (whether or not secured by a lien) supporting insurance arrangements and performance and surety bonds, each incurred in the ordinary course of business and not as a part of a financing transaction, for the benefit of Lamar Media or any Restricted Subsidiary, shall not be considered Indebtedness for purposes of the indenture.

The amount of Indebtedness of any Person at any date shall be the outstanding balance at such date of all unconditional obligations as described above, provided, however, (i) that the amount outstanding at any time of any Indebtedness issued with original issue discount is the principal amount of such Indebtedness less the remaining unamortized portion of the original issue discount of such Indebtedness at such time as determined in conformity with GAAP and (ii) that Indebtedness shall not include any liability for federal, state, local or other taxes.

“Interest Rate Agreement” means, for any Person, any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or other similar agreement designed to protect the party indicated therein against fluctuations in interest rates.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s Investors Service, Inc. and BBB- (or the equivalent) by Standard & Poor’s Ratings Group, Inc., in each case, with a stable or better outlook; provided that a change in outlook shall not by itself cause Lamar Media to lose its Investment Grade Rating.

“Investments” means:

(i) directly or indirectly, any advance (other than a deposit of funds in connection with an acquisition, provided that either such acquisition is consummated by or through a Restricted Subsidiary or such deposit is returned to the Person that made it), account receivable (other than an account receivable arising in the ordinary course of business), loan or capital contribution to (by means of transfers of property to others, payments for property or services for the account or use of others or otherwise), the purchase of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities of, or the acquisition, by purchase or otherwise, of all or substantially all of the business or assets or stock or other evidence of beneficial ownership of, any Person; and

(ii) any Permitted Unrestricted Subsidiary Obligation to the extent it is guaranteed by Lamar Media or a Restricted Subsidiary or otherwise is recourse to or obligates Lamar Media or any Restricted Subsidiary, directly or indirectly, contingently or otherwise, to the satisfaction thereof (“Guaranteed Permitted Unrestricted Subsidiary Obligations”).

Investments shall exclude extensions of trade credit on commercially reasonable terms in accordance with normal trade practices.

“Issue Date” means the date the notes are first issued by Lamar Media and authenticated by the trustee under the indenture.

“Leverage Ratio” means the ratio of (i) the sum of the aggregate outstanding amount of (x) Indebtedness of Lamar Media and the Restricted Subsidiaries and (y) except to the extent included in the previous clause (x), the aggregate liquidation preference of any Preferred Stock of Lamar Media’s Restricted Subsidiaries as of the date of determination on a consolidated basis in accordance with GAAP to (ii) Lamar Media’s EBITDA for the four full fiscal quarters (the “Four Quarter Period”) ending on or prior to the date of determination for which financial statements are available. For purposes of this definition, Lamar Media’s “EBITDA” shall be calculated on a pro forma basis after giving effect to any Asset Sales or Asset Acquisitions (including, without limitation, any Asset Acquisition giving rise to the need to make such calculation as a result of Lamar Media or one of the Restricted Subsidiaries (including any Person who becomes a Restricted Subsidiary as a result of such Asset Acquisition) incurring, assuming or otherwise becoming liable for Indebtedness and the application of Asset Sale Proceeds) at any time on or subsequent to the first day of the Four Quarter Period and on or prior to the date of determination, as if such Asset Sale or Asset Acquisition (including any EBITDA associated with such Asset Acquisition and including any pro forma expense and cost reductions determined in accordance with Article 11 of Regulation S-X relating to such Asset Acquisition) occurred on the first day of the Four Quarter Period.

“Lien” means, with respect to any property or assets of any Person, any mortgage or deed of trust, pledge, hypothecation, assignment, deposit arrangement, security interest, lien, charge, easement, encumbrance, preference, priority, or other security agreement or preferential arrangement of any kind or nature whatsoever on or with respect to such property or assets (including, without limitation, any Capitalized Lease Obligation, conditional sales, or other title retention agreement having substantially the same economic effect as any of the foregoing).

“Make Whole Amount” means, as determined by Lamar Media, with respect to any note at any redemption date, the greater of (i) 1.0% of the principal amount of such note and (ii) the excess, if any, of (A) an amount equal to the present value of (1) the principal amount of such note at January 15, 2019 plus (2) the remaining scheduled interest payments on the notes to be redeemed (subject to the right of holders on the relevant record date to receive interest due on the relevant interest payment date) to January 15, 2019 (other than interest accrued to the redemption date), computed using a discount rate equal to the Treasury Rate plus 50 basis points, over (B) the principal amount of the notes to be redeemed.

“Moody’s” means Moody’s Investors Service, Inc. and its successors.

“Net Income” means, with respect to any Person for any period, the net income (loss) of such Person determined in accordance with GAAP.

“Net Proceeds” means:

(a) in the case of any sale of Capital Stock of or Indebtedness by Lamar Advertising or Lamar Media, the aggregate net cash proceeds received by Lamar Media, after payment of expenses, commissions and the like incurred in connection therewith; and

(b) in the case of any exchange, exercise, conversion or surrender of outstanding securities of any kind for or into shares of Capital Stock of Lamar Media which is not Disqualified Capital Stock, the net book value of such outstanding securities on the date of such exchange, exercise, conversion or surrender (plus any additional amount required to be paid by the holder to Lamar Media upon such exchange, exercise, conversion or surrender, less any and all payments made to the holders, e.g., on account of fractional shares and less all expenses incurred by Lamar Media in connection therewith).

“Officers’ Certificate” means, with respect to any Person, a certificate signed by the Chief Executive Officer, the President or any Vice President and the Chief Financial Officer or any Treasurer of such Person that shall comply with applicable provisions of the indenture.

“Permitted Business” means any business in which Lamar Media or its Restricted Subsidiaries are engaged on the date of the indenture and any other business related, incidental, complementary or ancillary thereto, and any unrelated business to the extent that it is not material in size as compared with Lamar Media and its Restricted Subsidiaries’ business as a whole.

“Permitted Dividend Encumbrances” means encumbrances or restrictions:

(a) existing on the Issue Date;

(b) arising by reason of Acquired Indebtedness of any Restricted Subsidiary existing at the time such Person became a Restricted Subsidiary; provided, however, that such encumbrances or restrictions were not created in anticipation of such Person becoming a Restricted Subsidiary and are not applicable to Lamar Media or any of the other Restricted Subsidiaries;

(c) arising under Indebtedness incurred under the Senior Credit Facility;

(d) arising under Refinancing Indebtedness; provided, however, that the terms and conditions of any such restrictions are no less favorable to the holders of notes than those under the Indebtedness being refinanced;

(e) customary provisions restricting the assignment of any contract or interest of Lamar Media or any Restricted Subsidiary;

(f) existing under an agreement relating to SBA Indebtedness;

(g) existing under an agreement relating to any Permitted Lien referred to in clause (iv) of the definition of Permitted Liens; provided, however, that such encumbrance or restriction only relates to the assets or property subject to such Permitted Lien;

(h) imposed by applicable law;

(i) imposed pursuant to a binding agreement which has been entered into for the sale or disposition of all or substantially all of the Capital Stock or of any assets of a Restricted Subsidiary; provided, however, such encumbrances and restrictions apply solely to such Capital Stock or assets of such Restricted Subsidiary which are the subject of such binding agreement;

(j) on cash or other deposits or net worth imposed pursuant to customer contracts entered into in the ordinary course of business;

(k) arising under Indebtedness (other than Indebtedness described in clause (b), (c), (d) or (f) above) permitted to be incurred pursuant to the indenture; provided, however, that the terms and conditions of any such encumbrances or restrictions are no more restrictive than the terms and conditions of any encumbrances or restrictions arising under the notes; and

(l) imposed with respect to the distribution or disposition of assets or property in joint venture agreements or other similar agreements entered into in the ordinary course of business.

“Permitted Holders” means (x) any of Charles Switzer, Charles W. Lamar, III, Kevin P. Reilly, Sr., members of their immediate families or any lineal descendant of any of the foregoing and the immediate families of any such lineal descendant, (y) any trust or partnership, to the extent it is for the benefit of any of the foregoing or (z) any Person or group of Persons controlled by any of the foregoing.

“Permitted Indebtedness” means:

(i) Indebtedness of Lamar Media and Restricted Subsidiaries which are Guarantors pursuant to the Senior Credit Facility in an aggregate principal amount not to exceed $1.5 billion, less the aggregate amount of all permanent repayments thereunder made in accordance with “—Material Covenants—Limitation on Certain Asset Sales,” and guarantees of such Indebtedness by Restricted Subsidiaries that are Guarantors;

(ii) Indebtedness under the notes, the Guarantees and the Exchange Notes;

(iii) Indebtedness not covered by any other clause of this definition which is outstanding on the date of the indenture;

(iv) Indebtedness of Lamar Media to any Wholly-Owned Restricted Subsidiary and Indebtedness of any Restricted Subsidiary to Lamar Media or another Restricted Subsidiary;

(v) Purchase Money Indebtedness and Capitalized Lease Obligations incurred by Lamar Media or any Restricted Subsidiary to acquire or lease property in the ordinary course of business; provided, however, that (a) the aggregate amount of such Purchase Money Indebtedness and Capital Lease Obligations outstanding at any time shall not exceed the greater of (x) 5% of Lamar Media’s Consolidated Net Tangible Assets at the time of the incurrence of any such Purchase Money Indebtedness or Capitalized Lease Obligations or (y) $50 million, and (b) in each case, such Purchase Money Indebtedness or Capitalized Lease Obligation, as the case may be, would not constitute more than 100% of the cost (determined in accordance with GAAP) of the property so purchased or leased plus reasonable fees and expenses incurred in connection therewith;

(vi) Interest Rate Agreements and any guarantees thereof;

(vii) Refinancing Indebtedness; and

(viii) additional Indebtedness of Lamar Media or any Restricted Subsidiary that is a Guarantor not to exceed $75 million in principal amount outstanding at any time.

“Permitted Investments” means, for any Person, Investments made on or after the date of the indenture consisting of:

(a) Investments by Lamar Media or by a Restricted Subsidiary in Lamar Media or a Restricted Subsidiary which is a Guarantor;

(b) Temporary Cash Investments;

(c) Investments by Lamar Media or by a Restricted Subsidiary in a Person, if as a result of such Investment (i) such Person becomes a Restricted Subsidiary which is a Guarantor or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Lamar Media or a Restricted Subsidiary which is a Guarantor;

(d) an Investment that is made by Lamar Media or a Restricted Subsidiary in the form of any stock, bonds, notes, debentures, partnership or joint venture interests or other securities that are issued by a third party to Lamar Media or such Restricted Subsidiary solely as partial consideration for the consummation of an Asset Sale that is otherwise permitted under the covenant described under “—Material Covenants—Limitation on Certain Asset Sales”; and

(e) Investments in Permitted Joint Ventures in an amount not to exceed $10 million.

“Permitted Joint Ventures” means a corporation, partnership or other entity (other than a Subsidiary) engaged in one or more Permitted Businesses in respect of which Lamar Media or a Restricted Subsidiary (a) beneficially owns at least 5% of the shares of Capital Stock of such entity and (b) either is a party to an agreement empowering one or more parties to such agreement (which may or may not be Lamar Media or a Subsidiary), or is a member of a group that, pursuant to the constituent documents of the applicable corporation, partnership or other entity, has the power, to direct the policies, management and affairs of such entity.

“Permitted Liens” means:

(i) Liens existing on the Issue Date;

(ii) Liens on property or assets of, or any shares of stock of, or interests in, or secured debt of, any Person existing at the time such Person becomes a Restricted Subsidiary or at the time such Person is merged into Lamar Media or any of the Restricted Subsidiaries; provided, however, that such Liens are not incurred in connection with, or in contemplation of, such Person becoming a Restricted Subsidiary or merging into Lamar Media or any of the Restricted Subsidiaries;

(iii) Liens in favor of Lamar Media or any of the Restricted Subsidiaries;

(iv) Liens to secure Purchase Money indebtedness that is otherwise permitted under the indenture; provided, however, that any such Lien is created solely for the purpose of securing such Purchase Money Indebtedness and does not extend to or cover any property other than such item of property and any improvements on such item;

(v) Liens for taxes, assessments or governmental charges that are being contested in good faith by appropriate proceedings;

(vi) Liens securing Indebtedness (x) permitted to be incurred by clause (i) of the definition of “Permitted Indebtedness” and (y) in addition to the amount permitted to be incurred by the foregoing subclause (x) so long as, in the case of this subclause (y), Indebtedness incurred pursuant to this subclause (y) (assuming any commitment therefor was fully drawn), when aggregated with any other Indebtedness of Lamar Media and the Guarantors which is secured by a Lien pursuant to this subclause (y), does not cause the Secured Leverage Ratio of Indebtedness incurred pursuant to this subclause (y) to exceed 3.50 to 1 as of the last day of the most recent quarter for which internal financial statements are available on the date such Indebtedness is incurred (or commitments therefor are obtained);

(vii) Permitted Dividend Encumbrances;

(viii) Liens on property of an Unrestricted Subsidiary at the time that it is designated as a Restricted Subsidiary pursuant to the definition of “Unrestricted Subsidiary”; provided that such Liens were not incurred in connection with, or contemplation of, such designation;

(ix) extensions, renewals or refundings of any Liens referred to in clauses (i), (ii) and (viii) above; provided that any such extension, renewal or refunding does not extend to any assets or secure any Indebtedness not securing or secured by the Liens being extended, renewed or refinanced; and

(x) Liens securing Indebtedness in an aggregate principal amount not to exceed $1 million outstanding at any time.

“Permitted Unrestricted Subsidiary Obligations” shall have the meaning specified in the definition of “Unrestricted Subsidiary.”

“Person” or “person” means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization or government (including any agency or political subdivision thereof).

“Preferred Stock” means any Capital Stock of a Person, however designated, which entitles the holder thereof to a preference with respect to dividends, distributions or liquidation proceeds of such Person over the holders of other Capital Stock issued by such Person.

“Property” of any Person means all types of real, personal, tangible, intangible or mixed property owned by such Person whether or not included in the most recent consolidated balance sheet of such Person and its Subsidiaries (Restricted Subsidiaries in the case of Lamar Media) under GAAP.

“Purchase Money Indebtedness” means any Indebtedness incurred by a Person to finance the cost (including the cost of construction or improvement and in the case of any Capitalized Lease Obligation, the lease) of any real or personal property, the principal amount of which indebtedness does not exceed the sum of (i) 100% of such cost and (ii) reasonable fees and expenses of such Person incurred in connection therewith.

“Rating Agencies” means Standard & Poor’s Ratings Group, Inc. and Moody’s Investors Service, Inc. or if Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both shall not make a rating on the notes publicly available, a nationally recognized statistical Rating Agency or agencies, as the case may be, selected by Lamar Media (as certified by a resolution of the Board of Directors) which shall be substituted for Standard & Poor’s Ratings Group, Inc. or Moody’s Investors Service, Inc. or both, as the case may be.

“Refinancing Indebtedness” means Indebtedness that refunds, refinances or extends any Indebtedness of Lamar Media or the Restricted Subsidiaries outstanding on the Issue Date or other Indebtedness permitted to be incurred by Lamar Media or the Restricted Subsidiaries pursuant to the terms of the indenture (other than pursuant to clauses (i), (iv), (v) and (vi) of the definition of Permitted Indebtedness), but only to the extent that:

(i) the Refinancing Indebtedness is subordinated to the notes to at least the same extent, if at all, as the Indebtedness being refunded, refinanced or extended;

(ii) the Refinancing Indebtedness is scheduled to mature either (a) no earlier than the Indebtedness being refunded, refinanced or extended, or (b) after the maturity date of the notes;

(iii) the portion of the Refinancing Indebtedness that is scheduled to mature on or prior to the maturity date of the notes has a weighted average life to maturity at the time such Refinancing Indebtedness is incurred that is equal to or greater than the weighted average life to maturity of the portion of the Indebtedness being refunded, refinanced or extended that is scheduled to mature on or prior to the maturity date of the notes;

(iv) such Refinancing Indebtedness is in an aggregate principal amount that is equal to or less than the sum of (a) the aggregate principal amount then outstanding under the Indebtedness being refunded, refinanced or extended, (b) the amount of any premium required to be paid in connection with such refunding, refinancing or extension pursuant to the terms of such Indebtedness or the amount of any premium reasonably determined by the Board of Directors of Lamar Media as necessary to accomplish such refunding, refinancing or extension by means of a tender offer or privately negotiated purchase and (c) the amount of customary fees, expenses and costs related to the incurrence of such Refinancing Indebtedness; and

(v) such Refinancing Indebtedness is incurred by the same Person that initially incurred the Indebtedness being refunded, refinanced or extended, except that Lamar Media may incur Refinancing Indebtedness to refund, refinance or extend Indebtedness of any Wholly-Owned Restricted Subsidiary.

“Registration Rights Agreement” means the registration rights agreement among Lamar Media, the Guarantors and the initial purchasers relating to the notes.

“Restricted Payment” means any of the following:

(i) the declaration or payment of any dividend or any other distribution or payment on Capital Stock of Lamar Media or any Restricted Subsidiary or any payment made to the direct or indirect holders (in their capacities as such) of Capital Stock of Lamar Media or any Restricted Subsidiary (other than (x) dividends or distributions payable solely in Capital Stock (other than Disqualified Stock) or in options, warrants or other rights to purchase Capital Stock (other than Disqualified Stock), and (y) in the case of Restricted Subsidiaries of Lamar Media, dividends or distributions payable to Lamar Media or to a Wholly-Owned Restricted Subsidiary);

(ii) the purchase, redemption or other acquisition or retirement for value of any Capital Stock of Lamar Media or any of the Restricted Subsidiaries (other than Capital Stock owned by Lamar Media or a Wholly-Owned Restricted Subsidiary);

(iii) the making of any principal payment on, or the purchase, defeasance, repurchase, redemption or other acquisition or retirement for value, prior to any scheduled maturity, scheduled repayment or scheduled sinking fund payment, of any Indebtedness which is subordinated in right of payment to the notes that is outstanding on the Issue Date or any Refinancing Indebtedness that refinances such Indebtedness;

(iv) the making of any Investment or guarantee of any Investment in any Person other than a Permitted Investment;

(v) any designation of a Restricted Subsidiary as an Unrestricted Subsidiary to the extent set forth in the definition of Unrestricted Subsidiary; and

(vi) forgiveness of any Indebtedness of an Affiliate of Lamar Media (other than a Wholly-Owned Restricted Subsidiary) to Lamar Media or a Restricted Subsidiary.

For purposes of determining the amount expended for Restricted Payments, cash distributed or invested shall be valued at the face amount thereof and property other than cash shall be valued at its fair market value.

“Restricted Subsidiary” means a Subsidiary of Lamar Media other than an Unrestricted Subsidiary and includes all of the Subsidiaries of Lamar Media existing as of the Issue Date (other than Missouri Logos, a Partnership). The board of directors of Lamar Media may designate any Unrestricted Subsidiary or any Person that is to become a Subsidiary of Lamar Media as a Restricted Subsidiary if immediately after giving effect to such action (and treating any Acquired Indebtedness as having been incurred at the time of such action), Lamar Media could have incurred at least $1.00 of additional Indebtedness (other than Permitted Indebtedness) pursuant to the “—Material Covenants—Limitation on Additional Indebtedness and Preferred Stock of Restricted Subsidiaries” covenant and no Default or Event of Default shall have occurred and be continuing.

“S&P” means Standard & Poor’s Rating Service, a division of The McGraw-Hill Companies, Inc., and its successors.

“SBA Indebtedness” means Indebtedness incurred pursuant to the United States Small Business Administration Disaster Relief Loan program or any similar loan program; provided, however, that such Indebtedness shall at all times be prepayable without penalty at the option of the obligor.

“Secured Indebtedness” means any Indebtedness secured by a Lien on any assets of Lamar Media or any Subsidiary that is a Restricted Subsidiary.

“Secured Leverage Ratio” means, as of any date of determination, the ratio of (1) the Total Secured Debt as of such date of determination to (2) EBITDA of Lamar Media for the period of the most recent four consecutive fiscal quarters for which internal financial statements are available, with such pro forma and other adjustments to each of Total Secured Debt and EBITDA as are appropriate and consistent with the pro forma and other adjustment provisions set forth in the definition of Leverage Ratio.

“Senior Credit Facility” means the Amended and Restated Credit Agreement dated as of February 9, 2012, as amended to date, among Lamar Media, Lamar Advertising of Puerto Rico, Inc., the guarantor parties thereto, the several lenders from time to time parties thereto and JPMorgan Chase Bank, N.A., as administrative agent and the other agents party thereto, and one or more other financing arrangements (including, without limitation, credit facilities or indentures) providing for revolving credit loans, term loans, letters of credit or other long-term indebtedness, together with the documents related thereto (including, without limitation, any guarantee agreements and security documents), in each case as such agreements may be amended (including any amendment and restatement thereof), supplemented or otherwise modified from time to time, including any agreement extending the maturity of, refinancing, replacing, consolidating or otherwise restructuring (including increasing the amount of available borrowings thereunder pursuant to incremental facilities or otherwise or adding Subsidiaries of Lamar Media as additional guarantors thereunder) all or any portion of the Indebtedness under any such agreement or any successor or replacement agreement and whether by the same or any other agent, lender or group of lenders and whether or not increasing the amount of Indebtedness that may be incurred thereunder.

“Stated Maturity” means, when used with respect to any note or any installment of interest thereon, the date specified in such note as the fixed date on which the principal of such note or such installment of interest is due and payable, and when used with respect to any other Indebtedness, means the date specified in the instrument governing such Indebtedness as the fixed date on which the principal of such Indebtedness, or any installment of interest thereon, is due and payable.

“Subsidiary” means, with respect to any Person:

(i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(ii) any partnership (a) the sole general partner or the managing general partner of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or one or more Subsidiaries of such Person (or any combination thereof).

“Temporary Cash Investments” or “cash equivalents” means:

(i) United States dollars;

(ii) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof (provided that the full faith and credit of the United States is pledged in support thereof) having maturities of not more than one year from the date of acquisition;

(iii) certificates of deposit and eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding six months and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $250.0 million and a Thomson BankWatch Rating of “B” or better;

(iv) repurchase obligations with a term of not more than ten days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above;

(v) commercial paper or marketable direct obligations issued by any state of the United States of America or any political subdivision of any such state or any public instrumentality thereof, in each case, having one of the two highest ratings obtainable from Moody’s or S&P and in each case maturing within one year after the date of acquisition; and

(vi) money market funds at least 95% of the assets of which constitute cash equivalents of the kinds described in clauses (i) through (v) of this definition.

“Total Secured Debt” means, as of any date of determination, the aggregate principal amount of Secured Indebtedness of Lamar Media and the Guarantors (other than cash management obligations and Interest Rate Agreements to the extent permitted by the indenture) outstanding on such date, determined on a consolidated basis.

“Treasury Rate” means, at the time of computation, the yield to maturity of United States Treasury Securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) which has become publicly available at least two business days prior to the redemption date or, if such Statistical Release is no longer published, any publicly available source of similar market data) most nearly equal to the period from the redemption date to January 15, 2019; provided, however, that if the period from the redemption date to January 15, 2019 is not equal to the constant maturity of a United States Treasury Security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury Securities for which such yields are given, except that if the period from the redemption date to January 15, 2019 is less than one year, the weekly average yield on actually traded United States Treasury Securities adjusted to a constant maturity of one year shall be used. The Treasury Rate shall be obtained by Lamar Media.

“Unrestricted Subsidiary” means (a) any Subsidiary of an Unrestricted Subsidiary and (b) any Subsidiary of Lamar Media which is classified after the Issue Date as an Unrestricted Subsidiary by a resolution adopted by the board of directors of Lamar Media, but only so long as:

(i) no portion of the Indebtedness or any other obligation (contingent or otherwise) of such Unrestricted Subsidiary (other than obligations in respect of performance and surety bonds and in respect of reimbursement obligations for undrawn letters of credit supporting insurance arrangements and performance and surety bonds, each incurred in the ordinary course of business and not as part of a financing transaction (collectively, “Permitted Unrestricted Subsidiary Obligations”)) (A) is guaranteed by Lamar Media or any Restricted Subsidiary, or (B) is recourse to or obligates Lamar Media or any Restricted Subsidiary of Lamar Media, directly or indirectly, contingently or otherwise, to satisfaction thereof;

(ii) such Unrestricted Subsidiary has no Indebtedness or any other obligation (other than Permitted Unrestricted Subsidiary Obligations) that, if in default in any respect (including a payment default), would permit (upon notice, lapse of time or both) any holder of any other Indebtedness of Lamar Media or its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and

(iii) no Default or Event of Default shall have occurred and be continuing.

Any designation of a Subsidiary as an Unrestricted Subsidiary shall be deemed a Restricted Payment in an amount equal to the fair market value of such Subsidiary (as determined in good faith by the board of directors of Lamar Media) and any such designation shall be permitted only if it complies with the provisions of “— Material Covenants — Limitation on Restricted Payments.” The trustee shall be given prompt notice by Lamar Media of each resolution adopted by the board of directors of Lamar Media under this provision, together with a copy of each such resolution adopted.

“U.S. Government Obligations” means direct non-callable obligations of, or non-callable obligations guaranteed by, the United States of America for the payment of which obligation or guarantee the full faith and credit of the United States of America is pledged.

“Voting Stock” means, with respect to any Person, securities of any class or classes of Capital Stock in such Person entitling the holders thereof to vote under ordinary circumstances in the election of members of the board of directors or other similar governing body of such Person.

“Wholly-Owned Restricted Subsidiary” means any Restricted Subsidiary, all of the outstanding Voting Stock (other than directors’ qualifying shares) of which are owned, directly or indirectly, by Lamar Media.

REGISTRATION RIGHTS AGREEMENT

We and our subsidiary guarantors entered into a registration rights agreement with the initial purchasers on January 10, 2014, in connection with the closing of the private offering of the outstanding notes. In that agreement, we agreed for the benefit of the holders of the outstanding notes that we will use our reasonable best efforts to file with the Commission and cause to become effective a registration statement relating to an offer to exchange the notes for an issue of Commission-registered notes with terms identical to the notes (except that the exchange notes are not subject to restrictions on transfer or to any increase in annual interest rate as described below).

If applicable interpretations of the staff of the Commission do not permit us to effect the exchange offer, we are required to use our reasonable best efforts to cause to become effective a shelf registration statement relating to resales of the notes and to keep that shelf registration statement effective until the earlier of January 10, 2016, and the date on which all notes covered by the shelf registration statement have been sold. We will, in the event of such a shelf registration, provide to each outstanding noteholder copies of the prospectus that is a part of the shelf registration statement, notify each noteholder when the shelf registration statement has become effective and take certain other actions to permit resales of the notes. A noteholder that sells notes under the shelf registration statement generally will be required to be named as a selling security holder in the related prospectus and to deliver a prospectus to purchasers, will be subject to certain of the civil liability provisions under the Securities Act in connection with those sales and will be bound by the provisions of the registration rights agreement that are applicable to such a noteholder (including certain indemnification obligations).

If this exchange offer is not completed (or, if required, the shelf registration statement is not declared effective) on or before October 7, 2014 (the “Target Registration Date”), the annual interest rate borne by the notes will be increased (i) 0.25% per annum for the first 90-day period immediately following the Target Registration Date and (ii) an additional 0.25% per annum with respect to each subsequent 90-day period, in each case until the earlier of the second anniversary of the issue date of the notes and the date that the exchange offer is completed or, if required, the shelf registration statement is declared effective up to a maximum of 1.00% per annum of additional interest.

If we effect the exchange offer, we will be entitled to close the exchange offer not earlier than 20 business days after its commencement, provided that we have accepted all notes validly surrendered in accordance with the terms of the exchange offer. Notes not tendered in the exchange offer shall bear interest at the rate set forth on the cover page of this prospectus and be subject to all the terms and conditions specified in the indenture, including transfer restrictions.

The preceding is a summary of the material terms and provisions of the registration rights agreement. A copy of the registration rights agreement is incorporated by reference as an exhibit to the registration statement of which this prospectus is a part.

BOOK-ENTRY SETTLEMENT AND CLEARANCE

The Global Notes

The exchange notes will be issued in the form of one or more registered notes in global form, without interest coupons, which are called the global notes.

Upon issuance, each of the global notes will be deposited with the Trustee as custodian for The Depository Trust Company, or DTC, and registered in the name of Cede & Co., as nominee of DTC.

Ownership of beneficial interests in each global note will be limited to persons who have accounts with DTC, which are called DTC participants, or persons who hold interests through DTC participants. We expect that under procedures established by DTC:

•

upon deposit of each global note with DTC’s custodian, DTC will credit portions of the principal amount of the global note to the accounts of the DTC participants designated by the initial purchasers; and

•

ownership of beneficial interests in each global note will be shown on, and transfer of ownership of those interests will be effected only through, records maintained by DTC (with respect to interests of DTC participants) and the records of DTC participants (with respect to other owners of beneficial interests in the global note).

Beneficial interests in the global notes may not be exchanged for notes in physical, certificated form except in the limited circumstances described below.

Book-Entry Procedures for the Global Notes

All interests in the global notes will be subject to the operations and procedures of DTC, Euroclear and Clearstream. We provide the following summaries of those operations and procedures solely for the convenience of investors. The operations and procedures of each settlement system are controlled by that settlement system and may be changed at any time. We are not responsible for those operations or procedures.

DTC has advised us that it is:

•	a limited purpose trust company organized under the laws of the State of New York;

•	a “banking organization” within the meaning of the New York State Banking Law;

•	a member of the Federal Reserve System;

•	a “clearing corporation” within the meaning of the Uniform Commercial Code; and

•	a “clearing agency” registered under Section 17A of the Securities Exchange Act of 1934.

DTC was created to hold securities for its participants and to facilitate the clearance and settlement of securities transactions between its participants through electronic book-entry changes to the accounts of its participants. DTC’s participants include securities brokers and dealers; banks and trust companies; clearing corporations and other organizations. Indirect access to DTC’s system is also available to others such as banks, brokers, dealers and trust companies; these indirect participants clear through or maintain a custodial relationship with a DTC participant, either directly or indirectly. Investors who are not DTC participants may beneficially own securities held by or on behalf of DTC only through DTC participants or indirect participants in DTC.

So long as DTC’s nominee is the registered owner of a global note, that nominee will be considered the sole owner or holder of the notes represented by that global note for all purposes under the indenture. Except as provided below, owners of beneficial interests in a global note:

•	will not be entitled to have notes represented by the global note registered in their names;

•	will not receive or be entitled to receive physical, certificated notes; and

•

will not be considered the owners or holders of the notes under the indenture for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee under the indenture.

As a result, each investor who owns a beneficial interest in a global note must rely on the procedures of DTC to exercise any rights of a holder of notes under the indenture (and, if the investor is not a participant or an indirect participant in DTC, on the procedures of the DTC participant through which the investor owns its interest).

Payments of principal, premium (if any) and interest with respect to the notes represented by a global note will be made by the Trustee to DTC’s nominee as the registered holder of the global note. Neither we nor the Trustee will have any responsibility or liability for the payment of amounts to owners of beneficial interests in a global note, for any aspect of the records relating to or payments made on account of those interests by DTC, or for maintaining, supervising or reviewing any records of DTC relating to those interests.

Payments by participants and indirect participants in DTC to the owners of beneficial interests in a global note will be governed by standing instructions and customary industry practice and will be the responsibility of those participants or indirect participants and DTC.

Transfers between participants in DTC will be effected under DTC’s procedures and will be settled in same-day funds.

DTC has agreed to the above procedures to facilitate transfers of interests in the global notes among participants in its settlement systems. However, DTC is not obligated to perform these procedures and may discontinue or change these procedures at any time. Neither we nor the Trustee will have any responsibility for the performance by DTC or its participants or indirect participants of their obligations under the rules and procedures governing their operations.

Certificated Notes

Notes in physical, certificated form will be issued and delivered to each person that DTC identifies as a beneficial owner of the related notes only if:

•

DTC is at any time unwilling, unable or ineligible to continue as depositary for the global notes or ceases to be registered as a clearing agency under the Securities Exchange Act of 1934 and a successor depositary is not appointed within 90 days of the date we are so informed in writing or become aware of same; or

•	an Event of Default has occurred and is continuing.

MATERIAL UNITED STATES FEDERAL INCOME TAX CONSIDERATIONS

The following is a summary of certain United States federal income tax consequences of the exchange of outstanding notes for exchange notes and of the ownership and disposition of the exchange notes. This summary is based on the Internal Revenue Code of 1986, as amended (the “Code”), administrative pronouncements, judicial decisions and final, temporary and proposed regulations, all of which are subject to change. Any such change could be applied retroactively in a way that could cause the tax consequences to differ from the consequences described below, possibly with adverse effect. This summary applies only to persons who hold the outstanding notes and the exchange notes as capital assets within the meaning of Section 1221 of the Code (that is, for investment purposes) and does not address the tax consequences to subsequent purchasers of the notes. This summary does not discuss all aspects of United States federal income taxation that may be relevant to holders in light of their special circumstances or to holders subject to special tax rules (such as financial institutions, insurance companies, tax-exempt organizations, dealers in securities or currencies, persons who hold the notes through a partnership or other passthrough entity, persons subject to alternative minimum tax, persons holding the notes as a part of a hedge, straddle, conversion, constructive sale or other integrated transaction, U.S. holders (as defined below) whose functional currency is not the U.S. dollar or persons who have ceased to be U.S. citizens or to be taxed as resident aliens). This summary also does not discuss any tax consequences arising under the United States federal estate and gift tax laws or the law of any state, local, foreign or other taxing jurisdiction.

YOU ARE URGED TO CONSULT YOUR OWN TAX ADVISOR REGARDING THE APPLICATION OF U.S. FEDERAL INCOME TAX LAWS TO YOUR PARTICULAR SITUATION AND THE CONSEQUENCES OF FEDERAL ESTATE AND GIFT TAX LAWS AND THE LAWS OF ANY STATE, LOCAL, FOREIGN OR OTHER TAXING JURISDICTION AND THE POSSIBLE EFFECT OF CHANGES IN THESE TAX LAWS.

As used this summary, the term “U.S. holder” means a beneficial owner of a note that is for United States federal income tax purposes (i) an individual who is a citizen or resident of the United States, (ii) a corporation (including an entity treated as a corporation for United States federal income tax purposes) created or organized in or under the laws of the United States or of any political subdivision thereof, (iii) an estate the income of which is subject to United States federal income tax regardless of its source, or (iv) a trust, if a court within the United States is able to exercise primary supervision over the administration of the trust and one or more United States persons have the authority to control all substantial decisions of the trust or if a valid election is in place to treat the trust as a United States person.

As used in this summary, the term “non-U.S. holder” means a beneficial owner of a note (other than a partnership) that is not a U.S. holder.

If a partnership (including any entity treated as a partnership for United States federal income tax purposes) is a beneficial owner of a note, the tax treatment of a partner in that partnership will generally depend on the status of the partner and the activities of the partnership. Holders of notes that are partnerships and partners in those partnerships are urged to consult their tax advisors regarding the United States federal income tax consequences of the exchange of outstanding notes for exchange notes and of the ownership and disposition of the exchange notes.

Tax Consequences to U.S. Holders

Exchange Offer

The exchange of the outstanding notes for the exchange notes in connection with the exchange offer will not be a taxable sale or exchange for United States federal income tax purposes. Accordingly,

•	holders will not recognize taxable gain or loss as a result of the exchange;

•	the adjusted tax basis of an exchange note immediately after the exchange will be the same as the adjusted tax basis of the outstanding note exchanged therefor immediately before the exchange;

•	the holding period of the exchange note will include the holding period of the outstanding note; and

•	any original issue discount, acquisition premium, market discount or bond premium applicable to the outstanding notes will carry over to the exchange notes.

Interest on the Notes

Stated interest on the notes will generally be taxable as ordinary interest income at the time the interest accrues or is received in accordance with a holder’s regular method of accounting for United States federal income tax purposes.

Market Discount

If a holder acquires an exchange note (or purchased an outstanding note which such holder exchanges for an exchange note) for an amount that is less than its adjusted issue price, the difference will be treated as “market discount” (unless such difference is less than a statutorily defined de minimis amount), and the exchange note will be subject to the market discount rules. The holder of an exchange note that is subject to the market discount rules will be required to treat any full or partial principal payment or any gain recognized on the maturity, sale or other disposition of the note as ordinary income, to the extent that such gain does not exceed the accrued market discount on the note. The amount of market discount treated as having accrued will be determined either:

•

on a straight-line basis by multiplying the market discount times a fraction, the numerator of which is the number of days the note was held by the holder and the denominator of which is the total number of days after the date such holder acquired the note up to, and including, the note’s maturity date; or

•	if the holder so elects, on the basis of a constant rate of compound interest.

The holder of an exchange note subject to the market discount rules may elect to include market discount in income currently, through the use of either the straight-line inclusion method or the elective constant interest rate method, in lieu of recharacterizing gain upon disposition as ordinary income to the extent of accrued market discount at the time of disposition. Once made, this election will apply to all debt instruments with market discount acquired by the electing holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS. If an election is made to include market discount on a debt instrument in income currently, the basis of the debt instrument in the hands of the holder will be increased by the market discount thereon as it is included in income.

A holder who does not elect to include the market discount on an exchange note in income currently may be required to defer interest expense deductions for a portion of the interest paid on indebtedness incurred or continued to purchase or carry such note, until the maturity of the note, its earlier disposition in a taxable transaction or, if the holder so elects, a subsequent taxable year in which sufficient income exists with respect to the exchange note.

Amortizable Bond Premium

If a holder purchases an exchange note (or purchased an outstanding note which such holder exchanges for an exchange note) for an amount in excess of all amounts payable on the note after the purchase date, other than payments of stated interest, such holder will not be required to include in income any original issue discount with respect to the note. In addition, such holder may elect to treat the excess as amortizable bond premium. In general, a holder may elect to amortize bond premium by offsetting stated interest allocable to an accrual period with the premium allocable to that period at the time that the holder takes the interest into account under the holder’s regular method of accounting for United States federal income tax purposes. Bond premium is allocable to an accrual period on a constant yield basis. Because the exchange notes are redeemable at our option (see “Description of Exchange Notes—Optional Redemption”), special rules will apply which require a holder to determine the yield and maturity of the exchange notes for purposes of calculating and amortizing bond premium by assuming that we will exercise our option to redeem the holder’s notes in a manner that maximizes the holder’s yield. If we do not exercise our option to redeem the exchange note in the manner assumed, then solely for purposes of calculating and amortizing any remaining bond premium, the holder must treat the exchange note as retired and reissued on the deemed redemption date for its adjusted acquisition price as of that date. The adjusted acquisition price of the exchange note is the holder’s initial investment in the exchange note or the outstanding note, decreased by the amount of any payments, other than qualified stated interest payments, received with respect to such note and any bond premium previously amortized by the holder.

Once made, the election to amortize bond premium on a constant yield method applies to all debt instruments (other than debt instruments the interest on which is excludable from gross income) held or subsequently acquired by the holder on or after the first day of the first taxable year to which the election applies and may not be revoked without the consent of the IRS.

Sale, Redemption, Retirement or Other Taxable Disposition of the Notes

A holder of an exchange note will recognize gain or loss upon the sale, redemption, retirement or other taxable disposition of the note equal to the difference between (i) the amount of cash and the fair market value of any property received (except to the extent attributable to accrued interest) and (ii) the holder’s adjusted tax basis in the note. A holder’s adjusted tax basis in a note generally will equal such holder’s initial investment in the note increased by the amount of original issue discount and any accrued market discount previously included in income and decreased by the amount of any payments, other than qualified stated interest payments, received with respect to such note and any amortized bond premium. If a holder disposes of a note between interest payment dates, a portion of the amount received represents stated interest accrued to the date of disposition and must be reported as ordinary interest income, and not as proceeds from the disposition, in accordance with the holder’s regular method of accounting for federal income tax purposes as described above under “—Interest on the Notes.” Subject to the market discount rules discussed above, any gain or loss recognized by a holder on the disposition of a note generally will be capital gain or loss and will be long-term capital gain or loss if the holder’s holding period is more than one year. The exchange of the notes for the exchange notes in connection with the exchange offer will not be a taxable sale or exchange for United States federal income tax purposes.

United States Federal Income Tax Consequences to Non-U.S. Holders

The following discussion applies only to non-U.S. holders. This discussion does not address all aspects of United States federal income taxation that may be relevant to such non-U.S. holders in light of their special circumstances. For example, special rules may apply to a non-U.S. holder that is a “controlled foreign corporation” or “passive foreign investment company,” and such holders should consult their own tax advisors to determine the United States federal, state, local and other tax consequences that may be relevant to them.

Exchange Offer

The exchange of the outstanding notes for the exchange notes in connection with the exchange offer will not be a taxable sale or exchange for United States federal income tax purposes.

Interest Payments on the Notes

Subject to the discussion below concerning effectively connected income and backup withholding, the 30% United States federal withholding tax should not apply to any payment of interest (including original issue discount) on the notes provided that: (i) the holder does not own actually or constructively 10% or more of the total combined voting power of Lamar Media Corp.; (ii) the holder is not a controlled foreign corporation related to Lamar Media Corp. through actual or constructive stock ownership; (iii) the holder is not a bank whose receipt of interest on the notes is described in Section 881(c)(3)(A) of the Code; and (iv) either (a) the holder provides the holder’s name and address on an IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable form), and certifies, under penalty of perjury that the holder is not a United States person, or (b) a financial institution holding the notes on the holder’s behalf certifies, under penalty of perjury, that it has received an IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable form), from the beneficial owner and provides a copy or, in the case of certain foreign intermediaries, satisfies other certification requirements under the applicable United States Treasury regulations. Special certification requirements apply to certain non-U.S. holders that are entities.

If a non-U.S. holder cannot satisfy the requirements described above, payments of interest made to the holder will be subject to the 30% United States federal withholding tax, unless the holder qualifies for a reduced rate of withholding under a tax treaty or the payments are exempt from withholding because they are effectively connected with the holder’s conduct of a trade or business in the United States and the holder satisfies the applicable certification and disclosure requirements. In order to claim a reduction in or exemption from the 30% withholding tax under an applicable tax treaty, a holder must provide a properly executed IRS Form W-8BEN or W-8BEN-E, as applicable (or other applicable form). In order to claim that the interest payments are exempt from the withholding tax because they are effectively connected with the holder’s conduct of a trade or business in the United States, the holder must provide an IRS Form W-8ECI (or a suitable substitute form).

A non-U.S. holder eligible for a reduced rate of United States withholding tax pursuant to an income tax treaty may obtain a refund of any excess amounts withheld by filing an appropriate claim for refund with the IRS.

Sale, Redemption, Retirement or Other Taxable Disposition of the Notes

Subject to the discussion below concerning effectively connected income and backup withholding, a non-U.S. holder will not be subject to United States federal income tax on any gain realized on the sale, redemption, retirement or other taxable disposition of a note unless the non-U.S. holder is an individual who is present in the U.S. for at least 183 days during the year of disposition of the note and other conditions are satisfied. The exchange of the notes for exchange notes in connection with the exchange offer will not be a taxable sale or exchange for United States federal income tax purposes.

Effectively Connected Income

If a non-U.S. holder is engaged in a trade or business in the United States and the holder’s investment in a note is effectively connected with such trade or business, the holder will be exempt from the 30% withholding tax on interest (provided a certification requirement, generally on IRS Form W-8ECI, is met), but will instead generally be subject to regular United States federal income tax on a net income basis on any interest and gain with respect to the notes in the same manner as if the holder were a U.S. holder unless an applicable income tax treaty provides otherwise. In addition, if the non-U.S. holder is a foreign corporation, the holder may be subject to a branch profits tax of 30% (or the lower rate provided by an applicable income tax treaty) of the holder’s earnings and profits for the taxable year that are effectively connected with the holder’s conduct of a trade or business in the United States. If a non-U.S. holder is eligible for the benefits of a tax treaty, any effectively connected income or gain will generally be subject to United States federal income tax only if it is also attributable to a permanent establishment maintained by the holder in the United States.

Information Reporting and Backup Withholding

Interest (including original issue discount) and principal on, and proceeds received from the sale of, a note generally will be reported to U.S. holders, other than certain exempt recipients, such as corporations, on IRS Form 1099. In addition, a backup withholding tax may apply to such payments or proceeds if the U.S. holder fails to furnish the payor with a correct taxpayer identification number or other required certification or if it has been notified by the IRS that it is subject to backup withholding for failing to report interest or dividends required to be shown on the holder’s federal income tax returns.

Interest (including original issue discount) paid to a non-U.S. holder generally must be reported annually to the holder and the IRS. Copies of these information returns may also be made available under the provisions of a specific treaty or other agreement to the tax authorities of the country in which the non-U.S. holder resides. In general, a non-U.S. holder will not be subject to backup withholding with respect to interest or principal payments on the notes if such holder has provided the statement described above under “–United States Federal Income Tax Consequences to Non-U.S. Holders—Interest Payments on the Notes” and the payor does not have actual knowledge or reason to know that such holder is a U.S. person. In addition, a non-U.S. holder will not be subject to backup withholding with respect to the proceeds of the sale of a note (including on redemption or retirement) made within the United States or conducted through certain United States financial intermediaries if the payor receives the statement described above and does not have actual knowledge or reason to know that such holder is a United States person or such holder otherwise establishes an exemption. Non-U.S. holders should consult their tax advisors regarding the application of information reporting and backup withholding in their particular situations, the availability of exemptions and the procedure for obtaining such exemptions, if available.

Backup withholding is not an additional tax, and amounts withheld as backup withholding will be allowed as a refund or credit against a holder’s federal income tax liability, provided that the required information is timely furnished to the IRS.

Foreign Account Tax Compliance

The Foreign Account Tax Compliance Act (“FATCA”), together with administrative guidance and certain intergovernmental agreements entered into thereunder, generally imposes a 30% U.S. withholding tax on certain U.S. source payments, including interest (and original issue discount), paid after June 30, 2014, and on gross proceeds from a disposition of property of a type which can produce U.S. source interest or dividends paid after December 31, 2016 (“withholdable payments”), if paid to a foreign financial institution, or to a non-financial foreign entity, unless (a) the foreign financial institution agrees to comply with certain diligence, reporting and withholding obligations with respect to its U.S. accounts, (b) a non-financial foreign entity identifies and provides information relating to its 10% or greater U.S. owners (or confirms the absence of substantial U.S. owners), or (c) the foreign financial institution or non-financial foreign entity otherwise qualifies for an exemption from these rules. For these purposes, a foreign financial institution generally is defined as any non-U.S. entity that (i) accepts deposits in the ordinary course of a banking or similar business, (ii) is engaged in the business of holding financial assets for the account of others, or (iii) is engaged or holds itself out as being engaged primarily in the business of investing, reinvesting or trading in securities, partnership interests, commodities, or any interest in such assets. A non-financial foreign entity is generally any non-U.S. entity that is not a financial institution. The 30% withholding tax under FATCA would apply regardless of whether the applicable payment would otherwise be exempt from U.S. withholding (e.g., as “portfolio interest” or as capital gain upon the sale, exchange, redemption or other disposition of a note).

Generally, withholdable payments made on debt instruments that are issued prior to July 1, 2014, will not be subject to the 30% withholding tax, and, therefore, no withholding should be required with respect to FATCA on interest or principal paid with respect to the notes, or gross proceeds from the sale or disposition of the notes. If the notes, including the exchange notes, are modified on or after July 1, 2014, in such a way that they are considered to be re-issued for U.S. federal income tax purposes, the 30% withholding tax would apply to interest payments and proceeds of a sale or disposition of the notes if the holder thereof fails to comply with FATCA. Non-U.S. holders are urged to consult their own tax advisors with respect to these information reporting rules and due diligence requirements and the potential application of FATCA to them in the event that a significant modification to the terms of the notes (including the exchange notes) is made.

PLAN OF DISTRIBUTION

Each broker-dealer that receives exchange notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of those exchange notes. A broker-dealer may use this prospectus, as amended or supplemented from time to time, in connection with resales of exchange notes received in exchange for outstanding notes where the broker-dealer acquired those outstanding notes as a result of market-making activities or other trading activities. We have agreed that for a period of 180 days after the expiration date of the exchange offer, we will make this prospectus, as amended or supplemented, available to any broker-dealer for use in connection with those resales.

We will not receive any proceeds from any sale of exchange notes by broker-dealers. Broker-dealers may sell exchange notes received by them for their own account pursuant to the exchange offer from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the exchange notes or a combination of those methods of resale, at market prices prevailing at the time of resale, at prices related to prevailing market prices or negotiated prices. Any resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any broker-dealer or the purchasers of any exchange notes.

Any broker-dealer that resells exchange notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of those exchange notes may be deemed to be an “underwriter” within the meaning of the Securities Act. A profit on any resale of those exchange notes and any commissions or concessions received by any of those persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that, by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the expiration date of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests these documents in the letter of transmittal. We have agreed to pay all expenses incident to the exchange offer, including the expenses of one counsel for the holders of the outstanding notes, other than commissions or concessions of any brokers or dealers and will indemnify the holders of the outstanding notes, including any broker-dealers, against specified liabilities, including liabilities under the Securities Act.

You should be aware that the laws and practices of certain countries require investors to pay stamp taxes and other charges in connection with purchases of securities.

The trustee and its affiliates perform various financial advisory, investment banking and commercial banking services from time to time for us and our affiliates, for which they receive customary fees. The Bank of New York Mellon Trust Company, N.A. is the Trustee and exchange agent in connection with the exchange offer.

LEGAL MATTERS

The validity of the exchange notes offered hereby will be passed upon for us by Edwards Wildman Palmer LLP, Boston, Massachusetts. Edwards Wildman Palmer LLP will deliver an opinion stating that the notes and the guarantees will be binding obligations of Lamar Media and the guarantors, respectively. In rendering its opinion, Edwards Wildman Palmer LLP will rely on the opinion of Kean Miller LLP with respect to certain matters pertaining to the subsidiaries’ guarantees.

EXPERTS

The consolidated financial statements and schedules of Lamar Advertising Company and subsidiaries and Lamar Media Corp. and subsidiaries as of December 31, 2013 and 2012, and for each of the years in the three-year period ended December 31, 2013, and management’s assessments of the effectiveness of internal control over financial reporting as of December 31, 2013, have been included herein and in the registration statement in reliance upon the reports of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

EXCHANGE AGENT

We have appointed The Bank of New York Mellon Trust Company, N.A. as exchange agent in connection with the exchange offer. Holders should direct letters of transmittal to the exchange agent as follows:

By Mail, Hand delivery or Overnight Courier:	By Facsimile Transmission:

The Bank of New York Mellon Trust Company, N.A.,

as Exchange Agent
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations – Reorganization Unit

111 Sanders Creek Parkway
East Syracuse, NY 13057

Attention: Ms. Dacia Brown-Jones

The Bank of New York Mellon Trust Company, N.A.,

as Exchange Agent
c/o The Bank of New York Mellon Corporation
Corporate Trust Operations – Reorganization Unit
Attention: Ms. Dacia Brown-Jones

Facsimile: 732-667-9408

For Information or Confirmation by Telephone:

The Bank of New York Mellon Trust Company, N.A., as Exchange Agent

c/o The Bank of New York Mellon Corporation

Corporate Trust Operations – Reorganization Unit

Attention: Ms. Dacia Brown-Jones

Telephone: 315-414-3349

Delivery of a letter of transmittal to any address or facsimile number other than the one set forth above will not constitute a valid delivery.

INFORMATION AGENT

We have appointed Global Bondholder Services Corporation as information agent in connection with the exchange offer. Holders should direct questions and requests for assistance and additional copies of this prospectus to the information agent as follows:

Global Bondholder Services Corporation

65 Broadway - Suite 404

New York, NY 10006

Attention: Corporate Actions

Note Holders call: 866-470-4300

Banks and Brokers call: 212-430-3774

Management’s Report on Internal Control Over Financial Reporting

The management of Lamar Advertising Company is responsible for establishing and maintaining adequate internal control over financial reporting as such term is defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act.

Lamar Advertising’s management assessed the effectiveness of Lamar Advertising’s internal control over financial reporting as of December 31, 2013. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal Control-Integrated Framework (1992). Based on this assessment, Lamar Advertising’s management has concluded that, as of December 31, 2013, Lamar Advertising’s internal control over financial reporting is effective based on those criteria. The effectiveness of Lamar Advertising’s internal control over financial reporting as of December 31, 2013 has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report, which is included in Item 8 to this Annual Report.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Lamar Advertising Company:

We have audited Lamar Advertising Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Lamar Advertising Company’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Lamar Advertising Company maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the financial statement schedule, and our report dated February 27, 2014 expressed an unqualified opinion on those consolidated financial statements and schedule.

/s/ KPMG LLP
KPMG LLP

Baton Rouge, Louisiana

February 27, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholders

Lamar Advertising Company:

We have audited the accompanying consolidated balance sheets of Lamar Advertising Company and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2013. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lamar Advertising Company and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Lamar Advertising Company’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2014, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
KPMG LLP

Baton Rouge, Louisiana

February 27, 2014

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2013 and 2012

(In thousands, except share and per share data)

	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$33,212	$58,911
Receivables, net of allowance for doubtful accounts of $7,615 in both 2013 and 2012	161,741	159,829
Prepaid expenses	42,048	41,132
Deferred income tax assets (note 11)	10,378	10,817
Other current assets	34,679	30,546

Total current assets	282,058	301,235

Property, plant and equipment (note 4)	3,036,456	2,940,449
Less accumulated depreciation and amortization	(1,914,527)	(1,760,090)

Net property, plant and equipment	1,121,929	1,180,359

Goodwill (note 5)	1,503,553	1,485,150
Intangible assets, net (note 5)	419,385	468,312
Deferred financing costs, net of accumulated amortization of $25,180 and $25,867 at 2013 and 2012, respectively	30,290	37,787
Other assets	44,403	41,187

Total assets	$3,401,618	$3,514,030

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$13,341	$13,539
Current maturities of long-term debt (note 8)	55,935	33,134
Accrued expenses (note 7)	98,924	99,461
Deferred income	77,153	72,974

Total current liabilities	245,353	219,108
Long-term debt (note 8)	1,882,867	2,127,720
Deferred income tax liabilities (note 11)	119,150	99,530
Asset retirement obligation (note 9)	200,831	189,659
Other liabilities	20,471	16,388

Total liabilities	2,468,672	2,652,405

Stockholders’ equity (note 13):
Series AA preferred stock, par value $.001, $63.80 cumulative dividends, authorized 5,720 shares; 5,720 shares issued and outstanding at 2013 and 2012	—	—
Class A preferred stock, par value $638, $63.80 cumulative dividends, 10,000 shares authorized, 0 shares issued and outstanding at 2013 and 2012	—	—
Class A common stock, par value $.001, 175,000,000 shares authorized, 97,426,144 and 96,082,868 shares issued and 80,209,509 and 78,963,663 outstanding at 2013 and 2012, respectively	97	96
Class B common stock, par value $.001, 37,500,000 shares authorized, 14,610,365 and 14,910,365 shares issued and outstanding at 2013 and 2012, respectively	15	15
Additional paid-in-capital	2,470,375	2,432,518
Accumulated comprehensive income	3,867	5,978
Accumulated deficit	(647,577)	(687,351)
Cost of shares held in treasury, 17,216,635 and 17,119,205 shares in 2013 and 2012, respectively	(893,831)	(889,631)

Stockholders’ equity	932,946	861,625

Total liabilities and stockholders’ equity	$3,401,618	$3,514,030

See accompanying notes to consolidated financial statements.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

Years Ended December 31, 2013, 2012 and 2011

(In thousands, except share and per share data)

	2013	2012	2011
Statements of Operations
Net revenues	$1,245,842	$1,179,736	$1,130,714

Operating expenses (income):
Direct advertising expenses (exclusive of depreciation and amortization)	436,844	418,538	409,052
General and administrative expenses (exclusive of depreciation and amortization)	231,574	211,320	202,437
Corporate expenses (exclusive of depreciation and amortization)	57,212	53,086	46,533
Depreciation and amortization (note 10)	300,579	296,083	299,639
Gain on disposition of assets	(3,804)	(13,817)	(10,548)

	1,022,405	965,210	947,113

Operating income	223,437	214,526	183,601

Other expense (income):
Loss on extinguishment of debt	14,345	41,632	677
Interest income	(165)	(331)	(569)
Interest expense	146,277	157,093	171,093

	160,457	198,394	171,201

Income before income tax expense	62,980	16,132	12,400
Income tax expense (note 11)	22,841	8,242	5,542

Net income	40,139	7,890	6,858
Preferred stock dividends	365	365	365

Net income applicable to common stock	$39,774	$7,525	$6,493

Earnings per share:
Basic earnings per share	$0.42	$0.08	$0.07

Diluted earnings per share	$0.42	$0.08	$0.07

Cash dividends declared per share of common stock	$—	$—	$—

Weighted average common shares outstanding	94,387,230	93,379,246	92,851,067
Incremental common shares from dilutive stock options	358,285	287,395	322,718

Weighted average common shares assuming dilution	94,745,515	93,666,641	93,173,785

Statements of Comprehensive Income
Net income	$40,139	$7,890	$6,858
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(2,111)	652	(784)

Comprehensive income	$38,028	$8,542	$6,074

See accompanying notes to consolidated financial statements.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Consolidated Statements of Stockholders’ Equity

Years Ended December 31, 2013, 2012 and 2011

(In thousands, except share and per share data)

	Series AA PREF Stock	Class A PREF Stock	Class A CMN Stock	Class B CMN Stock	Treasury Stock	Add’l Paid in Capital	Accumulated Comprehensive Income	Accumulated Deficit	Total
Balance, December 31, 2010	$—	—	94	15	(885,037)	2,389,125	6,110	(701,369)	808,938
Non-cash compensation	—	—	—	—	—	11,650	—	—	11,650
Exercise of 113,359 shares of stock options	—	—	1	—	—	1,997	—	—	1,998
Issuance of shares of common stock through employee purchase plan	—	—	—	—	—	3,459	—	—	3,459
Tax shortfall related to options exercised	—	—	—	—	—	(552)	—	—	(552)
Purchase of 83,802 shares of treasury stock	—	—	—	—	(3,481)	—	—	—	(3,481)
Foreign currency translation	—	—	—	—	—	—	(784)	—	(784)
Net income	—	—	—	—	—	—	—	6,858	6,858
Dividends ($63.80 per preferred share)	—	—	—	—	—	—	—	(365)	(365)

Balance, December 31, 2011	$—	—	95	15	(888,518)	2,405,679	5,326	(694,876)	827,721
Non-cash compensation	—	—	—	—	—	14,466	—	—	14,466
Exercise of 586,563 shares of stock options	—	—	1	—	—	10,355	—	—	10,356
Issuance of shares of common stock through employee purchase plan	—	—	—	—	—	3,499	—	—	3,499
Tax shortfall related to options exercised	—	—	—	—	—	(1,481)	—	—	(1,481)
Purchase of 36,553 shares of treasury stock	—	—	—	—	(1,113)	—	—	—	(1,113)
Foreign currency translation	—	—	—	—	—	—	652	—	652
Net income	—	—	—	—	—	—	—	7,890	7,890
Dividends ($63.80 per preferred share)	—	—	—	—	—	—	—	(365)	(365)

Balance, December 31, 2012	$—	—	96	15	(889,631)	2,432,518	5,978	(687,351)	861,625
Non-cash compensation	—	—	—	—	—	18,179	—	—	18,179
Exercise of 682,263 shares of stock options	—	—	1	—	—	16,992	—	—	16,993
Issuance of shares of common stock through employee purchase plan	—	—	—	—	—	3,900	—	—	3,900
Tax shortfall related to options exercised	—	—	—	—	—	(1,214)	—	—	(1,214)
Purchase of 97,430 shares of treasury stock	—	—	—	—	(4,200)	—	—	—	(4,200)
Foreign currency translation	—	—	—	—	—	—	(2,111)	—	(2,111)
Net income	—	—	—	—	—	—	—	40,139	40,139
Dividends ($63.80 per preferred share)	—	—	—	—	—	—	—	(365)	(365)

Balance, December 31, 2013	$—	—	97	15	(893,831)	2,470,375	3,867	(647,577)	932,946

See accompanying notes to consolidated financial statements.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2013, 2012 and 2011

(In thousands)

	2013	2012	2011
Cash flows from operating activities:
Net income	$40,139	$7,890	$6,858
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	300,579	296,083	299,639
Non-cash compensation	24,936	14,466	11,650
Amortization included in interest expense	14,667	17,741	18,517
Gain on disposition of assets and investments	(3,804)	(13,817)	(10,548)
Loss on extinguishment of debt	14,345	41,632	677
Deferred income tax expense	18,749	6,316	2,621
Provision for doubtful accounts	6,034	5,484	7,591
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables	(6,663)	(13,783)	(14,622)
Prepaid expenses	788	1,903	1,201
Other assets	(4,970)	(2,876)	(1,863)
Increase (decrease) in:
Trade accounts payable	(89)	(127)	(489)
Accrued expenses	(6,371)	2,259	(630)
Other liabilities	(3,635)	12,738	(1,781)

Cash flows provided by operating activities	394,705	375,909	318,821

Cash flows from investing activities:
Capital expenditures	(105,650)	(105,570)	(107,070)
Acquisitions	(92,248)	(206,068)	(23,497)
(Increase) decrease in notes receivable	(840)	122	166
Proceeds from disposition of assets and investments	6,869	8,117	13,146

Cash flows used in investing activities	(191,869)	(303,399)	(117,255)

Cash flows from financing activities:
Net proceeds from issuance of common stock	20,893	13,855	5,457
Cash used for purchase of treasury shares	(4,200)	(1,113)	(3,481)
Proceeds received under revolving credit facility	184,000	15,000	—
Payments on revolving credit facility	(34,000)	(15,000)	—
Payments under credit agreement	(33,051)	(311,275)	(213,866)
Net proceeds from senior credit facility	—	100,000	—
Debt issuance costs	(89)	(22,500)	—
Net proceeds from note offering	—	1,035,000	—
Net payment on senior subordinated notes	(360,383)	(861,019)	(47,187)
Dividends	(365)	(365)	(365)

Cash flows used in financing activities	(227,195)	(47,417)	(259,442)

Effect of exchange rate changes in cash and cash equivalents	(1,340)	315	(300)

Net (decrease) increase in cash and cash equivalents	(25,699)	25,408	(58,176)
Cash and cash equivalents at beginning of period	58,911	33,503	91,679

Cash and cash equivalents at end of period	$33,212	$58,911	$33,503

Supplemental disclosures of cash flow information:
Cash paid for interest	$140,048	$143,589	$153,800

Cash paid for state and federal income taxes	$4,096	$2,392	$2,651

See accompanying notes to consolidated financial statements.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(1) Significant Accounting Policies

(a) Nature of Business

Lamar Advertising Company (the Company) is engaged in the outdoor advertising business, operating over 145,000 billboard advertising displays in 44 states, Canada and Puerto Rico. The Company’s operating strategy is to be the leading provider of outdoor advertising services in the markets it serves.

In addition, the Company operates a logo sign business in 22 states throughout the United States and the province of Ontario, Canada and operates over 38,000 transit advertising displays in 16 states, Canada and Puerto Rico. Logo signs are erected pursuant to state-awarded service contracts on public rights-of-way near highway exits and deliver brand name information on available gas, food, lodging and camping services. Included in the Company’s logo sign business are tourism signing contracts. The Company provides transit advertising on bus shelters, benches and buses in the markets it serves.

(b) Principles of Consolidation

The accompanying consolidated financial statements include Lamar Advertising Company, its wholly owned subsidiary, Lamar Media Corp. (Lamar Media), and its majority-owned subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

An operating segment is a component of an enterprise:

•	that engages in business activities from which it may earn revenues and incur expenses;

•	whose operating results are regularly reviewed by the enterprise’s chief operating decision maker to make decisions about resources to be allocated to the segment and assess its performance; and

•	for which discrete financial information is available.

We define the term ‘chief operating decision maker’ to be our executive management group, which consist of our Chief Executive Officer, President and Chief Financial Officer. Currently, all operations are reviewed on a consolidated basis for budget and business plan performance by our executive management group. Additionally, operational performance at the end of each reporting period is viewed in the aggregate by our management group. Any decisions related to changes in invested capital, personnel, operational improvement or training, or to allocate other company resources are made based on the combined results.

We operate in a single operating and reporting segment, advertising. We sell advertising on billboards, buses, shelters and benches and logo plates.

(c) Adjustment to Previously Reported Amounts

Immaterial Correction of an Error. During the fourth quarter of 2013, the Company revised previously reported amounts due to a change from recognizing revenue on a monthly basis over the term of the advertising contract to recognizing revenue on a daily basis over the term of the advertising contract. In accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, management evaluated the materiality of the error from qualitative and quantitative perspectives, and concluded the error was immaterial to the current and prior periods. The correction of the immaterial error resulted in an increase to deferred income

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

liability of $21,651 and $18,486 at December 31, 2012 and 2011, respectively, an increase of accumulated deficit of $13,208 and $11,277 and a reduction in net revenue and net income of $3,165 and $2,773 and $1,931 and $1,692, for the years ended December 31, 2012 and 2011, respectively. The correction also resulted in a decrease of $0.02 in earnings per basic and dilutive share for the years ended December 31, 2012 and 2011.

Consequently, the Company revised its historical financial statements for fiscal 2012, fiscal 2011 herein, and will revise the quarters within fiscal 2013, when they are published in future filings. The Company recognized the cumulative effect of the error on periods prior to those that are presented herein by increasing deferred income liability and accumulated deficit by $15,713 and $9,585, respectively, as of December 31, 2010.

(d) Property, Plant and Equipment

Property, plant and equipment are stated at cost. Depreciation is calculated using accelerated and straight-line methods over the estimated useful lives of the assets.

(e) Goodwill and Intangible Assets

Goodwill is subject to an annual impairment test. The Company designated December 31 as the date of its annual goodwill impairment test. Impairment testing involves various estimates and assumptions, which could vary, and an analysis of relevant market data and market capitalization. If industry and economic conditions deteriorate, the Company may be required to assess goodwill impairment before the next annual test, which could result in impairment charges.

The Company is required to identify its reporting units and determine the carrying value of each reporting unit by assigning the assets and liabilities, including the existing goodwill and intangible assets, to those reporting units. The Company is required to determine the fair value of each reporting unit and compare it to the carrying amount of the reporting unit. To the extent the carrying amount of a reporting unit exceeds the fair value of the reporting unit, the Company would be required to perform the second step of the impairment test, as this is an indication that the reporting unit goodwill may be impaired. The fair value of each reporting unit exceeded its carrying amount at its annual impairment test date on December 31, 2013 and 2012; therefore, the Company was not required to recognize an impairment loss.

Intangible assets, consisting primarily of site locations, customer lists and contracts, and non-competition agreements are amortized using the straight-line method over the assets estimated useful lives, generally from 3 to 15 years.

(f) Impairment of Long-Lived Assets

Long-lived assets, such as property, plant and equipment, and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to estimated undiscounted future cash flows expected to be generated by the asset or asset group before interest expense. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized by the amount by which the carrying amount of the asset exceeds the fair value of the asset or asset group. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(g) Deferred Income

Deferred income consists principally of advertising revenue invoiced in advance and gains resulting from the sale of certain assets to related parties. Deferred advertising revenue is recognized in income as services are provided over the term of the contract.

(h) Revenue Recognition

The Company recognizes outdoor advertising revenue on an accrual basis ratably over the term of the contracts, as services are provided. Production revenue and the related expense for the advertising copy are recognized upon completion of the sale.

The Company engages in barter transactions where the Company trades advertising space for goods and services. The Company recognizes revenues and expenses from barter transactions at fair value, which is determined based on the Company’s own historical practice of receiving cash for similar advertising space from buyers unrelated to the party in the barter transaction. The amount of revenue and expense recognized for advertising barter transactions is as follows:

	2013	2012	2011
Net revenues	$7,862	$6,798	$7,153
Direct advertising expenses	$3,005	$2,900	$2,766
General and administrative expenses	$4,417	$3,699	$3,524

(i) Income Taxes

The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

(j) Earnings Per Share

The calculation of basic earnings per share excludes any dilutive effect of stock options and convertible debt, while diluted earnings per share includes the dilutive effect of stock options and convertible debt. For the years ended December 31, 2013, December 31, 2012 and December 31, 2011, there were no dilutive shares excluded from the calculation.

(k) Stock Based Compensation

Compensation expense for share-based awards is recognized based on the grant date fair value of those awards. Stock-based compensation expense includes an estimate for pre-vesting forfeitures and is recognized over the requisite service periods of the awards on a straight-line basis, which is generally commensurate with the vesting term. Stock-based compensation expense recognized during the years ended December 31, 2013, 2012, and 2011 were $24,936, $14,466 and $11,650. The $24,936 expensed during the year ended December 31, 2013 consists of (i) $17,340 related to stock options, (ii) $7,231 related to stock grants, made under the Company’s performance-based stock incentive program in 2013 (iii) $365 related to stock awards to directors. See Note 14 for information on the assumptions we used to calculate the fair value of stock-based compensation.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(l) Cash and Cash Equivalents

The Company considers all highly-liquid investments with original maturities of three months or less to be cash equivalents.

(m) Foreign Currency Translation

Local currencies generally are considered the functional currencies outside the United States. Assets and liabilities for operations in local-currency environments are translated at year-end exchange rates. Income and expense items are translated at average rates of exchange prevailing during the year. Foreign currency translation adjustments are recorded as a component of other comprehensive income in the Consolidated Statement of Operations and Comprehensive Income and as a component of accumulated other comprehensive income in Consolidated Statement of Stockholders’ Equity.

(n) Asset Retirement Obligations

The Company is required to record the present value of obligations associated with the retirement of tangible long-lived assets in the period in which it is incurred. The liability is capitalized as part of the related long-lived asset’s carrying amount. Over time, accretion of the liability is recognized as an operating expense and the capitalized cost is depreciated over the expected useful life of the related asset. The Company’s asset retirement obligations relate primarily to the dismantlement, removal, site reclamation and similar activities of its properties.

(o) Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

(p) Comprehensive Income

Total comprehensive income is presented in the Consolidated Statements of Operations and Comprehensive Income and the components of accumulated other comprehensive income are presented in the Consolidated Statements of Stockholders’ Equity. Comprehensive Income is composed of foreign currency translation effects.

(q) Subsequent Events

The Company has performed an evaluation of subsequent events through the date on which the financial statements are issued.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(2) Acquisitions

Year Ended December 31, 2013

During the twelve months ended December 31, 2013, the Company completed several acquisitions of outdoor advertising assets for a total purchase price of $97,230, of which $92,248 was in cash and $4,982 in non-cash consideration consisting principally of exchanges of outdoor advertising assets. As a result of the acquisitions, a gain of $67 was recorded for transactions which involved the exchange of outdoor advertising assets during the year ended December 31, 2013.

Each of these acquisitions was accounted for under the acquisition method of accounting, and, accordingly, the accompanying consolidated financial statements include the results of operations of each acquired entity from the date of acquisition. The acquisition costs have been allocated to assets acquired and liabilities assumed based on preliminary fair market value estimates at the dates of acquisition. The allocations are pending final determination of the fair value of certain assets and liabilities. The following is a summary of the allocation of the acquisition costs in the above transactions.

Total
Property, plant and equipment	$18,196
Goodwill	18,631
Site locations	50,333
Non-competition agreements	430
Customer lists and contracts	10,390
Other assets	1,408
Current liabilities	(2,158)

$97,230

Total acquired intangible assets for the year ended December 31, 2013 were $79,784, of which $18,631 was assigned to goodwill. Although goodwill is not amortized for financial statement purposes, $18,582 is expected to be fully deductible for tax purposes. The remaining $61,153 of acquired intangible assets have a weighted average useful life of approximately 14 years. The intangible assets include customer lists and contracts of $10,390 (7 year weighted average useful life) and site locations of $50,333 (15 year weighted average useful life). The aggregate amortization expense related to the 2013 acquisitions for the year ended December 31, 2013 was approximately $2,158.

The following unaudited pro forma financial information for the Company gives effect to the 2013 and 2012 acquisitions as if they had occurred on January 1, 2012. These pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on such date or to project the Company’s results of operations for any future period.

	2013	2012
Net revenues	$1,255,376	$1,225,958
Net income applicable to common stock	$40,725	$12,098
Net loss per common share — basic	$0.43	$0.13
Net loss per common share — diluted	$0.43	$0.13

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

Year Ended December 31, 2012

During the twelve months ended December 31, 2012, the Company completed several acquisitions of outdoor advertising assets for a total purchase price of approximately $230,009, of which $206,068 was in cash and $23,941 in non-cash consideration consisting principally of exchanges of outdoor advertising assets. As a result of the acquisitions, a gain of $9,805 was recorded for transactions which involved the exchange of outdoor advertising assets during the year ended December 31, 2012.

Each of these acquisitions was accounted for under the acquisition method of accounting, and, accordingly, the accompanying consolidated financial statements include the results of operations of each acquired entity from the date of acquisition. The acquisition costs have been allocated to assets acquired and liabilities assumed based on preliminary fair market value estimates at the dates of acquisition. The allocations are pending final determination of the fair value of certain assets and liabilities. The following is a summary of the preliminary allocation of the acquisition costs in the above transactions.

Total
Property, plant and equipment	$74,326
Goodwill	60,968
Site locations	78,288
Non-competition agreements	80
Customer lists and contracts	18,148
Other asset	7,763
Current liabilities	(3,424)
Long-term liabilities	(6,140)

$230,009

Total acquired intangible assets for the year ended December 31, 2012 were $157,484, of which $60,968 was assigned to goodwill. Although goodwill is not amortized for financial statement purposes, $23,937 is expected to be fully deductible for tax purposes. The remaining $96,516 of acquired intangible assets have a weighted average useful life of approximately 14 years. The intangible assets include customer lists and contracts of $18,148 (7 year weighted average useful life) and site locations of $78,288 (15 year weighted average useful life). The aggregate amortization expense related to the 2012 acquisitions for the year ended December 31, 2012 was approximately $679.

The following unaudited pro forma financial information for the Company gives effect to the 2012 and 2011 acquisitions as if they had occurred on January 1, 2011. These pro forma results do not purport to be indicative of the results of operations which actually would have resulted had the acquisitions occurred on such date or to project the Company’s results of operations for any future period.

	2012	2011
Net revenues	$1,209,540	$1,174,520
Net income applicable to common stock	$8,161	$6,626
Net loss per common share — basic	$0.09	$0.07
Net loss per common share — diluted	$0.09	$0.07

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(3) Non-cash Financing and Investing Activities

For the period ended December 31, 2013 and December 31, 2012, the Company had $4,982 and $23,941 non-cash investing activities related to acquisitions of outdoor advertising assets. For the year ended December 31, 2011, the Company had non-cash investing activities of $4,000 and $1,900 related to deposits paid in prior periods for the purchase of an aircraft in January 2011 that had a total purchase price of $11,539 and settlement of a notes receivable by a transfer of land, respectively.

(4) Property, Plant and Equipment

Major categories of property, plant and equipment at December 31, 2013 and 2012 are as follows:

	Estimated Life (Years)	2013	2012
Land	—	$312,883	$317,223
Building and improvements	10 — 39	125,724	115,646
Advertising structures	5 — 15	2,459,313	2,378,940
Automotive and other equipment	3 — 7	138,424	128,640

		$3,036,344	$2,940,449

(5) Goodwill and Other Intangible Assets

The following is a summary of intangible assets at December 31, 2013 and December 31, 2012:

	Estimated Life (Years)	2013		2012
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable Intangible Assets:
Customer lists and contracts	7 — 10	$492,299	$463,188	$482,883	$455,549
Non-competition agreements	3 — 15	63,933	62,914	63,519	62,566
Site locations	15	1,495,635	1,106,947	1,449,181	1,009,631
Other	5 — 15	14,008	13,441	13,608	13,133

		$2,065,875	$1,646,490	$2,009,191	$1,540,879
Unamortizable Intangible Assets:
Goodwill		$1,757,089	$253,536	$1,738,686	$253,536

The changes in the gross carrying amount of goodwill for the year ended December 31, 2013 are as follows:

Balance as of December 31, 2012	$1,738,686
Goodwill acquired during the year	18,631
Purchase price adjustments and other	(228)
Impairment losses	—

Balance as of December 31, 2013	$1,757,089

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

Amortization expense for the years ended December 31, 2013, 2012 and 2011 was $106,533, $102,941 and $102,918, respectively. The following is a summary of the estimated amortization expense for future years:

2014	$94,763
2015	58,713
2016	48,503
2017	43,255
2018	38,542
Thereafter	135,609

Total	$419,385

(6) Leases

The Company is party to various operating leases for production facilities, vehicles and sites upon which advertising structures are built. The leases expire at various dates, and have varying options to renew and to cancel and may contain escalation provisions. The following is a summary of minimum annual rental payments required under those operating leases that have original or remaining lease terms in excess of one year as of December 31, 2013:

2014	$155,374
2015	$125,503
2016	$109,737
2017	$94,932
2018	$80,956
Thereafter	$595,410

Rental expense related to the Company’s operating leases was $222,638, $209,110, and $205,378 for the years ended December 31, 2013, 2012 and 2011, respectively.

(7) Accrued Expenses

The following is a summary of accrued expenses at December 31, 2013 and 2012:

	2013	2012
Payroll	$11,311	$12,854
Interest	23,451	31,888
Insurance benefits	13,090	12,537
Accrued lease expense	37,346	32,100
Other	13,726	10,082

	$98,924	$99,461

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(8) Long-term Debt

Long-term debt consists of the following at December 31, 2013 and 2012:

	2013	2012
Senior Credit Agreement	$502,106	$384,664
7 7/8% Senior Subordinated Notes	400,000	400,000
5 7/8% Senior Subordinated Notes	500,000	500,000
5% Senior Subordinated Notes	535,000	535,000
9 3/4% Senior Notes	—	339,121
Other notes with various rates and terms	1,696	2,069

	1,938,802	2,160,854
Less current maturities	(55,935)	(33,134)

Long-term debt excluding current maturities	$1,882,867	$2,127,720

Long-term debt matures as follows:

2014	$55,935
2015	$335,698
2016	$27,142
2017	$85,000
2018	$400,000
Later years	$1,035,027

9 3/4% Senior Notes

On March 27, 2009, Lamar Media completed an institutional private placement of $350,000 in aggregate principal amount ($314,927 gross proceeds) of 9 3/4% Senior Notes due 2014. The institutional private placement resulted in net proceeds to Lamar Media of approximately $307,489. The senior notes mature on April 1, 2014 and bear interest at a rate of 9 3/4% per annum, which is payable semi-annually on April 1 and October 1 of each year, beginning October 1, 2009. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The terms of the senior notes will, among other things, limit Lamar Media’s and its restricted subsidiaries’ ability to (i) incur additional debt and issue preferred stock; (ii) make certain distributions, investments and other restricted payments; (iii) create certain liens; (iv) enter into transactions with affiliates; (v) have the restricted subsidiaries make payments to Lamar Media; (vi) merge, consolidate or sell substantially all of Lamar Media’s or the restricted subsidiaries’ assets; and (vii) sell assets. These covenants are subject to a number of exceptions and qualifications.

Lamar Media may redeem up to 35% of the aggregate principal amount of the senior notes, at any time and from time to time, at a price equal to 109.75% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon (including additional interest, if any), with the net cash proceeds of certain public equity offerings completed before April 1, 2012. At any time prior to April 1, 2014, Lamar Media may redeem some or all of the senior notes at a price equal to 100% of the principal amount plus a make-whole premium. In addition, if the Company or Lamar Media undergoes a change of control, Lamar Media may be required to make an offer to purchase each holder’s senior notes at a price equal to 101% of the principal amount of the senior notes, plus accrued and unpaid interest (including additional interest, if any), up to but not including the repurchase date.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

On December 4, 2013, Lamar Media redeemed in full all $350,000 in aggregate principal amount of its 9 3/4% Senior Notes. A loss of $14,345 was recorded as a result of this transaction, of which $3,962 was non-cash. No 9 3/4% Senior Notes remained outstanding at December 31, 2013.

7 7/8% Senior Subordinated Notes

On April 22, 2010, Lamar Media completed an institutional private placement of $400,000 aggregate principal amount of 7 7/8% Senior Subordinated Notes due 2018. The institutional private placement resulted in net proceeds to Lamar Media of approximately $392,000.

Lamar Media may redeem up to 35% of the aggregate principal amount of the Notes, at any time and from time to time, at a price equal to 107.875% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon (including additional interest, if any), with the net cash proceeds of certain public equity offerings completed before April 15, 2013, provided that following the redemption at least 65% of the 7 7/8% Senior Subordinated Notes that were originally issued remain outstanding. At any time prior to April 15, 2014, Lamar Media may redeem some or all of the 7 7/8% Senior Subordinated Notes at a price equal to 100% of the principal amount plus a make-whole premium. On or after April 15, 2014, Lamar Media may redeem the 7 7/8% Senior Subordinated Notes, in whole or part, in cash at redemption prices specified in the Indenture.

5 7/8% Senior Subordinated Notes

On February 9, 2012, Lamar Media completed an institutional private placement of $500,000 aggregate principle amount of 5 7/8% Senior Subordinated Notes, due 2022. The institutional private placement resulted in net proceeds to Lamar Media of approximately $489,000.

Lamar Media may redeem up to 35% of the aggregate principal amount of the Notes, at any time and from time to time, at a price equal to 105.875% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon, with the net cash proceeds of certain public equity offerings completed before February 1, 2015, provided that following the redemption, at least 65% of the Notes that were originally issued remain outstanding. At any time prior to February 1, 2017, Lamar Media may redeem some or all of the Notes at a price equal to 100% of the aggregate principal amount plus a make-whole premium. On or after February 1, 2017, Lamar Media may redeem the Notes, in whole or in part, in cash at redemption prices specified in the Notes. In addition, if the Company or Lamar Media undergoes a change of control, Lamar Media may be required to make an offer to purchase each holder’s Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, up to but not including the repurchase date.

5% Senior Subordinated Notes

On October 30, 2012, Lamar Media completed an institutional private placement of $535,000 aggregate principal amount of 5% Senior Subordinated Notes due 2023. The institutional private placement resulted in net proceeds to Lamar Media of approximately $527,100.

Lamar Media may redeem up to 35% of the aggregate principal amount of the Notes, at any time and from time to time, at a price equal to 105% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon, with the net cash proceeds of certain public equity offerings completed before November 1, 2015, provided that following the redemption, at least 65% of the Notes that were originally issued remain outstanding. At any time prior to May 1, 2018, Lamar Media may redeem some or all of the Notes at a price equal to 100% of the aggregate principal amount plus a make-whole premium. On or after May 1, 2018, Lamar

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

Media may redeem the Notes, in whole or in part, in cash at redemption prices specified in the Notes. In addition, if the Company or Lamar Media undergoes a change of control, Lamar Media may be required to make an offer to purchase each holder’s Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, up to but not including the repurchase date.

Senior Credit Facility (as of December 31, 2013)

On February 9, 2012, Lamar Media entered into a restatement agreement with respect to its existing senior credit facility in order to fund a new $100,000 Term loan A facility and to make certain covenant changes to the senior credit facility, which was entered into on April 28, 2010, as amended on June 11, 2010, November 18, 2010 and February 9, 2012 and further amended on October 24, 2013, for which JPMorgan Chase Bank, N.A. serves as administrative agent. The senior credit facility consists of a $250,000 revolving credit facility, a $270,000 term loan A-1 facility, a $30,000 term loan A-2 facility, a $100,000 term loan A-3 facility, a $575,000 term loan B facility and a $300,000 incremental facility, which may be increased by up to an additional $200,000 based upon our satisfaction of a senior debt ratio test (defined as total consolidated senior debt of Lamar Media and its restricted subsidiaries to EBITDA, as defined in the senior credit facility for the most recent four fiscal quarters then ended) of less than or equal to 3.25 to 1. Lamar Media is the borrower under the senior credit facility, except with respect to the $30,000 term loan A-2 facility for which Lamar Media’s wholly owned subsidiary, Lamar Advertising of Puerto Rico, Inc. is the borrower. We may also from time to time designate additional wholly owned subsidiaries as subsidiary borrowers under the incremental loan facility that can borrow up to $110,000 of the incremental facility. Incremental loans may be in the form of additional term loan tranches or increases in the revolving credit facility. Our lenders have no obligation to make additional loans to us, or any designated subsidiary borrower, under the incremental facility, but may enter into such commitments in their sole discretion.

The remaining quarterly amortizations of the Term facilities as of December 31, 2013 is as follows:

	Term A-1	Term A-2	Term A-3	Term B
March 31, 2014	$6,750	$750	$625	$57.5
June 30, 2014 — December 31, 2014	$13,500	$1,500	$625	$57.4
March 31, 2015	$13,500	$1,500	$1,250	$57.5
June 30, 2015 — September 30, 2015	$37,125	$4,125	$1,250	$57.4
December 31, 2015	$74,250	$8,250	$1,250	$57.4
March 31, 2016 — September 30, 2016	$—	$—	$1,250	$57.4
December 31, 2016	$—	$—	$1,250	$21,474.7
March 31, 2017— June 30, 2017	$—	$—	$21,250	$—
August 9, 2017	$—	$—	$42,500	$—

In addition to the amortizations of our Term facilities, Lamar Media may be required to make certain mandatory prepayments on loans outstanding under the senior credit facility that would be applied first to any outstanding term loans, commencing with the year ended December 31, 2010. These payments, if any, are determined annually and are calculated based on a percentage of Consolidated Excess Cash Flow (as defined in the senior credit facility) at the end of each fiscal year. For fiscal years ending on or after December 31, 2012, the percentage of Consolidated Excess Cash Flow that must be applied is subject to a reduction to 0% if the total holdings debt ratio, as described above, is less than or equal to 5.00 to 1.00 as of the last day of such fiscal year. The Company will not be required to make a mandatory prepayment in respect of Consolidated Excess Cash

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

Flow for the fiscal year ended December 31, 2013 since there was a consolidated cash flow deficit, in accordance with the calculation as defined in the senior credit facility and the total holdings debt ratio was less than 5.0 to 1.0.

As of December 31, 2013, there were $150,000 revolving credit loans outstanding under the revolving senior credit facility. The revolving facility terminates April 28, 2015. Availability under the revolving facility is reduced by the amount of letters of credit outstanding. The Company had $6,973 letters of credit outstanding as of December 31, 2013 and $93,027 availability under its revolving facility. Revolving credit loans may be requested under the revolving credit facility at any time prior to maturity. The loans bear interest, at the Company’s option, at the LIBOR Rate or JPMorgan Chase Prime Rate plus applicable margins, such margins being set from time to time based on the Company’s ratio of debt to trailing twelve month EBITDA, as defined in the senior credit facility.

The terms of Lamar Media’s senior credit facility and the indenture relating to Lamar Media’s outstanding notes restrict, among other things, the ability of Lamar Advertising and Lamar Media to:

•	dispose of assets;

•	incur or repay debt;

•	create liens;

•	make investments; and

•	pay dividends.

Lamar Media’s ability to make distributions to Lamar Advertising is also restricted under the terms of these agreements. Under Lamar Media’s senior credit facility the Company must maintain specified financial ratios and levels including:

•	fixed charges coverage ratio;

•	senior debt ratio; and

•	total holdings debt ratio.

Lamar Advertising and Lamar Media were in compliance with all of the terms of all of the indentures and the applicable senior credit agreement during the periods presented.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(9) Asset Retirement Obligation

The Company’s asset retirement obligation includes the costs associated with the removal of its structures, resurfacing of the land and retirement cost, if applicable, related to the Company’s outdoor advertising portfolio. The following table reflects information related to our asset retirement obligations:

Balance at December 31, 2011	$180,662
Additions to asset retirement obligations	5,434
Accretion expense	10,871
Liabilities settled	(7,308)

Balance at December 31, 2012	189,659
Additions to asset retirement obligations	3,741
Accretion expense	11,046
Liabilities settled	(3,615)

Balance at December 31, 2013	$200,831

(10) Depreciation and Amortization

The Company includes all categories of depreciation and amortization on a separate line in its Statements of Operations. The amounts of depreciation and amortization expense excluded from the following operating expenses in its Statements of Operations are:

	Year Ended December 31,
	2013	2012	2011
Direct expenses	$283,280	$277,662	$283,720
General and administrative expenses	4,684	4,137	4,224
Corporate expenses	12,615	14,284	11,695

	$300,579	$296,083	$299,639

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(11) Income Taxes

Income tax expense (benefit) consists of the following:

	Current	Deferred	Total
Year ended December 31, 2013:
U.S. federal	$930	$21,681	$22,611
State and local	1,609	1,165	2,774
Foreign	1,553	(4,097)	(2,544)

	$4,092	$18,749	$22,841

Year ended December 31, 2012:
U.S. federal	$—	$6,743	$6,743
State and local	823	826	1,649
Foreign	1,103	(1,253)	(150)

	$1,926	$6,316	$8,242

Year ended December 31, 2011:
U.S. federal	$—	$1,883	$1,883
State and local	1,074	1,125	2,199
Foreign	1,847	(387)	1,460

	$2,921	$2,621	$5,542

As of December 31, 2013 and December 31, 2012, the Company had income taxes payable of $848 and $252, respectively, included in accrued expenses.

The U.S. and foreign components of earnings before income taxes are as follows:

	2013	2012	2011
U.S.	$62,506	$17,279	$13,868
Foreign	474	(1,147)	(1,468)

Total	$62,980	$16,132	$12,400

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

A reconciliation of significant differences between the reported amount of income tax expense and the expected amount of income tax expense that would result from applying the U.S. federal statutory income tax rate of 35 percent to income before taxes is as follows:

	2013	2012	2011
Income tax expense at U.S. federal statutory rate	$22,043	$5,646	$4,340
State and local income taxes, net of federal income tax benefit	3,585	1,541	847
Book expenses not deductible for tax purposes	1,351	1,058	746
Stock-based compensation	65	270	464
Undistributed earnings of Canadian subsidiaries (a)	—	—	(4,023)
Valuation allowance	(1,097)	(331)	382
Rate change (b)	(2,565)	49	1,743
Other differences, net	(541)	9	1,043

Income tax expense	$22,841	$8,242	$5,542

(a)	For the period ended December 31, 2011, management asserted that the undistributed earnings of our Canadian subsidiaries were permanently reinvested and a deferred tax benefit of $4,023 was recognized from the release of the December 31, 2010 deferred tax liability. In periods prior to December 31, 2011, the undistributed earnings of our Canadian subsidiaries were not designated as permanently reinvested.

(b)	In 2013, the “Tax Burden Adjustment and Redistribution Act” was signed into law. Under the enacted legislation, the Puerto Rico corporate income tax rate was increased to 39% from 30%. As a result, a non-cash benefit of $2,479 to income tax expense was recorded for the increase of the Puerto Rico net deferred tax asset. Also in 2013, British Columbia Bill 2 was signed into law. The enacted legislation increased the general corporate income tax rate to 11% from 10%. As a result, a non-cash benefit of $86 to income tax expense was recorded for the increase of the Canadian net deferred tax asset.

In 2012, Ontario Bill 114 was signed into law. The enacted legislation freezes the general corporate income tax rate at 11.5%, cancelling the previously enacted rate reductions for 2012 and 2013 to 11% and 10%, respectively. As a result, a non-cash charge of $49 to income tax expense was recorded for the increase of the Canadian net deferred tax liability.

In 2011, the “Internal Revenue Code for a New Puerto Rico” was signed into law. Under the enacted legislation, the Puerto Rico corporate income tax rate was lowered from 39% to 30%. As a result, a non-cash charge of $1,743 to income tax expense was recorded for the reduction of the Puerto Rico net deferred tax asset.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and (liabilities) are presented below:

	2013	2012
Deferred tax assets:
Allowance for doubtful accounts	$2,972	$2,964
Accrued liabilities not deducted for tax purposes	37,764	35,580
Asset retirement obligation	70,166	65,994
Net operating loss carry forwards	138,865	163,597
Tax credit carry forwards	4,844	3,765
Charitable contributions carry forward	9	592

Gross deferred tax assets	254,620	272,492
Less: valuation allowance	(2,331)	(3,424)

Net deferred tax assets	252,289	269,068

Deferred tax liabilities:
Property, plant and equipment	(45,160)	(48,271)
Intangibles	(314,382)	(308,266)
Investment in partnerships	(1,519)	(1,244)

Gross deferred tax liabilities	(361,061)	(357,781)

Net deferred tax liabilities	$(108,772)	$(88,713)

Classification in the consolidated balance sheets:
Current deferred tax assets	$10,378	$10,817
Current deferred tax liabilities	—	—
Noncurrent deferred tax assets	—	—
Noncurrent deferred tax liabilities	(119,150)	(99,530)

Net deferred tax liabilities	$(108,772)	$(88,713)

During 2013, we utilized $65,641 of U.S. net operating losses, leaving $305,172 of U.S. net operating loss carry forwards remaining at December 31, 2013 to offset future taxable income. Of this amount, $13,049 is subject to an IRC §382 limitation, but will be available to be fully utilized by no later than 2017. These carry forwards expire between 2020 through 2032. In addition, we have $4,443 of various credits available to offset future U.S. federal income tax.

As of December 31, 2013 we have approximately $430,191 of state net operating loss carry forwards before valuation allowances. These state net operating losses are available to reduce future taxable income and expire at various times and amounts. In addition, we have $247 of various credits available to offset future state income tax. Management has determined that a valuation allowance related to state net operating loss carry forwards in certain jurisdictions is necessary. The valuation allowance for these deferred tax assets as of December 31, 2013 and December 31, 2012, was $2,323 and $3,410, respectively. The net change in the total valuation allowance for each of the years ended December 31, 2013, 2012, and 2011 was a (decrease) increase of $(1,087), $(332) and $410, respectively.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

During 2013, we generated $3,285 of Puerto Rico net operating losses. As of December 31, 2013, we had approximately $28,523 of Puerto Rico net operating losses available to offset future taxable income. These carry forwards expire between 2016 and 2023. In addition, we have $154 of alternative minimum tax credits available to offset future Puerto Rico income tax.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those jurisdictions during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carry back and carry forward periods), projected future taxable income, and tax-planning strategies in making this assessment. In order to fully realize the deferred tax assets, the Company will need to generate future taxable income before the expiration of the carry forwards governed by the tax code. Based on the current level of pretax earnings and projected decreases in future depreciation and amortization, the Company will generate the minimum amount of future taxable income to support the realization of the deferred tax assets. Additionally, the Company has a significant amount of deferred tax liabilities that will reverse during the same period and jurisdiction and are of the same character as the temporary differences giving rise to the deferred tax assets. As a result, management believes that it is more likely than not that we will realize the benefits of these deferred tax assets, net of the existing valuation allowances at December 31, 2013. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

We have not recognized a deferred tax liability of approximately $7,583 for the undistributed earnings of our Canadian operations that arose in 2013 and prior years as management considers these earnings to be indefinitely invested outside the U.S. As of December 31, 2013, the undistributed earnings of these subsidiaries were approximately $21,665.

Under ASC 740, we provide for uncertain tax positions, and the related interest, and adjust recognized tax benefits and accrued interest accordingly. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance as of December 31, 2011	$135
Additions for tax positions related to current year	3
Additions for tax positions related to prior years	—
Reductions for tax positions related to prior years	—
Lapse of statute of limitations	(63)
Settlements	—

Balance as of December 31, 2012	$75
Additions for tax positions related to current year	1
Additions for tax positions related to prior years	—
Reductions for tax positions related to prior years	—
Lapse of statute of limitations	(41)
Settlements	—

Balance as of December 31, 2013	$35

Included in the balance of unrecognized benefits at December 31, 2013 is $35 of tax benefits that, if recognized in future periods, would impact our effective tax rate.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

During the years ended December 31, 2013 and December 31, 2012, we recognized interest and penalties of $1 and $3, respectively, as components of income tax expense in connection with our liabilities related to uncertain tax positions. Interest and penalties included in the balance at December 31, 2013 and December 31, 2012, was $4 and $14, respectively.

We are subject to income taxes in the U.S. and nearly all states. In addition, the Company is subject to income taxes in Canada and the Commonwealth of Puerto Rico. We are no longer subject to U.S federal income tax examinations by tax authorities for years before 2010 since the IRS has completed review of our income tax returns through 2009, or for any U.S. state income tax audit prior to 2002. With respect to Canada and Puerto Rico, we are no longer subject to income tax audits for years before 2009 and 2008, respectively.

Within the next twelve months, it is reasonably possible, that we could decrease our unrecognized tax benefits up to $35 as a result of the expiration of statute of limitations.

(12) Related Party Transactions

Affiliates, as used within these statements, are persons or entities that are affiliated with Lamar Advertising Company or its subsidiaries through common ownership and directorate control.

Prior to 1996, the Company entered into various related party transactions for the purchase and sale of advertising structures whereby any resulting gains were deferred at that date. As of December 31, 2013 and 2012, the deferred gains related to these transactions were $85, respectively, and are included in deferred income on the balance sheets. No gains related to these transactions have been realized in the Statements of Operations for the years ended December 31, 2013, 2012 and 2011.

In addition, the Company had receivables from employees of $126 and $57 at December 31, 2013 and 2012, respectively. These receivables are primarily relocation loans for employees. The Company does not have any receivables from its current executive officers.

In June 2011, the Company entered into a service contract with Joule Energy LA, LLC (“Joule”), of which Ross L. Reilly is a member and owns 26.66% interest. Joule provides services related to the Company’s installation of solar arrays in the State of Louisiana, which services are expected to be completed in 2012 and 2013. In addition, from time to time beginning in 2012, Joule provides lighting installation services for certain of Lamar Advertising’s billboards in the state of Louisiana. As of December 31, 2013, the aggregate amount paid to Joule under the service contract was approximately $1,538. Ross L. Reilly is the son of Kevin P. Reilly, Jr., our Chairman of the Board of Directors and President.

(13) Stockholders’ Equity

On July 16, 1999, the Board of Directors designated 5,720 shares of the 1,000,000 shares of previously undesignated preferred stock, par value $.001, as Series AA preferred stock. The Class A preferred stock, par value $638, was exchanged for the new Series AA preferred stock and no shares of Class A preferred stock are currently outstanding. The new Series AA preferred stock and the class A preferred stock rank senior to the Class A common stock and Class B common stock with respect to dividends and upon liquidation. Holders of Series AA preferred stock and Class A preferred stock are entitled to receive, on a pari passu basis, dividends at the rate of $15.95 per share per quarter when, as and if declared by the Board of Directors. The Series AA preferred stock and the Class A preferred stock are also entitled to receive, on a pari passu basis, $638 plus a

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

further amount equal to any dividend accrued and unpaid to the date of distribution before any payments are made or assets distributed to the Class A common stock or Class B stock upon voluntary or involuntary liquidation, dissolution or winding up of the Company. The liquidation value of the outstanding Series AA preferred stock at December 31, 2013 was $3,649. The Series AA preferred stock and the Class A preferred stock are identical, except that the Series AA preferred stock is entitled to one vote per share and the Class A preferred stock is not entitled to vote.

All of the outstanding shares of common stock are fully paid and nonassessable. In the event of the liquidation or dissolution of the Company, following any required distribution to the holders of outstanding shares of preferred stock, the holders of common stock are entitled to share pro rata in any balance of the corporate assets available for distribution to them. The Company may pay dividends if, when and as declared by the Board of Directors from funds legally available therefore, subject to the restrictions set forth in the Company’s existing indentures and the senior credit facility. Subject to the preferential rights of the holders of any class of preferred stock, holders of shares of common stock are entitled to receive such dividends as may be declared by the Company’s Board of directors out of funds legally available for such purpose. No dividend may be declared or paid in cash or property on any share of either class of common stock unless simultaneously the same dividend is declared or paid on each share of the other class of common stock, provided that, in the event of stock dividends, holders of a specific class of common stock shall be entitled to receive only additional shares of such class.

The rights of the Class A and Class B common stock are equal in all respects, except holders of Class B common stock have ten votes per share on all matters in which the holders of common stock are entitled to vote and holders of Class A common stock have one vote per share on such matters. The Class B common stock will convert automatically into Class A common stock upon the sale or transfer to persons other than permitted transferees (as defined in the Company’s certificate of incorporation, as amended).

(14) Stock Compensation Plans

Equity Incentive Plan. Lamar’s 1996 Equity Incentive Plan, as amended, (the “Incentive Plan”) has reserved 15.5 million shares of common stock for issuance to directors and employees, including options granted and common stock reserved for issuance under its performance-based incentive program. Options granted under the plan expire ten years from the grant date with vesting terms ranging from three to five years which primarily includes 1) options that vest in one-fifth increments beginning on the grant date and continuing on each of the first four anniversaries of the grant date and 2) options that cliff-vest on the fifth anniversary of the grant date. All grants are made at fair market value based on the closing price of our Class A common stock as reported on the NASDAQ Global Select Market on the date of grant.

In May 2013, the Incentive Plan was amended to increase the number of shares available by 2.5 million shares. In February 2013, the plan was amended to eliminate the provision that limited the amount of Class A Common Stock, including shares retained from an award, that could be withheld to satisfy tax withholding obligations to the minimum tax obligations required by law (except with respect to option awards). In accordance with ASC 718, the Company is required to classify the awards affected by the amendment as liability-classified awards at fair value each period prior to their settlement. As of December 31, 2013, the Company recorded a liability, in accrued expenses, of $6,757 related to its equity incentive awards affected by this amendment.

We use a Black-Scholes-Merton option pricing model to estimate the fair value of share-based awards. The Black-Scholes-Merton option pricing model incorporates various highly subjective assumptions, including expected term and expected volatility. We have reviewed our historical pattern of option exercises and have

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

determined that meaningful differences in option exercise activity existed among vesting schedules. Therefore, for all stock options granted after January 1, 2006, we have categorized these awards into two groups of vesting 1) 5-year cliff vest and 2) 4-year graded vest, for valuation purposes. We have determined there were no meaningful differences in employee activity under our ESPP due to the nature of the plan.

We estimate the expected term of options granted using an implied life derived from the results of a hypothetical mid-point settlement scenario, which incorporates our historical exercise, expiration and post-vesting employment termination patterns, while accommodating for partial life cycle effects. We believe these estimates will approximate future behavior.

We estimate the expected volatility of our Class A common stock at the grant date using a blend of 75% historical volatility of our Class A common stock and 25% implied volatility of publicly traded options with maturities greater than six months on our Class A common stock as of the option grant date. Our decision to use a blend of historical and implied volatility was based upon the volume of actively traded options on our common stock and our belief that historical volatility alone may not be completely representative of future stock price trends.

Our risk-free interest rate assumption is determined using the Federal Reserve nominal rates for U.S. Treasury zero-coupon bonds with maturities similar to those of the expected term of the award being valued. We assumed an expected dividend yield of zero since the Company has historically not paid dividends on Class A common stock, except for special dividends in 2007.

We estimate option forfeitures at the time of grant and periodically revise those estimates in subsequent periods if actual forfeitures differ from those estimates. We record stock-based compensation expense only for those awards expected to vest using an estimated forfeiture rate based on our historical forfeiture data.

The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used:

Grant Year	Dividend Yield	Expected Volatility	Risk Free Interest Rate	Expected Lives
2013	0%	51%	1%	6
2012	0%	52%	2%	5
2011	0%	52%	2%	5

Information regarding the 1996 Plan for the year ended December 31, 2013 is as follows:

	Shares	Weighted Average Exercise Price	Weighted Average Contractual Life
Outstanding, beginning of year	2,124,886	$22.36
Granted	1,807,000	42.31
Exercised	(682,263)	24.90
Canceled	(17,200)	38.73

Outstanding, end of year	3,232,423	$32.89	7.37

Exercisable at end of year	1,737,823	$25.16	5.95

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

At December 31, 2013 there was $24,107 of unrecognized compensation cost related to stock options granted which is expected to be recognized over a weighted-average period of 2.00 years.

Shares available for future stock option and restricted share grants to employees and directors under existing plans were 2,797,768 at December 31, 2013. The aggregate intrinsic value of options outstanding as of December 31, 2013 was $62,609, and the aggregate intrinsic value of options exercisable was $47,085. Total intrinsic value of options exercised was $15,362 for the year ended December 31, 2013.

Stock Purchase Plan. In 2009 our board of directors adopted a new employee stock purchase plan, the 2009 Employee Stock Purchase Plan or 2009 ESPP, which was approved by our shareholders on May 28, 2009. The 2009 ESPP reserved 588,154 shares of Class A common stock for issuance to our employees, which included 88,154 shares of Class A common stock that had been available for issuance under our 2000 Employee Stock Purchase Plan or 2000 ESPP. The 2000 ESPP was terminated following the issuance of all shares that were subject to the offer that commenced under the 2000 ESPP on January 1, 2009 and ended June 30, 2009. The terms of the 2009 ESPP are substantially the same as the 2000 ESPP.

The number of shares of Class A common stock available under the 2009 ESPP was automatically increased by 78,963 shares on January 1, 2013 pursuant to the automatic increase provisions of the 2009 ESPP.

The following is a summary of 2009 ESPP share activity for the year ended December 31, 2013:

Shares
Available for future purchases, January 1, 2013	358,950
Additional shares reserved under 2009 ESPP	78,963
Purchases	(110,224)

Available for future purchases, December 31, 2013	327,689

Performance-based compensation. Unrestricted shares of our Class A common stock may be awarded to key officers and employees under our 1996 Plan based on certain Company performance measures for fiscal 2013. The number of shares to be issued; if any, are dependent on the level of achievement of these performance measures as determined by the Company’s Compensation Committee based on our 2013 results and were issued in the first quarter of 2014. The shares subject to these awards can range from a minimum of 0% to a maximum of 100% of the target number of shares depending on the level at which the goals are attained. Based on the Company’s performance measures achieved through December 31, 2013, the Company has accrued $7,231 as compensation expense related to these agreements.

(15) Benefit Plans

The Company sponsors a partially self-insured group health insurance program. The Company is obligated to pay all claims under the program, which are in excess of premiums, up to program limits. The Company is also self-insured with respect to its income disability benefits and against casualty losses on advertising structures. Amounts for expected losses, including a provision for losses incurred but not reported, is included in accrued expenses in the accompanying consolidated financial statements. As of December 31, 2013, the Company maintained $6,751 in letters of credit with a bank to meet requirements of the Company’s worker’s compensation and general liability insurance carrier.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

Savings and Profit Sharing Plan

The Company sponsors The Lamar Corporation Savings and Profit Sharing Plan covering eligible employees who have completed one year of service and are at least 21 years of age. The Company has the option to match 50% of employees’ contributions up to 5% of eligible compensation. Employees can contribute up to 100% of compensation. Full vesting on the Company’s matched contributions occurs after three years for contributions made after January 1, 2002. Annually, at the Company’s discretion, an additional profit sharing contribution may be made on behalf of each eligible employee. The Company matched contributions of $3,581, $3,184 and $2,870 for the years ended December 31, 2013, 2012 and 2011, respectively.

Deferred Compensation Plan

The Company sponsors a Deferred Compensation Plan for the benefit of certain of its board-elected officers who meet specific age and years of service and other criteria. Officers that have attained the age of 30 and have a minimum of 10 years of service to the Company and satisfying additional eligibility guidelines are eligible for annual contributions to the Plan generally ranging from $3 to $8, depending on the employee’s length of service. The Company’s contributions to the Plan are maintained in a rabbi trust and, accordingly, the assets and liabilities of the Plan are reflected in the balance sheet of the Company in other assets and other liabilities. Upon termination, death or disability, participating employees are eligible to receive an amount equal to the fair market value of the assets in the employee’s deferred compensation account. For the years ended December 31, 2013, 2012 and 2011, the Company contributed $1,323, $1,260 and $1,223, respectively.

On December 8, 2005, the Company’s Board of Directors approved an amendment to the Lamar Deferred Compensation Plan in order to (1) to comply with the requirements of Section 409A of the Internal Revenue Code (“Section 409A”) applicable to deferred compensation and (2) to reflect changes in the administration of the Plan. The Company’s Board of Directors also approved the adoption of a grantor trust pursuant to which amounts may be set aside, but remain subject to claims of the Company’s creditors, for payments of liabilities under the new plan, including amounts contributed under the old plan. The plan was further amended in August 2007 to make certain amendments to reflect Section 409A regulations issued on April 10, 2007. An additional clarifying amendment was made to the plan in December 2013.

(16) Commitment and Contingencies

The Company is involved in various other claims and legal actions arising in the ordinary course of business. In the opinion of management, the ultimate disposition of these matters will not have a material adverse effect on the Company’s consolidated financial position, results of operations, or liquidity.

(17) Summarized Financial Information of Subsidiaries

Separate financial statements of each of the Company’s direct or indirect wholly owned subsidiaries that have guaranteed Lamar Media’s obligations with respect to its publicly issued notes (collectively, the “Guarantors”) are not included herein because the Company has no independent assets or operations, the guarantees are full and unconditional and joint and several and the only subsidiaries that are not guarantors are in the aggregate minor.

Lamar Media’s ability to make distributions to Lamar Advertising is restricted under both the terms of the indentures relating to Lamar Media’s outstanding notes and by the terms of the senior credit facility. As of December 31, 2013 and December 31, 2012, Lamar Media was permitted under the terms of its outstanding

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

senior subordinated notes to make transfers to Lamar Advertising in the form of cash dividends, loans or advances in amounts up to $2,072,542 and $1,706,875, respectively. Transfers to Lamar Advertising are subject to additional restrictions if, under the senior credit facility and as defined therein, (x) the total holdings debt ratio is greater than 5.75 to 1 or (y) the senior debt ratio is greater than 3.25 to 1.0. As of December 31, 2013, the total holdings debt ratio was less than 5.75 to 1 and Lamar Media’s senior debt ratio was less than 3.25 to 1; therefore, transfers to Lamar Advertising were not subject to any additional restrictions under the senior credit facility.

(18) Fair Value of Financial Instruments

At December 31, 2013 and 2012, the Company’s financial instruments included cash and cash equivalents, marketable securities, accounts receivable, investments, accounts payable and borrowings. The fair values of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings and current portion of long-term debt approximated carrying values because of the short-term nature of these instruments. Investments are reported at fair values. Fair values for investments held at cost are not readily available, but are estimated to approximate fair value. The estimated fair value of the Company’s long term debt (including current maturities) was $1,948,040, which exceeded both the gross and carrying amount of $1,938,802 as of December 31, 2013.

(19) Quarterly Financial Data (Unaudited)

The tables below represent the “as adjusted” balances for the selected quarterly financial data of the Company for each reporting period in the years ended December 31, 2013 and 2012. See Note (1)(c) Adjustment to Previously Reported Amounts for further information.

	Year 2013 Quarters
	March 31	June 30	September 30	December 31
Net revenues	$276,605	$327,744	$321,141	$320,352
Net revenues less direct advertising expenses	$170,086	$217,021	$211,501	$210,390
Net (loss) income applicable to common stock	$(10,354)	$23,031	$17,003	$10,094
Net (loss) income per common share basic	$(0.11)	$0.24	$0.18	$0.11
Net (loss) income per common share — diluted	$(0.11)	$0.24	$0.18	$0.11

	Year 2012 Quarters
	March 31	June 30	September 30	December 31
Net revenues	$262,465	$301,106	$309,526	$306,639
Net revenues less direct advertising expenses	$159,042	$196,035	$205,681	$200,440
Net (loss) income applicable to common stock	$(25,209)	$11,534	$13,381	$7,819
Net (loss) income per common share basic	$(0.27)	$0.13	$0.14	$0.08
Net (loss) income per common share — diluted	$(0.27)	$0.13	$0.14	$0.08

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

The tables below represent the “as previously reported” balances for the selected quarterly financial data of the Company for the quarters ended March 31, June 30 and September 30, 2013 and all reporting periods in the year ended December 31, 2012.

	Year 2013 Quarters
	March 31	June 30	September 30
Net revenues	$283,479	$324,684	$323,184
Net revenues less direct advertising expenses	$176,960	$213,961	$213,544
Net (loss) income applicable to common stock	$(6,161)	$21,164	$18,249
Net (loss) income per common share basic	$(0.07)	$0.22	$0.09
Net (loss) income per common share — diluted	$(0.07)	$0.22	$0.09

	Year 2012 Quarters
	March 31	June 30	September 30	December 31
Net revenues	$266,238	$304,872	$306,286	$305,505
Net revenues less direct advertising expenses	$162,815	$199,801	$202,441	$199,306
Net (loss) income applicable to common stock	$(22,907)	$13,831	$11,405	$7,127
Net (loss) income per common share basic	$(0.25)	$0.15	$0.12	$0.08
Net (loss) income per common share — diluted	$(0.25)	$0.15	$0.12	$0.08

(20) Subsequent Events

On January 10, 2014, the Company completed an institutional private placement of $510,000 aggregate principal amount of 5 3/8% Senior Notes due 2024 of Lamar Media. The institutional private placement resulted in net proceeds to Lamar Media of approximately $502,300. Lamar Media used the proceeds of this offering to repay in full all amounts then outstanding under its senior credit facility.

On February 3, 2014, Lamar Media entered into a second restatement agreement with the Company, certain of Lamar Media’s subsidiaries as guarantors and the lenders named therein under which the parties agreed to amend and restate the existing senior credit facility for which JPMorgan Chase Bank, N.A. serves as administrative agent; the second amended and restated senior credit agreement was entered into on April 28, 2010, amended and restated on February 9, 2012 and amended and restated on February 3, 2014 (as amended and restated, the “senior credit facility”). Among other things, the amendments increased the revolving credit facility from $250,000 to $400,000 and extended its maturity date to February 2, 2019. The incremental facility was also increased from $300,000 to $500,000. In addition, the senior credit facility was amended to include provisions that would allow Lamar Media to conduct its affairs in a manner that would allow Lamar Advertising to qualify and remain qualified as a REIT, subject to certain restrictions. It also eliminated a requirement that Lamar Media make mandatory prepayments on loans in certain circumstances based on excess cash flow.

SCHEDULE 2

Lamar Advertising Company

And Subsidiaries

Valuation and Qualifying Accounts

Years Ended December 31, 2013, 2012 and 2011

(In thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at End of Period
Year ended December 31, 2013
Deducted in balance sheet from trade accounts receivable:
Allowance for doubtful accounts	$7,615	6,034	6,034	$7,615
Deducted in balance sheet from intangible assets:
Amortization of intangible assets	$1,794,415	106,533	922	$1,900,026
Year ended December 31, 2012
Deducted in balance sheet from trade accounts receivable:
Allowance for doubtful accounts	$7,500	5,484	5,369	$7,615
Deducted in balance sheet from intangible assets:
Amortization of intangible assets	$1,705,402	102,941	13,928	$1,794,415
Year ended December 31, 2011
Deducted in balance sheet from trade accounts receivable:
Allowance for doubtful accounts	$8,100	7,591	8,191	$7,500
Deducted in balance sheet from intangible assets:
Amortization of intangible assets	$1,602,723	102,679	—	$1,705,402

Management’s Report on Internal Control Over Financial Reporting

The management of Lamar Media Corp. is responsible for establishing and maintaining adequate internal control over financial reporting, as such term is defined in Rule 13a-15(f) and 15d-15(f) under the Exchange Act.

Lamar Media’s management assessed the effectiveness of Lamar Media’s internal control over financial reporting as of December 31, 2013. In making this assessment, management used the criteria set forth by the Committee of Sponsoring Organizations of the Treadway Commission (COSO) in Internal-Control Integrated Framework (1992). Based on this assessment, Lamar Media’s management has concluded that, as of December 31, 2013, Lamar Media’s internal control over financial reporting is effective based on those criteria. The effectiveness of Lamar Media’s internal control over financial reporting as of December 31, 2013 has been audited by KPMG LLP, an independent registered public accounting firm, as stated in their report, which is included in Item 8 to this Annual Report.

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

Lamar Media Corp.:

We have audited Lamar Media Corp.’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Lamar Media Corp.’s management is responsible for maintaining effective internal control over financial reporting and for its assessment of the effectiveness of internal control over financial reporting, included in the accompanying Management’s Report on Internal Control over Financial Reporting. Our responsibility is to express an opinion on the Company’s internal control over financial reporting based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether effective internal control over financial reporting was maintained in all material respects. Our audit included obtaining an understanding of internal control over financial reporting, assessing the risk that a material weakness exists, and testing and evaluating the design and operating effectiveness of internal control based on the assessed risk. Our audit also included performing such other procedures as we considered necessary in the circumstances. We believe that our audit provides a reasonable basis for our opinion.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, Lamar Media Corp. maintained, in all material respects, effective internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2013, and the financial statement schedule, and our report dated February 27, 2014 expressed an unqualified opinion on those consolidated financial statements and schedule.

/s/ KPMG LLP
KPMG LLP

Baton Rouge, Louisiana

February 27, 2014

Report of Independent Registered Public Accounting Firm

The Board of Directors and Stockholder

Lamar Media Corp.:

We have audited the accompanying consolidated balance sheets of Lamar Media Corp. and subsidiaries as of December 31, 2013 and 2012, and the related consolidated statements of operations and comprehensive income, stockholder’s equity and cash flows for each of the years in the three-year period ended December 31, 2013. In connection with our audits of the consolidated financial statements, we also have audited the financial statement schedule. These consolidated financial statements and financial statement schedule are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements and financial statement schedule based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Lamar Media Corp. and subsidiaries as of December 31, 2013 and 2012, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2013, in conformity with U.S. generally accepted accounting principles. Also in our opinion, the related financial statement schedule, when considered in relation to the basic consolidated financial statements taken as a whole, presents fairly, in all material respects, the information set forth therein.

We also have audited, in accordance with the standards of the Public Company Accounting Oversight Board (United States), Lamar Media Corp.’s internal control over financial reporting as of December 31, 2013, based on criteria established in Internal Control — Integrated Framework (1992) issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO), and our report dated February 27, 2014, expressed an unqualified opinion on the effectiveness of the Company’s internal control over financial reporting.

/s/ KPMG LLP
KPMG LLP

Baton Rouge, Louisiana

February 27, 2014

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Consolidated Balance Sheets

December 31, 2013 and 2012

(In thousands, except share and per share data)

	2013	2012
ASSETS
Current assets:
Cash and cash equivalents	$32,712	$58,411
Receivables, net of allowance for doubtful accounts of $7,615 in both 2013 and 2012	161,741	159,829
Prepaid expenses	42,048	41,132
Deferred income tax assets (note 6)	10,378	10,817
Other current assets	34,679	30,546

Total current assets	281,558	300,735

Property, plant and equipment	3,036,456	2,940,449
Less accumulated depreciation and amortization	(1,914,527)	(1,760,090)

Net property, plant and equipment	1,121,929	1,180,359

Goodwill (note 3)	1,493,401	1,474,998
Intangible assets, net (note 3)	418,919	467,837
Deferred financing costs, net of accumulated amortization of $15,893 and $16,579 as of 2013 and 2012, respectively	28,336	35,834
Other assets	39,118	35,901

Total assets	$3,383,261	$3,495,664

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Trade accounts payable	$13,341	$13,539
Current maturities of long-term debt (note 5)	55,935	33,134
Accrued expenses (note 4)	95,632	96,860
Deferred income	77,153	72,974

Total current liabilities	242,061	216,507
Long-term debt (note 5)	1,882,867	2,127,720
Deferred income tax liabilities (note 6)	152,541	132,785
Asset retirement obligation	200,831	189,659
Other liabilities	20,471	16,388

Total liabilities	2,498,771	2,683,059

Stockholder’s equity:
Common stock, $.01 par value, authorized 3,000 shares; 100 shares issued and outstanding at 2013 and 2012	—	—
Additional paid-in-capital	2,644,015	2,606,157
Accumulated comprehensive income	3,867	5,978
Accumulated deficit	(1,763,392)	(1,799,530)

Stockholder’s equity	884,490	812,605

Total liabilities and stockholder’s equity	$3,383,261	$3,495,664

See accompanying notes to consolidated financial statements.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Consolidated Statements of Operations and Comprehensive Income

Years Ended December 31, 2013, 2012 and 2011

(In thousands)

	2013	2012	2011
Statements of Operations
Net revenues	$1,245,842	$1,179,736	$1,130,714

Operating expenses (income):
Direct advertising expenses (exclusive of depreciation and amortization)	436,844	418,538	409,052
General and administrative expenses (exclusive of depreciation and amortization)	231,574	211,320	202,437
Corporate expenses (exclusive of depreciation and amortization)	56,877	52,750	46,175
Depreciation and amortization	300,579	296,083	299,639
Gain on disposition of assets	(3,804)	(13,817)	(10,548)

	1,022,070	964,874	946,755

Operating income	223,772	214,862	183,959
Other expense (income):
Loss on extinguishment of debt	14,345	41,632	677
Interest income	(165)	(331)	(569)
Interest expense	146,277	157,093	171,093

	160,457	198,394	171,201

Income before income tax expense	63,315	16,468	12,758
Income tax expense (note 6)	22,977	8,353	5,838

Net income	$40,338	$8,115	$6,920

Statements of Comprehensive Income
Net income	$40,338	$8,115	$6,920
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments	(2,111)	652	(784)

Comprehensive income	$38,227	$8,767	$6,136

See accompanying notes to consolidated financial statements.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Consolidated Statements of Stockholder’s Equity

Years Ended December 31, 2013, 2012 and 2011

(In thousands, except share and per share data)

	Common Stock	Additional Paid-In Capital	Accumulated Comprehensive Income	Accumulated Deficit	Total
Balance, December 31, 2010	$—	$2,562,765	$6,110	$(1,809,971)	$758,904
Contribution from parent	—	16,553	—	—	16,553
Foreign currency translations	—	—	(784)	—	(784)
Net income	—	—	—	6,920	6,920
Dividend to parent	—	—	—	(3,481)	(3,481)

Balance, December 31, 2011	$—	$2,579,318	$5,326	$(1,806,532)	$778,112
Contribution from parent	—	26,839	—	—	26,839
Foreign currency translations	—	—	652	—	652
Net income	—	—	—	8,115	8,115
Dividend to parent	—	—	—	(1,113)	(1,113)

Balance, December 31, 2012	$—	$2,606,157	$5,978	$(1,799,530)	$812,605
Contribution from parent	—	37,858	—	—	37,858
Foreign currency translations	—	—	(2,111)	—	(2,111)
Net income	—	—	—	40,338	40,338
Dividend to parent	—	—	—	(4,200)	(4,200)

Balance, December 31, 2013	$—	$2,644,015	$3,867	$(1,763,392)	$884,490

See accompanying notes to consolidated financial statements.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Consolidated Statements of Cash Flows

Years Ended December 31, 2013, 2012 and 2011

(In thousands)

	2013	2012	2011
Cash flows from operating activities:
Net income	$40,338	$8,115	$6,920
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	300,579	296,083	299,639
Non-cash compensation	24,936	14,466	11,650
Amortization included in interest expense	14,667	17,741	18,517
Loss on extinguishment of debt	14,345	41,632	677
Gain on disposition of assets and investments	(3,804)	(13,817)	(10,548)
Deferred income tax expense	18,885	6,426	2,916
Provision for doubtful accounts	6,034	5,484	7,591
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables	(6,663)	(13,233)	(14,622)
Prepaid expenses	788	1,903	1,201
Other assets	(4,970)	(2,876)	(1,863)
Increase (decrease) in:
Trade accounts payable	(89)	(127)	(489)
Accrued expenses	(6,371)	2,259	(630)
Other liabilities	(21,300)	5,301	(10,611)

Cash flows provided by operating activities	377,375	369,357	310,348

Cash flows from investing activities:
Capital expenditures	(105,650)	(105,570)	(107,070)
Acquisitions	(92,248)	(206,068)	(23,497)
(Increase) decrease in notes receivable	(840)	122	166
Proceeds from disposition of assets and investments	6,869	8,117	13,146

Cash flows used in investing activities	(191,869)	(303,399)	(117,255)

Cash flows from financing activities:
Payments under credit agreement	(33,051)	(311,275)	(213,866)
Net proceeds from senior credit facility	—	100,000	—
Proceeds received under revolving credit facility	184,000	15,000	—
Payments on revolving credit facility	(34,000)	(15,000)	—
Net payment on senior subordinated notes	(360,383)	(861,019)	(47,187)
Debt issuance costs	(89)	(22,500)	—
Net proceeds from note offering	—	1,035,000	—
Dividends to parent	(4,200)	(1,113)	(3,481)
Contributions from parent	37,858	19,668	16,553

Cash flows used in financing activities	(209,865)	(41,239)	(247,981)

Effect of exchange rate changes in cash and cash equivalents	(1,340)	315	(300)

Net (decrease) increase in cash and cash equivalents	(25,699)	25,034	(55,188)
Cash and cash equivalents at beginning of period	58,411	33,377	88,565

Cash and cash equivalents at end of period	$32,712	$58,411	$33,377

Supplemental disclosures of cash flow information:
Cash paid for interest	$140,048	$143,589	$153,800

Cash paid for state and federal income taxes	$4,096	$2,392	$2,651

See accompanying notes to consolidated financial statements.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(1) Significant Accounting Policies

(a) Nature of Business

Lamar Media Corp. is a wholly owned subsidiary of Lamar Advertising Company. Lamar Media Corp. is engaged in the outdoor advertising business operating approximately 145,000 outdoor advertising displays in 44 states. Lamar Media’s operating strategy is to be the leading provider of outdoor advertising services in the markets it serves.

In addition, Lamar Media operates a logo sign business in 22 states throughout the United States as well as the province of Ontario, Canada. Logo signs are erected pursuant to state-awarded service contracts on public rights-of-way near highway exits and deliver brand name information on available gas, food, lodging and camping services. Included in the Company’s logo sign business are tourism signing contracts. The Company provides transit advertising on bus shelters, benches and buses in the markets it serves.

Certain footnotes are not provided for the accompanying financial statements as the information in notes 2, 4, 6, 9, 10, 13, 14, 15, 16, 17 and 18 and portions of notes 1 and 12 to the consolidated financial statements of Lamar Advertising Company included elsewhere in this filing are substantially equivalent to that required for the consolidated financial statements of Lamar Media Corp. Earnings per share data is not provided for the operating results of Lamar Media Corp. as it is a wholly owned subsidiary of Lamar Advertising Company.

(b) Principles of Consolidation

The accompanying consolidated financial statements include Lamar Media Corp., its wholly owned subsidiaries, The Lamar Company, LLC, Lamar Central Outdoor, Inc., Lamar Oklahoma Holding Co., Inc., Lamar Advertising Southwest, Inc., Lamar DOA Tennessee Holdings, Inc., and Interstate Logos, LLC. and their majority-owned subsidiaries. All inter-company transactions and balances have been eliminated in consolidation.

(2) Non-cash Financing and Investing Activities

For the period ended December 31, 2013 and December 31, 2012, the Company had non-cash investing activities of $4,982 and $23,941 related to acquisitions of outdoor advertising assets. For the year ended December 31, 2011, the Company had non-cash investing activities of $4,000 and $1,900 related to deposits paid in prior periods for the purchase of an aircraft in January 2011 that had a total purchase price of $11,539 and settlement of a notes receivable by a transfer of land, respectively.

(3) Goodwill and Other Intangible Assets

The following is a summary of intangible assets at December 31, 2013 and December 31, 2012:

	Estimated Life (Years)	2013		2012
		Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Amortizable Intangible Assets:
Customer lists and contracts	7—10	$492,299	$463,188	$482,883	$455,549
Non-competition agreement	3—15	63,933	62,914	63,519	62,566
Site locations	15	1,495,635	1,106,945	1,449,181	1,009,631
Other	5—15	13,463	13,364	13,063	13,063

		$2,065,330	$1,646,411	$2,008,646	$1,540,809
Unamortizable Intangible Assets:
Goodwill		$1,746,068	$252,667	$1,727,665	$252,667

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

The changes in the gross carrying amount of goodwill for the year ended December 31, 2013 are as follows:

Balance as of December 31, 2012	$1,727,665
Goodwill acquired during the year	18,631
Purchase price adjustments and other	(228)
Impairment losses	—

Balance as of December 31, 2013	$1,746,068

(4) Accrued Expenses

The following is a summary of accrued expenses at December 31, 2013 and 2012:

	2013	2012
Payroll	$11,311	$12,854
Interest	23,451	31,888
Other	60,870	52,118

	$95,632	$96,860

(5) Long-term Debt

Long-term debt consists of the following at December 31, 2013 and 2012:

	2013	2012
Senior Credit Agreement	$502,106	$384,664
7 7/8% Senior Subordinated Notes	400,000	400,000
5 7/8% Senior Subordinated Notes	500,000	500,000
5% Senior Subordinated Notes	535,000	535,000
9 3/4% Senior Notes	—	339,121
Other notes with various rates and terms	1,696	2,069

	1,938,802	2,160,854
Less current maturities	(55,935)	(33,134)

Long-term debt excluding current maturities	$1,882,867	$2,127,720

Long-term debt matures as follows:

2014	$55,935
2015	$335,698
2016	$27,142
2017	$85,000
2018	$400,000
Later years	$1,035,027

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

(6) Income Taxes

Income tax expense (benefit) consists of the following:

	Current	Deferred	Total
Year ended December 31, 2013:
U.S. federal	$930	$21,798	$22,728
State and local	1,609	1,184	2,793
Foreign	1,553	(4,097)	(2,544)

	$4,092	$18,885	$22,977

Year ended December 31, 2012:
U.S. federal	$—	$6,859	$6,859
State and local	824	820	1,644
Foreign	1,103	(1,253)	(150)

	$1,927	$6,426	$8,353

Year ended December 31, 2011:
U.S. federal	$—	$2,007	$2,007
State and local	1,075	1,295	2,370
Foreign	1,847	(386)	1,461

	$2,922	$2,916	$5,838

As of December 31, 2013 and December 31, 2012, the Company had income taxes payable of $630 and $0, respectively, included in accrued expenses.

The U.S. and foreign components of earnings before income taxes are as follows:

	2013	2012	2011
U.S.	$62,841	$17,615	$14,226
Foreign	474	(1,147)	(1,468)

Total	$63,315	$16,468	$12,758

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

A reconciliation of significant differences between the reported amount of income tax expense and the expected amount of income tax expense that would result from applying the U.S. federal statutory income tax rate of 35 percent to income before taxes is as follows:

	2013	2012	2011
Income tax expense at U.S. federal statutory rate	$22,160	$5,764	$4,465
State and local income taxes, net of federal income tax benefit	3,601	1,557	865
Book expenses not deductible for tax purposes	1,351	1,058	746
Stock-based compensation	65	270	464
Amortization of non-deductible goodwill	—	—	1
Undistributed earnings of Canadian subsidiaries (a)	—	—	(4,023)
Valuation allowance	(1,094)	(354)	382
Rate Change (b)	(2,565)	49	1,743
Other differences, net	(541)	9	1,195

Income tax expense	$22,977	$8,353	$5,838

(a)	In periods prior to December 31, 2011, the undistributed earnings of our Canadian subsidiaries were not designated as permanently reinvested. For the period ended December 31, 2011, management asserted that the undistributed earnings of our Canadian subsidiaries were permanently reinvested and a deferred tax benefit of $4,023 was recognized from the release of the December 31, 2010 deferred tax liability.
(b)	In 2013, the “Tax Burden Adjustment and Redistribution Act” was signed into law. Under the enacted legislation, the Puerto Rico corporate income tax rate was increased to 39% from 30%. As a result, a non-cash benefit of $2,479 to income tax expense was recorded for the increase of the Puerto Rico net deferred tax asset. Also in 2013, British Columbia Bill 2 was signed into law. The enacted legislation increased the general corporate income tax rate to 11% from 10%. As a result, a non-cash benefit of $86 to income tax expense was recorded for the increase of the Canadian net deferred tax asset.

In 2012, Ontario Bill 114 was signed into law. The enacted legislation freezes the general corporate income tax rate at 11.5%, cancelling the previously enacted rate reductions for 2012 and 2013 to 11% and 10%, respectively. As a result, a non-cash charge of $49 to income tax expense was recorded for the increase of the Canadian net deferred tax liability.

In 2011, the “Internal Revenue Code for a New Puerto Rico” was signed into law. Under the enacted legislation, the Puerto Rico corporate income tax rate was lowered from 39% to 30%. As a result, a non-cash charge of $1,743 to income tax expense was recorded for the reduction of the Puerto Rico net deferred tax asset.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

The tax effect of temporary differences that give rise to significant portions of the deferred tax assets and (liabilities) are presented below:

	2013	2012
Deferred tax assets:
Allowance for doubtful accounts	$2,972	$2,964
Accrued liabilities not deducted for tax purposes	37,764	35,580
Asset retirement obligation	70,166	65,994
Net operating loss carry forwards	89,496	114,361
Tax credit carry forwards	19,615	18,537
Charitable contributions carry forward	9	592

Gross deferred tax assets	220,022	238,028
Less: valuation allowance	(1,760)	(2,851)

Net deferred tax assets	218,262	235,177

Deferred tax liabilities:
Property, plant and equipment	(45,160)	(48,271)
Intangibles	(313,746)	(307,630)
Investment in partnerships	(1,519)	(1,244)

Gross deferred tax liabilities	(360,425)	(357,145)

Net deferred tax liabilities	$(142,163)	$(121,968)

Classification in the consolidated balance sheets:
Current deferred tax assets	$10,378	$10,817
Current deferred tax liabilities	—	—
Noncurrent deferred tax assets	—	—
Noncurrent deferred tax liabilities	(152,541)	(132,785)

Net deferred tax liabilities	$(142,163)	$(121,968)

During 2013, we utilized $65,976 of U.S. net operating losses, leaving $169,411 of U.S. net operating loss carry forwards remaining at December 31, 2013, to offset future taxable income. Of this amount, $13,049 is subject to an IRC §382 limitation, but will be available to be fully utilized by no later than 2017. These carry forwards expire between 2020 and 2032. In addition, we have $19,214 of various credits available to offset future U.S. federal income tax.

As of December 31, 2013, we have approximately $392,470 state net operating loss carry forwards before valuation allowances. These state net operating losses are available to reduce future taxable income and expire at various times and amounts. In addition, we have $247 of various credits available to offset future state income tax. Management has determined that a valuation allowance related to state net operating loss carry forwards is necessary. The valuation allowance for these deferred tax assets as of December 31, 2013 and December 31, 2012 was $1,751 and $2,836, respectively. The net change in the total valuation allowance for each of the years ended December 31, 2013, 2012, and 2011 was a (decrease) increase of $(1,085), $(356) and $407, respectively.

During 2013, we generated $3,285 of Puerto Rico net operating losses. As of December 31, 2013, we had approximately $28,523 of Puerto Rico net operating losses available to offset future taxable income. These carry

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

forwards expire between 2016 and 2023. In addition, we have $154 of alternative minimum tax credits available to offset future Puerto Rico income tax.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income in those jurisdictions during the periods in which those temporary differences become deductible. Management considers the scheduled reversal of deferred tax liabilities (including the impact of available carry back and carry forward periods), projected future taxable income, and tax-planning strategies in making this assessment. In order to fully realize the deferred tax assets, the company will need to generate future taxable income before the expiration of the carry forwards governed by the tax code. Based on the current level of pretax earnings for financial reporting purposes and projected decreases in future depreciation and amortization, we will generate the minimum amount of future taxable income to support the realization of the deferred tax assets. Additionally, the company has a significant amount of deferred tax liabilities that will reverse during the same period and jurisdiction and is of the same character as the temporary differences giving rise to the deferred tax assets. As a result, management believes that it is more likely than not that we will realize the benefits of these deferred tax assets, net of the existing valuation allowances at December 31, 2013. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carry forward period are reduced.

We have not recognized a deferred tax liability of approximately $7,583 for the undistributed earnings of our Canadian operations that arose in 2013 and prior years as management considers these earnings to be indefinitely invested outside the U.S. As of December 31, 2013, the undistributed earnings of these subsidiaries were approximately $21,665.

Under ASC 740, we provide for uncertain tax positions, and the related interest, and adjust recognized tax benefits and accrued interest accordingly. A reconciliation of the beginning and ending amount of unrecognized tax benefits is as follows:

Balance as of December 31, 2011	$135
Additions for tax positions related to current year	3
Additions for tax positions related to prior years	—
Reductions for tax positions related to prior years	—
Lapse of statute of limitations	(63)
Settlements	—

Balance as of December 31, 2012	$75
Additions for tax positions related to current year	1
Additions for tax positions related to prior years	—
Reductions for tax positions related to prior years	—
Lapse of statute of limitations	(41)
Settlements	—

Balance as of December 31, 2013	$35

Included in the balance of unrecognized benefits at December 31, 2013 is $35 of tax benefits that, if recognized in future periods, would impact our effective tax rate.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

During the years ended December 31, 2013 and December 31, 2012, we recognized interest and penalties of $1 and $3, respectively, as components of income tax expense in connection with our liabilities related to uncertain tax positions. Interest and penalties included in the balance at December 31, 2013 and December 31, 2012, was $4 and $14, respectively.

We are subject to income taxes in the U.S. and nearly all states. In addition, the Company is subject to income taxes in Canada and the Commonwealth of Puerto Rico. We are no longer subject to U.S federal income tax examinations by tax authorities for years before 2010 since the IRS has completed review of our income tax returns through 2009, or for any U.S. state income tax audit prior to 2002. With respect to Canada and Puerto Rico, we are no longer subject to income tax audits for years before 2009 and 2008, respectively.

Within the next twelve months, it is reasonably possible, that we could decrease our unrecognized tax benefits up to $35 as a result of the expiration of statute of limitations.

(7) Related Party Transactions

Affiliates, as used within these statements, are persons or entities that are affiliated with Lamar Media Corp. or its subsidiaries through common ownership and directorate control.

As of December 31, 2013 and December 31, 2012, there was a payable to Lamar Advertising Company, its parent, in the amount of $7,665 and $8,356, respectively.

Effective December 31, 2013 and December 31, 2012, Lamar Advertising Company contributed $37,858 and $26,839 respectively, to Lamar Media which resulted in an increase in Lamar Media’s additional paid-in capital.

(8) Quarterly Financial Data (Unaudited)

The tables below represent the “as adjusted” balances for the selected quarterly financial data of the Company for each reporting period in the years ended December 31, 2013 and 2012. See Note (1)(c) Adjustment to Previously Reported Amounts for further information.

	Year 2013 Quarters
	March 31	June 30	September 30	December 31
Net revenues	$276,605	$327,744	$321,141	$320,352
Net revenues less direct advertising expenses	$170,086	$217,021	$211,501	$210,390
Net (loss) income	$(10,212)	$23,178	$17,144	$10,228

	Year 2012 Quarters
	March 31	June 30	September 30	December 31
Net revenues	$262,465	$301,106	$309,526	$306,639
Net revenues less direct advertising expenses	$159,042	$196,035	$205,681	$200,440
Net (loss) income	$(25,127)	$11,695	$13,561	$7,986

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Notes to Consolidated Financial Statements

(Dollars in thousands, except share and per share data)

The tables below represent the “as previously reported” balances for the selected quarterly financial data of the Company for the quarters ended March 31, June 30 and September 30, 2013 and all reporting periods in the year ended December 31, 2012.

	Year 2013 Quarters
	March 31	June 30	September 30
Net revenues	$283,479	$324,684	$323,184
Net revenues less direct advertising expenses	$176,960	$213,961	$213,544
Net (loss) income	$(6,019)	$21,311	$18,390

	Year 2012 Quarters
	March 31	June 30	September 30	December 31
Net revenues	$266,238	$304,872	$306,286	$305,505
Net revenues less direct advertising expenses	$162,815	$199,801	$202,441	$199,306
Net (loss) income	$(22,825)	$13,992	$11,585	$7,294

SCHEDULE 2

Lamar Media Corp.

and Subsidiaries

Valuation and Qualifying Accounts

Years Ended December 31, 2013, 2012 and 2011

(In thousands)

	Balance at Beginning of Period	Charged to Costs and Expenses	Deductions	Balance at end of Period
Year Ended December 31, 2013
Deducted in balance sheet from trade accounts receivable:
Allowance for doubtful accounts	$7,615	6,034	6,034	$7,615
Deducted in balance sheet from intangible assets:
Amortization of intangible assets	$1,793,476	106,533	929	$1,899,080
Year Ended December 31, 2012
Deducted in balance sheet from trade accounts receivable:
Allowance for doubtful accounts	$7,500	5,484	5,369	$7,615
Deducted in balance sheet from intangible assets:
Amortization of intangible assets	$1,704,492	102,941	13,957	$1,793,476
Year Ended December 31, 2011
Deducted in balance sheet from trade accounts receivable:
Allowance for doubtful accounts	$8,100	7,591	8,191	$7,500
Deducted in balance sheet from intangible assets:
Amortization of intangible assets	$1,601,843	102,649	—	$1,704,492

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share and per share data)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$34,417	$33,212
Receivables, net of allowance for doubtful accounts of $8,113 and $7,615 in 2014 and 2013, respectively	184,405	161,741
Prepaid expenses	62,800	42,048
Deferred income tax assets	9,973	10,378
Other current assets	40,566	34,679

Total current assets	332,161	282,058

Property, plant and equipment	3,077,518	3,036,456
Less accumulated depreciation and amortization	(1,981,276)	(1,914,527)

Net property, plant and equipment	1,096,242	1,121,929

Goodwill	1,503,664	1,503,553
Intangible assets	371,908	419,385
Deferred financing costs, net of accumulated amortization of $12,448 and $25,180 in 2014 and 2013, respectively	34,680	30,290
Other assets	37,815	44,403

Total assets	$3,376,470	$3,401,618

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Trade accounts payable	$18,119	$13,341
Current maturities of long-term debt	15,636	55,935
Accrued expenses	97,130	98,924
Deferred income	104,357	77,153

Total current liabilities	235,242	245,353

Long-term debt	1,912,231	1,882,867
Deferred income tax liabilities	117,337	119,150
Asset retirement obligation	202,773	200,831
Other liabilities	23,232	20,471

Total liabilities	2,490,815	2,468,672

Stockholders’ equity:
Series AA preferred stock, par value $.001, $63.80 cumulative dividends, authorized 5,720 shares; 5,720 shares issued and outstanding at 2014 and 2013	—	—
Class A preferred stock, par value $638, $63.80 cumulative dividends, 10,000 shares authorized; 0 shares issued and outstanding at 2014 and 2013	—	—
Class A common stock, par value $.001, 175,000,000 shares authorized, 97,938,299 and 97,426,144 shares issued at 2014 and 2013, respectively; 80,667,369 and 80,209,509 issued and outstanding at 2014 and 2013, respectively	98	97
Class B common stock, par value $.001, 37,500,000 shares authorized, 14,610,365 shares issued and outstanding at 2014 and 2013	15	15
Additional paid-in capital	2,494,395	2,470,375
Accumulated comprehensive income	4,152	3,867
Accumulated deficit	(716,187)	(647,577)
Cost of shares held in treasury, 17,270,930 and 17,216,635 shares in 2014 and 2013, respectively	(896,818)	(893,831)

Stockholders’ equity	885,655	932,946

Total liabilities and stockholders’ equity	$3,376,470	$3,401,618

See accompanying notes to condensed consolidated financial statements.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net revenues	$330,433	$327,744	$615,366	$604,349

Operating expenses (income)
Direct advertising expenses (exclusive of depreciation and amortization)	114,277	110,723	225,785	217,242
General and administrative expenses (exclusive of depreciation and amortization)	56,054	55,987	113,731	119,125
Corporate expenses (exclusive of depreciation and amortization)	17,035	16,010	32,319	30,608
Depreciation and amortization	71,049	72,408	140,575	146,309
Gain on disposition of assets	(1,020)	(701)	(1,226)	(1,307)

	257,395	254,427	511,184	511,977

Operating income	73,038	73,317	104,182	92,372
Other expense (income)
Loss on extinguishment of debt	20,847	—	26,023	—
Other-than-temporary impairment of investment	—	—	4,069	—
Interest income	(43)	(51)	(88)	(79)
Interest expense	26,086	37,887	56,354	74,587

	46,890	37,836	86,358	74,508

Income before income tax expense	26,148	35,481	17,824	17,864
Income tax expense	10,726	12,359	7,239	5,005

Net income	15,422	23,122	10,585	12,859
Cash dividends declared and paid on preferred stock	91	91	182	182

Net income applicable to common stock	$15,331	$23,031	$10,403	$12,677

Earnings per share:
Basic earnings per share	$0.16	$0.24	$0.11	$0.13

Diluted earnings per share	$0.16	$0.24	$0.11	$0.13

Cash dividends declared per share common stock	$0.83	$—	$0.83	$—

Weighted average common shares used in computing earnings per share:
Weighted average common shares outstanding	95,174,692	94,337,967	95,041,097	94,157,464
Incremental common shares from dilutive stock options	415,530	475,171	423,180	436,296

Weighted average common shares diluted	95,590,222	94,813,138	95,464,277	94,593,760

Statements of Comprehensive Income
Net income	$15,422	$23,122	$10,585	$12,859
Other comprehensive income (loss)
Foreign currency translation adjustments	669	(873)	285	(1,539)

Comprehensive income	$16,091	$22,249	$10,870	$11,320

See accompanying notes to condensed consolidated financial statements.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six months ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$10,585	$12,859
Adjustments to reconcile net income to net cash provided by operating activities
Depreciation and amortization	140,575	146,309
Non-cash equity based compensation	10,513	17,195
Amortization included in interest expense	2,451	7,092
Gain on disposition of assets and investments	(1,226)	(1,307)
Other-than-temporary impairment of investment	4,069	—
Loss on extinguishment of debt	26,023	—
Deferred tax (benefit) expense	(2,215)	3,620
Provision for doubtful accounts	2,750	3,101
Changes in operating assets and liabilities
(Increase) decrease in:
Receivables	(25,420)	(18,979)
Prepaid expenses	(20,941)	(19,948)
Other assets	(5,378)	(4,062)
Increase (decrease) in:
Trade accounts payable	2,846	2,570
Accrued expenses	2,321	(2,811)
Other liabilities	26,479	6,315

Net cash provided by operating activities	173,432	151,954

Cash flows from investing activities:
Acquisitions	(9,195)	(32,827)
Capital expenditures	(54,255)	(52,721)
Proceeds from disposition of assets and investments	1,664	3,278
Payments received on notes receivable	4,477	18

Net cash used in investing activities	(57,309)	(82,252)

Cash flows from financing activities:
Debt issuance costs	(17,081)	(82)
Cash used for purchase of treasury stock	(2,987)	(4,200)
Net proceeds from issuance of common stock	11,911	11,947
Principal payments on long term debt	(3,797)	(16,294)
Payment on revolving credit facility	(220,000)	—
Proceeds received from revolving credit facility	155,000	—
Proceeds received from note offering	510,000	—
Payment on senior subordinated notes	(415,752)	—
Proceeds received from senior credit facility	300,000	—
Payment on senior credit facility	(352,106)	—
Distributions	(734)	—
Dividends	(79,195)	(182)

Net cash used in financing activities	(114,741)	(8,811)

Effect of exchange rate changes in cash and cash equivalents	(177)	(922)
Net increase in cash and cash equivalents	1,205	59,969
Cash and cash equivalents at beginning of period	33,212	58,911

Cash and cash equivalents at end of period	$34,417	$118,880

Supplemental disclosures of cash flow information:
Cash paid for interest	$47,570	$67,527

Cash paid for foreign, state and federal income taxes	$9,295	$1,491

See accompanying notes to condensed consolidated financial statements.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

(1) Significant Accounting Policies and Description of Business

The information included in the foregoing interim condensed consolidated financial statements is unaudited. In the opinion of management, all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the Company’s financial position and results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year. These interim condensed consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and the notes thereto included in the 2013 Combined Form 10-K. Subsequent events, if any, are evaluated through the date on which the financial statements are issued.

In April 2014, the Company received a favorable private letter ruling from the U.S. Internal Revenue Service (the “IRS”) regarding its plan to be taxed as REIT. The Company’s conversion to a REIT is expected to be effective as of January 1, 2014, subject to final approval by the Company’s Board of Directors.

(2) Stock-Based Compensation

Equity Incentive Plan. Lamar Advertising’s 1996 Equity Incentive Plan, as amended, (the “Incentive Plan”) has reserved 15.5 million shares of Class A common stock for issuance to directors and employees, including shares underlying granted options and common stock reserved for issuance under its performance-based incentive program. Options granted under the plan expire ten years from the grant date with vesting terms ranging from three to five years and include 1) options that vest in one-fifth increments beginning on the grant date and continuing on each of the first four anniversaries of the grant date and 2) options that cliff-vest on the fifth anniversary of the grant date. All grants are made at fair market value based on the closing price of our Class A common stock as reported on the NASDAQ Global Select Market on the date of grant.

We use a Black-Scholes-Merton option pricing model to estimate the fair value of share-based awards. The Black-Scholes-Merton option pricing model incorporates various and highly subjective assumptions, including expected term and expected volatility. The Company granted options for an aggregate of 51,000 shares of its Class A common stock during the six months ended June 30, 2014.

Stock Purchase Plan. In 2009 our Board of Directors adopted a new employee stock purchase plan, the 2009 Employee Stock Purchase Plan or 2009 ESPP, which was approved by our shareholders on May 28, 2009. The 2009 ESPP reserved 588,154 shares of Class A common stock for issuance to our employees, which included 88,154 shares of Class A common stock that had been available for issuance under our 2000 Employee Stock Purchase Plan or 2000 ESPP. The 2000 ESPP was terminated following the issuance of all shares that were subject to the offer that commenced under the 2000 ESPP on January 1, 2009 and ended June 30, 2009. The terms of the 2009 ESPP are substantially the same as the 2000 ESPP.

The number of shares of Class A common stock available under the 2009 ESPP was automatically increased by 80,209 shares on January 1, 2014 pursuant to the automatic increase provisions of the 2009 ESPP.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

The following is a summary of 2009 ESPP share activity for the six months ended June 30, 2014:

Shares
Available for future purchases, January 1, 2014	327,689
Additional shares reserved under 2009 ESPP	80,209
Purchases	(51,045)

Available for future purchases, June 30, 2014	356,853

Performance-based compensation. Unrestricted shares of our Class A common stock may be awarded to key officers, employees and directors under our 1996 Equity Incentive Plan. The number of shares to be issued, if any, will be dependent on the level of achievement of performance measures for key officers and employees, as determined by the Company’s Compensation Committee based on our 2014 results. Any shares issued based on the achievement of performance goals will be issued in the first quarter of 2015. The shares subject to these awards can range from a minimum of 0% to a maximum of 100% of the target number of shares depending on the level at which the goals are attained. For the six months ended June 30, 2014, the Company has recorded $5,341 as stock-based compensation expense related to performance-based awards. In addition, each non-employee director automatically receives upon election or re-election a restricted stock award of our Class A common stock. The awards vest 50% on grant date and 50% on the last day of the directors’ one year term. The Company recorded a $192 non-cash compensation expense related to these awards for the six months ended June 30, 2014.

(3) Depreciation and Amortization

The Company includes all categories of depreciation and amortization on a separate line in its Statements of Operations and Comprehensive Income. The amounts of depreciation and amortization expense excluded from the following operating expenses in its Statements of Operations and Comprehensive Income are:

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Direct advertising expenses	$66,946	$69,999	$132,538	$138,225
General and administrative expenses	1,080	894	2,101	1,770
Corporate expenses	3,023	1,515	5,936	6,314

	$71,049	$72,408	$140,575	$146,309

(4) Goodwill and Other Intangible Assets

The following is a summary of intangible assets at June 30, 2014 and December 31, 2013:

	Estimated	June 30, 2014		December 31, 2013
	Life (Years)	Gross Carrying Amount	Accumulated Amortization	Gross Carrying Amount	Accumulated Amortization
Customer lists and contracts	7—10	$494,615	$466,705	$492,299	$463,188
Non-competition agreements	3—15	63,943	63,061	63,933	62,914
Site locations	15	1,499,474	1,156,903	1,495,635	1,106,947
Other	5—15	14,008	13,463	14,008	13,441

		$2,072,040	$1,700,132	$2,065,875	$1,646,490
Unamortizable intangible assets:
Goodwill		$1,757,200	$253,536	$1,757,089	$253,536

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

(5) Asset Retirement Obligations

The Company’s asset retirement obligations include the costs associated with the removal of its structures, resurfacing of the land and retirement cost, if applicable, related to the Company’s outdoor advertising portfolio. The following table reflects information related to our asset retirement obligations:

Balance at December 31, 2013	$200,831
Additions to asset retirement obligations	636
Accretion expense	2,647
Liabilities settled	(1,341)

Balance at June 30, 2014	$202,773

(6) Summarized Financial Information of Subsidiaries

Separate financial statements of each of the Company’s direct or indirect wholly owned subsidiaries that have guaranteed Lamar Media’s obligations with respect to its publicly issued notes (collectively, the “Guarantors”) are not included herein because the Company has no independent assets or operations, the guarantees are full and unconditional and joint and several and the only subsidiaries that are not guarantors are in the aggregate minor.

Lamar Media’s ability to make distributions to Lamar Advertising is restricted under both the terms of the indentures relating to Lamar Media’s outstanding notes and by the terms of its senior credit facility. As of June 30, 2014 and December 31, 2013, Lamar Media was permitted under the terms of its outstanding senior subordinated and senior notes to make transfers to Lamar Advertising in the form of cash dividends, loans or advances in amounts up to $2,180,374 and $2,072,542, respectively.

As of June 30, 2014, transfers to Lamar Advertising are permitted under Lamar Media’s senior credit facility and as defined therein, unless, after giving effect such distributions, (i) the total debt ratio is equal to or greater than 6.0 to 1 or (ii) the senior debt ratio is equal to or greater than 3.5 to 1. As of June 30, 2014, the total debt ratio was less than 6.0 to 1 and Lamar Media’s senior debt ratio was less than 3.50 to 1; therefore, dividends or distributions to Lamar Advertising were not subject to any additional restrictions under the senior credit facility. In addition, as of June 30, 2014 the senior credit facility allows Lamar Media to conduct its affairs in a manner that would allow Lamar Advertising to qualify and remain qualified for taxation as a REIT, including by allowing Lamar Media to make distributions to Lamar Advertising required for Lamar Advertising to qualify and remain qualified for taxation as a REIT, subject to certain restrictions.

(7) Earnings Per Share

The calculation of basic earnings per share excludes any dilutive effect of stock options, while diluted earnings per share includes the dilutive effect of stock options. There were no dilutive shares excluded from this calculation resulting from their anti-dilutive effect for the three and six months ended June 30, 2014 or 2013.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

(8) Long-term Debt

Long-term debt consists of the following at June 30, 2014 and December 31, 2013:

	June 30, 2014	December 31, 2013
Senior Credit Facility	$381,250	$502,106
7 7/8% Senior Subordinated Notes	—	400,000
5 7/8% Senior Subordinated Notes	500,000	500,000
5% Senior Subordinated Notes	535,000	535,000
5 3/8% Senior Notes	510,000	—
Other notes with various rates and terms	1,617	1,696

	1,927,867	1,938,802
Less current maturities	(15,636)	(55,935)

Long-term debt, excluding current maturities	$1,912,231	$1,882,867

7 7/8% Senior Subordinated Notes

On April 22, 2010, Lamar Media issued $400,000 in aggregate principal amount of 7 7/8% Senior Subordinated Notes due 2018 (the “7 7/8% Notes”). The institutional private placement resulted in net proceeds to Lamar Media of approximately $392,000.

On or after April 15, 2014, Lamar Media may redeem the 7 7/8% Notes, in whole or part, in cash at redemption prices specified in the notes. In addition, if the Company or Lamar Media undergoes a change of control, Lamar Media may be required to make an offer to purchase each holder’s notes at a price equal to 101% of the principal amount of the notes plus accrued and unpaid interest, up to but not including the repurchase date.

On April 21, 2014, Lamar Media redeemed in full all $400,000 in aggregate principal amount of the 7 7/8% Notes. A loss of $20,847 was recorded as a result of this transaction, of which $5,095 was non-cash. No 7 7/8% Notes remained outstanding as of June 30, 2014.

5 7/8% Senior Subordinated Notes

On February 9, 2012, Lamar Media completed an institutional private placement of $500,000 aggregate principal amount of 5 7/8% Senior Subordinated Notes, due 2022 (the “5 7/8% Notes”). The institutional private placement resulted in net proceeds to Lamar Media of approximately $489,000.

Lamar Media may redeem up to 35% of the aggregate principal amount of the 5 7/8% Notes, at any time and from time to time, at a price equal to 105.875% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon, with the net cash proceeds of certain public equity offerings completed before February 1, 2015, provided that following the redemption, at least 65% of the 5 7/8% Notes that were originally issued remain outstanding. At any time prior to February 1, 2017, Lamar Media may redeem some or all of the 5 7/8% Notes at a price equal to 100% of the aggregate principal amount plus a make-whole premium.

On or after February 1, 2017, Lamar Media may redeem the 5 7/8% Notes, in whole or in part, in cash at redemption prices specified in the notes. In addition, if the Company or Lamar Media undergoes a change of control, Lamar Media may be required to make an offer to purchase each holder’s notes at a price equal to 101% of the principal amount of the 5 7/8% Notes, plus accrued and unpaid interest, up to but not including the repurchase date.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

5% Senior Subordinated Notes

On October 30, 2012, Lamar Media completed an institutional private placement of $535,000 aggregate principal amount of 5% Senior Subordinated Notes due 2023 (the “5% Notes”). The institutional private placement resulted in net proceeds to Lamar Media of approximately $527,100.

Lamar Media may redeem up to 35% of the aggregate principal amount of the 5% Notes, at any time and from time to time, at a price equal to 105% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon, with the net cash proceeds of certain public equity offerings completed before November 1, 2015, provided that following the redemption, at least 65% of the 5% Notes that were originally issued remain outstanding. At any time prior to May 1, 2018, Lamar Media may redeem some or all of the 5% Notes at a price equal to 100% of the aggregate principal amount plus a make-whole premium. On or after May 1, 2018, Lamar Media may redeem the 5% Notes, in whole or in part, in cash at redemption prices specified in the 5% Notes. In addition, if the Company or Lamar Media undergoes a change of control, Lamar Media may be required to make an offer to purchase each holder’s Notes at a price equal to 101% of the principal amount of the Notes, plus accrued and unpaid interest, up to but not including the repurchase date.

5 3/8% Senior Notes

On January 10, 2014, Lamar Media completed an institutional private placement of $510,000 aggregate principal amount of 5 3/8% Senior Notes due 2024 (the “5 3/8% Senior Notes”). The institutional private placement resulted in net proceeds to Lamar Media of approximately $502,300.

Lamar Media may redeem up to 35% of the aggregate principal amount of the 5 3/8% Senior Notes, at any time and from time to time, at a price equal to 105 3/8% of the aggregate principal amount so redeemed, plus accrued and unpaid interest thereon, with the net cash proceeds of certain public equity offerings completed before January 15, 2017, provided that following the redemption, at least 65% of the 5 3/8% Senior Notes that were originally issued remain outstanding and any such redemption occurs within 120 days following the closing of any such public equity offering. At any time prior to January 15, 2019, Lamar Media may redeem some or all of the 5 3/8% Senior Notes at a price equal to 100% of the aggregate principal amount, plus accrued and unpaid interest thereon and a make-whole premium. On or after January 15, 2019, Lamar Media may redeem the 5 3/8% Senior Notes, in whole or in part, in cash at redemption prices specified in the 5 3/8% Senior Notes. In addition, if the Company or Lamar Media undergoes a change of control, Lamar Media may be required to make an offer to purchase each holder’s 5 3/8% Senior Notes at a price equal to 101% of the principal amount of the 5 3/8% Senior Notes, plus accrued and unpaid interest, up to but not including the repurchase date.

Senior Credit Facility

On January 10, 2014, Lamar Media paid in full the outstanding balance of the term loans then outstanding under its senior credit facility. The Company incurred a non-cash loss of $5,176 related to this transaction.

On February 3, 2014, Lamar Media entered into a Second Restatement Agreement (the “Second Restatement Agreement”) with the Company, certain of Lamar Media’s subsidiaries as Guarantors, JPMorgan Chase Bank, N.A., as Administrative Agent and the Lenders named therein, under which the parties agreed to amend and

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

restate Lamar Media’s existing senior credit facility on the terms set forth in the Second Amended and Restated Credit Agreement attached as Exhibit A to the Second Restatement Agreement (such Second and Amended and Restated Credit Agreement together with the Second Restatement Agreement being herein referred to as the “senior credit facility”). The senior credit facility consists of a $400,000 revolving credit facility and a $500,000 incremental facility. Lamar Media is the borrower under the senior credit facility. We may also from time to time designate wholly-owned subsidiaries as subsidiary borrowers under the incremental loan facility. Incremental loans may be in the form of additional term loan tranches or increases in the revolving credit facility. Our lenders have no obligation to make additional loans to us, or any designated subsidiary borrower, under the incremental facility, but may enter into such commitments in their sole discretion.

On April 18, 2014, Lamar Media entered into Amendment No. 1 to the Second Amended and Restated Credit Agreement (the “Amendment”) with Lamar Advertising, certain of Lamar Media’s subsidiaries as Guarantors, JPMorgan Chase Bank, N.A. as Administrative Agent and the Lenders named therein under which the parties agreed to amend Lamar Media’s existing senior credit facility on the terms set forth in the Amendment. The Amendment created a new $300,000 Term A Loan facility (the “Term A Loans”) and certain other amendments to the senior credit agreement. The Term A Loans are not incremental loans and do not reduce the existing $500,000 Incremental Loan facility. Lamar Media borrowed all $300,000 in Term A Loans on April 18, 2014. The net loan proceeds, together with borrowings under the revolving portion of the senior credit facility and cash on hand, were used to fund the redemption of all $400,000 in aggregate principal amount of Lamar Media’s 7 7/8% Notes due 2018 on April 21, 2014.

The Term A Loans began amortizing on June 30, 2014 in quarterly installments on each September 30, December 31, March 31, and June 30 thereafter, as follows:

Principal Payment Date	Principal Amount
September 30, 2014-March 31, 2016	$3,750
June 30, 2016- March 31, 2017	$5,625
June 30, 2017-December 31, 2018	$11,250
Term A Loan Maturity Date	$168,750

The Term A Loans bear interest at rates based on the Adjusted LIBO Rate (“Eurodollar Term A Loans”) or the Adjusted Base Rate (“Base Rate Term A Loans”), at Lamar Media’s option. Eurodollar Term A Loans bear interest at a rate per annum equal to the Adjusted LIBO Rate plus 2.00% (or the Adjusted LIBO Rate plus 1.75% at any time the Total Debt Ratio is less than or equal to 3.00 to 1). Base Rate Term A Loans bear interest at a rate per annum equal to the Adjusted Base Rate plus 1.00% (or the Adjusted Base Rate plus 0.75% at any time the Total Debt Ratio is less than or equal to 3.00 to 1). The guarantees, covenants, events of default and other terms of the senior credit facility apply to the Term A Loans.

As of June 30, 2014, there was $85,000 outstanding under the revolving credit facility. Availability under the revolving facility is reduced by the amount of any letters of credit outstanding. Lamar Media had $6,973 letters of credit outstanding as of June 30, 2014 resulting in $308,027 of availability under its revolving facility. Revolving credit loans may be requested under the revolving credit facility at any time prior to its maturity on February 2, 2019, and bear interest, at Lamar Media’s option, at the Adjusted LIBOR Rate or the Adjusted Base Rate plus applicable margins, such margins are set at an initial rate with the possibility of a step down based on Lamar Media’s ratio of debt to trailing four quarters EBITDA, as defined in the senior credit facility.

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

The terms of Lamar Media’s senior credit facility and the indentures relating to Lamar Media’s outstanding notes restrict, among other things, the ability of Lamar Advertising and Lamar Media to:

•	dispose of assets;

•	incur or repay debt;

•	create liens;

•	make investments; and

•	pay dividends.

The senior credit facility contains provisions that would allow Lamar Media to conduct its affairs in a manner that would allow Lamar Advertising to qualify and remain qualified as a REIT, including by allowing Lamar Media to make distributions to Lamar Advertising required for the Company to qualify and remain qualified for taxation as a REIT, subject to certain restrictions.

Lamar Media’s ability to make distributions to Lamar Advertising is also restricted under the terms of these agreements. Under Lamar Media’s senior credit facility the Company must maintain a specified senior debt ratio at all times and in addition, must satisfy a total debt ratio in order to incur debt, make distributions or make certain investments.

Lamar Advertising and Lamar Media were in compliance with all of the terms of their indentures and the applicable senior credit agreement provisions during the periods presented.

(9) Fair Value of Financial Instruments

At June 30, 2014 and December 31, 2013, the Company’s financial instruments included cash and cash equivalents, marketable securities, accounts receivable, investments, accounts payable and borrowings. The fair values of cash and cash equivalents, accounts receivable, accounts payable and short-term borrowings and current portion of long-term debt approximated carrying values because of the short-term nature of these instruments. Investment contracts are reported at fair values. Fair values for investments held at cost are not readily available, but are estimated to approximate fair value. The estimated fair value of the Company’s long term debt (including current maturities) was $1,982,661 which exceeded both the gross and carrying amount of $1,927,867 as of June 30, 2014. The majority of the fair value is determined using observed prices of publicly traded debt (level 1 in the fair value hierarchy) and the remaining is valued based on quoted prices for similar debt (level 2 in the fair value hierarchy).

(10) Adjustments to Previously Reported Amounts

Immaterial Correction of an Error. Commencing with the fourth quarter of 2013, the Company revised previously reported amounts due to a change from recognizing revenue on a monthly basis over the term of the advertising contract to recognizing revenue on a daily basis over the term of the advertising contract. In accordance with Staff Accounting Bulletin (“SAB”) No. 99, Materiality, and SAB No. 108, Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements, management evaluated the materiality of the error from qualitative and quantitative perspectives, and concluded

LAMAR ADVERTISING COMPANY

AND SUBSIDIARIES

Notes to Condensed Consolidated Financial Statements

(Unaudited)

(In thousands, except share and per share data)

the error was immaterial to the current and prior periods. The correction of the immaterial error resulted in an increase (decrease) of net revenue and net income of $3,060 and $1,867 and $(3,814) and $(2,326) for the three and six months ended June 30, 2013, respectively. The correction also resulted in an increase (decrease) of $0.02 and ($0.03) in earnings per basic and dilutive share for the three months and six months ended June 30, 2013, respectively.

The Company revised its historical financial statements as published in our 2013 Combined 10-K for fiscal 2011 and 2012, and the three and six months ended June 30, 2013 contained therein. The Company will revise the quarter ended September 30, 2013, when it’s published in a future filing.

(11) New Accounting Pronouncements

On May 28, 2014, the FASB issued ASU No. 2014-09, Revenue from Contracts with Customers, which requires an entity to recognize the amount of revenue to which it expects to be entitled for the transfer of promised goods or services to customers. The ASU will replace most existing revenue recognition guidance in U.S. GAAP when it becomes effective. The new standard is effective for the Company on January 1, 2017. Early application is not permitted. The standard permits the use of either the retrospective or cumulative effect transition method. The Company is evaluating the effect that ASU 2014-09 will have on its consolidated financial statements and related disclosures. The Company has not yet selected a transition method nor has it determined the effect of the standard on its ongoing financial reporting.

(12) Distributions

During the period ended June 30, 2014 the Company paid a cash distribution to holders of its common stock of $79,013, or $0.83 per share, in anticipation of commencing to operate as a REIT effective January 1, 2014. As a REIT the Company must distribute to its stockholders by the end of 2014 all if its pre-REIT accumulated earnings and profits, if any. In addition, the Company must annually distribute to its stockholders an amount equal to at least 90% of its REIT taxable income (determined before the deduction for distributed earnings and excluding any net capital gain). The amount, timing and frequency of future distributions will be at the sole discretion of the Board of Directors and will be declared based upon various factors, a number of which may be beyond the Company’s control, including financial condition and operating cash flows, the amount required to maintain REIT status and reduce any income and excise taxes that the Company otherwise would be required to pay, limitations on distributions in our existing and future debt instruments, the Company’s ability to utilize net operating losses to offset, in whole or in part, the Company’s distribution requirements, limitations on its ability to fund distributions using cash generated through its taxable REIT subsidiaries (TRSs) and other factors that the Board of Directors may deem relevant. During the period ended June 30, 2014, the Company paid a cash dividend distribution to holders of its Series AA Preferred Stock of $182 or $31.90 per share.

(13) Information about Geographic Areas

Revenues from external customers attributable to foreign countries totaled $16,106 and $15,988 for the six months ended June 30, 2014 and 2013, respectively. Net carrying value of long lived assets located in foreign countries totaled $8,027 and $8,838 for the periods ended June 30, 2014 and December 31, 2013, respectively. All other revenues from external customers and long lived assets relate to domestic operations.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Condensed Consolidated Balance Sheets

(In thousands, except share data)

	June 30, 2014	December 31, 2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$33,917	$32,712
Receivables, net of allowance for doubtful accounts of $8,113 and $7,615 in 2014 and 2013, respectively.	184,405	161,741
Prepaid expenses	62,800	42,048
Deferred income tax assets	9,973	10,378
Other current assets	40,566	34,679

Total current assets	331,661	281,558

Property, plant and equipment	3,077,518	3,036,456
Less accumulated depreciation and amortization	(1,981,276)	(1,914,527)

Net property, plant and equipment	1,096,242	1,121,929

Goodwill	1,493,512	1,493,401
Intangible assets	371,440	418,919
Deferred financing costs net of accumulated amortization of $3,160 and $15,893 in 2014 and 2013, respectively	32,727	28,336
Other assets	32,530	39,118

Total assets	$3,358,112	$3,383,261

LIABILITIES AND STOCKHOLDER’S EQUITY
Current liabilities:
Trade accounts payable	$18,119	$13,341
Current maturities of long-term debt	15,636	55,935
Accrued expenses	93,461	95,632
Deferred income	104,357	77,153

Total current liabilities	231,573	242,061

Long-term debt	1,912,231	1,882,867
Deferred income tax liabilities	150,806	152,541
Asset retirement obligation	202,773	200,831
Other liabilities	23,232	20,471

Total liabilities	2,520,615	2,498,771

Stockholder’s equity:
Common stock, par value $.01, 3,000 shares authorized, 100 shares issued and outstanding at 2014 and 2013	—	—
Additional paid-in-capital	2,668,035	2,644,015
Accumulated comprehensive income	4,152	3,867
Accumulated deficit	(1,834,690)	(1,763,392)

Stockholder’s equity	837,497	884,490

Total liabilities and stockholder’s equity	$3,358,112	$3,383,261

See accompanying note to condensed consolidated financial statements.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Condensed Consolidated Statements of Operations and Comprehensive Income

(Unaudited)

(In thousands, except share and per share data)

	Three months ended June 30,		Six months ended June 30,
	2014	2013	2014	2013
Net revenues	$330,433	$327,744	$615,366	$604,349

Operating expenses (income)
Direct advertising expenses (exclusive of depreciation and amortization)	114,277	110,723	225,785	217,242
General and administrative expenses (exclusive of depreciation and amortization)	56,054	55,987	113,731	119,125
Corporate expenses (exclusive of depreciation and amortization)	16,942	15,922	32,124	30,427
Depreciation and amortization	71,049	72,408	140,575	146,309
Gain on disposition of assets	(1,020)	(701)	(1,226)	(1,307)

	257,302	254,339	510,989	511,796

Operating income	73,131	73,405	104,377	92,553
Other expense (income)
Loss on extinguishment of debt	20,847	—	26,023	—
Other-than-temporary impairment of investment	—	—	4,069	—
Interest income	(43)	(51)	(88)	(79)
Interest expense	26,086	37,887	56,354	74,587

	46,890	37,836	86,358	74,508

Income before income tax expense	26,241	35,569	18,019	18,045
Income tax expense	10,761	12,391	7,317	5,079

Net income	$15,480	$23,178	$10,702	$12,966

Statements of Comprehensive Income
Net income	$15,480	$23,178	$10,702	$12,966
Other comprehensive income (loss)
Foreign currency translation adjustments	669	(873)	285	(1,539)

Comprehensive income	$16,149	$22,305	$10,987	$11,427

See accompanying note to condensed consolidated financial statements.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(In thousands)

	Six months ended June 30,
	2014	2013
Cash flows from operating activities:
Net income	$10,702	$12,966
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	140,575	146,309
Non-cash equity based compensation	10,513	17,195
Amortization included in interest expense	2,451	7,092
Gain on disposition of assets and investments	(1,226)	(1,307)
Other-than-temporary impairment of investment	4,069	—
Loss on extinguishment of debt	26,023	—
Deferred tax (benefit) expense	(2,137)	3,694
Provision for doubtful accounts	2,750	3,101
Changes in operating assets and liabilities:
(Increase) decrease in:
Receivables	(25,420)	(18,979)
Prepaid expenses	(20,941)	(19,948)
Other assets	(5,378)	(4,062)
Increase (decrease) in:
Trade accounts payable	2,846	2,570
Accrued expenses	2,321	(2,811)
Other liabilities	13,993	(7,201)

Net cash provided by operating activities	161,141	138,619

Cash flows from investing activities:
Acquisitions	(9,195)	(32,827)
Capital expenditures	(54,255)	(52,721)
Proceeds from disposition of assets and investments	1,664	3,278
Payment received on notes receivable	4,477	18

Net cash used in investing activities	(57,309)	(82,252)

Cash flows from financing activities:
Principal payments on long-term debt	(3,797)	(16,294)
Payment on revolving credit facility	(220,000)	—
Proceeds received from revolving credit facility	155,000	—
Payment on senior subordinated notes	(415,752)	—
Proceeds received from note offering	510,000	—
Proceeds received from senior credit facility	300,000	—
Payment on senior credit facility	(352,106)	—
Debt issuance costs	(17,081)	(82)
Distributions	(734)	—
Contributions from parent	24,020	25,100
Dividend to parent	(82,000)	(4,200)

Net cash (used in) provided by financing activities	(102,450)	4,524

Effect of exchange rate changes in cash and cash equivalents	(177)	(922)
Net increase in cash and cash equivalents	1,205	59,969
Cash and cash equivalents at beginning of period	32,712	58,411

Cash and cash equivalents at end of period	$33,917	$118,380

Supplemental disclosures of cash flow information:
Cash paid for interest	$47,570	$67,527

Cash paid for foreign, state and federal income taxes	$9,295	$1,491

See accompanying note to condensed consolidated financial statements.

LAMAR MEDIA CORP.

AND SUBSIDIARIES

Note to Condensed Consolidated Financial Statements

(Unaudited)

(In Thousands, Except for Share Data)

(1) Significant Accounting Policies

The information included in the foregoing interim condensed consolidated financial statements is unaudited. In the opinion of management all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of Lamar Media’s financial position and results of operations for the interim periods presented have been reflected herein. The results of operations for interim periods are not necessarily indicative of the results to be expected for the entire year. These interim condensed consolidated financial statements should be read in conjunction with Lamar Media’s consolidated financial statements and the notes thereto included in the 2013 Combined Form 10-K.

Certain notes are not provided for the accompanying condensed consolidated financial statements as the information in notes 1, 2, 3, 4, 5, 6, 8, 9, 10, 11 and 13 to the condensed consolidated financial statements of Lamar Advertising included elsewhere in this report is substantially equivalent to that required for the condensed consolidated financial statements of Lamar Media. Earnings per share data is not provided for Lamar Media, as it is a wholly owned subsidiary of the Company.